As filed with the Securities and Exchange Commission on May 3, 2022
Registration No. 333-262720

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 3 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ENERGY VAULT HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	85-3230987 (I.R.S. Employer Identification No.)
4360 Park Terrace Drive
Suite 100
Westlake Village, California 93161
(805) 852-0000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Robert Piconi
Chief Executive Officer
4360 Park Terrace Drive
Suite 100
Westlake Village, California 93161
(805) 852-0000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Michael H. Irvine Jeffrey R. Vetter Daniel Reichert Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP One Bush Plaza, 12th Floor San Francisco, California 94104 Tel: (415) 801-4880	David Hitchcock Interim Chief Financial Officer 4360 Park Terrace Drive Suite 100 Westlake Village, California 93161 Tel: (805) 852-0000
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the Selling Securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MAY 3, 2022
PRELIMINARY PROSPECTUS
Energy Vault Holdings, Inc.
Up to 111,151,176 Shares of
Common Stock
5,166,666 Warrants to Purchase
Common Stock
This prospectus relates to the issuance by us of up to an aggregate of up to 9,583,256 shares of our common stock, $0.0001 par value per share (“Common Stock”) that are issuable upon the exercise of our publicly-traded warrants (the “Public Warrants”) and up to 5,166,666 shares of our Common Stock issuable upon exercise of private placement warrants issued to our Founders (as defined below) at an exercise price of $11.50 per share (the “Private Warrants” and together with the Public Warrants, the “Warrants”). This prospectus also relates to the resale from time to time, upon the expiration of lock-up agreements, by (i) the selling stockholders named in this prospectus or their permitted transferees (the “Selling Stockholders”) of up to 96,401,254 shares of our Common Stock and (ii) the selling holders of 5,166,666 Private Warrants (the “Selling Warrantholders,” together with the Selling Stockholders, the “Selling Securityholders”).
The Selling Securityholders may offer, sell or distribute all or a portion of the shares of Common Stock and Private Warrants registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices or as distributions in kind to their members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. We provide more information about how the Selling Securityholders may sell the securities in the section entitled “Plan of Distribution.”
We will pay certain offering fees and expenses and fees in connection with the registration of the Common Stock and Private Warrants and will not receive proceeds from the sale of the shares of Common Stock or Private Warrants by the Selling Securityholders. We will receive the proceeds from any exercise of any Warrants for cash.
Our Common Stock and Warrants are listed on the NYSE under the symbols “NRGV” and “NRGV WS,” respectively. On May 2, 2022, the closing price of our Common Stock was $14.49 and the closing price for our Public Warrants was $2.55. The Private Warrants were originally purchased at a price of $1.50, and the shares of Common Stock registered hereby for resale were purchased at prices no higher than $10.00 per share. In particular, the 3,974,520 Founder Shares (as defined in this prospectus) were purchased at a price of $0.004 per share; the 19,500,005 PIPE Shares (as defined in this prospectus) were purchased at a price of $10.00 per share; the 5,166,666 shares issuable upon exercise of the Private Warrants (to the extent exercised) will have a purchase price of $11.50 per share, subject to certain specified adjustments; and the remaining 72,926,729 shares of our Common Stock were purchased from Legacy Energy Vault (as defined in this prospectus) at a weighted-average purchase price of $1.52, after giving effect to the exchange ratio in the Business Combination (as defined in this prospectus). Based on the closing prices of our securities on May 2, 2022, the Selling Securityholders would have a potential unrealized gain of approximately $1.1 billion in the aggregate. The sale or possibility of sale of these securities trading in the public market may negatively impact the market price of our Common Stock or the Public Warrants. To the extent that the price of our common stock exceeds $11.50 per share, it is more likely that warrantholders will exercise their warrants. To the extent that the price of our Common Stock declines, particularly if the price is less than $11.50 per share, it is less likely that warrantholders will exercise their Warrants.
We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.
INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 9 OF THIS PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is            , 2022.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.
For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus.
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”
On February 11, 2022 (the “Closing Date”), Novus Capital Corporation II, our predecessor company (“Novus”), consummated the previously announced merger pursuant to that certain Business Combination Agreement and Plan of Reorganization, dated as of September 8, 2021 (the “Business Combination Agreement”), by and among Novus, NCCII Merger Corp., a wholly owned subsidiary of Novus incorporated in the State of Delaware (“Merger Sub”) and Energy Vault, Inc., a Delaware corporation (“Legacy Energy Vault”). Pursuant to the terms of the Business Combination Agreement, a business combination between the Company and Legacy Energy Vault was effected through the merger of Merger Sub with and into Legacy Energy Vault, with Legacy Energy Vault surviving as the surviving company and as a wholly-owned subsidiary of the Company (the “Merger” and, collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). On the Closing Date, and in connection with the closing of the Business Combination (the “Closing”), Novus Capital Corporation II changed its name to Energy Vault Holdings, Inc.
Unless the context indicates otherwise, references in this prospectus to the “Company,” “Energy Vault,” “we,” “us,” “our” and similar terms refer to Energy Vault Holdings, Inc. (f/k/a Novus Capital Corporation II) and its consolidated subsidiaries (including Legacy Energy Vault). References to “Novus” refer to our predecessor company prior to the consummation of the Business Combination.

FREQUENTLY USED
TERMS
In this document:
•
“Board” or “Board of Directors” means the board of directors of Energy Vault.

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“Business Combination” means the transactions contemplated by the Business Combination Agreement.

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“Business Combination Agreement” means that Business Combination Agreement, dated as of September 8, 2021, by and among Novus, Merger Sub and Legacy Energy Vault.

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“Code” means the Internal Revenue Code of 1986, as amended.

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“DGCL” means the General Corporation Law of the State of Delaware.

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“Energy Vault” means Energy Vault Holdings, Inc., a Delaware corporation.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Founders” means the Initial Stockholders and NCCII Co-Invest LLC.

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“Founder Shares” means 3,974,520 shares of Common Stock that currently are owned by the Initial Stockholders, The Founder Shares were shares of Class B Common Stock, par value $0.0001 per share, of Novus that automatically converted into shares of Common Stock upon the closing of the Business Combination.

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“GAAP” means U.S. generally accepted accounting principles.

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“Initial Stockholders” means Robert J. Laikin, Zak Laikin, Cooper Laikin, Hanna Laikin, Larry Gretchen Paulson Trust, New Frontier LLC, Ronald J. Sznaider, Cliff Ventures LLC, V Donargo LLC, Novus Capital Associates, LLC, KNC I LLC, KNC II LLC, and Heather Goodman and Doug Raetz, Tenants in Common.

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“Investment Company Act” means the Investment Company Act of 1940, as amended.

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“IPO” means Novus’s initial public offering, consummated on February 8, 2021, of 28,750,000 units at $10.00 per unit.

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“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

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“Legacy Energy Vault” means Energy Vault, Inc., a Delaware corporation.

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“Merger Sub” means NCCII Merger Corp., a Delaware corporation and a wholly owned subsidiary of Novus.

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“NYSE” means the New York Stock Exchange.

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“public shares” means shares of Common Stock included in the public units.

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“public stockholders” means holders of public shares, including the Initial Stockholders to the extent the Initial Stockholders hold public shares; provided, that the Initial Stockholders are considered a “public stockholder” only with respect to any public shares held by them.

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“public units” means the units sold in the IPO, consisting of one share of Common Stock and one-third of one Public Warrant.

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“SEC” means the U.S. Securities and Exchange Commission.

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“Second A&R Bylaws” means our second amended and restated bylaws, dated February 11, 2022.

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“Second A&R Charter” means our second amended and restated certificate of incorporation, dated February 11, 2022.

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“Securities Act” means the Securities Act of 1933, as amended.

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“SOX” means the Sarbanes-Oxley Act of 2002.

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“Novus” means Novus Capital Corporation II, a Delaware corporation, prior to the completion of the Business Combination.

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“Transfer Agent” means Continental Stock Transfer & Trust Company.

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“Warrants” means the Public Warrants and the Private Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements contained in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. The Company’s forward-looking statements include, but are not limited to, statements regarding its and its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements contained in this prospectus may include, for example, statements about:
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the expected benefits of the Business Combination;

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the Company’s financial and business performance, including financial projections and business metrics;

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changes the Company’s strategy, expansion plans, customer opportunities, future operations, future financial position, estimated revenues and losses, projected costs, prospects and plans;

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the implementation, market acceptance and success of the Company’s business model and growth strategy;

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the Company’s ability to develop and maintain its brand and reputation;

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developments and projections relating to the Company’s competitors and industry;

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the impact of health epidemics, including the COVID-19 pandemic, on the Company’s business and the actions it may take in response thereto;

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the Company’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

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expectations regarding the time during which the Company will be an emerging growth company under the JOBS Act;

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the Company’s future capital requirements and sources and uses of cash;

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the Company’s ability to obtain funding for its operations and future growth; and

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the Company’s business, expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:
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the outcome of any legal proceedings that may be instituted against the Company following the Closing of the Business Combination and transactions contemplated thereby;

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the ability to maintain the listing of the Common Stock on the NYSE following the Business Combination;

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the risk that the Business Combination disrupts current plans and operations of the Company as a result of the consummation of the transactions described herein;

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risks relating to the uncertainty of the projected financial information with respect to the Company;

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risks relating to the anticipated growth rates and market opportunities of the Company;

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risks related to the rollout of the Company’s business and the timing of expected business milestones;

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risks relating to changes in the demand for renewable energy and associated energy storage systems, both in the United States and internationally;

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the implementation, market acceptance and success of the Company’s solutions, including the EVx and EVRC systems and any digital platform it may develop, and its technologies;

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the Company’s ability to maintain and develop relationships with third-party partners;

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the Company’s ability to identify and complete sales with customers, including entering into sales agreements;

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developments relating to the renewable energy and energy storage industry, including impacts arising from fuel prices and hydrocarbon fuel sources, which may make renewable energy less competitive in pricing;

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the Company’s expectations regarding its ability to obtain, maintain and enforce its intellectual property and its ability not to infringe on the intellectual property rights of others;

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the Company’s ability to comply with extensive, complex and evolving regulatory requirements applicable to the renewable energy and energy storage industry and environmental related risks with respect to any hazardous waste used in its custom-made composite block or “mobile masses”;

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the Company’s ability to obtain and maintain governmental permits and approvals, including those needed for construction at any future project that the Company may obtain;

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the Company’ ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably following the Business Combination;

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changes in applicable laws or regulations;

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the effect of the COVID-19 pandemic and the measures taken in response thereto on the Company’s business and the economy in general;

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the ability of the Company to execute its business model, including market acceptance of its systems and related services;

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the Company’s ability to raise capital;

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the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors;

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any changes to U.S. tax laws; and

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other risks and uncertainties set forth in this prospectus in the section titled “Risk Factors.”

In addition, statements that the “Company believes” and similar statements reflect the Company’s beliefs and opinions on the relevant subject. These statements are based upon information available to the Company as of the date of this prospectus, and while the Company believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that such party has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

SUMMARY OF THE PROSPECTUS
This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this prospectus.
Unless otherwise indicated or the context otherwise requires, references in this prospectus to “we,” “our,” “us” and other similar terms refer to Energy Vault.
Energy Vault
Energy Vault develops sustainable, grid-scale energy storage solutions designed to advance the transition to a carbon free, resilient power grid. Energy Vault’s mission is to accelerate the decarbonization of our economy through the development of sustainable and economical energy storage technologies. To achieve this, Energy Vault is developing a proprietary gravity-based energy storage technology. Energy Vault is also designing proprietary energy management software based on artificial intelligence (AI), advanced optimization algorithms designed to control and optimize entire energy systems and a flexible energy storage integration platform suitable for storage technologies of many durations. Energy Vault’s product platform aims to help utilities, independent power producers, and large energy users significantly reduce their levelized cost of energy while maintaining power reliability.
The mailing address of Energy Vault’s principal executive office is 4360 Park Terrace Drive, Suite 100, Westlake Village, California 93161, and its telephone number is (805) 852-0000.
For more information about Energy Vault, see the sections entitled “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and the financial statements of Energy Vault included herein.
The Business Combination
On February 11, 2022 (the “Closing Date”), Energy Vault consummated the previously announced business combination (the “Closing”) pursuant to the Business Combination Agreement. At the Closing, Merger Sub merged with and into Legacy Energy Vault, with Legacy Energy Vault surviving the merger as a wholly owned subsidiary of the Company (the “Merger”). As a result of the Business Combination, Legacy Energy Vault became a wholly-owned subsidiary of the Company.
Pursuant to the terms of the Business Combination Agreement, each stockholder of Legacy Energy Vault received 6.7735 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and the contingent right to receive certain Earn Out Shares (as defined below), for each share of Legacy Energy Vault common stock, par value $0.0001 per share, owned by such Legacy Energy Vault stockholder that was outstanding immediately prior to the Closing. In addition, certain investors (such investors, the “Subscribers”) purchased an aggregate of 19,500,005 shares of Common Stock (such shares, the “PIPE Shares”) concurrently with the Closing for an aggregate purchase price of $195,000,050. Additionally, at the Closing, after giving effect to the forfeiture of certain shares by the Founders, each outstanding share of the Novus’s Class B common stock, par value $0.0001 per share was converted into a share of Common Stock on a one-for-one basis.
In addition, pursuant to the terms of the Business Combination Agreement, at the effective time of the Merger (the “Effective Time”), (1) options to purchase shares of common stock of Legacy Energy Vault were converted into options to purchase an aggregate of 1,179,848 shares of Common Stock at a weighted average exercise price of $0.71 per share, (2) restricted stock units to acquire shares of common stock of Legacy Energy Vault were converted into restricted stock units that represent the right to acquire an aggregate of 7,284,511 shares of Common Stock and (3) awards of outstanding restricted shares of Legacy Energy Vault Common Stock issued pursuant to a grant agreement under Energy Vault’s 2017 Stock Incentive Plan or otherwise, whether vested or unvested, were converted into restricted stock awards with respect to an aggregate of 609,615 shares of Common Stock.

During the time period between the Closing Date and the third anniversary of the Closing, eligible former equityholders of Legacy Energy Vault may receive up to 9,000,000 additional shares of Common Stock (the “Earn Out Shares”) in the aggregate in three equal tranches upon the achievement of certain earn out targets (as further described in the Business Combination Agreement).
Risk Factors
Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 9 before making a decision to invest in our Common Stock. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment. Set forth below is a summary of some of the principal risks we face:
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Energy Vault is an early stage company with a history of losses, and it expects to incur significant expenses and continuing losses for the foreseeable future, and it may not be able to achieve profitability in the future;

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Energy Vault’s limited operating history and its rapidly evolving industry make it difficult to evaluate Energy Vault’s business, the risks and challenges it may face and future prospects;

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The engineering of Energy Vault’s systems is in continuous refinement to improve system cost and efficiency. There is no guarantee that it will be successful in implementing all improvements under the expected schedule;

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There is no assurance that non-binding letters of intent and other indications of interest will be converted into binding orders or sales. Customers may cancel or delay the non-binding letters of intent and other indications of interest in Energy Vault’s sales pipeline;

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Energy Vault’s systems are based on established principles that are deployed in a novel way to create new technologies to store energy and potential customers may be hesitant to make a significant investment in Energy Vault’s technology or abandon the technology they are currently using;

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Energy Vault’s systems include complex software and technology systems and do not have a meaningful history of operation, and there can be no assurance such systems and technology will perform as expected or that software, engineering or other technical defects will not be discovered until after a system is installed and operated by a customer.

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If Energy Vault’s EVx systems contain manufacturing or construction defects, its business and financial results could be harmed;

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The performance and availability of Energy Vault’s products, services and systems may be affected by factors outside of its control, which could result in harm to its business and financial results;

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If any of Energy Vault’s products are or are alleged to be defective in design or manufacturing or experience other failures, Energy Vault may be compelled to undertake corrective actions, which could adversely affect its business, prospects, operating results, reputation and financial condition;

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Energy Vault’s systems’ performance may not meet its customers’ expectations or needs;

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Energy Vault’s systems involve a lengthy sales and installation cycle, and if it fails to close sales on a regular and timely basis it could harm its business. Moreover, the long sales cycles for Energy Vault’s products may cause it to incur significant expenses without offsetting revenues; and

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The failure or inability of Energy Vault’s suppliers to deliver necessary components or raw materials for construction of its systems in a timely manner could cause installation delays, cancellations, penalty payments and damage to its reputation.

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If the selling security holders sell their securities, it may negatively impact the market price of the shares of our Common Stock and such holders still may receive significant proceeds.

THE OFFERING
Issuer
Energy Vault Holdings, Inc.
Issuance of Common Stock
Shares of Common Stock Offered by Us
14,749,922 shares of common stock issuable upon exercise of the Warrants
Shares of Common Stock Outstanding Prior to Exercise of the Warrants
133,633,288 shares
Shares of Common Stock Outstanding Assuming Exercise of the Warrants
148,383,210 shares
Exercise Price of Public Warrants and Private Warrants
$11.50 per share, subject to adjustment as described herein
Use of Proceeds
We will receive proceeds equal to the aggregate exercise price from any exercises of the Warrants, assuming the exercise of the Warrants for cash. The amount of such cash proceeds, if any, will depend on the prevailing market price of our Common Stock. The exercise price for any of our Public Warrants and our Private Warrants is $11.50 per share, subject to certain specified adjustments. To the extent that the price of our Common Stock exceeds $11.50 per share, it is more likely that warrant holders will exercise their warrants. If the price of our Common Stock is less than$11.50 per share, it is less likely that warrant holders will exercise their warrants.We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See “Use of Proceeds.”
Resale of Common Stock and Private Warrants
Common Stock Offered by the Selling Stockholders
Up to 96,401,254 shares.
Private Warrants to be sold by the Selling Warrantholders
Up to 5,166,666 warrants
Use of Proceeds
We will not receive any of the proceeds from the sale of the shares of Common Stock or Private Warrants by the Selling Securityholders.
Market for Our Shares of Common Stock and Warrants
Our Common Stock and Public Warrants are listed on the NYSE under the symbol “NRGV” and “NRGV WS,” respectively.
Risk Factors
Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not known to us or that we consider immaterial as of the date of this prospectus. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.
Risks Related to Our Business and Industry
We are an early stage company with a history of losses, and expect to incur significant expenses and continuing losses for the foreseeable future, and we may not be able to achieve profitability in the future.
Since our inception in October 2017, we have incurred significant net losses and have used significant cash in our business. As of December 31, 2021, we had an accumulated deficit of $69.0 million, and a net loss of $31.3 million for the year ended December 31, 2021. We expect to continue to expand our operations, including by investing in manufacturing, sales and marketing, research and development and infrastructure to support our growth. We anticipate that we will incur net losses for the foreseeable future and, even if we begin to record revenue, there is no guarantee that we will become profitable. Our ability to achieve profitability in the future will depend on a number of factors, including:
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successfully implementing our products on a commercial scale;

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achieving meaningful sales volume;

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the successful and timely development of a digital platform by our Energy Vault Solutions division;

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attracting customers;

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expanding into geographical markets;

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our future customers’ ability to attract and retain financing partners who are willing to provide financing for sales on a timely basis and with attractive terms;

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continuing to improve the expected useful life of our gravity-based energy storage technology and reducing our warranty servicing costs;

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the cost of producing our EVx systems, including our mobile masses;

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ability to execute on our strategy to reduce costs, in the amount and on the timing projected;

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adding waste material, such as coal ash and wind turbine blades, in the production of mobile masses;

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improving the efficiency and predictability of our construction processes;

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entering into agreements with suppliers and service providers for the maintenance of our systems and other strategic relationships;

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improving the effectiveness of our sales and marketing activities and any independent sales representatives that we may engage;

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attracting and retaining key talent in a competitive marketplace;

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the amount of stock-based compensation that Energy Vault recognizes in a given period;

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identifying new opportunities for other business to integrate our product into their operations;

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fluctuations in the costs of steel and raw materials;

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legal and commercial acceptance of the incorporation of waste material (including, but not limited to, coal ash) into our mobile masses; and

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delays associated with obtaining construction permits and potential regulatory review.

Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future.

Our limited operating history and our rapidly evolving industry make it difficult to evaluate our business, the risks and challenges we may face and future prospects.
From our inception in October 2017 to the present, we have focused principally on developing and proving our fundamental gravity energy storage technology, formulating and implementing the EV1 design, and only recently designed the new EVx and EVRC platforms, which are the systems we are seeking to commercialize. As a result, we have a limited history operating our business, and therefore a limited history upon which you can base an investment decision. We have built only one EV1 system, which serves as a commercial demonstration unit, and we have not deployed any other systems as of the date of this prospectus. Further, we have not yet finalized the design of our EVx system or our EVRC platform.
Our EVx systems and our EVRC platform are new types of products in the rapidly evolving energy storage industry. In light of the fact that the entire energy sector is undergoing a major transition, from thermal generation to renewable energy generation, predicting our future revenue depends on the evolution of the market itself and market acceptance of our technology and systems. Moreover, budgeting for our expenses presents some uncertainty because of the unpredictability of the prices of raw materials and other trends that may emerge and affect our business. If actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially and adversely affected. You should consider our prospects in light of the risks and uncertainties emerging companies encounter when introducing new products into a nascent industry.
The engineering of our systems is in continuous refinement to improve system cost and efficiency. There is no guarantee that we will be successful in implementing all improvements under the expected schedule.
Our business depends on our ability to succeed in implementing our EVx systems and EVRC platform and introduce innovative and competitive energy storage technologies. As of the date of this prospectus, we have not deployed a fully operational EVx system or EVRC platform. As our EVx systems are highly complex, this process is costly and time-consuming. Further, we have not yet finalized the design of our EVx system or our EVRC platform. The date of the first EVx deployment may be delayed, and we may incur more costs than we expect. In addition, the processes by which we engineer and manufacture mobile masses are still developing rapidly as we explore new processes and different techniques. Our business, reputation, results of operations and financial condition may be materially adversely affected if we do not successfully implement our systems or to the extent that such implementation occurs later or costs more than we expect. Examples of costs that we cannot control include the costs of electronics due to global allocation shortages or costs associated with construction delays.
Our ability to use net operating loss (“NOL”) carryforwards and other tax attributes may be limited in connection with ownership changes.
As stated above, we have incurred significant net losses during our history and our ability to become profitable in the near future is uncertain. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire (if at all). As of December 31, 2021, we had approximately $19.1 million, $11.8 million and $34.2 million of federal, state and foreign net operating loss carryforwards (“NOLs”). The foreign net operating loss carryforwards will begin to expire, if unutilized, beginning in 2025. Additionally, as of December 31, 2021, the Company had federal and state research tax credit carryforwards of $92,356 and $147,417, respectively.
Federal NOLs incurred in tax years beginning after December 31, 2017 and before January 1, 2021 may be carried back to each of the five tax years preceding such loss, and NOLs arising in tax years beginning after December 31, 2020 may not be carried back. Moreover, federal NOLs generated in taxable years ending after December 31, 2017, may be carried forward indefinitely, but the deductibility of such federal NOLs may be limited to 80% of our taxable income annually for tax years beginning after December 31, 2020. Our NOL carryforwards are subject to review and possible adjustment by the Internal Revenue Service (the “IRS”), and state tax authorities. In addition, in general, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs or tax credits to offset future taxable income or taxes. For these purposes, an ownership change generally occurs where the aggregate stock ownership of one or more stockholders or groups of stockholders who own at least 5% of a corporation’s stock increases their ownership by more than 50 percentage points over their lowest ownership percentage within a specified testing period. Our existing NOLs or credits may be subject to limitations arising from previous ownership changes, and if we underwent an ownership change in connection with, or undergo an ownership change following, the Business Combination, our ability to utilize NOLs or credits could be further limited by Sections 382 and 383 of the Code. In addition, future changes in our stock ownership, many of which are outside of our control, could result in an ownership change under Sections 382 and 383 of the Code. Our NOLs or credits may also be impaired under state law. Accordingly, we may not be able to utilize a material portion of our NOLs or credits. If we determine that an ownership change has occurred and our ability to use our historical NOLs or credits is materially limited, it would harm our future operating results by effectively increasing our future tax obligations. Section 382 and 383 of the Code would apply to all net operating loss and tax credit carryforwards, whether the carryforward period is indefinite or not. If we earn taxable income, such limitations could result in increased future tax liability to us and our future cash flows could be adversely affected.
Our systems are based on established principles that are deployed in a novel way to create new technologies to store energy and potential customers may be hesitant to make a significant investment in our technology or abandon the technology they are currently using.
The design of our EVx systems and EVRC platform are based on established principles that are deployed in a novel way and will compete with alternative energy storage products based on other technologies, like lithium-ion battery technology. We believe that the continued growth and acceptance of energy storage generally will depend significantly on continued investment by the public and private sectors in the renewable energy industry, the regulatory environment towards carbon intensive power generation and the speed of transition towards electric mobility.
The adoption of renewable energy may not proceed as quickly as (or at the levels that) we expect and may be influenced by changes in regulatory environments, including incentives, fuel prices, public policy concerns and other factors beyond our control. Additionally, potential customers who previously invested in alternatives to our gravity based energy storage solution may not deem a transition to our existing or future gravity based energy storage solutions to be cost-effective. Moreover, given the limited history of our gravity based energy storage technology, potential customers may be hesitant to make a significant investment in our products. Our business, results of operations, financial condition and prospects could be adversely affected to the extent that customers, for any reason, do not adopt our systems or migrate to our systems from another energy storage technology.
Our systems include complex software and technology systems and do not have a meaningful history of operation, and there can be no assurance such systems and technology will perform as expected or that software, engineering or other technical defects will not be discovered until after a system is installed and operated by a customer. If our EVx systems contain manufacturing or construction defects, our business and financial results could be harmed. In addition, the development and updating of these systems will require us to incur potentially significant costs and expenses.
To date, we have only built the CDU but have not yet deployed any EVx system or an EVRC, and these systems do not have any history of commercial operation. Once commercial production commences or our systems are installed and put into use by customers, our EVx systems, or any of our other products, may contain defects in design, manufacture or construction that may cause them not to perform as expected or may require repair. Because there is as of yet no prototype for our EVx systems or EVRCs and such systems are still under development, we currently have no frame of reference by which to evaluate the performance of our EVx systems and EVRCs upon which our business prospects depend. For example, our EVx systems and any EVRC will use a substantial amount of software to operate, which may require modification and updates over the life of such systems. Software products are inherently complex and often contain defects and errors when first introduced. Additionally, it is difficult for us to evaluate the manufacture and construction of our EVx systems or an EVRC until there are working examples that have been manufactured, constructed and used by us and/or our customers.
There can be no assurance that we will be able to detect and fix any defects in the hardware or software of our EVx systems or EVRCs, and such defects may not become apparent until a system is installed and operated by a customer. Our EVx systems and EVRCs may not perform consistent with customers’ expectations or consistent with other energy storage systems which may become available. Any product defects or any other failure of our EVx systems to perform as expected could harm our reputation and result in negative publicity, lost revenue, delivery delays, product liability claims and significant warranty and other expenses, and could have a material adverse impact on our business, financial condition, operating results and prospects.
In addition, further development and updating of our EVx systems and EVRC platform will require us to incur potentially significant costs and expenses.
The performance and availability of our products, services and systems may be affected by factors outside of our control, which could result in harm to our business and financial results.
The performance and availability of our products, services and systems may be affected by factors outside of our control, such as inclement weather and natural disasters, failures in the power grid, acts of vandalism, shortages in skilled and qualified technical and construction personnel, shortages in raw materials or spare parts, fluctuations in commodities prices, bad performance or poor quality of equipment and/or infrastructure purchased from our suppliers and unforeseeable incidents or mistakes in the construction, commissioning or testing of prototype sites under the control of Energy Vault. The severity of such factors and frequency at which they occur are also outside our control. If such factors occur and affect the performance of our systems, our business and financial results could be harmed.
If any of our products are or are alleged to be defective in design or manufacturing or experience other failures, we may be compelled to undertake corrective actions, which could adversely affect our business, prospects, operating results, reputation and financial condition.
Once an EVRC or EVx system is delivered to a customer, some of the delivered product components may contain defects in design or manufacture that may cause them not to perform as expected or that may require repair and design changes. The EVRC and our EVx systems are complex and incorporate technology and components that may contain defects and errors, particularly when first introduced. We have a limited frame of reference from which to evaluate the long-term performance of our EVx systems and EVRCs in light of the fact that there is still no prototype for them. There can be no assurance that we will be able to detect and fix any defects in an EVRC or our EVx systems prior to the sale to potential consumers. If a mobile mass falls from an EVx system or an EVRC or our systems otherwise fail to perform as expected, customers may delay or cancel deliveries, generate negative publicity about us, terminate further orders or pursue warranty or other claims against us, each of which could adversely affect our sales and reputation and could adversely affect our business, prospects, and results of operations.
Our systems’ performance may not meet our customers’ expectations or needs.
The systems will be subject to various operating risks that may cause them to generate less value for our customers than expected. These risks include a failure or wearing out of our equipment or the equipment that our equipment connects into, an inability to find suitable replacement equipment or parts, or disruption in our distribution systems. Any extended interruption or failure of our customer’s projects, including systems we operate under the Storage Service Customer program, for any reason to generate the expected amount of output could adversely affect our business, financial condition and results of operations. In addition, our customers’ willingness to acquire additional systems or services from us may be impacted in the future if any of our systems incur operational issues that indicate expected future cash flows from the system are less than the carrying value. Any such outcome could adversely affect our operating results or ability to attract new customers.
If our estimates of the useful life for our energy storage systems are inaccurate or we do not meet service and warranties and performance guarantees, our business and financial results could be adversely affected.
We expect to provide warranties and performance guarantees of our systems. To date, we have only deployed our CDU, and we have not deployed any EVx system or an EVRC, and our estimates about product performance and life may prove to be incorrect. Failure to meet these warranties and performance guarantee levels may require the purchase price to be adjusted downward based on agreed-upon performance targets, or require us to make cash payments to the customer based on actual performance, as compared to expected performance.
Further, the occurrence of any defects, errors, disruptions in service, or other performance problems, interruptions, or delays with our systems, whether in connection with day-to-day operations or otherwise, could result in:
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loss of customers;

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loss or delayed market acceptance and sales of our hardware and software-enabled services;

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delays in payment to us by customers;

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injury to our reputation and brand;

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legal claims, including warranty and service level agreement claims, against us; or

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diversion of our resources, including through increased service and warranty expenses or financial concessions, and increased insurance costs.

The costs incurred in correcting any material defects or errors in our hardware and software or other performance problems may be substantial and could adversely affect our business, financial condition and results of operations.
Through Energy Vault Solutions, we intend to continue exploring, the potential for offering, as a standalone product, a digital platform that could help energy storage businesses make decisions on when to charge their systems and when to sell their power. We are in the early stages of developing such a digital platform, and there is no assurance that a market for such a digital platform exists or that it would be as beneficial to us as we expect.
Through Energy Vault Solutions, we are in the early stages of exploring the potential for offering, as a standalone product, a digital platform that could help energy storage businesses make decisions on when to charge their systems and when to sell their power. We have begun developing this platform and we intend to continue this exploration. Even after we spend time and resources to develop such a digital platform and to explore the market potential for such a digital platform, there is no assurance that we will develop a product that can be sold on terms that are commercially acceptable to us. Moreover, even if we develop the digital platform and enter into sales agreements for it, these agreements may not be as beneficial to us as we expected at the time of entering into the underlying agreement. Any of the foregoing may adversely affect our business, financial condition, results or operations and prospects.
We intend to explore alternative, co-active use case opportunities for our systems, but there is no assurance that such opportunities exist or that they would be as beneficial to us as we expect.
We intend to explore alternative, co-active use case opportunities for our EVx systems. For example, we intend to explore opportunities in energy-intensive industries such as vertical farming, data centers, crypto mining, direct air carbon capture where our systems may be able to benefit from existing infrastructure, including physical enclosures and electrical systems, that are built into the designs for our EVx and EVRC systems. Even after we spend time and resources exploring such opportunities, there is no assurance that they exist on terms that are commercially acceptable to us. Moreover, even if we enter into agreements to make use of such opportunities, such opportunities may not be as beneficial to us as we expected at the time of entering into the underlying agreement. Any of the foregoing may adversely affect our business, financial condition, results or operations and prospects.
Insufficient warranty reserves to cover future warranty claims could adversely affect our business, prospects, financial condition and operating results.
Once our EVx systems and EVRCs are in production, we will need to maintain warranty reserves to cover warranty-related claims. If the warranty reserves are inadequate to cover future warranty claims on our EVx systems or our EVRCs or any digital platform that we may develop, our business, prospects, financial condition and operating results could be materially adversely affected. We may become subject to significant and unexpected warranty expenses. There can be no assurances that then-existing warranty reserves will be sufficient to cover all claims.
The implementation of our business plan and strategy may require additional capital. If we are then unable to achieve sufficient sales to generate that capital or otherwise raise capital, it may create substantial doubt about our ability to pursue our business objectives and achieve profitability or to continue as a going concern. If adequate capital is not available to us, including due to the cost and availability of funding in the capital markets, our business, operating results and financial condition may be harmed.
The development, design, manufacture and sale of our energy storage systems is a capital-intensive business. As a result, we can be expected to continue to incur substantial operating expenses without generating sufficient revenues to cover expenditures. Over time, we may need to raise additional funds, including through entry into new joint venture arrangements, through the issuance of equity, equity-linked or debt securities or through obtaining credit from financial institutions to fund, together with our principal sources of liquidity, ongoing costs such as research and development relating to our products and technologies, the construction and tooling of prototypes, the implementation of our systems for our future customers, any significant unplanned or accelerated expenses, and new strategic investments. We cannot be certain that additional capital will be available on attractive terms, if at all, when needed, which could be dilutive to stockholders, and our financial condition, results of operations, business and prospects could be materially and adversely affected.
While we have outstanding Warrants that may provide an additional source of cash, there is no assurance that holders of Warrants will exercise all or any of their Warrants for cash. The exercise price of our Public Warrants and our Private Warrants is $11.50 per share, subject to certain specified adjustments. To the extent that the price of our Common Stock exceeds $11.50 per share, it is more likely that warrantholders will exercise their warrants. To the extent that the price of our common stock is less than $11.50 per share, it is less likely that warrantholders will exercise their Warrants.
If adequate capital is not available to us, whether through the exercise of Warrants or otherwise, it may create substantial doubt among third parties, including suppliers and potential customers, about our ability to pursue our objectives, to achieve profitability or to continue as a going concern. Such doubt could materially and adversely impact our business, reputation and prospects.
Our energy storage systems involve a lengthy sales and installation cycle, and if we fail to close sales on a regular and timely basis it could harm our business. Moreover, the long sales cycles for our energy storage systems may cause us to incur significant expenses without offsetting revenues
Although we have not yet completed any full cycle from sale to installation of our energy storage systems, we expect them to be lengthy. In order to make a sale, we must typically provide a significant level of education to prospective customers regarding the use and benefits of our product and our technology. The period between initial discussions with a potential customer and the sale of even a single product typically depends on a number of factors, including the potential customer’s attitude towards innovative products, their budget and decision as to the type of financing it chooses to use, as well as the arrangement of such financing. Prospective customers often undertake a significant evaluation process, which may further extend the sales cycle. Once a customer makes a formal decision to purchase our product, the fulfillment of the sales order by us requires a substantial amount of time. Currently, we believe the time between the entry into a sales contract with a customer and the installation of our EVx systems or an EVRC could range from 18 to 36 months or more. This lengthy sales and installation cycle is subject to a number of significant risks over which we have little or no control. Because of both the long sales and installation cycles, we may expend significant resources without having certainty of generating a sale.
These lengthy sales and installation cycles increase the risk that our customers fail to satisfy their payment obligations or cancel orders before the completion of the transaction or delay the planned date for installation. Generally, a customer can cancel an order prior to installation, and, notwithstanding the fact that a customer’s termination for convenience will obligate the customer to pay us certain fees, we may be unable to recover some of our costs in connection with design, permitting, installation and site preparations incurred prior to cancellation. Cancellation rates in our industry could increase in any given period, due to factors outside of our control including an inability to install an EVx system at the customer’s chosen location because of permitting or other issues, unanticipated changes in the cost or availability of alternative sources of electricity available to the customer, or other reasons unique to each customer. Our operating expenses are based on anticipated sales levels, and certain of our expenses are fixed. If we are unsuccessful in closing sales after expending significant resources or if we experience delays or cancellations, our business could be materially and adversely affected.
Moreover, our customers typically expend significant effort in evaluating, testing and qualifying our products before making a decision to purchase them, resulting in a lengthy initial sales cycle. While our customers are evaluating our products we have incurred, and expect to continue to incur, substantial sales, marketing and research and development expenses to customize our products to the customer’s needs. During an initial sales cycle, we may also expend significant management efforts and order long-lead-time components or materials. Even after this evaluation process, a potential customer may not purchase our products. As a result, these long sales cycles may cause us to incur significant expenses without ever receiving revenue to offset those expenses.
Because of the long sales cycles and the expected limited number of customers for our energy storage systems, our operating results will likely fluctuate significantly from quarter to quarter.
We expect that long sales cycles and the expected limited number of customers for our energy storage systems is likely to cause fluctuations in our operating results from quarter to quarter. In light of the standards under which we expect to recognize revenue, small fluctuations in the timing of the completion of our sales transactions could also cause operating results to vary materially from period to period. In addition, our financial condition and results of operations may fluctuate in the future due to a variety of factors, many of which are beyond our control. For example, the amount of revenue we recognize in a given period is expected to be materially dependent on the volume and scale of purchases of our EVx systems and our customers’ preferences for choosing to purchase the system or purchase the energy storage and dispatch of electricity from systems we build and in which we retain an ownership interest.
In addition to the other risks described herein, the following factors could also cause our financial condition and results of operations to fluctuate on a quarterly basis:
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fluctuations in costs associated with the first group of EVx systems that we deploy;

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the timing of customer installations of our EVx systems, which may depend on many factors such as availability of inventory, product quality or performance issues, or local permitting requirements, utility requirements, environmental, health and safety requirements, weather and customer facility construction schedules, availability and schedule of our third-party general contractors;

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size of particular customer installations and number of sites involved in any particular quarter;

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delays or cancellations of purchases and installations;

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fluctuations in our service costs;

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weaker than anticipated demand for our energy storage systems due to changes in government regulation, incentives and policies;

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interruptions in our supply chain;

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the timing and level of additional purchases by existing customers;

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unanticipated expenses incurred due to changes in governmental regulations, permitting requirements by local authorities at particular sites, utility requirements and environmental, health and safety requirements;

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disruptions in our sales, production, service or other business activities resulting from our inability to attract and retain qualified personnel;

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shortage of raw materials from our suppliers and associated price increases due to fluctuations in commodities prices; and

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availability of spare parts from our suppliers.

In addition, our revenue, key operating metrics and other operating results in future quarters may fall short of the expectations of investors and financial analysts, which could have an adverse effect on the price of our Common Stock and/or our Public Warrants.
There is no assurance that we will be able to execute on our business model, including achieving market acceptance of our planned products or identifying potential customers.
Investors should be aware of the difficulties normally encountered by a new enterprise, many of which are beyond our control, including substantial risks and expenses in the course of establishing or entering new markets, developing and commercializing new products and technologies, organizing operations and undertaking marketing activities. The likelihood of our success must be considered in light of these risks, expenses, complications, delays and the competitive environment in which we operate. There is, therefore, nothing at this time upon which to base an assumption that our business plan will prove successful, and we may not be able to generate significant revenue, raise additional capital or operate profitably. We will continue to encounter risks and difficulties frequently experienced by pre-commercial and early commercial stage companies, including scaling up our infrastructure and headcount, and may encounter unforeseen expenses, difficulties or delays in connection with our growth. Any investment in our company is therefore highly speculative and could result in the loss of your entire investment.
The size of our energy storage systems may negatively impact our ability to enter into contracts with customers or obtain government permits and approvals.
Our EVx systems require a considerably larger space for their deployment than comparable systems based on certain technologies such as lithium-ion technology, and this can result in a significant delay in the permitting process. In addition, the size of our EVx systems may represent an impediment for the deployment of our EVx systems in denser areas or areas with restrictions on the height of buildings. And, in light of the size of our systems, we require hard soil or the ability to get to bedrock in order to deploy our systems. These factors may negatively impact our ability to enter into customer contracts or obtain government permits and approvals, each of which may materially affect our business.
Our business is subject to risks associated with construction, cost overruns and delays, including those related to obtaining government permits and approvals, electrical interconnection, and other contingencies that may arise in the course of completing installations.
Our business is subject to risks relating to construction, cost overruns and delays. The installation and operation of our energy storage systems at a particular site is generally subject to oversight and regulation in accordance with national, state and local laws and ordinances relating to building codes, safety, environmental protection, FERC and specific Independent System Operators regulation and related matters, and typically requires obtaining and keeping in good standing various local and other governmental approvals and permits, including environmental approvals and permits, that vary by jurisdiction. In some cases, these approvals and permits require periodic renewal. It is difficult and costly to track the requirements of every individual authority having jurisdiction over energy storage system installations, to design our energy storage systems to comply with these varying standards, which may change over time, and for customers to obtain all applicable approvals and permits. We cannot predict whether or when all permits required for a given customer’s project will be granted or whether the conditions associated with the permits will be achievable. The denial of a permit or utility connection essential to a project or the imposition of impractical conditions would impair our customer’s ability to develop the project. In addition, we cannot predict whether the permitting process will be lengthened due to complexities and appeals. Delay in the review and permitting process for a project can impair or delay our customers’ abilities to develop that project or increase the cost so substantially that the project is no longer attractive to our customers. Furthermore, unforeseen delays in the review and permitting process could delay the timing of the installation of our energy storage systems and could therefore adversely affect the timing of the recognition of revenue related to hardware acceptance by our customer, which could adversely affect our operating results in a particular period. Delays relating to constructions may also bring about cost overruns, which could further adversely affect our business.
In addition, the successful installation of our energy storage systems is dependent upon the availability of and timely connection to the local electric grid. Before beginning construction on an EVx system, we may be unable to obtain in a timely fashion or at all the required consent and authorization of local utilities to ensure successful interconnection to energy grids to enable the successful discharge of renewable energy to customers. Any delays in our customers’ ability to connect with utilities, delays in the performance of installation-related services or poor performance of installation-related services will have an adverse effect on our results and could cause operating results to vary materially from period to period.
The failure or inability of our suppliers to deliver necessary components or raw materials for construction of our energy storage systems in a timely manner could cause installation delays, cancellations, penalty payments and damage to our reputation.
We rely on a limited number of third-party suppliers for some of the raw materials and components for our EVx systems, including steel, cement, polymers and, in certain cases, coal ash waste and retired wind turbine blades, and other materials that may be of limited supply. If any of our suppliers provide insufficient inventory at the level of quality required or if our suppliers are unable or unwilling to provide us with the contracted quantities (as we have limited or in some case no alternatives for supply), our results of operations could be materially and negatively impacted. If we fail to develop or maintain our relationships with any of our suppliers, or if there is otherwise a shortage or lack of availability of any required raw materials or components, we may be unable to manufacture our EVx systems or EVRCs or such products may be available only at a higher cost or after a long delay. For example, there has recently been a shortage of microchips, which has affected certain manufacturers, and if such shortage continues, our business could be affected as our products incorporate microchips. Current or future supply chain interruptions that could be exacerbated by global political tensions, such as the situation in Ukraine, could negatively impact our ability to acquire such microchips. Such delays could prevent us from delivering our EVx systems or our EVRCs to customers within required time frames and cause order cancellations. These activities are time and capital intensive. Accordingly, the number of suppliers we have for some of our components and materials is limited and, in some cases, sole sourced. We may be unable to obtain comparable components from alternative suppliers without considerable delay, expense, or at all. If our suppliers face difficulties obtaining the credit or capital necessary to expand their operations when needed, they could be unable to supply necessary raw materials and components needed to support our planned sales and services operations, which would negatively impact our sales volumes and cash flows.
Moreover, we have in the past and may in the future experience unanticipated disruptions to operations or other difficulties with our supply chain or internalized supply processes due to exchange rate fluctuations, volatility in regional markets from where materials are obtained, changes in the general macroeconomic outlook, global trade disputes, political instability, expropriation or nationalization of property, public health emergencies such as the COVID-19 pandemic, civil strife, strikes, insurrections, acts of terrorism, acts of war, or natural disasters. The failure by us to obtain raw materials or components in a timely manner or to obtain raw materials or components that meet our quantity and cost requirements could impair our ability to manufacture our products or increase their costs or the associated service costs of under maintenance services agreements, if any are entered into. If we cannot obtain substitute materials or components on a timely basis or on acceptable terms, we could be prevented from delivering our EVx systems to customers within required time frames, which could result in sales and installation delays, cancellations, penalty payments, or damage to our reputation, any of which could have a material adverse effect on our business and results of operations. In addition, we rely on our suppliers to meet quality standards, and the failure of our suppliers to meet or exceed those quality standards could cause delays in the delivery of our products, cause unanticipated servicing costs, and cause damage to our reputation.
Our future growth is dependent upon the pace and depth of renewable energy adoption and energy storage technologies, which are emerging industries, as well as our competition. If the markets for renewable energy and energy storage do not develop as we expect, or if they develop more slowly than we expect, our business, prospects, financial condition and operating results could be adversely affected.
Our future growth depends upon factors in our industry, including with respect to our competition, the speed at which the market adopts renewable energy, our ability to penetrate such market and the state of energy storage technologies. Because renewable energy and energy storage are emerging industries, they are evolving and characterized by rapidly changing technologies, changing government regulation and industry standards and changing consumer demands and behaviors. If the markets for these do not develop as we expect, including if they develop more slowly than we expect, demand for our EVx systems, our EVRCs or any digital platform that we may develop, our business, prospects, financial condition and operating results could be adversely affected.
Additionally, the energy storage market is largely driven by installed capacity of renewable electricity generation and increasing demand for renewable sources of power. Since many of these renewable sources of power are intermittent, like wind and solar, the energy produced by them must be stored for use when there is demand. Should government requirements for these intermittent power sources be relaxed or social desires for lower-carbon sources of energy decline, there could be a detrimental impact on one of our primary markets.
Even if renewable energy and energy storage become more widely adopted, our gravity energy storage technology may not achieve widespread market acceptance or may be less cost-effective as compared to competing technologies.
Our business depends on the acceptance of our products, including the EVx systems, in the marketplace. Even if renewable energy and energy storage become more widely adopted than they have been to date, potential customers may choose energy storage products from our competitors that are based on technologies other than gravity energy storage, for example, lithium-ion battery technology. If they do so, it may be difficult to later transition such potential customers to products offered by us. Moreover, the marketplace for renewable energy storage products is rapidly evolving, and competing technologies of which we are currently unaware may emerge in the future. If the gravity energy storage technology that supports our products, including the EVx systems, does not achieve market acceptance then our business and results of operations would be materially adversely affected.
The growth and profitability of our business is dependent upon our technology being more cost-effective than competing energy storage technologies. For example, over the last decade, the cost of battery storage systems, particularly lithium-ion based battery storage systems, has declined significantly. If the cost of competing technologies, including battery storage systems, declines sufficiently, our gravity energy storage technology system may be less cost-effective for potential customers, which would decrease the demand for our products. Such a decrease in demand would materially adversely affect our business, prospects and results of operations.
If we are not able to reduce our cost structure in the future, our ability to become profitable may be impaired.
Over time, we must effectively manage the manufacturing costs for our EVx systems to expand our market. While we have sought, and will continue to seek, to manage our manufacturing and services costs, the cost of components and raw materials, for example, could increase in the future. Any such increases could slow our growth and cause our financial results and operational metrics to suffer. In addition, we may face increases in our other expenses, including increases in wages or other labor costs, as well as installation, marketing, sales or related costs. We may continue to make significant investments to drive growth in the future. To the extent that the price of electricity from the grid is low in certain markets, we will need to continue to reduce our costs to maintain our expected margins in those markets. Increases in any of these costs or our failure to achieve projected cost reductions could adversely affect our results of operations and financial condition and harm our business and prospects. If we are unable to reduce our cost structure sufficiently in the future, we may not be able to achieve profitability, which could have a material adverse effect on our business and prospects.
We have experienced rapid internal growth and expect to invest in our growth for the foreseeable future. If we fail to manage our growth effectively, our business and operating results may suffer.
In recent periods, our internal operations have grown in terms of complexity and the number of our employees, and we intend to continue such investment for the foreseeable future. The growth and expansion of our business has placed and continues to place a strain on management, operations, financial infrastructure and corporate culture. In the event of further growth, our information technology systems and our internal control over financial reporting and procedures may not be adequate to support our operations and may introduce opportunities for data security incidents that may interrupt business operations and permit bad actors to obtain unauthorized access to business information or misappropriate funds. We may also face risks to the extent such bad actors infiltrate the information technology infrastructure of our contractors.
To manage growth in operations and personnel, we will need to continue to improve our operational, financial and management controls and reporting systems and procedures. Failure to manage growth effectively could result in difficulty or delays in attracting customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new products and services or enhancing existing products and services, loss of customers, information security vulnerabilities or other operational difficulties, any of which could adversely affect our business and results of operations.
If we are unable to attract and retain key employees and hire qualified management, technical, engineering, and sales personnel, including a highly skilled and diverse management team with experience in the energy storage sectors, our ability to compete and successfully grow our business could be harmed.
We believe that our success and our ability to reach our strategic objectives are highly dependent on the contributions of our key management, technical, engineering and sales personnel. The loss of the services of any of our key employees could disrupt our operations, delay the development and introduction of our products and services, including with respect to our prototype products, and negatively impact our business, prospects and operating results. In particular, we are highly dependent on the services of Robert Piconi, our Chief Executive Officer, Marco Terruzzin, our Chief Product Officer and Andrea Pedretti our Chief Technology Officer. None of our key employees is bound by an employment agreement for any specific term. We cannot assure you that we will be able to successfully attract and retain senior leadership necessary to grow our business. Furthermore, there is increasing competition for talented individuals in our field, and competition for qualified personnel is especially intense in the renewable energy and energy storage industry in the USA and Switzerland, where, collectively, our primary offices are located. Our failure to attract and retain our executive officers and other key technology, sales, marketing and support personnel, could adversely impact our business, prospects, financial condition, and operating results. In addition, we do not have “key person” life insurance policies covering any of our officers or other key employees.
We believe that it is vital to our operating success that we recruit and retain key personnel, including a highly skilled and diverse management team with experience in the renewable energy and energy storage sectors. If we fail to maintain a highly skilled and diverse management team, we may not be able to achieve our strategic objectives, which would negatively impact our business and operating success. In addition, because our industry is still in a nascent stage, there is and will continue to be a scarcity of skilled personnel with experience in our industry. If we lose a member of our management team or key employee, it may prove difficult for us to replace him or her with a similarly qualified individual with experience in the renewable energy and energy storage industry, which could impact our business and operating success.
Our EVx systems have significant upfront costs, and our customers may need to obtain financing to help finance purchases. If our customers are unable to procure third-party financing or if the cost of such financing exceeds our estimates, our business would be adversely affected.
Our EVx systems have significant upfront costs, and certain customers may need, or may prefer to acquire, third-party financing to purchase our systems.
Therefore, our growth, including the deployment of our EVx systems, may to an extent depend on our customers’ ability to attract third-party financing partners. Their ability to attract third-party financing depends on many factors that are outside of our control, including the ability of third parties to utilize tax credits and other government incentives, interest rate and/or currency exchange fluctuations, their perceived creditworthiness and the condition of credit markets generally. We expect that the financing of customer purchases of our EVx systems will be subject to customary conditions such as the customer’s credit quality, and if these conditions are not satisfied, such customers may be unable to finance purchases of our EVx systems, which would have an adverse effect on our revenue in a particular period. To the extent our customers are unable to arrange future financings for any of our current or potential projects, our business would be negatively impacted.

In attempting to attract new customers to support our growth, we intend to refine our customer agreements based on experience. Moreover, new types of product offerings may require our customers to find partners willing to finance these new projects, which may have different terms and financing conditions from prior transactions. If the terms of these transactions or the structure of these projects fails to attract financiers, we may not be able to proceed with growing our business and our potential for growth may be limited. Additionally, financing options are also limited by the customer’s willingness to commit to making fixed payments regardless of the performance of the EVx systems or our performance of our obligations under the customer agreement
Further, our sales process for transactions that require financing require that we and our customers make certain assumptions regarding the cost of financing capital. If the cost of financing ultimately exceeds our estimates, we may be unable to proceed with some or all of the impacted projects or our revenue from such projects may be less than our estimates. Actual financing costs for potential customers may vary from our estimates due to factors outside of our control, including changes in customer creditworthiness, macroeconomic factors, the returns offered by other investment opportunities available to our financing partners, and other factors.
If our customers are unable to procure financing partners willing to finance deployments of our products or if the cost of such financing exceeds our estimates, our business would be negatively impacted.
We face additional risks to the extent that customers choose to purchase energy storage and dispatch of electricity from systems we build and in which retain an ownership interest rather than purchase an energy storage system.
We expect to offer our customers a choice of two programs. Under the first program, Storage Asset Owners, the customer owns both the energy storage system and the service the system provides (the energy storage and dispatch of electricity). We anticipate that this program will constitute the substantial majority of future sales. Under the second program, Storage Service Customers program, customers purchase the energy storage and dispatch of electricity from us while we retain an ownership interest in the system, together with financing partners.
We could face additional risks under the Storage Service Customers program that we would not otherwise face under our Storage Asset Owners program. For example, we would need to seek equity and/or debt financing to fund the construction and operation of any energy systems built in connection with a project for a customer who chooses the Storage Service Customers program. Such financing may not be available on terms acceptable to us, if at all. Moreover, we expect that any such indebtedness would be secured by a lien on the related energy storage system, and the governing debt agreement may contain covenants imposing operating and financial restrictions on our operations. In addition, until any such debt is repaid, we may not be able to generate meaningful cash flow from the project. Moreover, the failure of our customers to make payments could trigger an event of default under such governing debt agreements, which could result in the acceleration of repayment of our outstanding indebtedness or even entitle our lender to foreclose on the collateral securing our debt. In addition, to the extent equity financing is also used, our right to receive cash flows from the project could be subordinated to the other equity investors.
Additionally, there could be a material adverse effect on our operating results and our cash flows to the extent we own and operate our energy storage systems for the benefit of customers who choose the Storage Services Customers program. For example, we would not expect to receive any payments from the customer until the system is completed and expenses relating to insurance premiums, personnel and our interest payments under debt agreements would be increased, and such increases may be material. We could also be required to provide ongoing maintenance and repair services or could face liability for any damages or injuries if the system malfunctions. Additionally, we would be subject to the risks of termination of the agreement by the customer and the inability to replace the customer would result in the system failing to generate revenue. We may also incur liabilities as a result of a performance failure or other breach of our obligations in connection with the operation of the system
We may also be subject to additional legal and regulatory restrictions to the extent we own and operate an energy storage system, including relating to the transmission of energy. Such legal and regulatory restrictions could increase the costs of compliance and potentially subject us to threatened or actual litigation or administrative proceedings, each of which could have a material adverse affect on our business, operating results and financial condition.
Although we expect the significant majority of the revenue from our two programs to be from the Storage Asset Owners program based on our current outlook, there is no assurance that the Storage Services Customers program will not account for a significant portion of our business.
Our operations are international, and expanding operations in some international markets could expose us to additional risks.
Our operations are international, and we continue to expand our business internationally as we seek to partner with customers, suppliers and other partners around the world. We currently have operations relating to the EV1 in Switzerland, and our signed purchase order and letters of intent are with counterparties around the world. Managing further international expansion will require additional resources and controls including additional manufacturing and assembly facilities. Any expansion internationally could subject our business to risks associated with international operations, including:
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conformity with applicable business customs, including translation into foreign languages and associated expenses;

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lack of availability of government incentives and subsidies;

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challenges in arranging, and availability of, financing for our customers;

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potential changes to our established business model;

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cost of alternative power sources, which could be meaningfully lower outside the United States;

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availability and cost of raw materials, labor, equipment for manufacturing or assembling our EVx systems;

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difficulties in staffing and managing foreign operations in an environment of diverse culture, laws, and customers, and the increased travel, infrastructure, and legal and compliance costs associated with international operations;

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installation challenges which we have not encountered before which may require the development of a unique model for each country;

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compliance with multiple, potentially conflicting and changing governmental laws, regulations, and permitting processes including construction, environmental, banking, employment, tax, privacy, safety, security, grid minimum performances, and data protection laws and regulations;

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compliance with U.S. and foreign anti-bribery laws including the Foreign Corrupt Practices Act and the U.K. Anti-Bribery Act;

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greater difficulties in securing or enforcing our intellectual property rights in certain jurisdictions, or in potential infringement of third-party intellectual property rights in new jurisdictions;

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difficulties in collecting payments in foreign currencies and associated foreign currency exposure;

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restrictions on repatriation of earnings;

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compliance with potentially conflicting and changing laws of taxing jurisdictions where we conduct business and compliance with applicable U.S. tax laws as they relate to international operations, the complexity and adverse consequences of such tax laws, and potentially adverse tax consequences due to changes in such tax laws;

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increases or decreases in our expenses caused by fluctuation in foreign currency exchange rates;

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changes in import tariffs imposed by local governments;

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changes in regulations regarding the use of waste materials in our products;

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changes in regulations that would prevent us from doing business in specified countries;

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failure of the supply chain in local countries to provide us with materials of a sufficient quality and quantity delivered on timelines we expect;

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the outbreak of war or other hostilities; and

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regional economic and political conditions.

As a result of these risks, any potential future international expansion efforts that we may undertake may not be successful.
In addition, nearly all of our letters of intent are denominated in U.S. dollars, and certain of our definitive agreements could be denominated in currencies other than the U.S. dollar, including the euro, the Australian dollar, the Brazilian real and the Saudi riyal. A strengthening of the U.S. dollar could increase the cost of our solutions to our international customers, which could adversely affect our business and results of operations. In addition, an increasing portion of our operating expenses is incurred outside the United States, is denominated in foreign currencies, such as the euro and the Swiss franc, and is subject to fluctuations due to changes in foreign currency exchange rates. If we become more exposed to currency fluctuations and are not able to successfully hedge against the risks associated with currency fluctuations, our results of operations could be adversely affected.
Our projections are subject to significant risks, assumptions, estimates and uncertainties. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.
Our projections are subject to significant risks, assumptions, estimates and uncertainties. Such projections reflect our current views with respect to future events or our future financial performance, are based on assumptions, and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by our projections. We may not actually achieve the plans, expectations or objectives contained in our projections, and the underlying assumptions may prove incorrect. Such deviations may be due to factors outside our control or currently unknown to us. For example, our actual revenues, market share, timing for achieving business milestones, expenses and profitability may differ materially from our expectations. Therefore, undue reliance should not be placed on any of our projections.
For example, in October 2021, we entered into the DG Fuels Agreement, which has the potential to generate up to $520 million in revenue across three projects, the first of which is expected to commence in mid-2022. The timing of the commencement of and payments under each project is subject to the execution of a sales agreement relating to such project and the revenue from each project will be dependent upon the agreed upon size of the project, and the timing of such project and the performance of DG Fuels. The receipt and timing of any revenue recognition and payments from the DG Fuels Agreement will be subject to the timing and execution of sales agreements and the performance by our counterparty under any such sales agreement for our energy storage systems. Any event or circumstance that delays or impairs our or our counterparty’s performance could materially adversely affect the amount or timing of revenue generated under the DG Fuels Agreement, and such revenue, if any, may be materially less than what we expect. There can be no assurance that sales agreements will be executed with respect to any of the projects, that any of such projects are completed, or that we will generate all $520 million of revenue, or any meaningful part thereof, under the DG Fuels Agreement or on the timeline we expect.
Certain estimates of market opportunity and forecasts of market growth may prove to be inaccurate.
This prospectus includes estimates of the addressable market for Energy Vault’s solutions, including our gravity-based energy storage systems and a digital platform that are in the early stages of developing, and the renewable energy and energy storage market in general. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or development internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. This is in part true at the present time due to the uncertain and rapidly changing projections of the severity, magnitude and duration of the current coronavirus, or COVID-19, pandemic. The estimates and forecasts in this prospectus relating to the size and expected growth of the target market, market demand and adoption, capacity to address this demand and pricing may also prove to be inaccurate. In particular, estimates regarding the current and projected market opportunity are difficult to predict, especially in light of the nascent stage of our industry. The estimated addressable market may not materialize for many years, and even if the markets meet the size estimates and growth forecasted in this prospectus, our business could fail to capture a meaningful share of the market or grow at similar rates.
Operational costs can be difficult to predict and may include costs from requirements related to the decommissioning of our systems.
We will rely heavily on complex machinery for our operations and our production will involve a significant degree of uncertainty and risk in terms of operational performance and costs. Our EVx systems will consist of large-scale machinery comprised of many components assembled on-site for our customers. The components of our EVx systems are likely to suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of our EVx systems or their constituent components may significantly affect the intended operational efficiency and performance. In addition, our EVx systems may need to be decommissioned from time to time, and the related costs could be significant given the expected size and complexity of our EVx systems. Operational performance and costs, including those related to project stoppage, can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with construction, commissioning, testing or decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, seismic activity and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, results of operations, cash flows, financial condition or prospects.
There is no assurance that non-binding letters of intent and other indications of interest will result in binding orders or sales. Customers may cancel or delay the non-binding letters of intent and other indications of interest in our sales pipeline. As a result, our operating results and cash flows may be materially lower than our expected results of operations.
Our success depends on our ability to generate revenue and operate profitably, which depends in part on our ability to identify target customers and convert such contacts into meaningful orders or expand on current customer relationships. As of this date, we do not have any definitive sales agreements in place although we have the DG Fuels Agreement (described below), the non-binding strategic partnership agreement with Sun Metals and certain detailed letters of intent that contemplate sales agreements. Potential customers may abandon their indications of interest, and non-binding letters of interest may be cancelled or delayed by a customer for any reason or its terms may be amended in an manner adverse to us in connection with negotiating a definitive sales agreement. For that reason, there can be no assurance that any current or future indications of interest or non-binding letters of intent will result in binding orders or sales. Furthermore, in light of our limited operating history, it is difficult for us to predict the rates at which the non-binding letters of interest in our pipeline will result in binding orders or sales. It is also difficult for us to predict how quickly we will be able to fill binding orders in the event that we obtain multiple orders. In addition, revenue is expected to be recognized in stages, and customers may in some cases delay actual cash payments regardless of progressive billings. Additionally, a customer’s ability to make payments could decline during the sales process, even to the point of insolvency or bankruptcy. As a result, our operating results and cash flow may be materially lower than we expect.
We have also entered into a commercial agreement with DG Fuels LLC, or the DG Fuels Agreement, which contemplates the execution of more definitive sales agreements for the proposed projects. The timing of projects and payments under the DG Fuels Agreement depends on the timing for signing the sales agreements, and potential delays in signing such agreements would result in reduced revenue and profitability under the sales agreements and would have an adverse effect on our business, results of operations and cash flow, which could be material.

Fuel prices, including volatility in the cost of diesel or natural gas or a prolonged period of low gasoline and natural gas costs, could decrease incentives to transition to renewable energy.
A portion of the current and expected demand for renewable energy results from concerns about volatility in the cost of gasoline and other petroleum-based fuel, the dependency of the United States on oil from unstable or hostile countries, government regulations and economic incentives promoting fuel efficiency and alternative forms of energy, as well as concerns about climate change resulting in part from the burning of fossil fuels. If the cost of gasoline and other petroleum-based fuel decreases significantly, the outlook for the long-term supply of oil to the United States improves, the government eliminates or modifies its regulations or economic incentives related to fuel efficiency and alternative forms of energy or there is a change in the perception in the cost-benefit analysis regarding the effects of burning fossil fuels on the environment, the demand for renewable energy, including energy storage products such as ours, could be reduced, and our business and revenue may be harmed.
Diesel, gasoline, natural gas and other petroleum-based fuel prices have historically been extremely volatile, particularly during the ongoing COVID-19 pandemic, and it is difficult to ascertain whether such volatility will continue to persist. Lower gasoline and natural gas costs over extended periods of time may lower the perception in government and the private sector that cheaper, more readily available energy alternatives, such as wind and solar, should be developed and produced. If gasoline or other petroleum-based fuel prices remain at deflated levels for extended periods of time, the demand for renewable energy may decrease notwithstanding incentives to transition to renewable energy, which would have an adverse effect on our business, prospects, financial condition and results of operations.
The economic benefit of our energy storage systems to our customers depends on the cost of electricity available from alternative sources, including local electric utility companies, which cost structure is subject to change.
The economic benefit of our energy storage systems to our customers includes, among other things, the benefit of reducing such customer’s payments to the local electric utility company. The rates at which electricity is available from a customer’s local electric utility company is subject to change and any changes in such rates may affect the relative benefits of our energy storage systems. Further, the local electric utility may impose “departing load,” “standby” or other charges on our customers in connection with their acquisition of our energy storage systems, the amounts of which are outside of our control and which may have a material impact on the economic benefit of our energy storage systems to our customers. Changes in the rates offered by local electric utilities and/or in the applicability or amounts of charges and other fees imposed by such utilities on customers acquiring our energy storage systems could adversely affect the demand for our energy storage systems.
Additionally, the electricity stored and released by our systems may not currently be cost-competitive in some geographic markets, and we may be unable to reduce our costs to a level at which our energy storage systems would be competitive in such markets. As such, unless the cost of electricity in these markets rises or we are able to generate demand for our energy storage systems based on benefits other than electricity cost savings, our potential for growth may be limited.
We operate in highly competitive energy industries and there is increasing competition. Many of our competitors and future competitors may have significantly more financial and other resources than we do and if we do not compete effectively, our competitive positioning and our operating results will be harmed.
The energy markets in which we intend to compete continue to evolve and are highly competitive. Many of our current and potential competitors are large entities at a more advanced stage in development and commercialization than we are and in some cases have significantly more financial and other resources, including larger numbers of managerial and technical personnel, to increase their market share. For example, several companies, such as ESS Inc., Eos Energy Enterprises Inc., Hydrostor Inc. and Primus Power, have each announced plans and demonstrated prototypes of products that would compete in the energy storage market, and battery vendors with whom we compete, such as Tesla, Inc., Fluence Energy, Inc., LG Chem, Ltd., Samsung Electronics Co., Ltd and Contemporary Amperex Technology Co. Limited, have already commercialized their respective energy storage solution products. Companies such as Tesla, Inc., Fluence Energy, Inc. and Wartsila Corporation are also developing their own energy management software. If our competitors continue to penetrate the renewable energy, energy storage and energy management software markets, we may experience a reduction in potential and actual market share. To date, we have focused our efforts on recruiting management and other employees, business planning, raising capital, selecting applicable third party technologies, establishing and attempting to establish partnerships with potential suppliers, customers and ecosystem partners, developing the EV1 and EVx systems and a digital platform, and general corporate development.
We expect competition in energy storage technology to intensify due to a regulatory push for lower-carbon energy sources, including intermittent sources such as wind and solar, continuing globalization, and consolidation in the energy industry. Developments in alternative technologies or improvements in energy storage technology made by competitors may materially adversely affect the sales, pricing and gross margins of our future EVx systems and any digital platform. If a competing process or technology is developed that has superior operational or price performance, our business would be harmed.
Furthermore, our gravity based energy storage technology also competes with other emerging or evolving technologies, such as thermal storage, chemical storage, hydrogen energy storage and carbon capture storage and sequestration. If we are unable to keep up with competitive developments, including if such technologies achieve lower prices or enjoy greater policy support than our technology, our competitive position and growth prospects may be harmed, which would adversely affect our business, prospects and financial condition.
Some of our current and potential competitors have longer operating histories and greater financial, technical, marketing and other resources than we do. These factors may allow our competitors to respond more quickly or efficiently than we can to new or emerging technologies. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to more effectively compete for new energy storage projects and energy management software customers.
We intend to continue committing significant resources to establish a competitive position. There is no assurance we will successfully identify the right partners or produce and bring our EVx systems and a digital platform to market on a timely basis, if at all, or that products and technologies developed by others will not render our EVx systems and any digital platform that we may develop obsolete or noncompetitive, any of which would adversely affect our business, prospects and operating results.
Our future growth depends upon our ability to maintain relationships with third parties, and the terms and enforceability of many of these relationships are not certain.
We expect to rely on engineering, procurement, construction, or EPC, firms as third-party general contractors to install energy storage systems at our customers’ sites. We are likely to work with a limited number of such EPC firms, which may impact our ability to facilitate customer installations as planned. Our work with contractors or their sub-contractors may have the effect of our being required to comply with additional rules (including rules unique to our customers), working conditions, site remediation and other union requirements, which can add costs and complexity to an installation project. In the future, the timeliness, thoroughness and quality of installation-related services performed by our general contractors and their sub-contractors may not meet our expectations and standards and it may be difficult to find and train third-party general contractors that meet our standards at a competitive cost.
In addition, a key component of our growth strategy is to develop or expand our relationships with third parties. For example, we are investing resources in establishing strategic relationships with market players across a variety of industries, including, large renewable project developers, commercial agents, environmental organizations and unions, to generate new customers or to grow our business. These programs may not roll out as quickly as planned or produce the results we anticipated. A significant portion of our business depends on attracting new partners and retaining existing partners, and such relationships may not be predicated on enforceable agreements or any agreements at all.
Any failure to offer high-quality technical support services may adversely affect our relationships with our customers and adversely affect our financial results.
Although we do not have definitive customer agreements in place, we expect that potential and actual customers will depend on our support organization to resolve any technical issues relating to the hardware and software included in our systems. In addition, our sales process is likely to depend highly on the quality of our hardware and software-enabled services, on our business reputation and on strong recommendations from our existing customers. Any failure to maintain high-quality and highly-responsive technical support, or a market perception that we do not maintain high-quality and highly-responsive support, could adversely affect our reputation, our ability to sell our products to existing and prospective customers, and our business, financial condition and results of operations.
We intend to offer technical support services alongside our systems. We intend to have a designated team of engineers to support our customers, and they may be unable to respond quickly enough to accommodate short-term increases in demand for support services, particularly as we increase the size of our customer base. We also may be unable to modify the format of our support services to compete with changes in support services provided by competitors. At our current stage, it is difficult to predict demand for technical support services and if demand were to increase significantly beyond our expectations, we may be unable to provide satisfactory support services to our customers. Additionally, increased demand for these services, without corresponding revenue, could increase costs and adversely affect our business, financial condition and results of operations.
Our systems rely on interconnections to distribution and transmission facilities that are owned and operated by third parties, and as a result, are exposed to interconnection and transmission facility development and curtailment risks.
Moreover, our EVx systems and EVRCs are intended to be interconnected with electric distribution and transmission facilities owned and operated by regulated utilities, and independent system operators, necessary to deliver the electricity that our energy storage systems produce. A failure or delay in the operation or development of these distribution or transmission facilities could result in a loss of revenues or breach of a contract because such a failure or delay could limit the amount of renewable electricity that our energy storage systems deliver or delay the completion of our customers’ construction projects. In addition, certain of our energy storage systems’ generation may be curtailed without compensation due to distribution and transmission limitations, reducing our revenues and impairing our ability to capitalize fully on a particular customer project’s potential. Such a failure or curtailment at levels above our expectations could adversely affect our business.
Incorrect estimates or assumptions by management in connection with the preparation of our consolidated financial statements could adversely affect our reported assets, liabilities, income, revenue or expenses.
The preparation of our consolidated financial statements requires management to make critical accounting estimates and assumptions that affect the reported amounts of assets, liabilities, income, revenues or expenses during the reporting periods. Incorrect estimates and assumptions by management could adversely affect our reported amounts of assets, liabilities, income, revenues and expenses during the reporting periods. If we make incorrect assumptions or estimates, our reported financial results may be over- or understated, which could materially and adversely affect our business, financial condition and results of operations
Unanticipated changes in our income tax rates or exposure to additional tax liabilities may affect future financial results.
We are a U.S. corporation and thus subject to U.S. corporate income tax on its worldwide operations. Certain of our operations and potential customers are located in the United States, and as a result, we are subject to various U.S. federal, state and local taxes. New U.S. laws and policy relating to taxes may have an adverse effect on our business and future profitability. Further, existing U.S. tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us.
For example, on December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), was signed into law making significant changes to the Code, and certain provisions of the Tax Act may adversely affect us. In particular, sweeping changes were made to the U.S. taxation of foreign operations. Changes include, but are not limited to, a reduction to the corporate income tax rate from a top marginal rate of 35% to a flat rate of 21%, the limitation of the tax deduction for net interest expense to 30% of adjusted taxable income (except for certain small businesses), the limitation of the deduction for net operating losses from taxable years beginning after December 31, 2017 to 80% of current year taxable income and the elimination of net operating loss carrybacks generated in taxable years ending after December 31, 2017 (though any such net operating losses may be carried forward indefinitely), adoption of elements of a territorial tax system, assessment of a repatriation tax or “toll-charge” on undistributed earnings and profits of U.S.-owned foreign corporations, and introduction of certain anti-base erosion provisions, including a new minimum tax on global intangible low-taxed income and base erosion and anti-abuse tax. Additionally, on March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law, and among other things, the CARES Act suspends the 80% limitation on the deduction for net operating losses in taxable years beginning before January 1, 2021, permits a 5-year carryback of net operating losses arising in taxable years beginning after December 31, 2017 and before January 1, 2021, and generally caps the limitation on the deduction for net interest expense at 50% of adjusted taxable income for taxable years beginning in 2019 and 2020.
Further, President Joe Biden has set forth several tax proposals that would, if enacted, make significant changes to U.S. tax laws (including provisions enacted pursuant to the Tax Act). Such proposals include, but are not limited to an increase in the U.S. income tax rate applicable to corporations from 21% to 28%, (ii) an increase in the maximum U.S. federal income tax rate applicable to individuals and (iii) an increase in the U.S. federal income tax rate for long term capital gain for certain taxpayers with income in excess of a threshold amount. Congress may consider, and could include, some or all of these proposals in connection with tax reform to be undertaken by the current administration. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect our business and future profitability. Investors are urged to consult with their legal and tax advisors with respect to any such legislation and the potential tax consequences of holding our securities.
Additionally, although we currently primarily operate in the U.S. and Switzerland, we will seek to expand our business internationally to other markets including additional EU countries, the U.K., Saudi Arabia, Australia, Brazil. Any international expansion of our business could subject our business to tax risks associated with international operations. For example, tax compliance in various jurisdictions, some of which may have potentially conflicting tax laws, and all of which are subject to change, potentially with retroactive effect, could result in materially higher cash tax liabilities for our business. The tax laws in jurisdictions where we conduct business and applicable U.S. tax laws as they relate to international operations may not act together in a coordinated fashion, which could also result in material incremental taxes for our business. Moreover, an expansion of our business internationally also creates risks that our business could have a taxable presence in jurisdictions where we are not filing tax returns. Taxing authorities have gotten increasingly aggressive regarding asserting that companies have a taxable presence in jurisdictions, and our business could face these risks in connection with the internal expansion of our business.
Cyber-attacks and other security breaches could have an adverse effect on our business, harm our reputation and expose us to liability.
Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in our services and operations and loss, misuse or theft of data. Computer malware, viruses, ransomware, hacking and phishing attacks against online networks have become more prevalent and may occur on our systems in the future. Due to the political uncertainty involving Russia and Ukraine, there is an increased likelihood that escalation of tensions could result in cyber-attacks or cybersecurity incidents that could either directly or indirectly impact our operations. Any attempts by cyber attackers to disrupt our services or systems, if successful, could harm our business, introduce liability to data subjects, result in the misappropriation of funds, be expensive to remedy and damage our reputation or brand. Insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks (such as the May 2021 cyber-attacks with Colonial Pipeline). Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and we may not be able to cause the implementation or enforcement of such preventions with respect to our third-party vendors. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure may, in addition to other losses, harm our reputation, brand and ability to attract customers.

We may in the future experience, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, third-party service providers, human or software errors and capacity constraints.
We are putting processes and procedures in place designed to enable Energy Vault to quickly recover from a disaster or catastrophe and continue business operations and have tested this capability under controlled circumstances. However, there are several factors ranging from human error to data corruption that could materially impact the efficacy of such processes and procedures, including by lengthening the time services are partially or fully unavailable to customers and users. It may be difficult or impossible to perform some or all recovery steps and continue normal business operations due to the nature of a particular disaster or catastrophe, especially during peak periods, which could cause additional reputational damages, or loss of revenues, any of which could adversely affect our business and financial results.
In the future our EVx systems, EVRCs and any digital platform that we develop may experience outages and other performance problems due to a variety of factors, including infrastructure changes, third-party service providers, human or software errors and capacity constraints. We may also face changes in our EVx system and EVRCs, which could lead to damages, accidents and or system disruptions. We may in the future experience blackmail for our EVx software or any software underpinning any digital platform that we may develop, which could shut down operation of our systems, those of our potential customers, or cause other damage to such systems.
Any significant disruption in our computer systems, some of which will be hosted by third-party providers, could damage our reputation and result in negative publicity, which would harm our business and results of operations.
Although the computer systems for our EVx systems and EVRCs will strictly be on-premise, we will use third-party web services for administrative purposes and as a backup for our customers in case there is an on-site system failure. Interruptions, whether due to system failures, human errors, computer viruses, physical or electronic break-ins, denial-of-service attacks, and capacity limitations, could delay or inhibit our operations. Problems with the reliability of our systems could prevent us from earning revenue and could harm our reputation. Damage to our reputation, any resulting loss of user confidence and the cost of remedying these problems could negatively affect our business, results of operations, financial condition, and prospects.
We have service agreements with data center providers. Problems with our third-party service providers or with their network providers or with the systems allocating capacity among their users, including us, could adversely affect our ability to serve our customers or perform our administrative work. Our third-party service providers could decide to close their facilities without adequate notice. Any financial difficulties, such as bankruptcy or reorganization, faced by our third-party service providers or any of the service providers with whom they contract may have negative effects on our business, the nature and extent of which are difficult to predict. If our third-party service providers are unable to keep up with our needs for capacity, this could have an adverse effect on our business. In the event that our agreements with any of our third-party service providers is terminated, or we add additional cloud infrastructure service providers, we may experience significant costs or downtime in connection with the transfer to, or the addition of, new cloud infrastructure service providers. Any of the above circumstances or events may harm our reputation and brand or increase our costs, any of which could adversely affect our business, financial condition, and results of operations.
Changes in business, economic, or political conditions, including overall changes in demand, are beyond our control and could impact our business, resulting in lower revenues and other adverse effects to our results of operations.
In recent years, the United States and other significant markets have experienced cyclical downturns and worldwide economic conditions remain uncertain. This was especially the case in 2020 as a result of the COVID-19 pandemic. Furthermore, there is uncertainty relating to Russian acts in Ukraine and the potential escalation of tensions in the region. In addition, economic uncertainty and associated macroeconomic conditions make it extremely difficult for our partners, suppliers, and us to accurately forecast and plan future business activities and could cause our customers to slow spending on our offerings.

A significant downturn in the domestic or global economy may cause our customers to pause, delay, or cancel spending on our offerings or seek to lower their costs by exploring alternatives. To the extent purchases of our offerings are perceived by customers and potential customers as discretionary, our revenue may be disproportionately affected by delays or reductions in energy storage spending. Also, competitors may respond to challenging market conditions by lowering prices and attempting to lure away our customers.
Similarly, our business depends on the overall business and global or regional political conditions, which are beyond our control.
We cannot predict the timing, strength, or duration of any economic slowdown or any subsequent recovery generally, or any industry in particular or how global business and political conditions may change. To the extent that general business, economic or political conditions, including overall changes in demand for our products, decline, our business, financial condition and results of operations, including revenues, could be materially adversely affected.
Our facilities or systems could be damaged or adversely affected as a result of disasters or other unpredictable events. Any prolonged disruption in operations would adversely affect our business, prospects, financial condition and operating results.
Our facilities or systems could be adversely affected by events outside of our control, such as natural catastrophic events, geographical instability, wars, and other calamities. For example, an installed EVx system or EVRC could be severely damaged by fire or earthquake, and the severity of such event may be exacerbated if we, as opposed to our customer, own such product. We cannot assure you that, collectively, our process and procedures to recover from a disaster or catastrophe will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks, pandemics (including the COVID-19 pandemic) or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to produce our EVx systems. In addition, to the extent such events precipitate prolonged disruptions in our operations, our business, prospects, financial condition and operating results may be materially adversely affected.
Our financial condition and results of operations as well as those of potential customers have been, and may continue to be for the foreseeable future, adversely affected by the ongoing COVID-19 pandemic, which has caused a material adverse effect on the level of economic activity around the world, including in the markets we serve.
On March 12, 2020, the World Health Organization declared COVID-19 to be a pandemic. In an effort to contain and mitigate the spread of COVID-19, many countries, including the United States, imposed unprecedented restrictions on travel and business operations, and there have been business closures and a substantial reduction in economic activity in countries that have had significant outbreaks of COVID-19, including in the markets we serve. In certain cases, these restrictions have been lifted and then reimposed in part or in full.
Our operations and performance depend significantly on global and regional economic conditions, and the outbreak of COVID-19, together with the measures taken in response to the COVID-19 pandemic, has had a significant negative effect on global and regional economies. For example, Energy Vault contracted a third party to build the crane that is part of its commercial demonstration unit in Switzerland. The third party failed to deliver critical equipment, and certain errors in construction became apparent. We therefore terminated the relationship, and the construction of the crane in Switzerland was more expensive and took longer than expected. We believe that the effects COVID-19 exacerbated the additional costs and time required to complete this crane and that the completion of the crane was delayed by at least six months.
We are continuing to conduct business with substantial restrictions, such as remote working and less employee travel, among other modifications. We also put into place health and safety policies. As a cash conservation policy, we also instituted salary reductions across our entire employee base, including members of our senior management team.

The global outbreak of COVID-19 continues to rapidly evolve, especially as COVID-19 cases and corresponding government actions responsive to COVID-19 continue to increase in certain parts of the world. The extent to which COVID-19 may impact our business will depend on future developments, which cannot be predicted with confidence, including the duration of the pandemic, travel restrictions, social distancing requirements or other governmental or business disruptions, global unemployment rates, the development and distribution of vaccines, the emergence of COVID-19 variants, and the effectiveness of actions taken in the United States and other countries to prevent, contain, and treat the disease. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Factors and Trends Affecting our Business — COVID-19” for a further discussion of the impact of the COVID-19 pandemic on our business.
While Legacy Energy Vault did not make material acquisitions, should Energy Vault pursue acquisitions in the future, it would be subject to risks associated with acquisitions.
Energy Vault may acquire additional assets, products, technologies or businesses that are complementary to its existing business. The process of identifying and consummating acquisitions and the subsequent integration of new assets and businesses into Energy Vault’s own business would require attention from management and could result in a diversion of resources from its existing business, which in turn could have an adverse effect on its operations. Acquired assets or businesses may not generate the expected financial results. Acquisitions could also result in the use of cash, potentially dilutive issuances of equity securities, the occurrence of goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business.
If Energy Vault completes future acquisitions, it may not ultimately strengthen its competitive position or achieve its goals and business strategy; Energy Vault may be subject to claims or liabilities assumed from an acquired company, product, or technology; acquisitions Energy Vault completes could be viewed negatively by its customers, investors, and securities analysts; and Energy Vault may incur costs and expenses necessary to address an acquired company’s failure to comply with laws and governmental rules and regulations. Additionally, Energy Vault may be subject to litigation or other claims in connection with the acquired company, including claims from terminated employees, former stockholders or other third parties, which may differ from or be more significant than the risks Energy Vault’s business faces. If Energy Vault is unsuccessful at integrating future acquisitions in a timely manner, or the technologies and operations associated with such acquisitions, our revenue and operating results could be adversely affected. Any integration process may require significant time and resources, which may disrupt Energy Vault’s ongoing business and divert management’s attention, and Energy Vault may not be able to manage the integration process successfully or in a timely manner. Energy Vault may not successfully evaluate or utilize the acquired technology or personnel, realize anticipated synergies from the acquisition, or accurately forecast the financial impact of an acquisition transaction and integration of such acquisition, including accounting charges and any potential impairment of goodwill and intangible assets recognized in connection with such acquisitions. Energy Vault may have to pay cash, incur debt, or issue equity or equity-linked securities to pay for any future acquisitions, each of which could adversely affect its financial condition or the market price of its Common Stock. Furthermore, the sale of equity or issuance of equity-linked debt to finance any future acquisitions could result in dilution to Energy Vault’s stockholders. The occurrence of any of these risks could harm Energy Vault’s business, operating results, and financial condition.
We expect to incur significant increased expenses and administrative burdens as a public company, which could negatively impact our business, financial condition and results of operations.
We expect to incur increased legal, accounting, administrative and other costs and expenses as a public company that Legacy Energy Vault did not incur as a private company. We expect such costs and increases to be increased further after we are no longer an emerging growth company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require us to carry out activities we have not done previously.

In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a significant deficiency or material weaknesses in the internal control over financial reporting), we could incur additional costs to rectify those issues, and the existence of those issues could adversely affect our reputation or investor perceptions.
In addition, we will maintain director and officer liability insurance, which has substantial additional premiums. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.
As a private company, Legacy Energy Vault did not endeavor to establish and maintain public company-quality internal control over financial reporting. If we fail to establish and maintain proper and effective internal control over financial reporting as a public company, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of our Common Stock may decline.
Pursuant to Section 404 of the Sarbanes-Oxley Act, the report by management on internal control over financial reporting will be on our financial reporting and internal controls (as accounting acquirer). As a private company, Legacy Energy Vault was not previously required to conduct an internal control evaluation and assessment. The rules governing the standards that must be met for management to assess internal control over financial reporting are complex and require significant documentation, testing and possible remediation. To comply with the Sarbanes-Oxley Act, the requirements of being a reporting company under the Exchange Act and any complex accounting rules in the future, we may need to upgrade our legacy information technology systems; implement additional financial and management controls, reporting systems and procedures; and hire additional accounting and finance staff.
If we are unable to hire the additional accounting and finance staff necessary to comply with these requirements, it may need to retain additional outside consultants. we or, if required, our independent registered public accounting firm, are unable to conclude that our internal control over financial reporting is effective, investors may lose confidence in our financial reporting, which could negatively impact the market price of our Common Stock.
Risks Related to Government Regulation
Our business may depend on the continued availability of rebates, tax credits and other financial incentives. The reduction, modification, or elimination of government economic incentives could cause our revenue to decline and harm our financial results.
The U.S. federal government and some state and local governments provide incentives to end users in the form of rebates, tax credits, and other financial incentives, such as system performance payments and payments for renewable energy credits associated with renewable energy generation. For example, current U.S. law enables any utilization of the federal 30% Investment Tax Credit (ITC) in case a storage project is built in combination with a solar facility. In addition, some countries outside the United States also provide incentives to end users. Our EVx systems may qualify for tax exemptions, incentives, or other customer incentives in certain jurisdictions. Some states have utility procurement programs and/or renewable portfolio standards for which our technology may be eligible. Our business may rely on these governmental rebates, tax credits, and other financial incentives to significantly lower the effective price of our EVx systems to our customers. However, these incentives may expire on a particular date, end when the allocated funding is exhausted, or be reduced or terminated as a matter of regulatory or legislative policy.
Changes in the availability of rebates, tax credits, and other financial programs and incentives could reduce demand for our EVx systems, impair sales financing, and adversely impact our business results. The continuation of these programs and incentives depends upon political support which to date has been bipartisan and durable. Nevertheless, a set of political activists may seek to expand these programs while may seek to eliminate them.
We could be liable for environmental damage resulting from our operations, which could impact our reputation, our business, and our operating results.
We are subject to federal, state, and local environmental laws and regulations as well as environmental laws in those foreign jurisdictions in which we operate. Environmental laws and regulations can be complex and may often change. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury, fines, and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties or third-party damages. In addition, maintaining compliance with applicable environmental laws requires significant time and management resources and could cause delays in our ability to build out, equip and operate our facilities as well as service our fleet, which would adversely impact our business, our prospects, our financial condition, and our operating results. In addition, environmental laws and regulations such as the Comprehensive Environmental Response, Compensation and Liability Act in the United States impose liability on several grounds including for the investigation and cleanup of contaminated soil and ground water, for building contamination, for impacts to human health and for damages to natural resources. If contamination is discovered in the future at properties formerly owned or operated by us or currently owned or operated by us, or properties to which hazardous substances were sent by us, it could result in our liability under environmental laws and regulations. Many of our customers who have agreed to purchase our EVx systems and EVRCs have high sustainability standards, and any environmental noncompliance by us could harm our reputation and impact a current or potential customer’s buying decision. Additionally, in many cases we contractually commit to performing all necessary installation work on a fixed-price basis, and unanticipated costs associated with environmental remediation and/or compliance expenses may cause the cost of performing such work to exceed our revenue. The costs of complying with environmental laws, regulations, and customer requirements, and any claims concerning noncompliance or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or our operating results.
Action by governmental authorities and local residents to restrict construction or use of our systems in their localities could substantially harm our business and financial results.
In the United States and elsewhere, the construction and implementation of our systems is subject to local laws, regulations, rules and agreements regarding zoning, permitting and land use. From time to time, various interest groups lobby for or against amendments to such rules that would allow potential customers to implement our systems in locations desirable to them. In certain cases, potential customers may need to petition for changes or waivers to such rules in order to be allowed to implement our systems. In all cases, governmental authorities and local residents may oppose the implementation of our systems by our potential customers, which could cause delays, potential damage to our relationships with customers and increased costs to us and our customers. If laws, regulations, rules, or agreements significantly restrict or discourage our potential customers in certain jurisdictions from purchasing and implementing our systems, it would have a material adverse effect on our business, results of operations, and financial condition. In addition, there can be no assurance that future macroeconomic pressures and public policy concerns could continue to lead to new laws and regulations, or interpretations of existing laws and regulations, that would limit our future customers’ use of our systems.
Changes in regulatory enforcement policies and priorities may negatively impact the management of our business, results of operations, and ability to compete.
Energy and environmental regulation is constantly changing, and policy or changes in enforcement of existing laws or regulations applicable to our business, or reexamination of current practices, could adversely impact our profitability, limit our ability to continue existing or pursue new business activities, require us to change certain of our business practices, affect retention of key personnel, or expose us to additional costs (including increased compliance costs and/or customer remediation). These changes also may require us to invest significant resources, and devote significant management attention, to make any necessary changes and could adversely affect our business.
We are subject to licensing and operational requirements that result in substantial compliance costs, and our business would be adversely affected if our licenses are impaired.
Our business is subject to numerous federal and state laws and regulations. In particular, our business is subject to oversight and regulation under local ordinances, building, zoning and fire codes, environmental protection regulation, utility interconnection requirements, and other rules and regulations. Such licenses often require us to operate in ways that incur substantial compliance costs.

To date, we have not deployed any EVx systems. We intend to obtain and hold the certificates and/or licenses needed for our near-term plans to install EVx systems. Although we believe that obtaining and renewing such certificates and/or licenses will be routine, we cannot assure you that any of them will be renewed in a timely manner. Our failure to hold a given license or certificate would impair our ability to perform our obligations under our customer contracts. The number of laws affecting our business continues to grow. If our licenses or certificates were impaired, whether by expiration, nonrenewal or modification or termination, our business would be adversely impaired.
We can give no assurances that we will properly and timely comply with all laws and regulations that may affect us. If we fail to comply with these laws and regulations, we may be subject to legal penalties, which would adversely affect our business, prospects, and results of operations.
Litigation, regulatory actions and compliance issues could subject us to significant fines, penalties, judgments, remediation costs, negative publicity and requirements resulting in increased expenses.
We have been and continue to be involved in legal proceedings, administrative proceedings, claims and other litigation that arise in the ordinary course of business. In addition, since our energy storage system is a new type of product in a nascent market, we may in the future need to seek the amendment of existing regulations or, in some cases, the creation of new regulations, in order to operate our business in some jurisdictions. Such regulatory processes may require public hearings concerning our business, which could expose us to subsequent litigation.
Unfavorable outcomes or developments relating to proceedings to which we are a party or transactions involving our products, such as judgments for monetary damages, injunctions, or denial or revocation of permits, could have a material adverse effect on our business, financial condition, and results of operations. To the extent such proceedings also generate negative publicity, our reputation and business could also be adversely affected. In addition, handling compliance issues and the settlement of claims could adversely affect our financial condition and results of operations.
Laws, regulations and rules relating to privacy, information security, and data protection could increase our costs and adversely affect our business opportunities. In addition, the ongoing costs of complying with such laws, regulations and rules could be significant.
We are subject to various laws regarding privacy, information security and data protection. In particular, our handling of data relating to individuals is subject to a variety of laws and regulations relating to privacy, data protection, and information security, and it may become subject to additional obligations, including contractual obligations, relating to our maintenance and other processing of this data. For example, the European Union’s General Data Protection Regulation, or GDPR, imposes stringent data protection requirements and provides for significant penalties for noncompliance. Laws, regulations, and other actual and potential obligations relating to privacy, data protection, and data security are evolving rapidly, and the regulatory landscape regarding privacy, data protection, and data security is likely to remain uncertain for the foreseeable future. We expect to be subject to new laws and regulations, or new interpretations of laws and regulations, in the future in various jurisdictions. These laws, regulations, and other obligations, and changes in their interpretation, could require us to modify our operations and practices, restrict our activities, and increase our costs in the future, and it is possible that these laws, regulations, and other obligations may be inconsistent with one another or be interpreted or asserted to be inconsistent with our business or practices. Any inability to adequately address privacy and security concerns or comply with applicable privacy and information security laws, rules and regulations could have an adverse effect on our business, prospects, results of operations, financial position and reputation.
Risks Related to Intellectual Property
We may be unable to protect, defend, maintain or enforce intellectual property on which our business depends, including as against existing or future competitors. Failure to protect defend, maintain and enforce that intellectual property could result in our competitors offering similar products, potentially adversely affecting our growth and success.
Although we have taken many protective measures to protect our trade secrets, including agreements, limited access, segregation of knowledge, password protections and other measures, policing unauthorized use of proprietary technology can be difficult and expensive. For example, certain of our engineers reside in California and it is not legally permissible to prevent them from working for a competitor, if and when one should exist. Also, litigation may be necessary to enforce our intellectual property rights, protect our trade secrets, or determine the validity and scope of the proprietary rights of others. Such litigation may result in our intellectual property rights being challenged, limited in scope, or declared invalid or unenforceable. We cannot be certain that the outcome of any litigation will be in our favor, and an adverse determination in any such litigation could impair our intellectual property rights and may harm our business, prospects and reputation.
We rely primarily on patent, copyright, trade secret and trademark laws, and non-disclosure, confidentiality, and other types of contractual restrictions to establish, maintain, and enforce our intellectual property and proprietary rights. However, our rights under these laws and agreements afford us only limited protection and the actions we take to establish, maintain, and enforce our intellectual property rights may not be adequate. For example, our trade secrets and other confidential information could be disclosed in an unauthorized manner to third parties, our owned or licensed intellectual property rights could be challenged, invalidated, circumvented, infringed, or misappropriated or our intellectual property rights may not be sufficient to provide us with a competitive advantage, any of which could have a material adverse effect on our business, financial condition or operating results. In addition, the laws of some countries do not protect proprietary rights as fully as do the laws of the United States. As a result, we may not be able to protect our proprietary rights adequately abroad.
Our patents and, patent applications if issued, may not provide adequate protection to create a barrier to entry. The provisional and non-provisional patent applications that we own may not issue as patents or provide adequate protection to create a barrier to entry, which may hinder our ability to prevent competitors from selling products similar to ours.
We cannot be certain that our pending patent applications will result in issued patents or that any of our issued patents will afford protection against a competitor. The status of patents involves complex legal and factual questions, and the breadth of claims allowed is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued or that our patents and any patents that may be issued to us in the future will afford protection against competitors with similar technology. In addition, patent applications filed in foreign countries are subject to laws, rules, and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued in other regions. Furthermore, even if these patent applications are accepted and the associated patents issued, some foreign countries provide significantly less effective patent enforcement than in the United States.
In addition, patents issued to us may be infringed upon or designed around by others and others may obtain patents that we need to license or design around, either of which would increase costs and may adversely affect our business, our prospects, and our operating results.
We may be subject to third-party claims of infringement, misappropriation or other violation of intellectual property rights, or other claims challenging our agreements related to intellectual property, which may be time-consuming and costly to defend, and could result in substantial liability.
Companies, organizations, or individuals, including our competitors, may hold or obtain patents, trademarks, or other proprietary rights that they may in the future believe are infringed by our products or services. These companies holding patents or other intellectual property rights allegedly relating to our technologies could, in the future, make claims or bring suits alleging infringement, misappropriation, or other violations of such rights, or otherwise assert their rights and by seeking royalties or injunctions. If a claim is successfully brought in the future and we or our products are determined to have infringed, misappropriated, or otherwise violated a third party’s intellectual property rights, we may be required to do one or more of the following:
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cease selling or using our products that incorporate the challenged intellectual property;

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pay substantial damages (including treble damages and attorneys’ fees if our infringement is determined to be willful);

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obtain a license from the holder of the intellectual property right, which may not be available on reasonable terms or at all; or

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redesign our products or means of production, which may not be possible or cost-effective.

Any of the foregoing could adversely affect our business, prospects, operating results, and financial condition. In addition, any litigation or claims, whether or not valid, could harm our reputation, result in substantial costs and divert resources and management attention.
We also license technology from third parties and incorporate components supplied by third parties into our products. We may in the future face claims that our use of such technology or components infringes or otherwise violates the rights of others, which would subject us to the risks described above. We may in some cases seek indemnification from our licensors or suppliers under our contracts with them, but our rights to indemnification or our suppliers’ resources may be unavailable or insufficient to cover our costs and losses.
Risks Related to Ownership of our Securities
Concentration of ownership among our executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.
As of April 1, 2022, our executive officers, directors and their affiliates as a group beneficially own approximately 38.5% of our outstanding Common Stock. As a result, these stockholders are able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, appointment and removal of officers, any amendment of the amended and restated certificate of incorporation and approval of mergers and other business combination transactions requiring stockholder approval. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.
The SEC has recently issued guidance on the accounting treatment of warrants. We have accounted for our outstanding Warrants as a warrant liability and will be required to determine the value warrant liability quarterly, which could have a material impact on our financial position and operating results.
In the Staff Statement issued by the Staff of the SEC on April 12, 2021, the Staff expressed its view that certain terms and conditions common to SPAC warrants may require the Warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Following the issuance of such Staff Statement, on May 20, 2021, Novus concluded that it was appropriate to restate its previously issued audited balance sheet as of February 8, 2021. A summary of the effect of the restatement on the audited balance sheet was included in the notes to the financial statements filed as part of Novus’s Quarterly Report on Form 10-Q for the three months ended March 31, 2021. The restated balance sheet summary reflects the change in accounting treatment of the Public Warrants and Private Warrants issued in connection with its initial public offering in February 2021 (which were previously recorded as a component of equity on the balance sheet) as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the statement of operations for subsequent reporting periods. Under this accounting treatment, we are required to measure the fair value of the Warrants on a quarterly basis as well as re-evaluate the treatment of the Warrants and recognize changes in the fair value from the prior period in our operating results for the current period, which could have a material impact on our financial position and operating results. The impact of changes in fair value on earnings, which may be material, may have an adverse effect on the market price of our securities.
We may face litigation and other risks as a result of the material weaknesses in our internal control over financial reporting and may report additional material weaknesses in our internal control over financial reporting in the future.
On May 20, 2021, Novus concluded that it was appropriate to restate its previously issued audited balance sheet as of February 8, 2021, and as part of such process, Novus identified a material weakness in its internal control over financial reporting. Additionally, on November 14, 2021, Novus concluded that it was appropriate to restate its previously issued unaudited financial statements for the periods ended March 31, 2021 and June 30, 2021, and as part of such process, Novus identified an additional material weakness in its internal control over financial reporting resulting from the improper valuation of its Class A common stock subject to possible redemption.. We cannot assure as to when these material weaknesses will be remediated.
As a result of such material weaknesses, the changes in accounting for our Warrants and our Common Stock, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes, which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition.
We cannot assure you that there will not be additional material weaknesses in our internal control over financial reporting now or in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines that we have a material weakness in our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our Common Stock could decline, and we could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.
Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could negatively impact its business.
As a public company, we will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of our securities.
We qualify as an “emerging growth company” and “smaller reporting company” within the meaning of the Securities Act, and take advantage of certain exemptions from disclosure requirements available to emerging growth companies, which could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.
We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2026. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as the company is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.
Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to continue to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements, Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. Moreover, smaller reporting companies may choose to present only the two most recent fiscal years of audited financial statements in their Annual Reports on Form 10-K.
Investors may find our Common Stock less attractive because we rely on these exemptions, which may result in a less active trading market for our Common Stock and its price may be more volatile.
Our management has limited experience in operating a public company.
Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage the transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of our business. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase its operating costs in future periods.
If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.
Research and reports that industry or securities analysts may publish about us, our business, our market or our competitors may influence the public market for our securities. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, price and trading volume of our publicly traded securities would likely be negatively impacted. If any of the analysts who may cover us change their recommendation regarding the our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our publicly traded securities would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.
Because we have no current plans to pay cash dividends on our Common Stock for the foreseeable future, you may not receive any return on investment unless you sell our Common Stock for a price greater than that which you paid for it.
We intend to retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, the our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our Common Stock unless you sell your shares of Common Stock for a price greater than that which you paid for it.

We may issue additional shares of Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our Common Stock.
As of April 1, 2022, we had Warrants outstanding to purchase an aggregate of 14,749,922 shares of Common Stock. In addition, we may issue an aggregate of up to 15,516,760 shares of Common Stock pursuant to the 2022 Plan, which amount may be subject to increase from time to time. For additional information about this plan, please read the discussion under the headings “Executive Compensation —
Equity Plans.” We may also issue additional shares of Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.
The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:
•
existing stockholders’ proportionate ownership interest in our Company will decrease;

•
the amount of cash available per share, including for payment of dividends in the future, may decrease;

•
the relative voting strength of each previously outstanding Common Stock may be diminished; and

•
the market price of our Common Stock may decline.

If the selling security holders sell their securities, it may negatively impact the market price of the shares of our Common Stock and such holders still may receive significant proceeds.
Even if the price of our Common Stock falls below $10.00 per share, which was the price per unit sold in our IPO and the per-share price of the PIPE Shares, the Founders and the Legacy Energy Vault Stockholders (the “EV Reg Rights Holders”) who received shares of our Common Stock at the Closing and have registration rights pursuant to our amended and restated registration rights agreement (the “Registration Rights Agreement”) and Mr. Piconi, our director and Chief Executive Officer (together with the EV Reg Rights Holders, the “EV Sellers”) will be able to sell the securities registered hereby because they purchased such securities at prices significantly less than $10.00 per share. In particular, the Founders purchased their Founder Shares at a price of $0.004 per share and the Private Warrants at a price of $1.50 per warrant. The EV Sellers purchased their shares at a weighted-average price of $1.52 per share, after giving effect to the exchange ratio in the Business Combination. Accordingly, such Selling Securityholders could sell their securities at a per-share price that is less than $10.00 and could still realize a significant profit that would not be realized by investors in our IPO, who purchased units comprised of a share of our Common Stock and one-third of a Public Warrant at a price of $10.00 per unit, the Subscribers who purchased PIPE Shares at a price of $10.00 per share, or investors who purchased shares of our Common Stock on the open market at per-share prices over $10.00. On May 2, 2022, the closing price of our Common Stock was $14.49 and the closing price for our Public Warrants was $2.55. Based on such closing prices, the Selling Securityholders would have a potential unrealized gain of approximately $1.1 billion in the aggregate.
The registration statement, of which this prospectus forms a part, has been filed to discharge our obligations under the Registration Rights Agreement and Subscription Agreements with the Subscribers This prospectus also covers shares issuable upon exercise of the Public Warrants. In the aggregate, the number of shares registered for resale hereby equals 61.0% of the number of shares of our Common Stock outstanding as of April 1, 2022. Additionally, we intend to register for resale 23,981,119 shares subject to the Exchanged Options and Converted RSUs and to be issued under our equity incentive plans under a Registration Statement on Form S-8.
The sale or possibility of sale of these additional securities trading in the public market may negatively impact the market price of our Common Stock or the Public Warrants.
Our stock price may be volatile or may decline regardless of our operating performance. You may lose some or all of your investment.
The trading prices of the Common Stock and the Warrants are likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in this section and the following:
•
the impact of the COVID-19 pandemic on our financial condition and the results of operations;

•
our operating and financial performance and prospects;

•
our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

•
conditions that impact demand for our services;

•
future announcements concerning our business, our customers’ businesses, or our competitors’ businesses;

•
the public’s reaction to our press releases, other public announcements, and filings with the SEC;

•
the market’s reaction to our reduced disclosure and other requirements as a result of being an “emerging growth company” under the JOBS Act or a “smaller reporting company”;

•
the size of our public float;

•
coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•
market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•
strategic actions by us or our competitors, such as acquisitions or restructurings;

•
changes in laws or regulations which adversely affect the energy storage industry generally or Energy Vault specifically;

•
changes in accounting standards, policies, guidance, interpretations, or principles;

•
changes in senior management or key personnel;

•
issuances, exchanges or sales, or expected issuances, exchanges, or sales of our capital stock;

•
changes in our dividend policy;

•
adverse resolution of new or pending litigation against us; and

•
changes in general market, economic, and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war, and responses to such events.

These broad market and industry factors may materially reduce the market price of our securities, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of the Common Stock is low. As a result, you may suffer a loss on your investment.
Anti-takeover provisions in the Second A&R Charter, the Second A&R Bylaws and under Delaware law could make an acquisition of the Company, which may be beneficial to its stockholders, more difficult and may prevent attempts by its stockholders to replace or remove our current management.
The Second A&R Charter and the Second A&R Bylaws contains provisions that may delay or prevent an acquisition of us or a change in our management. These provisions may make it more difficult for stockholders to replace or remove members of our board of directors. Because our board of directors is responsible for appointing the members of the management team, these provisions could in turn frustrate or prevent any attempt by our stockholders to replace or remove our current management. In addition, these provisions could limit the price that investors might be willing to pay in the future for shares of our Common Stock. Among other things, these provisions include:
•
the limitation of the liability of, and the indemnification of, our directors and officers;

•
a prohibition on actions by our stockholders except at an annual or special meeting of stockholders;

•
a prohibition on actions by our stockholders by written consent; and

•
the ability of our board of directors to issue preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by our board of directors.

Moreover, because the we are incorporated in Delaware, we are subject to the provisions of Section 203 of the DGCL, which prohibits a person who owns 15% or more of our outstanding voting stock from merging or combining with our Company for a period of three years after the date of the transaction in which the person acquired 15% or more of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. This could discourage, delay or prevent a third party from acquiring or merging with us, whether or not it is desired by, or beneficial to, our stockholders. This could also have the effect of discouraging others from making tender offers for our Common Stock, including transactions that may be in our stockholders’ best interests. Finally, these provisions establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings. These provisions would apply even if the offer may be considered beneficial by some stockholders. For more information, see the section titled “Description of Securities — Certain Anti-Takeover Provisions of Delaware Law.”
We may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to the holders of Public Warrants.
We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sales price of our Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the Public Warrants as set forth above even if the holders are otherwise unable to exercise the Public Warrants. The Public Warrants differ from the Private Warrants since none of the Private Warrants will be redeemable by us so long as they are held by the Founders or their permitted transferees.
Redemption of the outstanding Public Warrants could force you to: (1) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (2) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (3) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants.
Warrants will become exercisable for our Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
The Warrants are exercisable for 14,749,922 shares of Common Stock at a weighted average exercise price of $11.50 per share. The shares of our Common Stock issued upon exercise of our Warrants will result in dilution to the then existing holders of Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Common Stock.

USE OF PROCEEDS
We will receive proceeds equal to the aggregate exercise price from any exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. The exercise price for any of our Public Warrants and our Private Warrants is $11.50 per share, subject to certain specified adjustments. To the extent that the price of our Common Stock exceeds $11.50 per share, it is more likely that our warrantholders will exercise their warrants. To the extent that the price of our common stock declines, including by declining beneath $11.50 per share, it is less likely that our warrantholders will exercise their warrants.
We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.
All of the shares of Common Stock and Private Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their account. We will not receive any of the proceeds from these sales.
DETERMINATION OF OFFERING PRICE
The offering price of the shares of Common Stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Public Warrants and the Private Warrants of $11.50 per share. The Public Warrants are listed on the NYSE under the symbol “NRGV WS.”
We cannot currently determine the price or prices at which shares of our Common Stock or Private Warrants may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY
Market Information
Our Common Stock and Public Warrants are currently listed on the NYSE under the symbols “NRGV” and “NRGV WS,” respectively. Prior to the consummation of the Business Combination, our Common Stock and Public Warrants were listed on the NYSE under the symbols “NXU” and “NXU WS,” respectively. Prior to the Closing, there was no established public trading market for Legacy Energy Vault’s common stock. As of April 1, 2022, we had 133,633,288 shares of Common Stock issued and outstanding held of record by 134 holders, and warrants to purchase an aggregate of 14,749,922 shares of Common Stock outstanding held of record by 23 holders.
Dividends
We have not paid any cash dividends on the Common Stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment, and we have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that we may deem relevant. We do not anticipate declaring any cash dividends to holders of the Common Stock in the foreseeable future. Further, our ability to declare dividends may be limited by the terms of financing or other agreements entered into by us or our subsidiaries from time to time.
Description of Registrant’s Securities
A description of our capital stock is in the section entitled “Description of Securities.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
As a result of the Business Combination and the other transactions contemplated by the Business Combination Agreement, NCCII Merger Corp. merged with and into Legacy Energy Vault, with Legacy Energy Vault continuing as the surviving entity as a wholly owned subsidiary of Novus, under the new name Energy Vault Holdings, Inc. and thereafter be known as the “Combined Company.” The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. Release No. 33-10786 provides pro forma adjustment criteria with requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or reasonably expected to occur (“Management’s Adjustments”). Energy Vault, Inc. (the “Company”) has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.
Novus was a blank check company formed under the laws of the State of Delaware on September 29, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. On February 8, 2021, Novus consummated its IPO of 28,750,000 Novus Units, with each Novus Unit consisting of one share of Novus Common Stock and one-third of one redeemable warrant, at a public offering price of $10.00 per Public Unit. Simultaneously with the closing of the IPO, Novus consummated the sale of 5,166,666 Private Warrants to Novus’s initial stockholders at a price of $1.50 per private warrant generating gross proceeds of $7,750,000. From the net proceeds from the IPO and the sale of the Private Warrants, $287,500,000 was placed in the Trust Account established for the benefit of the Novus’s public stockholders.
Legacy Energy Vault’s mission is to accelerate the decarbonization of the economy through the development of sustainable and economical energy storage technologies. To achieve this, Legacy Energy Vault is developing a proprietary gravity-based energy storage technology. Legacy Energy Vault’s product platform aims to help utilities, independent power producers, and large energy users significantly reduce their levelized cost of energy while maintaining power reliability.
The following unaudited pro forma condensed combined balance sheet as of December 31, 2021 assumes that the Business Combination occurred on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 presents the pro forma effect of the Business Combination as if it had been completed on January 1, 2021.
The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The historical financial information of Novus was derived from the audited financial statements of Novus as of and for the year ended December 31, 2021. The historical financial information of Legacy Energy Vault was derived from the audited consolidated financial statements of Legacy Energy Vault as of and for the year ended December 31, 2021. This information should be read together with the Novus’s and Legacy Energy Vault’s audited financial statements and related notes, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” other information relating to Novus and Legacy Energy Vault included elsewhere herein and other financial information included elsewhere herein.
The Business Combination was accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, Novus was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Legacy Energy Vault issuing stock for the net assets of Novus, accompanied by a recapitalization. The net assets of Novus are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Legacy Energy Vault.
Legacy Energy Vault has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•
Legacy Energy Vault has the largest portion of voting rights in the Combined Company;

•
Legacy Energy Vault has the right to appoint majority of the directors in the Combined Company;

•
Legacy Energy Vault’s existing senior management team comprise senior management of the Combined Company;

•
The operations of the Combined Company primarily represent operations of Legacy Energy Vault;

•
The Combined Company assume Legacy Energy Vault’s name and headquarters.

Description of the Business Combination
The aggregate merger consideration paid in connection with the Business Combination was approximately $1.06 billion in the form of 106,318,576 shares of the Combined Company’s common stock.
The foregoing consideration to be paid to the Legacy Energy Vault security holders may be further increased by amounts payable as earn-out shares. There are three tranches of Earn Out Shares each of which will be issued if the closing price of Common Stock as reported on NYSE exceeds price thresholds as specified in the Business Combination Agreement (each, a Triggering Event) for a period of at least twenty (20) days within the preceding thirty (30) consecutive trading days. The Triggering Events must occur within the Earn Out Period. Each Triggering Event shall only occur once and in no event shall the eligible Legacy Energy Vault security holders be entitled to receive more than (i) 3,000,000 Earn Out Shares with respect to a Triggering Event and (ii) an aggregate of 9,000,000 Earn Out Shares. If the earn out condition is achieved for a tranche, the Combined Company account for the Earn Out Shares for such tranche as issued and outstanding Common Stock.
In connection with the Business Combination, the Founder Shares shall be held in escrow under restriction. The restriction on 11.25 % of the Founder Shares equivalent to 808,594 shares shall be released upon the date on which:
(i)
The closing price of the Combined common stock exceeds $12.50 per share for any 20 trading days within a 30-trading day period occurring from the announcement of the PIPE through the thirty-six months anniversary of the Closing Date or

(ii)
The closing of a sale, merger, liquidation, exchange offer, transaction after the Merger which results in the stockholders of Novus having the right to exchange their shares of Combined Common stock for cash, securities or other property having a value of at least $12.50 per share.

The restrictions on an additional 11.25% of the Founder Shares equivalent to 808,594 Shares shall be released upon the date on which:
(i)
the closing price of the Combined common stock equals or exceeds $15.00 per share for any 20 trading days within a 30-trading day period occurring from the announcement of the PIPE through the thirty-six months anniversary of the Closing Date or

(ii)
the closing of a sale, merger, the remaining Lock-Up Shares liquidation, or exchange offer transaction after the closing date of the Business Combination which results in the stockholders of the Company having the right to exchange their shares of Common Stock for cash securities or other property having a value of at least $15.00 per share.

The following table summarizes the pro forma shares of common stock of the Combined Company outstanding immediately after the Closing of the Business Combination:
	Shares	%
EV – Common Stock(1)	106,318,576	80.4%
Public Shares(2)	4,079,078	3.1%
Founder/ Sponsor Shares(3)	2,357,333	1.8%
PIPE	19,500,005	14.7%
Pro Forma common stock at December 31, 2021	132,254,992	100.0%

(1)
Excludes approximately 9,000,000 in estimated potential earn out shares as the price threshold for each tranche has not yet been triggered.

(2)
Excludes 5,166,666 Private Warrants and 9,583,333 Public Warrants

(3)
Excludes 1,617,188 shares with transfer restrictions, based on price threshold for each tranche not yet triggered, held in escrow and subject to potential forfeiture.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2021 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 are based on the historical financial statements of Novus and Legacy Energy Vault. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2021
	Energy Vault (Historical)	Novus (Historical)	Combined	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and cash equivalents	$105,124,886	$396,295	$105,521,181	$287,515,823	(B)	$299,219,686
				(208,913)	(D)
				(41,899,235)	(I)
				195,000,050	(A)
				(246,709,220)	(K)
Prepaid expenses and other current assets	5,537,759	114,583	5,652,342	(3,587,650)	(I)	2,064,692
Total current assets	110,662,645	510,878	111,173,523	190,110,855		301,284,378
Marketable securities held in Trust Account		287,515,823	287,515,823	(287,515,823)	(B)	—
Property, plant and equipment, net	11,867,840	—	11,867,840			11,867,840
Right of use assets, net	1,238,052	—	1,238,052			1,238,052
Convertible note receivable, net	654,449		654,449			654,449
Derivative Asset – conversion option	350,000		350,000			350,000
Other noncurrent assets	521,436	—	521,436	—		521,436
TOTAL ASSETS	$125,294,422	$288,026,701	$413,321,123	$(97,404,968)		$315,916,155
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	1,980,597	208,913	2,189,510	(208,913)	(D)	1,451,819
				(528,778)	(I)
Accrued liabilities	4,704,137	—	4,704,137			4,704,137
Long term finance leases, current portion	47,719	—	47,719			47,719
Long term operating leases, current portion	611,714	—	611,714			611,714
Total current liabilities	7,344,167	208,913	7,553,080	(737,691)		6,815,389
Deferred pension liability	733,778	—	733,778			733,778
Asset retirement obligation	977,635	—	977,635			977,635
Deferred revenue	1,500,000	—	1,500,000			1,500,000
Long term finance leases	33,677	—	33,677			33,677
Long term operating leases	661,643	—	661,643			661,643
Warrant liability	—	18,437,499	18,437,499			18,437,499
Total liabilities	11,250,900	18,646,412	29,897,312	(737,691)		29,159,621
Common stock subject to possible redemption	—	287,500,000	287,500,000	(287,500,000)	(F)	—
Preferred stock	182,709,406		182,709,406	(182,709,406)	(E)	—
Stockholders’ equity (deficit):
Common stock	304	—	304	1,950	(A)	13,226
				1,754	(H)
				2,641	(F)
				719	(J)

	Energy Vault (Historical)	Novus (Historical)	Combined	Pro Forma Adjustments		Pro Forma Combined
				(2,467)	(K)
				(249)	(L)
				8,574	(E)
Class B common stock	—	719	719	(719)	(J)
Treasury stock	(2)		(2)			(2)
Additional paid-in capital	713,332		713,332	194,998,100	(A)	378,593,415
				(18,120,430)	(C)
				182,700,832	(E)
				287,497,359	(F)
				3,471,406	(G)
				(25,958,926)	(I)
				(246,706,753)	(K)
				(1,754)	(H)
				249	(L)
Retained earnings/(accumulated deficit)	(68,966,472)	(18,120,430)	(87,086,902)	18,120,430	(C)	(91,437,059)
				(3,471,406)	(G)
				(18,999,181)	(I)
Accumulated other comprehensive loss	(413,046)	—	(413,046)			(413,046)
Total stockholders’ equity (deficit)	(68,665,884)	(18,119,711)	(86,785,595)	373,542,129		286,756,534
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$125,294,422	$288,026,701	$413,321,123	$(97,404,968)		$315,916,155

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2021
	Energy Vault (Historical)	Novus (Historical)	Combined (Historical)	Pro Forma Adjustments		Pro Forma Combined
Net Revenue	$—	$—	$—	$—		$—
Cost of revenue	—	—	—	—		—
Gross profit	—	—	—	—		—
Formation costs	—	1,247,217	1,247,217			1,247,217
Selling and marketing expenses	845,302	—	845,302	332,578	(AA)	1,177,880
Research and development expenses	7,911,548	—	7,911,548	2,747,724	(AA)	10,659,272
General and administrative expenses	18,055,570	—	18,055,570	4,189,788	(AA)	41,244,539
				18,999,181	(CC)
Inventory write-down	2,723,985	—	2,723,985			2,723,985
Operating loss	(29,536,405)	(1,247,217)	(30,783,622)	(26,269,271)		(57,052,894)
Other income (expense)
Interest earned on marketable securities held in Trust Account	—	15,823	15,823	(15,823)	(BB)	—
Interest expense	(7,385)	—	(7,385)			(7,385)
Transaction costs incurred in connection with warrant liability	—	(241,311)	(241,311)			(241,311)
Change in fair value of warrants	—	(1,865,833)	(1,865,833)			(1,865,833)
Other income (expense)	(1,793,671)	—	(1,793,671)			(1,793,671)
Loss before income taxes	(31,337,461)	(3,338,538)	(34,675,999)	(26,285,094)		(60,961,094)
Income taxes	(1,400)	—	(1,400)			(1,400)
Net loss attributable to common stockholders	$(31,338,861)	$(3,338,538)	$(34,677,399)	$(26,285,094)		$(60,962,494)
Weighted average shares outstanding – Common stock	1,886,798					132,254,992
Common stock – basic and diluted	$(16.61)					$(0.46)
Weighted average shares outstanding – Class A stock		25,678,082
Class A common stock – basic and diluted		$(0.10)
Weighted average shares outstanding – Class B stock		7,087,329
Class B common stock – basic and diluted		$(0.10)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.
Basis of Presentation

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP as Legacy Energy Vault has been determined to be the accounting acquirer, primarily due to the fact that shareholders of Legacy Energy Vault will continue to control Combined Company after the completion of the Business Combination. Under this method of accounting, Novus was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Legacy Energy Vault issuing stock for the net assets of Novus, accompanied by a recapitalization. The net assets of the Novus are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Legacy Energy Vault.
The unaudited pro forma condensed combined balance sheet as of December 31, 2021 assumes that the Business Combination occurred on December 31, 2021. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 present pro forma effect to the Business Combination as if it had been completed on January 1, 2021.
The unaudited pro forma condensed combined balance sheet as of December 31, 2021 has been prepared using, and should be read in conjunction with, the following:
•
Novus’s audited balance sheet as of December 31, 2021 and the related notes as of December 31, 2021; and

•
Legacy Energy Vault’s audited consolidated balance sheet as of December 31, 2021 and the related notes as of December 31, 2021.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been prepared using, and should be read in conjunction with, the following:
•
Novus’s audited statement of operations for the year ended December 31, 2021 and the related notes; and

•
Legacy Energy Vault’s audited consolidated statement of operations for the year ended December 31, 2021 and the related notes.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.
The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given that Legacy Energy Vault incurred significant losses during the historical periods presented.
The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. The Company believes that the assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. They should be read in conjunction with the historical financial statements and notes thereto of Novus and Legacy Energy Vault.
2.
Accounting Policies

Upon consummation of the Business Combination, management has performed a comprehensive review of the Novus’s and Legacy Energy Vault’s accounting policies. Based on its initial analysis, management did not identify any differences in accounting policies that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.
3.
Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information
Legacy Energy Vault and Novus have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Combined Company filed consolidated income tax returns during the periods presented.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Combined Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2021.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2021 are as follows:
Transaction Adjustments:
(A)
Reflects the issuance of 19,500,005 shares of Common Stock at a subscription price of $10.00 per share, pursuant to the Subscription Agreements, for proceeds of approximately $195.0 million. Issuance costs of $2.5 million in connection with the PIPE funding are included in the transaction costs discussed in (I) below.

(B)
Reflects the reclassification of $287.5 million of funds held in Novus’s Trust Account to cash and cash equivalents that becomes available for general corporate use by Combined Company which has been reduced by the redemptions discussed in (K) below.

(C)
Reflects the reclassification of historical accumulated deficit to additional paid in capital of $18.1 million.

(D)
Reflects the settlement of Novus’s historical liabilities that were settled upon the close of the Business Combination.

(E)
Reflects the conversion of Legacy Energy Vault’s preferred stock into common stock in accordance with the Business Combination Agreement.

(F)
Reflects the reclassification of approximately $287.5 million from temporary equity to permanent equity.

(G)
Reflects the acceleration of certain Legacy Energy Vault stock-based compensation awards that vest upon the Closing of the Business Combination.

(H)
Represents recapitalization of Legacy Energy Vault equity and issuance of 20,577,500 of the Combined Company’s common stock (exclusive of 85,741,076 common stock shares issued in lieu of preferred stock conversion noted in Adjustment E) as the consideration for Business Combination, based on Exchange Ratio of 6.7735.

(I)
Represents transaction costs paid for the Business Combination, of which total approximately $45 million, including approximately $2.5 million related PIPE issuance costs. $26 million relates to equity issuance costs which is reflected as a reduction from additional paid-in capital and $19 million relates to the issuance costs relating to the liability-classified warrant instruments which is reflected as an increase in general and administrative expenses and accumulated deficit. Of these transaction costs, $3.6 million has been paid and $0.5 million has been accrued but not yet paid as of December 31, 2021 and are deferred and reflected as prepaid expenses and other assets and accounts payable, respectively, which upon the closure of the business combination, adjusted against additional paid in capital.

(J)
Represents reclassification of Novus Common Stock and Novus Class B Common Stock to Combined Company’s common stock.

(K)
Reflects the redemption of 24,670,922 of Novus’s Public Shares for aggregate redemption payments of $246.7 million allocated to common stock and additional paid-in capital using a par value of $0.0001 per share. As of the actual redemption date, the redemption price was $10.00 per share.

(L)
Reflects the forfeiture of Novus Founder Shares proportionate to redemption of cash from the Trust Account. Aggregate redemption payments of $246.7 million resulted in 2,494,229 of the Founder Shares forfeited, being 45% of the Founder Shares.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 are as follows:
(AA)
Reflects stock compensation expense related to certain Legacy Energy Vault stock-based compensation awards that vest upon the Closing of the Business Combination. The expense is reflected as if incurred on January 1, 2021, the date on which the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations.

(BB)
Reflects elimination of interest income on the Trust Account.

(CC)
Reflects the payment of direct and incremental transaction costs in connection with the liability-classified warrant instruments of Novus, allocated on a relative fair value basis, for the year ended December 31, 2021. This is a non-recurring expense.

4.
Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination and related proposed equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.
For the Year ended December 31, 2021
Pro forma net loss	$(60,962,494)
Weighted average shares outstanding of common stock	132,254,992
Net loss per share (Basic and Diluted) attributable to common stockholders(1)	$(0.46)
Potential anti-dilutive instruments not considered
EV Earnout shares	9,000,000
Sponsor Earnout shares	1,617,188
Private warrants	5,166,666
Public warrants	9,583,333
EV Stock options	1,344,540
Total	26,711,727

(1)
Diluted loss per common stock is the same as basic loss per common stock for all periods presented because the effects of potentially dilutive items were anti-dilutive given the Combined Company’s net loss.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provide information which Energy Vault’s management believes is relevant to an assessment and understanding of Energy Vault’s consolidated results of operations and financial condition. The discussion should be read together with the audited consolidated financial statements and related notes that are included in this prospectus. The discussion and analysis should also be read together with the pro forma financial information as of and for the year ended December 31, 2021 and 2020. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Energy Vault’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus.
Overview
Energy Vault develops sustainable, grid-scale energy storage solutions designed to advance the transition to a carbon free, resilient power grid. Energy Vault’s mission is to accelerate the decarbonization of our economy through the development of sustainable and economical energy storage technologies. To achieve this, Energy Vault is developing a proprietary gravity-based energy storage technology. Energy Vault is also designing proprietary energy management software based on artificial intelligence (AI), advanced optimization algorithms designed to control and optimize entire energy systems and a flexible energy storage integration platform suitable for storage technologies of many durations. Energy Vault’s product platform aims to help utilities, independent power producers, and large energy users significantly reduce their levelized cost of energy while maintaining power reliability.
Energy Vault was founded to address one of the greatest impediments to efficient renewable energy adoption — electricity storage. Renewable energy solutions struggle to replace fossil fuel power due to intermittency of the generation source and the lack of economic and sustainable energy storage solutions. Variable renewable energy sources such as wind and solar only produce energy when the sun is shining, or when the wind is blowing. Cost-effective energy storage is required to increase the amount of electricity that can be delivered to the grid from renewable energy sources in a balanced way that supports grid integration resiliency during low generation and eliminates overgeneration and the risk of changes in energy delivery, or ramp rate. Ramp rate is measured as the percentage of change in energy delivered per second. Power plants are designed to operate within a range where the amount of energy delivered to the grid must always equal the amount of energy that is being consumed. Blackouts and other issues can result when the balance is disrupted, when the energy levels fall out of the set range due to low generation periods or high energy demand periods. The system also may become overloaded because of abrupt changes in renewable energy generation. Energy storage helps to maintain the balance of energy delivery with energy consumed and to mitigate ramp rate to stay within range and avoid blackouts or other grid resiliency problems.
Energy Vault’s gravity-based solutions are based on the well-understood physics and mechanical engineering fundamentals of pumped hydroelectric energy storage, but replace water with custom-made composite blocks, or “mobile masses”, that can be made from low-cost and locally sourced materials, including local soil, mine tailings, coal combustion residuals (coal ash), and end-of-life decommissioned wind turbine blades.
Energy Vault’s gravity-based solutions build upon the core, proven energy storage technology of pumped hydroelectric energy storage and incorporates a simplified building design that is modular, flexible and not limited by the same geological constraints of pumped hydroelectric energy storage plants. Applying the fundamental principles of gravity and potential energy, Energy Vault’s EVx, and Energy Vault Resiliency Center (EVRC), solutions combine advanced materials science and proprietary machine-vision software to autonomously orchestrate the charge, storage, and discharge of electricity in grid-scale applications. To achieve this, Energy Vault synthesized technologies from four established industries: crane/elevators, shipping, motor/generator, and materials science. Combining potential and kinetic energy cycles, Energy Vault’s systems are automated with advanced computer control and machine vision software to create a gravity energy storage innovation designed to meet the market demand for 2-12 hours of storage duration. Energy Vault’s EVx and EVRC systems are designed to serve economically both higher power/shorter duration applications with ancillary services from 2-4 hours, while scaling to serve medium (4-10 hours) and long duration (ten or more hour) requirements.
The circular economy is a model of production and consumption, which involves sharing, leasing, reusing, repairing, refurbishing, and recycling existing materials and products as long as possible. In this way, the life cycle of products is extended to help minimize waste. Energy Vault has a unique approach to the circular economy which involves beneficial reuse of recyclable and energy waste materials into its sustainable production design.
In July 2020, Energy Vault completed mechanical construction of a five MW commercial demonstration unit (CDU) located in Arbedo-Castione, Switzerland based on the EV1 Tower design. In July 2020, the CDU was connected to the Swiss national electricity grid. Following the successful commercial scale deployment of the CDU, Energy Vault announced the new EVx platform in 2021 concurrent with its announcement of an investment in Energy Vault from Saudi Aramco Energy Ventures investment. EVx will offer performance enhancements designed to have 80%-85% round trip efficiency, a 35-year life, and a flexible, modular design that is 45% lower in height than the EV1 Tower design. To date, Energy Vault has not sold any EVx system.
In October 2021, Energy Vault entered into an Energy Storage System Agreement (Agreement) with DG Fuels LLC (DG Fuels). Under the terms of the Agreement, Energy Vault agreed to provide up to 1.6 gigawatt hours (GWh) of energy storage to support DG Fuels across multiple projects, the first of which is currently projected to commence construction in mid-2022 and is currently expected to be a 500 megawatt hour project (MWh) in Louisiana. The timing of the commencement of and payments under each project is subject to the execution of a sales agreement relating to such project and the revenue from each project will be dependent upon the agreed upon size of the project, and the timing of such project and the performance of DG Fuels. In addition, on October 29, 2021, Energy Vault agreed to invest $1 million in DG Fuels pursuant to a convertible promissory note with DG Fuels.
In November 2021, Energy Vault launched Energy Vault Solutions (EVS) to provide a technology neutral energy storage management and integration platform. The EVS platform enables the integration of different energy assets and their economic dispatching by using artificial intelligence (AI) and software optimization algorithms.
In December 2021, Energy Vault entered into a Memorandum of Understanding with BHP Manganese Australia Pty. Ltd. (“BHP”) focused on studying the application of our technology to support power supply and energy storage at certain BHP operations while exploring opportunities for new applications relevant to BHP’s business. Furthermore, in December 2021, we and Sun Metals Corporation Pty. Ltd. (Sun Metals), a wholly owned subsidiary of Korea Zinc Co., Ltd. (Korea Zinc), entered into a non-binding strategic partnership agreement for renewable energy storage. The partnership supports Korea Zinc’s strategy to decarbonize their refining and smelting operations focused initially under Sun Metals. There can be no assurance that a definitive agreement with BHP or Korea Zinc or its affiliates will be executed or that we will generate any revenue from either collaboration.
In February 2022, Energy Vault, announced a License and Royalty agreement for renewable energy storage with Atlas Renewable LLC (Atlas Renewable) and their majority investor China Tianying Inc. , an international environmental management and waste remediation corporation engaged in smart urban environmental services, resource recycling and recovery, and zero-carbon clean energy technologies. The agreement supports the deployment of Energy Vault’s proprietary gravity energy storage technology and energy management software platform within mainland China and the Special Administrative Regions (SAR) of Hong Kong and Macau. In addition, Atlas Renewable has agreed to pay $50 million in IP licensing fees, to be paid in 2022, for use and deployment of Energy Vault’s gravity energy storage technology.
The Energy Vault sales model is designed to serve the full scope of the addressable market by offering its energy storage system customers a choice of two programs. Under the first program, Storage Asset Owners, the customer owns both the energy storage system and the service, that the system provides (i.e. the energy storage and dispatch of electricity). Energy Vault anticipates that this program will constitute the substantial majority of future sales and that utility companies, independent power producers and industrial customers that consume large amounts of power or are making a transition to 24/7 renewable power may be interested in being Storage Asset Owners. Under the second program, Storage Service Customers, customers such as community choice aggregators, independent power producers and utility companies would sign long-term power purchase agreements and/or tolling agreements to purchase power on a fixed dollar per kilowatt monthly or hourly basis while Energy Vault and potentially other equity co-investors retain an ownership interest in the system. In this business model, power could also be sold on a merchant market basis to take advantage of large changes in “time of day” pricing of electricity.
Business Combination and Public Company Costs
On the Closing Date, Legacy Energy Vault merged with NCCII Merger Corp., with Legacy Energy Vault surviving as a wholly-owned subsidiary of Novus Capital Corporation II (“Novus”), which changed its name to “Energy Vault Holdings, Inc.”
The Business Combination will be accounted as a reverse recapitalization. Legacy Energy Vault will be the deemed acquiror for accounting purposes and the Energy Vault Holdings, Inc. will be the successor SEC registrant, meaning that Legacy Energy Vault’s financial statements for previous periods will be disclosed in Energy Vault Holdings, Inc.’s future periodic reports filed with the SEC. Under this method of accounting, Novus will be treated as the acquired company for financial statement reporting purposes. In connection with the Business Combination, there was an increase in cash of approximately $190.8 million, net of transaction costs, including proceeds from the sale of the PIPE shares.
As a result of the Business Combination, Energy Vault has become the successor to a public reporting company, which will require the hiring of additional personnel and implementation of procedures and processes to comply with public company regulatory requirements, including the Exchange Act, and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.
Key Factors and Trends Affecting our Business
We believe that our performance and future success depend upon several factors that present significant opportunities for us but also pose risks and challenges including those discussed below and in the section of this prospectus titled “Risk Factors.”
Product Development and Deployment Plan
Energy Vault intends to leverage its technology, competitive strengths, and remediation opportunity to establish its EVx and EVRC systems as viable solutions for short, medium and long-term renewable energy storage solutions.
Our cost projections are heavily dependent upon raw materials (such as steel), equipment (such as motors, inverters and power electronic devices) and technical and construction service providers (such as engineering, procurement, construction firms). The global supply chain, on which Energy Vault relies, has been significantly impacted by the COVID-19 pandemic and other economic uncertainties, resulting in potential significant delays and cost fluctuations, particularly with respect to microchips and many other raw materials that are within the motor and power electronic supply chains. These future timing and financial developments may impact Energy Vault’s performance from both a deployment and cost perspective.
Currently, the only operating energy storage system utilizing Energy Vault’s technologies is the CDU which Energy Vault continues to use for testing and software improvement. Building on its experience with the CDU, Energy Vault has designed its EVx system. The EVx platform is designed to be a scalable, modular product line starting from 40MWh to multi-GWh to address grid resiliency needs in shorter durations while supporting longer duration and power needs in the event of power outages or powering industrial processes over long periods. Using the EVx design as a building block, the EVRC can be custom designed and built out in 10MWh increments that can scale to multi-GW-hour storage capacity to meet the energy storage needs for grid-scale deployment. There are no commercial installations of Energy Vault’s EVx system or EVRC platform at this time.

Energy Storage Industry
Our future revenue growth will be directly tied to the continued adoption of renewable energy storage systems. As the sector is relatively nascent, we expect the markets for renewable energy storage to increase. Furthermore, our systems rely on an alternative technology to the dominant and accepted storage technologies such as lithium-ion, flow batteries and thermal storage. Our business depends on the acceptance of our products, including the EVx systems, in the marketplace. Even if renewable energy and energy storage become more widely adopted than they have been to date, potential customers may choose energy storage products from our competitors that are based on technologies other than our gravity-based energy storage technology.
COVID-19
The spread of the COVID-19 has caused an economic downturn on a global scale, as well as significant volatility in the financial markets. Government reactions to the public health crisis with mitigation measures have created significant uncertainties in the U.S. and global economies. The COVID-19 pandemic had caused delays in the construction of the CDU in Switzerland due to Government-mandated temporary stay-at-home and quarantine orders; however, it did not significantly impact Energy Vault’s other core functions such as research and development and capital raising. Due to the pandemic related uncertainties in global markets and specific restrictions announced by The Canton Government of Ticino in March and April 2020, Energy Vault implemented actions to reduce its operating expense run rate through temporary salary reductions and other discretionary expense reductions. CDU component deliveries into the testing site in Arbedo Castione were also delayed due to the Swiss border being closed and due to the worksite being shut in compliance with the March 2020 lockdown. Furthermore, the Canton Health and Safety Department of Ticino, Switzerland ordered the hiring of a Health and Safety Manager in order to resume onsite operations of the CDU. The extent to which the COVID-19 pandemic impacts Energy Vault’s business, operations and financial results will depend on numerous evolving factors that management may not be able to accurately predict. The ultimate outcome of these matters is uncertain and, accordingly, the impact on our financial condition or results of operations is also uncertain.
Components of Results of Operations
Revenue
We have not recognized any revenue for the years ended December 31, 2021, and 2020. We expect to earn revenue from the sale of energy storage solutions, under four complementary sales programs based on customer preferences. Under the first program, Storage Asset Owners, the customer owns both the energy storage system and the service, that the system provides (i.e., the energy storage and dispatch of electricity). Energy Vault anticipates that this program will constitute the substantial majority of future sales and that utility companies, independent power producers and industrial customers that consume large amounts of power or are making a transition to 24/7 renewable power may be interested in being Storage Asset Owners. Under the second program, Storage Service Customers, customers such as community choice aggregators, independent power producers and utility companies would sign long-term power purchase agreements and/or tolling agreements to purchase power on a fixed dollar per kilowatt monthly or hourly basis while Energy Vault and potentially other equity co-investors would retain an ownership interest in the system. Under the third program, the customer would enter into a Software as a Service (SaaS) agreement with Energy Vault, and is granted access to Energy Vault’s Energy Management System that helps the economic dispatching of its energy storage and generation assets. Under the fourth program, the Company enters into intellectual property licenses and royalties agreement associated with our energy storage technologies. We intend to finalize our revenue recognition policies relating to the programs once we finalize definitive agreements with our future customers.
Operating expenses
Sales and marketing expenses
Sales and marketing expenses consist primarily of expenses relating to professional service costs, trade shows, marketing and sales related promotional materials, public relations expenses, website operating and maintenance costs, and stock-based compensation expenses for marketing, sales personnel, and related support teams. We expect that our sales and marketing expenses will increase over time as we continue to hire additional personnel to support the overall growth in our business.
Research and development expenses
Research and development expenses consist primarily of internal and external expenses incurred in connection with our research activities and development programs that include materials costs directly related to the product development, testing and evaluation costs, construction costs including labor and transportation of material, overhead related costs and other direct expenses consisting of stock-based compensation and consulting expenses relating to study of product safety, reliability and development. We expect our research and development costs to increase for the foreseeable future as we continue to invest in these activities to achieve our product design, engineering, and development roadmap.
General and administrative expenses
General and administrative expenses consist of information technology expenses, legal and professional fees, travel cost, personnel-related expenses for our corporate, executive, finance, and other administrative functions including expenses for professional and contract services. Personnel related expenses consist of salaries, benefits, and stock-based compensation expense. To a lesser extent, general and administrative expense includes depreciation, insurance costs, rent, office expenses and maintenance costs. We expect our general and administrative expenses to increase in the foreseeable future as we hire personnel to meet the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations fees and other administrative and professional services.
Inventory write-down
Energy Vault began building of a prototype of the EV1 in March 2020, resulting in the CDU, an EV1 Tower, which was connected to the Swiss national grid in July 2020. Thereafter, through design improvements and refinements of its technology, Energy Vault formally launched the new EVx platform in 2021. The inventory write-down reported for the year ended December 31, 2021, is attributable to losses incurred due to a damaged component relating to the CDU. Additionally, other components, which were not previously installed, remain in prepaid expenses and other current assets and were adjusted to their estimated net realizable value as Energy Vault intends to eventually sell them. As the EVx system is being developed, the remaining components of the CDU have been reclassified as a demonstration and testing equipment in plant and equipment category of the consolidated balance sheet.
Other income (expense)
Change in fair value of derivative
The gain/(loss) on revaluation of embedded derivatives consists of periodic fair value adjustments associated with the Series B Convertible Preferred Stock issuance right derivative liability.
Interest expense
Interest expense consists primarily of interest related to finance leases and non-cash interest expense related to the discount on the issuance of convertible notes.
Other income (expense), net
Other income (expense), net consists primarily of interest income relating to our investment in money market funds as well as gains and losses related to foreign exchange transactions.

Results of operations
Comparison of the year ended December 31, 2021 to year ended December 31, 2020
The following table sets forth our historical consolidated operating results for the periods indicated, and the changes between periods:
	Year ended December 31,
	2021	2020	Changes
Operating Expenses:
Sales and marketing	845,302	311,135	534,167	171.7%
Research and development	7,911,548	8,519,541	(607,993)	(7.1)%
General and administrative	18,055,570	5,674,756	12,380,814	218.2%
Inventory write-down	2,723,985	—	2,723,985	N/A
Total operating expense	29,536,405	14,505,432	15,030,973	103.6%
Loss from operations	(29,536,405)	(14,505,432)	(15,030,973)	103.6%
Other income (expenses):
Change in fair value of derivative	—	(11,923,000)	11,923,000	N/A
Interest expense	(7,385)	(128,134)	(120,749)	(94.2)%
Other income (expense), net	(1,793,671)	2,386,395	(4,180,066)	(175.2)%
Total other expenses, net	(1,801,056)	(9,664,739)	7,863,683	(81.4)%
Net loss before income tax	(31,337,461)	(24,170,171)	(7,167,290)	29.7%
Operating expenses
Sales and Marketing
Sales and marketing expenses increased by $534,167 or 171.7%, to $845,302 for the year ended December 31, 2021 from $311,135 for the year ended December 31, 2020. The increase resulted primarily from an increased focus on business development, marketing, trade shows and public relations related spending and to a lesser extent, attributable to the increases in stock-based compensation expense due to expanded headcount, particularly at the senior levels.
Research and Development
Research and development expenses decreased by $607,993 or 7.1%, to $7,911,548 for the year ended December 31, 2021 from $8,519,541 for the year ended December 31, 2020. The decrease resulted primarily from the delayed spending on the development of the EVx in 2021 compared to the larger spending in study related to seismic research of the EV1 CDU prototype system conducted during 2020 to test product stability in different terrains.
General and Administrative
General and administrative expenses increased by $12,380,814 or 218.2% to $18,055,570 for the year ended December 31, 2021 from $5,674,756 for the year ended December 31, 2020. The increase resulted primarily from an increase in depreciation on property and equipment, and an increase in payroll and related costs due to the increase in Energy Vault’s headcount. Further, the increase is attributable to external costs such as accounting, finance, tax compliance, auditing, legal, and other professional costs associated with preparing to become a public reporting entity.
Inventory write-down
Inventory write-down was $2,723,985 for the year ended December 31, 2021 as compared to $0 for the year ended December 31, 2020. The increase was due to the write-down of components of the CDU that were damaged. This write-off and other related costs have been partially offset by an insurance claim received by Energy Vault against the claim filed for damaged components. Additionally, other components, which were not previously installed, were reclassed into prepaid expenses and other current asset at their estimated net realizable value, as Energy Vault intends to sell them.
Other income (expense)
Change in fair value of derivative
Loss on revaluation of fair value adjustments decreased by $11,923,000 to $0 for the year ended December 31, 2021 from $11,923,000 for the year ended December 31, 2020. The derivative liability expired in June 2021 without exercise, resulting in the fair value of the derivative liability becoming $0 for the year ended December 31, 2021.
Interest Expense
Interest expense decreased by $120,749, or 94.2%, to $7,385 for the year ended December 31, 2021 from $128,134 for the year ended December 31, 2020. The higher interest expense in 2020 was primarily due to interest expense on Series B-1 convertible notes. These notes got converted to Series B-1 preferred stock in December 2020. This decrease was partially offset by increase in finance lease obligations.
Other Income (expense), net
Other expense was $1,793,671 for the year ended December 31, 2021 compared to other income of $2,386,395 for the year ended December 31, 2020. The change resulted primarily from fluctuations in foreign currency transaction gain and losses.
Liquidity and Capital Resources
Since inception, we have financed our operations primarily through the issuance and sale of equity, debt, convertible notes and preferred stock. We have not generated any cash from our operations.
During August and September 2021, we entered into financing arrangements with a large institutional investor and existing stockholders consisting of the sale of 2,182,515 shares of our Series C Preferred Stock at a price of $49.0258 per share for net proceeds of approximately $105.4 million.
On February 11, 2022, the Business Combination with Novus was consummated. The Business Combination was accounted for as a reverse recapitalization. Under this method of accounting, Novus was treated as the acquired company for financial statement reporting purposes. The most significant change in the Combined Company’s reported financial position and results was an increase in cash of $190.8 million, net of transaction costs. We believe that the proceeds of the Business Combination, including the proceeds from the sale of the PIPE Shares, without regard to any cash proceeds we may receive upon the exercise for cash of our Warrants, will be adequate to fund operations, manufacturing, research and development, administration as well as sales and marketing costs for at least the next twelve months. The exercise price for any of our Public Warrants and our Private Warrants is $11.50 per share, subject to certain specified adjustments. To the extent that the price of our Common Stock exceeds $11.50 per share, it is more likely that our warrantholders will exercise their warrants. To the extent that the price of our common stock declines, including by declining beneath $11.50 per share, it is less likely that our warrantholders will exercise their warrants. In addition, should we enter into definitive collaboration and/or joint venture agreements or engage in business combinations in the future, we may be required to seek additional financing.
We may continue to incur additional losses for the next several years, and we may seek additional capital through equity and/or debt financings depending on market conditions. If we are required to raise additional funds by issuing equity securities, dilution to stockholders would result. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of our common stock. If we raise funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of common stock. The terms of debt securities or borrowings could impose significant restrictions on our operations. The credit market and financial services industry have in the past, and may in the future, experience periods of uncertainty that could impact the availability and cost of equity and debt financing.
In March 2020, we received $518,645 in aggregate loan proceeds under the Swiss Government COVID-19 Financial Assistance Program. The note did not bear interest and matured in 60 months from the date of issuance. The note was repaid in full on September 8, 2021.
In May 2020, we received $220,020 in aggregate loan proceeds pursuant to the Paycheck Protection Program established under the CARES Act (the Coronavirus Aid, Relief, and Economic Security Act) of 2020. The loan accrued interest at the rate of 1% per annum. The loan was repaid in full on September 3, 2021.
As of December 31, 2021, we had $105,124,886 of cash and cash equivalents. As reflected in our audited consolidated financial statements included elsewhere in this prospectus, we had an accumulated deficit as of December 31, 2021, and a net loss and net cash used in operating activities for the reporting period then ended. Energy Vault expects to incur losses in the foreseeable future due to its on-going research and development activities and may require additional sources of capital.
Cash Flows
The following table summarizes cash flows from operating, investing, and financing activities for the periods indicated.
	Year Ended December 31,
	2021	2020
Net cash used in operating activities	$(22,065,930)	$(16,700,304)
Net cash used in investing activities	(1,169,404)	(1,754,504)
Net cash provided by financing activities	116,377,818	15,641,814
Effects of exchange rate changes on cash	1,931,251	(1,795,567)
Net increase (decrease) in cash	95,073,735	(4,608,561)
Cash, beginning of year	10,051,151	14,659,712
Cash, end of year	$105,124,886	$10,051,151
Operating Activities
Net cash used in operating activities was $22,065,930 for the year ended December 31, 2021, which principally comprised a net loss of $31,338,861 offset by a non-cash increase in inventory write-down by $3,225,142 and other non-cash expense increases of $3,494,120. Net changes in operating assets and liabilities used $2,553,669 of cash primarily due to increase in accounts payable, accrued expenses, inventory, and payment of operating lease partially offset by the decrease in prepaid expense and other current assets.
Net cash used in operating activities was $16,700,304 for the year ended December 31, 2020, which principally comprised a net loss of $24,171,001 offset by a change in fair value of a derivative liability of $11,923,000 and other non-cash expenses of $874,213. Net changes in operating assets and liabilities used $5,326,516 of cash primarily due to an increase in inventory, prepaid expenses and other current assets and offset by an increase in accounts payable and accrued expenses.
Investing Activities
Net cash used in investing activities was $1,169,404 for the year ended December 31, 2021, which comprised of $1,000,000 for purchases of convertible notes and $169,404 for purchase of property and equipment.
Net cash used in investing activities was $1,754,504 for the year ended December 31, 2020, which comprised purchases of property and equipment.
Financing Activities
Net cash provided by financing activities was $116,377,818 for the year ended December 31, 2021,which comprised of $15,294,997 proceeds from the issuance of Series B-1 preferred stock, net of issuance costs,

$105,372,727 proceeds from the issuance of Series C preferred stock, net of issuance costs, and $130,354 proceeds from issuance of shares being offset by a payment of $52,924 in principal towards long-term lease obligations, $765,070 towards repayment of debt, $3,592,307 towards merger related expenses and $9,959 toward purchase of treasury stock
Net cash provided by financing activities was $15,641,814 for the year ended December 31, 2020, which was comprised of $8,605,850 from the issuance of debt and $7,605,005 from the issuance of shares offset by the payment of $569,041 in principal towards long-term lease obligations.
Contractual Obligations, Commitments and Contingencies
Our contractual obligations and other commitments as of December 31, 2021 and December 31, 2020 consisted of preferred stock, notes payable, operating and finance lease commitments and deferred pension obligations. See Note 11, 12, and 16 to the audited consolidated financial statements of Energy Vault included elsewhere in this prospectus.
Off-Balance Sheet Commitments and Arrangements
Energy Vault has not entered into off-balance sheet arrangements, as defined in the rules and regulations of the SEC as of December 31, 2021.
Critical Accounting Policies and Use of Estimates
Our financial statements are prepared in conformity with GAAP. In preparing our financial statements, we make assumptions, judgments, and estimates based on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions and conditions.
Our significant accounting policies are described in Note 2 to the audited consolidated financial statements of Energy Vault included elsewhere in this prospectus, and we believe that the accounting policies discussed below are critical to understanding its historical and future performance as these policies involve a greater degree of judgment and complexity.
Stock-Based Compensation
Accounting for stock-based compensation requires us to make a number of judgments, estimates and assumptions. If any of the estimates prove to be inaccurate, Energy Vault’s net loss and operating results could be affected adversely.
The stock-based compensation arrangements are accounted for in accordance with ASC Topic 718, “Share Based Payments”. Compensation expense is recognized over the requisite service period (usually the vesting period) on a straight-line basis and adjusted for actual forfeitures of unvested awards as they occur.
Stock awards that vest solely based on a service condition are measured based on the estimated fair values of the awards as of the grant date using the Black-Scholes option-pricing model, which is impacted by the following assumptions:
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Expected Term — The expected term represents the period that Energy Vault’s awards granted are expected to be outstanding and is determined based upon the simplified method, as we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

•
Expected Volatility — Since we were previously privately held and did not have any trading history for our common stock, the expected volatility was estimated based on the average volatility for comparable publicly traded companies over a period equal to the expected term of the stock award grants.

•
Risk-Free Interest Rate — We use the U.S. Treasury yield for our risk-free interest rate that corresponds with the expected term.

•
Expected Dividend — Energy Vault has never paid dividends on its common stock and has no plans to pay dividends in the foreseeable future. Therefore, an expected dividend yield of zero was used.

The grant date fair value of our Common Stock was determined using valuation methodologies which utilize certain assumptions, including probability weighting of events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability (Level 3 inputs).
Defined Benefit Pension Obligation
Energy Vault’s wholly owned subsidiary in Switzerland has a defined benefit pension obligation covering retirement and other long-term benefits for the local employees. The plan is a statutory requirement in accordance with local regulations which is accounted for and disclosed in accordance with the provisions of GAAP relating to the accounting for pension plans. These GAAP provisions require the use of assumptions, such as the discount rate for liabilities and long-term rate of return on assets, in determining the projected benefit obligation, fair value of plan assets and an underfunded net benefit obligation.
Emerging Growth Company Accounting Election
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and have elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. We expect to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and non-public companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.
Recently Adopted and Issued Accounting Pronouncements
Recently issued and adopted/unadopted accounting pronouncements are described in Note 2 to the audited consolidated financial statements of Energy Vault included elsewhere in this prospectus.
Quantitative and Qualitative Disclosures About Market Risk
Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates.
Foreign Currency Risk
Nearly all of our letters of intent are denominated in U.S. dollars, and certain of our definitive agreements could be denominated in currencies other than the U.S. dollar, including the Euro, the Australian dollar, the Brazilian real and the Saudi riyal. A strengthening of the U.S. dollar could increase the cost of our solutions to our international customers, which could adversely affect our business and results of operations. In addition, an increasing portion of our operating expenses is incurred outside the United States, is denominated in foreign currencies, such as the euro and the Swiss franc, and is subject to fluctuations due to changes in foreign currency exchange rates. If we become more exposed to currency fluctuations and are not able to successfully hedge against the risks associated with currency fluctuations, our results of operations could be adversely affected.
Inflation Risk
Our operations could be adversely impacted by inflation, primarily from higher material, labor, and construction costs. While it is difficult to measure the impact of inflation for such estimates accurately, we believe, if our costs are affected due to significant inflationary pressures, we may not be able to fully offset higher costs through price increases or other corrective measures, which may adversely affect our business, financial condition and results of operations.

BUSINESS
Overview
We develop sustainable and flexible grid-scale energy storage solutions and energy management systems to orchestrate the optimal economic dispatching of multiple energy assets, designed to advance the transition to a carbon free, resilient power grid. Our mission is to accelerate the decarbonization of our economy through the development of sustainable and economical energy storage technologies. To achieve this, we are developing a proprietary gravity-based energy storage technology. We are also designing proprietary energy management software based on artificial intelligence (AI), advanced optimization algorithms designed to control and optimize entire energy systems and a flexible energy storage integration platform suitable for storage technologies of many durations. Our product platform aims to help utilities, independent power producers, and large energy users significantly reduce their levelized cost of energy while maintaining power reliability.
Energy Vault was founded to address one of the greatest impediments to efficient renewable energy adoption — electricity storage. Renewable energy solutions struggle to replace fossil fuel power due to intermittency of the generation source and the lack of economic and sustainable energy storage solutions. Variable renewable energy sources such as wind and solar only produce energy when the sun is shining, or when the wind is blowing. Cost-effective energy storage is required to increase the amount of electricity that can be delivered to the grid from renewable energy sources in a balanced way that supports grid integration resiliency during low generation and eliminates overgeneration and the risk of changes in energy delivery, or ramp rate. Ramp rate is measured as the percentage of change in energy delivered per second. Power plants are designed to operate within a range where the amount of energy delivered to the grid must always equal the amount of energy that is being consumed. Blackouts and other issues can result when the balance is disrupted, when the energy levels fall out of the set range due to low generation periods or high energy demand periods. The system also may become overloaded because of abrupt changes in renewable energy generation. Energy storage helps to maintain the balance of energy delivery with energy consumed and to mitigate ramp rate to stay within range and avoid blackouts or other grid resiliency problems.
Our gravity-based solutions are based on the well-understood physics and mechanical engineering fundamentals of pumped hydroelectric energy storage, but replace water with custom-made composite blocks, or “mobile masses”, that can be made from low-cost and locally sourced materials, including local soil, mine tailings, coal combustion residuals (coal ash), and end-of-life decommissioned wind turbine blades.
Our gravity-based solutions build upon the core, proven energy storage technology of pumped hydroelectric energy storage and incorporates a simplified building design that is modular, flexible, and not limited by the same geological constraints of pumped hydroelectric energy storage plants. Applying the fundamental principles of gravity and potential energy, Our EVx and Energy Vault Resiliency Center (EVRC) solutions combine advanced materials science and proprietary machine-vision software to autonomously orchestrate the charge, storage, and discharge of electricity in grid-scale applications. To achieve this, we synthesized technologies from four established industries: crane/elevators, shipping, motor/generator, and materials science. Combining potential and kinetic energy cycles, our systems are automated with advanced computer control and machine vision software to create a gravity energy storage innovation designed to meet the market demand for 2-12 hours of storage duration. Our EVx and EVRC systems are designed to serve economically both higher power/shorter duration applications with ancillary services2 from 2-4 hours, while scaling to serve medium (4-10 hours) and long duration (ten or more hour) requirements.
Our storage, when combined with low-cost wind and photovoltaic solar, is designed to achieve an attractive levelized cost of energy delivered. Our EVx and EVRC systems can be deployed as stand-alone storage connected to the grid or alongside any generation source, such as wind or solar farms. We are focused on enabling cost-effective renewable power on a global scale at a lower cost than existing, fully-depreciated fossil fuel plants and with high sustainability standards. The potential energy of the system can be stored with

2 Ancillary services as defined by the United States Federal Energy Regulatory Commission are those services necessary to support the transmission of electric power from seller to purchaser, given the obligations of control areas and transmitting utilities within those control areas, to maintain reliable operations of the interconnected transmission system.

the composite blocks in the raised position for unlimited periods of time and with nearly zero expected loss of the storage capacity over time. Additionally, we are uniquely positioned to work with traditional fossil fuel companies to help utilities and coal plant operators make a more cost-effective transition to green power by utilizing energy waste materials such as coal ash in the production of the mobile masses that charge our gravity energy storage solutions.
The circular economy is a model of production and consumption, which involves sharing, leasing, reusing, repairing, refurbishing, and recycling existing materials and products as long as possible. In this way, the life cycle of products is extended to help minimize waste. We have a unique approach to the circular economy which involves beneficial reuse of recyclable and energy waste materials into its sustainable production design.
In July 2020, we completed mechanical construction of a five MW commercial demonstration unit (CDU) located in Arbedo-Castione, Switzerland based on the EV1 Tower design. In July 2020, the CDU was connected to the Swiss national electricity grid. Following the successful commercial scale deployment of the CDU, we announced the new EVx platform in June 2021 concurrent with our announcement of an investment from Saudi Aramco Energy Ventures. EVx will offer performance enhancements designed to have 80%-85% round trip efficiency, a 35-year life, and a flexible, modular design that is 45% lower in height than the EV1 Tower design. Round trip efficiency is the ratio between the amount of energy that is delivered from the charged system and the amount of energy that was used to charge the system, expressed as a percentage. For example, a round trip efficiency of 80% means that a system is able to deliver 80% of the energy that was used to charge the system to the end user. It is important to note that no energy storage system is 100% efficient and that there is always a loss of energy in the storage/delivery process.
In November 2021, we launched Energy Vault Solutions (EVS) to provide customers with (i) a technology neutral platform for the integration and delivery of multiple energy storage technologies, in addition to our proprietary gravity storage technology, and (ii) an advanced software energy management system, using artificial intelligence, predictive analytics and software optimization algorithms, to orchestrate the ideal economic dispatching of energy generation and storage assets as well electrolizers and fuel cells. In this way, EVS is expected to be offered as software as a service, bundled with the sales of energy storage assets, or as stand-alone offering and energy storage technologies license.
Industry Overview
The global increase in renewable energy generation is driving demand for energy storage. Key drivers of the renewable energy market include the need to decrease reliance on fossil fuels given ongoing growth in harmful CO2 emissions and to accelerate the shift to now affordable renewable sources that require storage to manage the intermittency of renewable generation.
Demand for clean energy is growing globally, with renewables expected to generate 90% of total energy by 2050. Energy storage deployments are expected to grow to 300 gigawatt hours by the year 2025 and at a 20% compounded annual growth rate to approximately 830 gigawatt hours by 2030. Both governmental mandates and companies focused on reducing energy use, cost and emissions will help drive the shift to renewable sources of power. We are well-positioned to capitalize on this opportunity through competitive pricing, scalability, and environmentally friendly attributes of its energy storage solutions.
Many utilities around the world have publicly stated their carbon emissions reduction and sustainability goals, which incorporate strategies to support a circular economy. Legacy power generation and renewable technologies also have specific challenges to address such as limited availability of required geology, supply chain demand issues, environmental liability, and safety risk.
The renewable energy storage market is currently dominated by pumped storage hydropower, a type of hydroelectric energy storage, which has an approximate 90% (95% in the US) market share of all utility-scale storage. While pumped hydro storage has proven to have long-life cycle and quick response times to deploy energy when needed, pumped hydro energy storage solutions require large amounts of land, need to be located near a water source, are not scalable once built, and often use carbon-intensive materials that are harmful to the environment. Pumped hydroelectric energy storage is further challenged to meet the expected market growth as there are few remaining sites available with naturally occurring low and high reservoirs, and the cost and environmental impact of creating man-made reservoirs is high.
Lithium-ion battery storage currently has an approximate 5% market share. Lithium-ion battery storage, which is also used in consumer products and electric vehicles, is a widely accepted form of utility scale energy storage. However, some chemistry of lithium-ion battery technology requires scarce raw materials (such as cobalt) for battery production which can be subject to periodic supply chain challenges and carry a high-carbon footprint for shipping and production. In addition, battery chemistries degrade over time, contain hazardous materials, are associated with disposal issues and pose safety and fire risks.
Certain other forms of renewable energy storage technology, including geothermal and flow batteries, require relatively high capital investment and have high operating costs, have relatively lower efficiency levels, are not modular, and have geological constraints. Other mechanical methods, such as compressed air, fly wheels, and other gravity-based solutions, generally have high carbon footprints, are dependent on specific land topography and/or underground geology, have lower efficiency, have high operating costs, and are not scalable or modular.
Our Solutions
Our energy storage and software solutions will allow utilities, independent power producers, and large energy users to manage their power portfolios and efficiently dispatch power. Importantly, given the intermittency of variable renewable energy sources such as wind and solar generation, our system will complement variable renewable energy generation by allowing for charging and storage of energy during periods of high generation, and dispatch of that stored energy during periods of high demand and when energy is not otherwise being generated. Our solutions can act as a stand-alone energy storage solution to achieve power reserves for any energy generation source. Our gravity-based storage systems do not rely on the land topography or geology of pumped-hydro, can be built to meet local building code requirements, and can either be co-located with generation sources, or connected to the grid as stand-alone storage to support dispatchability, grid stability, and to help defer grid upgrade investments.
Our gravity-based systems are designed using proprietary crane/elevators and motor/generator infrastructure to orchestrate autonomously balanced net energy storage and energy distribution by using motor/generators to lift and lower mobile masses. When excess energy is on the grid, the systems’ motors will lift the mobile masses to an elevated position where they store potential energy. When energy is needed, the motors act as generators and the system will discharge electricity generated from the kinetic energy of the controlled gravitational lowering of the mobile masses. Our EVx modular solution is economically viable for both short (2-4 hours), medium (4-10 hours) and long (ten or more hours) durations and is the building block for the EVRC platform that can be built out in 10MWh increments that can scale to multi-GW-hour storage capacity.
EV1 Tower — First Generation Design
We introduced the first generation EV1 six-arm crane tower design. In July 2020, we completed mechanical construction of the first-of-its-kind, commercial demonstration (CDU) unit located in Arbedo-Castione, Switzerland. The system was connected to the Swiss national electricity grid and is being utilized for continued testing and software improvements.

Figure 1. Our Commercial Demonstration Unit located in Arbedo-Castione, Switzerland.
EVx Platform
We have designed our EVx system building on our experience with the CDU.. We have worked with several of the largest utilities and energy companies in the world to optimize its gravity energy storage platform for improved flexibility and to address potential customers’ evolving needs for storage duration and operational characteristics. The new platform is designed to be up to 45% lower in height than the EV1 and utilizes the same mobile mass weights that can be made from local soil, waste, and remediation material for beneficial re-use as energy storage. The EVx platform is designed to be a scalable, modular product line starting from 40MWh to multi-GWh to address grid resiliency needs in shorter durations while supporting longer duration and power needs in the event of power outages or powering industrial processes over long periods
Energy Vault Resiliency Center
Our Energy Vault Resiliency Center is a scalable, gigawatt hour scale product line designed to address grid resiliency needs to manage energy disruptive climate events such as wildfire or extreme weather. The EVx is the building block of the modular 10MWh infrastructure used to build the EVRC level capacity system. The EVRC is a larger capacity system than the EVx system and is designed for grid resiliency. Using the EVx design as a building block, the EVRC can be custom designed and built out in 10MWh increments that can scale to multi-GW-hour storage capacity to meet the energy storage needs for grid-scale deployment.
Energy Vault Solutions
Energy Vault Solutions (EVS) expands upon Energy Vault’s sustainable energy storage technology which is designed to advance the global transition to a carbon free, resilient power grid. Through EVS, Energy Vault aims to enhance its solutions and services to help utilities, independent power producers and large industrial energy users manage both short and long duration energy storage needs to reduce their levelized cost of energy while maintaining power reliability.

EVS is being designed to provide customers with (i) a technology neutral platform for the integration and delivery of multiple energy storage technologies, in addition to our proprietary gravity storage technology, and (ii) an advanced software energy management system, using artificial intelligence, predictive analytics and software optimization algorithms, to orchestrate the ideal economic dispatching of energy generation and storage assets as well electrolizers and fuel cells. In this way, EVS is expected to be offered as software as a service, bundled with the sales of energy storage assets, or as stand-alone offering and energy storage technologies license.
Strategy
We intend to leverage our technology, competitive strengths, and remediation opportunity to establish our EVx and EVRC systems as viable solutions for short, medium, and long-term renewable energy storage solutions through the following strategies:
International Market Growth:   Our outsourced assembly and construction model supports growth, local jobs, and global execution. Our strategy involves establishing regional and country level infrastructure to support local deployments. To enable rapid adoption, initial deployments will be focused across multiple continents to have regional proof-points of the technology.
Further Expand Products and Project Related Services:   We will continue to develop our EVx platform and explore further expansion of energy storage technologies, products and project related services that are necessary to support the evolution of energy storage.
Establishing a Circular Economy in the Energy Sector:   We will continue to develop our unique approach to the circular economy by further developing remediation and recycling opportunities for energy waste materials for beneficial reuse in energy storage solutions. The two main areas we are currently exploring include:
Coal Ash Remediation Opportunity:   We continue to engage with fossil fuel energy producers to explore how coal ash that otherwise must be disposed of might be repurposed for reuse in energy storage; and
Wind Power and Gravity Storage Circular Economy:   Global clean energy-producing wind power plant capacity increased by 53% in 2020. We believe this growth will continue in the coming years. There is a need to identify circular solutions for when these plants are decommissioned and dismantled. Through the announced agreement with Enel Green Power, we intend to recycle waste materials generated by decommissioning wind turbine blades at end of life and to apply a circular economy approach toward managing the entire wind power value chain.
Focus on Software Innovations:   We will continue research and development efforts in core areas of predictive analytics, artificial intelligence (AI), industrial internet of things, control systems for improving how energy storage systems dispatch power, grid services, and network-enabled energy operations. We will pursue these technologies to enable us to optimize round-trip efficiency, to streamline operations and maintenance, and to reduce the cost of storing energy. Through EVS, we are in the early stages of exploring the potential for offering a digital platform that could help energy storage businesses make decisions on when to charge their systems and when to sell their power, as a standalone product. This software is also expected to be used for up-front simulation modeling and O&M/Asset Management Services and for the orchestration of entire energy systems.
Exploration of Co-Active Use Cases:   In addition to our core energy storage technology, we are currently exploring alternative use case opportunities for energy intensive industries such as vertical farming, data centers, blockchain mining, direct air carbon capture, that may be able to benefit from existing infrastructure, including physical enclosure and electrical supply.
Competitive Strengths
We have designed our EVx and EVRC systems to provide the following advantages compared to other forms of utility scale energy storage:

Economics:   Our EVx system can be built with a competitive levelized cost of storage compared to currently available technologies in the short and medium- to long-duration storage market. The unique design leverages a mature global supply chain ecosystem which can offer a scalable solution at lower operational costs.
Performance:   Unlike chemical battery technologies, which begin to lose storage capacity immediately with cycling and require augmentation at frequent intervals, our storage medium, composite blocks, or mobile masses, do not lose their storage capacity over time and therefore mitigates the need for additional capital investment to maintain the storage medium. At 80%-85% round trip efficiency, millisecond response and an approximate 50% per second ramp rate, our EVx system also competes well with current shorter duration energy storage technologies on performance.
Duration:   Our EVx and EVRC product designs enable us to address medium and long duration storage of 4-12 or more hours to meet uniquely a large and critical market segment that cannot efficiently utilize renewable energy today. The EVx is a modular and flexible design that allows for a wide range of duration capabilities aligning with the market demand for 2-12 hour or more discharge duration. The EVRC is a larger capacity system designed to support grid resiliency and to provide emergency backup power in the instance of extreme weather and energy system outages.
Sustainability:   Our gravity energy storage is based on traditional pumped hydroelectric energy storage but was designed to remove the geological constraints and ecological disruption of pumped hydroelectric energy storage. Our mobile masses are designed to be more environmentally friendly than chemical batteries with toxic chemistries and environmentally disruptive mining requirements for raw materials. The process for manufacturing mobile masses, onsite, can use various waste material, including energy waste (materials that might otherwise be deposited in landfills), and therefore offers potential customers both an energy storage solution and a waste remediation solution.
Local Production:   Constructing the systems at the location where the hazardous waste originates, such as coal ash at a decommissioned coal plant site, is intended to mitigate the environmental issues associated with shipping and storing hazardous waste. By sourcing the materials for its mobile masses directly at the project site, our production design model aims to reduce the supply chain and transportation costs and reduce carbon emissions from the transport.
Project Delivery
Our project delivery strategy relies on engineering, procurement, construction (EPC) firms to construct our storage projects, under our supervision with dedicated teams tasked with project management. The current business model is comprised of (1) building, operating, and transferring energy storage projects to potential customers, (2) building, operating, and holding energy storage systems as equity (co-) sponsor, (3) selling energy management software as a service, and (4) entering into intellectual property licenses and royalties associated with our energy storage technologies.
Manufacturing and Customer Support
Our manufacturing, assembly and construction model is designed to support rapid growth, local jobs, and global execution. The strategy involves establishing regional and country level infrastructure to support local deployments through the EPC contracting model. For manufacturing, we will continue to collaborate with leading materials science, power electronics, motor generators and electromechanical systems providers. The Enel Green Power collaboration aims to integrate recycling of decommissioned wind turbine blades in mobile mass production. We have agreements with other third parties to provide the polymers and other composite material technology for manufacturing the mobile masses.
We plan to provide maintenance, customer support, and repair services for the entire system, including performance of regular preventative maintenance.
Research and Development
In 2018, we built a concept demonstration unit in Biasca, Switzerland to assess the feasibility of the mechanical performance, efficiency, and automated software orchestration of the gravity-based energy storage concept. This effort included concept development and testing of mix designs for future full-scale mobile masses. We utilized this phase to demonstrate the technology and identify key technical challenges. We completed various engineering studies, including seismic shake table stability analysis, accelerated mobile masses long-duration testing, and reliability studies. We also continued further software testing, which included simulations for factors such as varying weather conditions, crane deflection, cable elongation, and pendulum effect.
Further efforts to improve the technology are currently underway at the CDU in Ticino, Switzerland. We have also initiated the process to evaluate the regulatory acceptability of beneficial reuse of coal ash waste materials in gravity mobile masses manufacturing. To this end, we have conducted trial mix design and materials testing with a third-party partner and contracted a testing agency to provide the third-party leach testing of the various mix designs. Early results indicate that the beneficial reuse of coal ash in our mobile masses can be an accepted application in accordance with both federal and state environmental requirements.
Sales and Marketing
Our marketing strategy is designed to build us into a leadership brand that supports the shift from being a supplier of technology to a respected and sought-after customer partner to maximize growth. Our marketing strategy includes the following:
Brand Visibility, Awareness, and Education:   Through its branding and web marketing we communicate with a broad set of stakeholders and works to establish leadership expertise to lay the foundation for qualified customer and supplier interaction.
Drive Demand:   Our corporate outreach strategy is designed to drive demand for lead generation. We work to achieve this through web marketing and initiatives designed to accelerate the customer adoption process.
To achieve this, we employ the following:
Integrated Marketing:   We take a targeted approach to strategic integrated marketing campaigns that are designed to maximize available budget while elevating our voice within the marketplace, generate leads and close deals.
Lead Generation Model:   Our campaigns are designed to drive “a call to action” on our website to capture leads. We also engage in a range of other traditional marketing activities such as tradeshows and events, internal / partner sources, and various digital marketing activities such as website, search engine optimization, social media integration, online events and forums.
Sales Model:   Our sales model is designed to serve the full scope of the addressable market by offering our customers a choice of two programs. Under the first program, Storage Asset Owners, the customer would own both the energy storage system and the service the system provides (the energy storage and dispatch of electricity). We anticipate that this program will constitute the substantial majority of future sales and that utility companies, independent power producers and industrial customers that consume large amounts of power or are making a transition to 24/7 renewable power may be interested in being Storage Asset Owners. Under the second program, Storage Service Customers, customers such as community choice aggregators, independent power producers and utility companies would sign long-term power purchase agreements and/or tolling agreements to purchase power on a fixed dollar per kilowatt monthly or hourly basis while we and potentially other equity co-investors would retain an ownership interest in the system. In this business model, power could also be sold on a merchant market basis to take advantage of large changes in the price of electricity at different times of day.
Target Customers
Our target customers include independent power producers, government organizations, utilities, grid operators, as well as industrial and commercial organizations with sizeable electricity needs. Because of the unique advantages of gravity energy storage, we believe there can be significant demand for our systems to help address the large growth in global energy storage capacity.

We have eight executed letters of intent or purchase orders and an energy storage agreement with DG Fuels LLC, or the DG Fuels Agreement, which contemplates additional sales agreements relating to the proposed projects. In addition, we are also in the early phases of discussions with 18 other opportunities.
Each purchase order and letter of intent provides the customer with the right to terminate for any reason or no reason in its sole discretion without any liability, payment, or penalty. Accordingly, there can be no assurance that any such arrangement will become a binding order, sale or committed off-take agreement or otherwise be completed on the terms described or at all. Moreover, the DG Fuels Agreement may not yield an executed sales agreement at all or as we expect. In the event an agreement is terminated, we may incur significant expenses, which we may not recover, which could have a material adverse effect on its operating results and cash flow.
In October 2021, we entered into the DG Fuels Agreement, which has the potential to generate up to $520 million in revenue across three projects, the first of which is expected to commence in mid-2022. The timing of the commencement of and payments under each project are subject to the execution of a sales agreement relating to such project, and the revenue from each project will be dependent upon the agreed upon size of the project, and the timing of such project and the performance of DG Fuels. The receipt and timing of any revenue recognition and payments from the DG Fuels Agreement will be subject to the timing and execution of sales agreements and the performance by its counterparty under such sales agreement for our energy storage systems. Any event or circumstance that delays or impairs our or our counterparty’s performance could materially adversely affect the amount or timing of revenue generated under the DG Fuels Agreement, and such revenue, if any, may be materially less than what we expect. There can be no assurance that sales agreements will be executed with respect to any of the projects, that any of such projects are completed, or that we will generate all $520 million of revenue, or any meaningful part thereof, under the DG Fuels Agreement or on the timeline it expects.
In December 2021, we entered into a Memorandum of Understanding with BHP Manganese Australia Pty. Ltd. (“BHP”) focused on studying the application of our technology to support power supply and energy storage at certain BHP operations while exploring opportunities for new applications relevant to BHP’s business. Furthermore, in December 2021, we and Sun Metals Corporation Pty. Ltd. (“Sun Metals”), a wholly owned subsidiary of Korea Zinc Co., Ltd. (“Korea Zinc”), entered into a non-binding strategic partnership agreement for renewable energy storage. The partnership supports Korea Zinc’s strategy to decarbonize their refining and smelting operations focused initially under Sun Metals. There can be no assurance that a definitive agreement with BHP or Korea Zinc or its affiliates will be executed or that we will generate any revenue from either collaboration.
In February of 2022, Energy Vault, announced a License and Royalty agreement for renewable energy storage with Atlas Renewable LLC (“Atlas Renewable”) and their majority investor China Tianying Inc., an international environmental management and waste remediation corporation engaged in smart urban environmental services, resource recycling and recovery, and zero-carbon clean energy technologies. The agreement supports the deployment of our proprietary gravity energy storage technology and energy management software platform within mainland China and the Special Administrative Regions (SAR) of Hong Kong and Macau. In addition, Atlas Renewable has agreed to pay $50 million in licensing fees, to be paid in 2022, for use and deployment of Energy Vault’s gravity energy storage technology.
To our knowledge, our agreement with Atlas Renewable represents the first gravity-based storage partnership between a U.S. and Chinese company for the deployment of the technology in China. The licensing agreement, which also marks a first of its kind for us, is for the use of our EVx and EVRC product platforms. The companies expect to start construction of the first 100MWh system in Q2 2022 at the selected site in Rudong, Jiangsu Province located outside of Shanghai. The companies will also assess the reuse of available waste materials such as coal combustion residuals, mine tailings, waste fiberglass and concrete debris as a beneficial re-use within the “mobile masses” used in the construction of the gravity energy storage systems.
Competition
The energy industry is highly competitive, and we expect competition in energy storage technology to intensify due to a regulatory push for lower-carbon energy sources such as intermittent sources such as wind and solar, continuing globalization, and consolidation in the energy industry. We believe that the principal competitive factors in the energy storage market include:
•
levelized cost of energy delivered;

•
safety, reliability and quality;

•
product performance;

•
historical track record and references for customer satisfaction;

•
experience in utilizing the energy storage system for multiple stakeholders;

•
innovation across a variety of technologies;

•
comprehensive solution from a single provider;

•
ease of integration; and

•
seamless hardware and software-enabled service offerings.

Our competitors are focused on the development and marketing of solutions based on technologies other than our gravity-based energy storage technology. Many of our competitors are focused on solutions based on lithium-ion battery technology although many other technologies, including thermal storage, chemical storage and hydrogen energy storage, are evolving and are in the early stages of development.
Our key competitors include battery vendors and long duration energy storage system manufacturers. Battery vendors with whom we compete such as Tesla, Inc., Fluence Energy, Inc., LG Chem, Ltd., Samsung Electronics Co., Ltd and Contemporary Amperex Technology Co. Limited have already commercialized their respective energy storage solution products. Additionally, long duration storage system manufacturers who have each announced plans and demonstrated prototypes of products that would compete in the energy storage market, include ESS Inc., Eos Energy Enterprises Inc., Hydrostor Inc. and Primus Power. Companies such as Tesla, Inc., Fluence Energy, Inc. and Wartsila Corporation are also developing energy management software.
Some of our current and potential competitors have longer operating histories and greater financial, technical, marketing and other resources than we do. These factors may allow our competitors to respond more quickly or efficiently than we can to new or emerging technologies.
These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to more effectively compete for new energy storage projects.
We believe that our gravity-based energy storage solutions, including the EVx and EVRC platforms, will be differentiated from those of its competitors because our systems minimize environmental and supply chain risks and geological constraints of some of the energy storage technologies on the market today. For that reason, we believe we are well-positioned to compete successfully in the evolving market for energy storage solutions.
Capital Position
There has not been a material change in our liquidity or capital resources since the Closing. See the sections titled “Management’s Discussion and Analysis of Financial Position and Results of Operation — Liquidity and Capital Resources” and “Unaudited Pro Forma Condensed Combined Financial Information” for information relating to the impact of the Closing of the Business Combination on our financial position as of the Closing. This offering may impact our ability to raise capital on favorable terms, or at all, by selling equity or equity-linked securities because sales under this registration statement, or the possibility of sales, may negatively impact the market price of our Common Stock and because our Warrants have a dilutive impact on our Common Stock. The number of shares offered under this prospectus is substantial. In fact, the Legacy Energy Vault stockholders are offering to sell under the registration statement of which this prospectus forms a part a number of shares that represents beneficial ownership of more than 54.5% of our Common Stock. Subject to applicable federal securities laws, such stockholders will be able to sell all of such shares so long as the registration statement of which this prospectus forms a part is available for use.
We have not entered into, nor do we intend to enter into, any forward purchase agreements or other agreements that would provide third parties with the right to sell back shares of our Common Stock to us at a fixed price for a given period after the Closing.
Intellectual Property
We rely on a combination of patent, trademark, copyright, unfair competition, and trade secret laws, as well as confidentiality procedures and contractual restrictions with our employees, contractors and third parties, to establish, maintain and protect our proprietary rights. Our success depends in part upon our ability to obtain, maintain and enforce proprietary protection for our products, technology, and know-how, to operate without infringing the proprietary rights of others, and to prevent others from infringing our proprietary rights.
We have developed a patent portfolio to protect elements of its proprietary technology. As of September 20, 2021, we had four issued patents and nine patent applications pending in the U.S and 17 patent applications pending in other countries throughout the world. Our issued patents are expected to expire in 2039 and 2040.
Our intellectual property encompasses a diverse mix of patents with respect to our proprietary systems and software. These patents and patent applications relate to the following broad categories:
•
Energy Storage System and Method

•
Energy Storage System Using Non-Stacking Weights

•
Lift Drive System for Energy Storage and Delivery System

We primarily rely on copyright, trade secret laws, confidentiality procedures and contractual restrictions to protect our software. We also pursue the registration of our domain names and trademarks and service marks in the United States.
We intend to continue to assess regularly opportunities for seeking patent protection for those aspects of our technology, designs and methodologies that we believe provide a meaningful competitive advantage. However, our ability to do so may be limited until such time as we are able to generate cash flow from operations or otherwise raise sufficient capital to continue to invest in our intellectual property. For example, maintaining patents in the United States and other countries requires the payment of maintenance fees, which may result in loss of our patent rights if we are unable to pay. If we are unable to so invest in our intellectual property, our ability to protect it or prevent others from infringing on our proprietary rights may be impaired.
Government Regulation and Compliance
Although we are not regulated as a utility, federal, state and local government statutes and regulations concerning electricity heavily influence the market for our product and services. These statutes and regulations often relate to electricity pricing, net metering, incentives, taxation, competition with utilities and the interconnection of customer-owned electricity generation. In the United States, governments continuously modify these statutes and regulations. Governments, often acting through state utility or public service commissions, change and adopt different rates for commercial customers on a regular basis. These changes could affect our ability to deliver cost savings to future customers for the purchase of electricity.
Several states have an energy storage mandate or policies designed to encourage the adoption of storage. Storage installations are supported in certain states by state public utility commission policies that require utilities to consider alternatives such as storage before they can build new generation facility. In February 2018, the Federal Energy Regulation Commission (FERC) issued Order 841 directing regional transmission operators and independent system operators to remove barriers to the participation of storage in wholesale electricity markets and to establish rules to help ensure storage resources are compensated for the services they provide. An appeal of Order 841 filed by utility trade associations and other parties challenging the extent of FERC’s jurisdiction over storage resources connected to distribution systems (among other issues) is currently pending before the U.S. Court of Appeals for the D.C. Circuit.
Each of our installations or customer installations must be designed, constructed, and operated in compliance with applicable federal, state and local regulations, codes, standards, guidelines, policies, and laws. To install and operate energy storage systems on its platform, we, our customers or our partners, as applicable, are required to obtain applicable permits and approvals from local authorities having jurisdiction to install energy storage systems and to interconnect the systems with the local electrical utility.
Energy storage systems require interconnection agreements from the applicable local electricity utilities in order to operate. In almost all cases, interconnection agreements are standard form agreements that have been pre-approved by the local public utility commission or other regulatory body with jurisdiction over interconnection agreements. As such, no additional regulatory approvals are typically required once interconnection agreements are signed.
Our operations are subject to stringent and complex federal, state and local laws, and regulations governing the occupational health and safety of our employees and wage regulations. For example, we are subject to the requirements of the federal Occupational Safety and Health Act, as amended, and comparable state laws that protect and regulate employee health and safety.
There are government regulations pertaining to the disposal of hazardous materials. We and our suppliers, as applicable, are required to comply with these regulations to sell our systems into the market.
Employees
Our stakeholders and employees have a shared passion to combat climate change through innovation in energy storage technologies. Our employees typically have significant industry experience in their respective areas of focus. As of December 31, 2021, we employed 73 full-time employees and 1 part-time employee, based primarily in our offices in Lugano, Switzerland, Westlake Village, California and Tysons Corner, Virginia. To date, we have not experienced any work stoppages and consider our employee relations to be in good standing. None of our employees are either represented by a labor union or subject to a collective bargaining agreement.
Formation of Strategic Advisory Board
We have formed a new Strategic Advisory Board (SAB) . The inaugural SAB includes representatives from CEMEX Ventures (NYSE: CX), BHP Ventures (NYSE: BHP), Saudi Aramco Energy Ventures (TADAWUL: SAUDI ARAMCO), Enel Green Power (ENEL.MI), PlusVolta, Pickering Energy Partners, Ark Energy Corporation Pty Ltd, a wholly owned subsidiary of Korea Zinc (KRX 010130), a strategic investor in Energy Vault, and Atlas Renewable. The SAB will meet formally every quarter to review the most relevant technology and market trends, and the intersection of these trends with Energy Vault’s own technology and strategic roadmap in order to optimize our energy storage solution focus and longer-term strategic evolution.
Properties
We have offices in Westlake Village, California and Lugano, Switzerland, with the Switzerland office serving as our international headquarters. The Lugano facility is under a month-to-month lease. The Westlake Village facility consist of approximately 15,767 square feet, and our current lease at the Westlake Village office was renewed and expanded from 7,700 square feet on December 1, 2021. The lease expires in November 2028.
Legal Proceedings
We have been and continue to be involved in legal proceedings that arise in the ordinary course of business, the outcome of which, if determined adversely to us, would not individually or in the aggregate have a material adverse effect on our business, financial condition, and results of operations. From time to time, we may become involved in additional legal proceedings arising in the ordinary course of its business.

MANAGEMENT
The table below lists our directors, executive officers and other key personnel, together with each person’s age as of the date of this prospectus and any other position that such person holds.
Name	Age	Position
Executive Officers
Robert Piconi	51	Chief Executive Officer and Director
David Hitchcock	61	Interim Chief Financial Officer
Andrea Pedretti	48	Chief Technology Officer
Christopher K. Wiese	62	Chief Operating Officer
Marco Terruzzin	48	Chief Product Officer
Goncagul Icoren	46	Chief People Officer
Richard Espy	45	Chief Information Officer, VP of Software Enablement
John Jung	54	President of EVS
Laurence Alexander	56	Chief Marketing Officer
Non-Employee Directors
Larry M. Paulson(2)(3)	68	Director
Henry Elkus(3)	26	Director
Bill Gross	63	Director
Zia Huque(1)(2)	54	Director
Thomas Ertel(1)(2)	66	Director
Mary Beth Mandanas(1)(3)	55	Director

(1)
Member of the audit committee.

(2)
Member of the compensation committee.

(3)
Member of the nominating and corporate governance committee.

Executive Officers
Robert Piconi is Legacy Energy Vault’s co-founder and has served as Chief Executive Officer and as a director on the Energy Vault Board since the Closing and has held the same positions at Legacy Energy Vault since its inception. Mr. Piconi has also served as the chairman of the board for Chronos Imaging LLC since 2017. Prior to Energy Vault, Mr. Piconi was founder of Pantheon Healthcare Group and its Chief Executive Officer and a member of its board from 2014 to 2016. Prior to Pantheon Healthcare Group, Mr. Piconi served as Group Executive for the Network Software and Security Platform group companies at Danaher Corporation (NYSE:DHR) from 2012 to 2014. Mr. Piconi’s earlier experience included roles of increasing responsibility at large Fortune 500 public companies, including the diversified energy group Amoco Corporation and British Petroleum (NYSE: BP) after its merger with Amoco in 1998, followed by executive leadership roles of increasing responsibility at Bell Labs Lucent Technologies (now Nokia, NASDAQ: NOK) and as President and Chief Operating Officer at Spirent Communications (LSE:SPT) within the telecommunications network infrastructure industry. Mr. Piconi holds a B.S./B.B.A. from the University of Notre Dame and an M.B.A. from Northwestern University’s Kellogg School of Management. We believe Mr. Piconi is qualified to serve as a member of the Energy Vault Board due to his extensive executive management and leadership experience across a variety of energy and technology companies, including his prior leadership roles in Fortune 100 public companies.
David Hitchcock has served as Energy Vault’s Interim Chief Financial Officer since April 2022. He has served as an industry advisor to Astra Capital Management since July 2019 and has been a board members and chair of the audit committee for Communications Technologies Services, LLC, an Astra portfolio company, since May 2021. From June 2007 until April 2015, Mr. Hitchcock served as the EVP and Chief Financial Officer of Syniverse Technologies LLC, a company providing services to the mobile telecom industry, and from April 2015 until his retirement in July 2016, served as its EVP, Global Product Management & Development. From December 2006 to May 2007, he served as the Chief Financial Officer, North America, at Alcatel-Lucent S.A., a global telecommunications equipment company. From May 2001 until November 2006, Mr. Hitchcock held numerous roles at Lucent Technologies Bell Labs, including as SVP & Corporate Controller from March 2006 to November 2006. Mr. Hitchcock is a Certified Public Accountant and holds a B.S. in Accounting and an M.B.A. from Wake Forest University.
Andrea Pedretti is Legacy Energy Vault’s co-founder and has served as Legacy Energy Vault’s Chief Technology Officer since its inception. Since 2016, Mr. Pedretti has also served as Managing Director for pquadrum engineering SA since 2016. Prior to Energy Vault, Mr. Pedretti served as a scientific advisor to Synhelion SA from 2016 to 2019. Prior to joining Synhelion SA, Mr. Pedretti was co-founder of Airlight Energy and its Chief Technology Officer from 2007 to 2016. Airlight Energy Manufacturing SA declared bankruptcy in August 2016, while Mr. Pedretti was its Chief Technology Officer, which resulted in an investigation by the Public Ministry of the Canton of Ticino of all officers and administrators with signatory power. The related proceeding has not begun yet as of this date. Prior to co-founding Airlight Energy, Mr. Pedretti was company director and Chief Technology Officer at Airlight Ltd. Mr. Pedretti holds a M.S. in Civil Engineering from the Swiss Federal Institute of Technology (ETH).
Christopher K. Wiese has served as Legacy Energy Vault’s Chief Operating Officer since February 2020 and as Legacy Energy Vault’s Vice President of Engineering from February 2021 to September 2021. Prior to Energy Vault, Mr. Wiese served as Vice President of Global Procurement for Zebra Technologies Corporation (Nasdaq:ZBRA) from 2015 to 2019. Prior to joining Zebra Technologies Corporation, Mr. Wiese served as an executive consultant for Celestica Inc. during 2015 and Chief Operating Officer for Spirent Communications plc from 2007 to 2013. Mr. Wiese began his career at Bell Labs in 1988 and progressed through increasing roles of responsibility within the R&D, Engineering and Supply Chain organizations. Mr. Wiese holds a B.S. and a M.S. in Mechanical Engineering from the University of Wisconsin.
Marco Terruzzin has served as Legacy Energy Vault’s Chief Product Officer since October 2019. Dr. Terruzzin also serves as a member of the board and the Executive Committee for California Energy Storage Alliance. Prior to Energy Vault, Dr. Terruzzin was founder of EVfy, Inc. Prior to founding EvFY, Inc., Dr. Terruzzin served as Director of Energy Storage for RWE Renewables GmbH from 2017 to 2019. Prior to joining RWE Renewables GmbH, Dr. Terruzzin served as Head of Energy Storage Edge Platform for Stem, Inc. from 2016 to 2017. Prior to joining Stem, Inc., Dr. Terruzzin served as Managing Director — Americas for Electro Power Systems S.A. from 2015 to 2016. Dr. Terruzzin holds a M.Sc. in Mechanical Engineering and a Ph.D. in Energy Economics from University of Padua (Italy) and an M.B.A. from the University of Virginia Darden School of Business.
Goncagul Icoren has served as Legacy Energy Vault’s Chief People Officer since September 2021. Prior to Energy Vault, Ms. Icoren served as an Executive Director of HR at Amgen Inc. (Nasdaq:AMGN) from 2017 to 2021 and a Regional HR Lead from 2014 to 2017. Prior to joining Amgen Inc., Ms. Icoren served as Vice President of Global Talent Management at Actavis Pharma, Inc. from 2012 to 2014 and Vice President of Human Resources for Europe from 2009 to 2012. Ms. Icoren holds a B.A. in International Relations from Middle East Technical University and an Executive M.Sc. in International Human Resource Management from Cranfield University Cranfield School of Management.
Richard Espy has served as Legacy Energy Vault’s Chief Information Officer and Vice President of Software Enablement since September 2021. Mr. Espy also serves as a member of the board of Code Platoon. Prior to Energy Vault, Mr. Espy was co-founder of Ubiety Technologies, Inc. and its Chief Technology Officer from 2018 to 2021. Mr. Espy was co-founder of WolkOps, Inc. and its Chief Executive Officer from 2017 to 2021. Prior to Ubiety Technologies, Inc. and WolkOps, Inc., Mr. Espy was co-founder of Stratus Solutions Inc. and its Chief Executive Officer from 2009 to 2017. Stratus Solutions Inc. was acquired by Applied Insight LLC in 2019. Mr. Espy holds a B.S. in Information Systems Management, Computer Science and a M.S. in Information Technology, Information Assurance from the University of Maryland Global Campus.
John Jung has served as Legacy Energy Vault’s President of EVS since October 2021. Prior to Energy Vault, Mr. Jung served as Operating Partner for Cota Capital Management, LLC from January 2020 to October 2021. Prior to joining Cota Capital Management, LLC, Mr. Jung co-founded BrightNight, LLC and served as its President from May 2019 to October 2019. Prior to BrightNight, LLC, Mr. Jung served as Global Vice President, Energy Storage/Software/Solar for Warstila Corporation from July 2017 to December 2018. Prior to Wartsila Corporation, Mr. Jung founded Greensmith Energy Management Systems Inc. and served as its President and Chief Executive Officer from its inception in April 2009 until it was acquired by Wartsila Corporation in June 2017. Mr. Jung holds a B.A. in Pure Science and Economics from the University of Western Ontario and a M.B.A. in Strategy and Finance from Ivey Business School.
Laurence Alexander has served as Legacy Energy Vault’s Chief Marketing Officer since September 2019. Mr. Alexander has also served as Chairman for Wantley Manor Consultancy Ltd. since 2002 and a board advisor for Chronos Imaging LLC since 2018. Prior to Energy Vault, Mr. Alexander co-founded EarlyWMC Limited and served as its Chairman from 2010 to 2019. Mr. Alexander also served as Vice President Marketing for Danaher Corporation from 2010 to 2015. Prior to Danaher Corporation, Mr. Alexander served as Group Chief Executive Officer for SAB Holdings, LLC from 2009 to 2010. Prior to SAB Holdings, LLC, Mr. Alexander served in roles of increasing responsibility for O2, a brand owned by Telefónica, from 2002 to 2005. Prior to O2, Mr. Alexander served as Chief Executive Officer for Genie, a subsidiary of British Telecom, from 1999 to 2002. Prior to Genie, Mr. Alexander served as Managing Director of Consumer Services and Chief Operating Officer for World Online from 1998 to 1999. Mr. Alexander holds a HND in Business Studies from Greater Brighton MET.
Non-Employee Directors
Larry Paulson has served as a member of the Energy Vault Board and previously served as Novus’s director and Novus’s non-executive Chairman from its inception until the Closing. Mr. Paulson co-founded Novus Capital Corporation and has served as its Chief Executive Officer and a director since its inception in March 2020 until its business combination with AppHarvest, Inc. in January 2021. Mr. Paulson has served as a managing member of Novus Capital Associates, LLC since its formation in October 2020. He has also served as principal and founder of Rancho Santa Fe Solutions, a wireless industry consulting company he founded in February 2010. From 2013 to January 2020, Mr. Paulson was with Qualcomm (Nasdaq:QCOM) where he served as Vice President of Product Management (2013-16), Vice President and President India and SAARC (2016-2018) and Vice President Sales NA and Australia (2018-Jan 2020). Prior to Qualcomm, he served as Executive Vice President and Chief Marketing Officer of Brightpoint, Inc., a provider of worldwide distribution and integrated logistics services to the wireless communications industry, from 2011 to 2013. Prior to that he served with Nokia (NYSE:NOK) from 1987 to 2009 where he had numerous roles including global Senior Vice President and General Manager CDMA Product line. Mr. Paulson holds a BA in Communications from Point Park University. We believe Mr. Paulson is well qualified to serve as a director because of his more than thirty years of global senior management positions in the tech industry with expertise in wireless communications.
Henry Elkus has served as a director on the Energy Vault Board since the Closing and was previously a director on Legacy Energy Vault’s Board of Directors. He was founder of Helena Special Investments and has served as its Chief Executive Officer since their inceptions (September 2015 for Helena Group Foundation and January 2020 for Helena Special Investments). Mr. Elkus has also served as Social Entrepreneur in Residence for The Boston Consulting Group since 2016 and as Special Advisor for the Berggruen Institute since 2016. In 2020, Mr. Elkus was named to the 2020 Forbes 30 Under 30 list. Mr. Elkus studied Ethics, Politics, Economics and Philosophy at Yale University before dropping out to lead Helena Special Investments full time. We believe Mr. Elkus is well qualified to serve as a director because of his substantial business experience addressing elements of governance reform, exponential technologies and existential risk mitigation.
Bill Gross is Legacy Energy Vault’s co-founder and has served as a director on the Energy Vault Board since the Closing and held the same position at Legacy Energy Vault since its inception in 2017. Mr. Gross co-founded Idealab Studio, LCC and has served as its Chairman and Chief Executive Officer since 2018. Mr. Gross also served as Chief Executive Officer of Idealab, a technology incubator he founded, from February 1996 to December 31, 2017. Mr. Gross has served as Chairman of the board for Heliogen, Inc. since 2015 and has served as a member of its board since 2013. In addition, Mr. Gross has served as the Chief Executive Officer for Heliogen, Inc. since 2016 and was also Chief Executive from 2013 to 2015. Mr. Gross has more than 40 years of experience in conceiving and starting new technology companies, including

GoTo.com/Overture.com, Energy Vault, Inc., Carbon Capture, Inc., and CarsDirect.com/Internet Brands, Inc. In addition to continuing to serve as Idealab’s board chairman since 1996, Mr. Gross serves on the boards of directors of numerous companies and is also a member of the Board of Trustees of Caltech. We believe Mr. Gross is well qualified to serve as a director because of his substantial business, leadership and management experience.
Zia Huque has served as a director on the Energy Vault Board since the Closing and was previously a director on Legacy Energy Vault’s Board from August 2021 until the Closing. Mr. Huque has also served as a General Partner for Prime Movers Lab LLC since January 2021. Mr. Huque currently serves on the board of trustees of Equity residential Properties Trust and the boards of directors of LankaBangla Finance Ltd., Vaxxinity Inc., Boom Technologies, Inc. and Upward Farms. Prior to Prime Mover Labs, Mr. Huque was a private investor from 2019 to 2021. Prior to private investing, Mr. Huque served as President and Chief Executive Officer for Deutsche Bank Securities Inc. from 2018 to 2019, as Head of Equities, Fixed Income & Currencies, for the Americas from 2016 to 2018, and as Global Co-Chief Operating Officer of Corporate Banking & Securities from 2012 to 2016. Mr. Huque holds a B.A. in Economics and in Political Science from Williams College. We believe Mr. Huque is well qualified to serve as a director because of his vast executive, strategic and operational experience across multiple businesses.
Thomas Ertel has served as a director on the Energy Vault Board since the Closing. He was a Partner at Ernst & Young, LLP, an accounting firm, from June 2002 until his retirement from full-time employment in June 2017. Prior to that, Mr. Ertel spent 25 years, including 13 years as Partner, with Arthur Andersen, LLP, an accounting firm. Since October 2017, Mr. Ertel has served as Senior Vice President and Chief Accounting Officer of Strada Education Network, a nonprofit organization that strengthens America’s pathways between education and employment. From December 2017 through September 2021, he served as a director on the board of directors of Blackbaud, Inc. He holds a BS in Accounting from Ball State University and has maintained an active CPA license in the State of Indiana since 1980. We believe Mr. Ertel is well qualified to serve as a director because of his management skills and because of his knowledge and experience in accounting and corporate transactions.
Mary Beth Mandanas has served as a director on the Energy Vault Board since the Closing. Since January 2022, she has served as CEO of Onyx Renewable Partners L.P. Since July 2021, Ms. Mandanas has served as an Independent Director, Audit Chair, on the Board of TortoiseEcofin Acquisition Corp III. From August 2020 to August 2021, she consulted and served as Chief Investment Officer for Sol Systems, LLC, a renewable energy infrastructure and impact investment company based in Washington, DC. Previously, from the fall of 2015 to May 2020, Ms. Mandanas held the position of Executive Vice President, Chief Strategy Officer, of CleanChoice Energy, Inc., a company engaged in renewable energy retail supply and community solar, where she led strategic planning and was responsible for raising capital, banking/investor relations and establishing protocols for risk management and financial reporting. Prior to joining CleanChoice Energy in 2015, Ms. Mandanas worked in corporate and investment banking for more than 20 years, principally focused in the power and utility sector and executing across multiple facets of corporate finance/strategic advisory transactions, which included capital raising, structured financings, liability/interest rate/commodity risk management, treasury operations, capital allocation strategies, dividend policy and mergers and acquisitions. From 2013 to the fall of 2015, she served as Head of the Power/Utility Group in Corporate Banking at RBC Capital Markets, LLC, where she helped form the renewable tax equity business and grow the renewable loan portfolio. Prior to RBC Capital Markets, Ms. Mandanas served as Managing Director in Citigroup’s North American Power/Utility Corporate and Investment Banking Group from 2007 to 2013. From 1998 to 2007, Ms. Mandanas held various roles at Credit Suisse in the Power and Utility Investment Banking Group and in the Leveraged Finance/Financial Sponsors Group. She has worked across many industries, including companies in the power and utilities, textiles, chemicals, general industrials and education sectors. Additionally, Ms.Mandanas also spearheaded various diversity initiatives at Credit Suisse and was successful in establishing an annual leadership conference for female clients. Prior to joining Credit Suisse, she was a Vice President at NationsBank in New York. Additionally, Ms. Mandanas served on the Board of Trustees for the Business Partnership Foundation for the University of South Carolina for five years. Ms. Mandanas earned her M.B.A degree from Vanderbilt University and graduated, magna cum laude, with a B.S. from the University of South Carolina. We believe Ms. Mandanas is well qualified to serve as a director because of her significant experience and knowledge in finance, risk management, investment banking, business and work with companies involved in renewable energy and other areas of the energy industry.

Family Relationships
There are no family relationships among any of our directors or executive officers.
Board Composition
Our board of directors is comprised of eight directors and will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:
•
the Class I directors are Larry Paulson and Mary Beth Mandanas, and their terms will expire at the first annual meeting to be held after the Closing;

•
the Class II directors are Zia Huque, Henry Elkus and Thomas Ertel, and their terms will expire at the second annual meeting to be held after the Closing; and

•
the Class III directors are Robert Piconi and Bill Gross, and their terms will expire at the third annual meeting to be held after the Closing.

Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or the earlier of his or her death, resignation or removal.
The Second A&R Charter and the Second A&R Bylaws provide that only the Energy Vault Board can fill vacant directorships, including newly-created seats. Any additional directorships resulting from an increase in the authorized number of directors would be distributed pro rata among the three classes so that, as nearly as possible, each class would consist of one-third of the authorized number of directors.
Director Independence
The Energy Vault Board has determined that each of its members, other than Robert Piconi, qualifies as independent, as defined under the listing rules of the NYSE. In addition, we are subject to the rules of the SEC and NYSE relating to the memberships, qualifications and operations of the audit committee, as discussed below.
Role of the Energy Vault Board in Risk Oversight
One of the key functions of the Energy Vault Board is informed oversight of the our risk management process. The Energy Vault Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the board as a whole, as well as through various standing committees of the Energy Vault Board that address risks inherent in their respective areas of oversight.
Board Committees
The Energy Vault Board has an audit committee, compensation committee and nominating and corporate governance committee. All of the committees comply with all applicable requirements of the Sarbanes-Oxley Act, NYSE and SEC rules and regulations as further described below. The responsibilities of each of the committees of the Board is described below. Members serve on these committees until their resignation or until as otherwise determined by the Energy Vault Board.
Audit Committee
The members of our audit committee are Thomas Ertel, Mary Beth Mandanas and Zia Huque, each of whom can read and understand fundamental financial statements. The Energy Vault Board has determined that each of Mr. Ertel, Ms. Mandanas and Mr. Huque is independent under the rules and regulations of the SEC and the listing standards of the NYSE applicable to audit committee members. Mr. Ertel is the chair of the audit committee. The Energy Vault Board has determined that each of Mr. Ertel, Ms. Mandanas and Mr. Huque qualify as an audit committee financial expert within the meaning of SEC regulations and meet the financial sophistication requirements of the NYSE. The audit committee will assist the Energy Vault Board with its oversight of the following: the integrity of our financial statements; our compliance with legal and regulatory requirements; the qualifications, independence, and performance of our independent registered public accounting firm; the design and implementation of our internal audit function and risk assessment and risk management. Among other things, the audit committee is responsible for reviewing and discussing with our management the adequacy and effectiveness of our disclosure controls and procedures. The audit committee also discusses with our management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of our financial statements, and the results of the audit, quarterly reviews of our financial statements and, as appropriate, initiates inquiries into certain aspects of our financial affairs. The audit committee is responsible for establishing and overseeing procedures for the receipt, retention, and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters. In addition, the audit committee has direct responsibility for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm. The audit committee has sole authority to approve the hiring and discharging of our independent registered public accounting firm, all audit engagement terms and fees, and all permissible non-audit engagements with the independent auditor. The audit committee reviews and oversees all related person transactions in accordance with our policies and procedures.
Compensation Committee
The members of our compensation committee are Larry Paulson, Zia Huque and Thomas Ertel. Mr. Paulson is the chair of the compensation committee. Each member of our compensation committee is independent under the rules and regulations of the SEC and the listing standards of the NYSE applicable to compensation committee members. The compensation committee will assist the Energy Vault Board in discharging certain of its responsibilities with respect to compensating our executive officers, and the administration and review of the our incentive plans for employees and other service providers, including our equity incentive plans, and certain other matters related to our compensation programs.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Mary Beth Mandanas, Henry Elkus and Larry Paulson. Ms. Mandanas is the chair of the nominating and corporate governance committee. The nominating and corporate governance committee assists the Energy Vault Board with its oversight of and identification of individuals qualified to become members of the Energy Vault Board, consistent with criteria approved by the Energy Vault Board, and selects, or recommends that the Energy Vault Board selects, director nominees, develops and recommends to the Energy Vault Board a set of corporate governance guidelines, and oversees the evaluation of the Energy Vault Board.
Compensation Committee Interlocks
None of the members of our compensation committee has ever been a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Energy Vault Board or compensation committee.
Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors
The Energy Vault Board has adopted a Code of Conduct, or the Code. The Code applies to all of our employees, officers and directors, as well as all of our contractors, consultants, suppliers and agents in connection with their work for us. The Code is available on our website at www.energyvault.com under the Investor Relations section. Information contained on or accessible through this website is not a part of this prospectus, and the inclusion of such website address in this prospectus is an inactive textual reference only. Any amendments to the Code, or any waivers of its requirements, are expected to be disclosed on its website to the extent required by applicable rules and exchange requirements.

EXECUTIVE COMPENSATION
For the year ended December 31, 2021, Energy Vault’s named executive officers were Robert Piconi, Chief Executive Officer, Marco Terruzzin, Chief Product Officer, and Andrea Pedretti, Chief Technology Officer.
This section provides an overview of Energy Vault’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.
2020 and 2021 Summary Compensation Table
The following table shows information regarding the compensation of Energy Vault’s named executive officers for services performed during the years ended December 31, 2020 and December 31, 2021.
	Year	Salary ($)(1)	Bonus ($)(3)	Stock Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Robert Piconi, Chief Executive Officer	2020	340,312	43,600	—	—	383,912
	2021	514,824	430,550	3,586,359	105,651	4,636,934
Andrea Pedretti, Chief Technology Officer	2020	272,231	15,000	—	—	287,231
	2021	285,000	125,000	1,712,537	19,064	2,141,601
Marco Terruzzin, Chief Product Officer	2020	234,484	188,500(2)	—	—	332,985
	2021	300,000	180,000	595,825	—	1,075,825

(1)
The amounts in this column represent the total base salaries earned in 2020 and 2021 from Energy Vault and Energy Vault SA (as applicable). For base salaries and bonuses earned from Energy Vault SA, we have converted CHF to USD, with a conversion ratio of 1.09, as of December 31, 2021.

In the case of Mr. Piconi, his base salary for 2021 includes a vacation payout under Swiss law in the amount of CHF 22,270 (USD 24,274).
Additionally, all Energy Vault employees, including the named executive officers, were subject to a temporary salary reduction due to the COVID-19 pandemic for the months of April 2020 to November 2020.
(2)
Represents a one-time cash bonus of $100,000 paid to Mr. Terruzzin in 2020 in connection with him remaining employed with us for a period of one-year. As described below, Mr. Terruzzin’s offer letter originally provided for a one-time cash bonus of $200,000, however, Mr. Terruzzin and Energy Vault have agreed to reduce his sign-on bonus from $200,000 to $100,000 and in consideration for such reduction, to award Mr. Terruzzin with 20,000 of fully vested Energy Vault common stock. The grant of 20,000 shares of Energy Vault common stock has been reflected in the “Employment Arrangements with Energy Vault’s Named Executive Officers” section below.

In addition, Mr. Terruzzin earned a discretionary bonus of $88,500 in 2020, which was paid in 2021.
(3)
Represents 2020 and 2021 discretionary bonuses granted to each executive officer based on a subjective review of the executive officers’ and the Company’s yearly performance and progress in early 2022 toward the final achievement of the shareholder approval required for the Business Combination which closed on February 11, 2022. Bonuses were paid in USD, except in the case of Mr. Piconi, whose 2020 bonus was paid as CHF 40,000 (USD 43,600) and whose 2021 bonus was paid as CHF 395,000 (USD 430,550).

(4)
The amounts in this column represent the aggregate grant date fair value of stock awards granted to the officer in the applicable year computed in accordance with FASB ASC Topic 718. See Note 9 of the notes to Energy Vault’s unaudited consolidated financial statements included elsewhere in this prospectus for a discussion of the assumptions made by Energy Vault in determining the grant date fair value of its equity awards.
(5)
In the case of Mr. Piconi, all other compensation includes expenses paid directly by Energy Vault or Energy Vault SA (as applicable), which was determined to be treated as income to Mr. Piconi including foreign tax preparation, family travel for Swiss work permit renewal purposes, relocation storage costs and legal expenses for Swiss residency purposes in the amount of CHF 96,927 (USD 105,651). For Mr. Pedretti, all other compensation includes a relocation reimbursement in the amount of $19,064.

Narrative Disclosure to Summary Compensation Table
The compensation of Energy Vault’s named executive officers generally consists of base salary, annual incentive compensation and equity compensation. In making executive compensation decisions for Energy Vault’s named executive officers, the Energy Vault Board, with input from the Chief Executive Officer (other than with respect to his own arrangements) considers such factors as it deems appropriate in its exercise of discretion and business judgment, including a subjective assessment of the named executive officer’s performance, the amount of vested and unvested equity held by the officer, amounts paid to Energy Vault’s other executive officers and competitive market conditions.
Base Salary
Base salary is set at a level that is commensurate with the named executive officer’s duties and authorities, contributions, prior experience and sustained performance.
Cash Bonus
Cash bonus opportunities are also set at a level that is commensurate with the named executive officer’s duties and authorities, contributions, prior experience and sustained performance, and the initial target amount of all annual bonus opportunities are set forth in the named executive officer’s employment agreement or offer letter, as described below. Any bonuses for the year ended December 31, 2021, will be at the discretion of Energy Vault’s board of directors or its compensation committee and will be disclosed on a Current Report on Form 8-K if and when awarded. Per Mr. Piconi’s, Mr. Pedretti’s, and Mr. Terruzzin’s respective employment agreements, and as described below, they are each eligible for annual target bonuses of 50% of Mr. Piconi’s annual salary, 40% of Mr. Pedretti’s annual salary, and up to 40% of Mr. Terruzzin’s annual salary.
Equity Compensation
Historically, the equity compensation granted to Energy Vault’s named executive officers has consisted of restricted stock units (“RSUs”) and restricted stock awards. For a description of the stock awards granted to Energy Vault’s named executive officers in 2021, please see the “Outstanding Equity Award at 2021 Year-End” table below.
Equity Plans
2017 Stock Incentive Plan
The Energy Vault Board adopted Energy Vault’s 2017 Stock Incentive Plan in October 2017, which was subsequently approved by Energy Vault’s stockholders. Energy Vault ceased making awards under the 2017 Stock Incentive Plan after the 2020 Stock Incentive Plan was adopted. As of December 31, 2021, there were options to purchase 30,000 shares of Energy Vault Common Stock, at a weighted-average exercise price of $1.60 per share, outstanding under Energy Vault’s 2017 Stock Incentive Plan. None of the named executive officers holds options under the 2017 Stock Plan.
2020 Stock Plan
General.   The Energy Vault Board adopted Energy Vault’s 2020 Stock Plan in December 2020, which was subsequently approved by Energy Vault’s stockholders. No further awards will be made under Energy

Vault’s 2020 Stock Plan; however, awards outstanding under Energy Vault’s 2020 Stock Plan will continue to be governed by their existing terms, provided such awards may be subject to adjustment. Each of the named executive officers hold RSUs and restricted stock awards under the 2020 Stock Plan, as described below.
Share Reserve.   As of December 31, 2021, Legacy Energy Vault reserved 1,836,140 shares of Legacy Energy Vault Common Stock for issuance under the 2020 Stock Plan plus up to 30,000 shares of Legacy Energy Vault Common Stock that recycle from Energy Vault’s 2017 Stock Incentive Plan, all of which may be issued as incentive stock options. As of December 31, 2021, 1,057,000 restricted stock units that settle into an equal number of shares of Legacy Energy Vault Common Stock and 186,370 shares of Legacy Energy Vault Common Stock remained available for future issuance. Unissued shares subject to awards that expire or are cancelled, shares reacquired by us and shares withheld in payment of the purchase price or exercise price of an award or in satisfaction of withholding taxes will again become available for issuance under the 2022 Plan.
Administration.   The Energy Vault Board, or a committee delegated by the Energy Vault Board, administers the 2020 Stock Plan. Subject to the terms of the 2020 Stock Plan, the administrator has the power to, among other things, determine the eligible persons to whom, and the times at which, awards will be granted, to determine the terms and conditions of each award (including the number of shares subject to the award, the exercise or purchase price of the award, and when the award will vest and, as applicable, become exercisable), to modify or amend outstanding awards, or accept the surrender of outstanding awards and substitute new awards, to accelerate the time(s) at which an award may vest or be exercised, and to construe and interpret the terms of the 2020 Stock Plan and awards granted thereunder.
Options.   Energy Vault’s employees and service providers have historically received stock options pursuant to the 2020 Stock Plan. None of the named executive officers have been granted options under the 2020 Stock Plan.
The exercise price per share of options granted under the 2020 Stock Plan must be at least 100% of the fair market value per share of Energy Vault’s common stock on the grant date. Subject to the provisions of the 2020 Stock Plan, the administrator determines the other terms of options, including any vesting and exercisability requirements, the method of payment of the option exercise price, the option expiration date, and the period following termination of service during which options may remain exercisable.
RSUs and Restricted Stock Awards.   Energy Vault’s employees and service providers have historically received RSUs or restricted stock awards pursuant to the 2020 Stock Plan. Each of the named executive officers have been granted RSUs and/or restricted stock awards under the 2020 Stock Plan prior to the date of this registration statement. See the “Outstanding Equity Awards at 2021 Year End” table below for further information about Energy Vault’s named executive officers’ outstanding awards as of December 31, 2021.
Changes to Capital Structure; Corporate Transactions.   In the event of certain changes to Energy Vault’s capital structure, a declaration of a dividend payable in shares, a combination or consolidation of the outstanding stock into a lesser number of shares, a reclassification, or any other increase or decrease in the number of issued shares of stock effected without receipt of consideration by Energy Vault, proportionate adjustments shall automatically be made to (a) the number of shares available for issuance under the 2020 Stock Plan, and (b) the number of shares covered by each outstanding option award or restricted stock units and any outstanding and unexercised right to purchase shares that has not yet expired, (c) the exercise price and the kind of underlying security of each outstanding option or RSU granted under the 2020 Stock Plan, and (d) any repurchase price that applies to shares granted under the 2020 Stock Plan pursuant to the terms of a Company repurchase right under the applicable award agreement. In the event Energy Vault is party to a corporate transaction (as defined in the 2020 Stock Plan), the Energy Vault Board or committee administering the 2020 Stock Plan may take one or more of the following actions to provide for: (i) the continuation of the options by Energy Vault (if Energy Vault is the Surviving Corporation), (ii) the assumption or substitution of options by the successor or Surviving Corporation, (iii) upon written notice, the termination of unexercised options prior to the reorganization event, (iv) the cancellation and purchase of outstanding options for an amount equal to the amount that could have been obtained upon the exercise of the option and sale of the underlying stock had such option been currently exercisable, or (v) the cancellation of such outstanding options.

Plan Amendment or Termination.   The Energy Vault Board may amend, modify, or terminate the 2020 Stock Plan at any time. The 2020 Stock Plan was terminated in connection with the Closing of the Business Combination.
The Energy Vault Holdings, Inc. 2022 Equity Incentive Plan (the “2022 Plan)
Types of Awards.   The 2022 Plan provides for the grant stock options, which may be ISOs or non-statutory stock options (“NSOs”), stock appreciation rights (“SARs”), restricted shares and restricted stock units (“RSUs”), or collectively, awards.
Administration.   The 2022 Plan will be administered by the Board or by one or more committees to which the board of directors delegates such administration (as applicable, the “Administrator”). Subject to the terms of the 2022 Plan, the Administrator will have the complete discretion to determine the eligible individuals who are to receive awards under the plan, to determine the terms and conditions of awards granted under the 2022 Plan and to make all decisions related to the 2022 Plan and awards granted thereunder.
Share Reserve.   The number of shares of our Common Stock that may be issued under the 2022 Plan is equal to the sum of (x) 15,516,760 shares, plus (y) up to 8,251,906 shares subject to awards granted under the Energy Vault, Inc. 2017 Stock Incentive Plan and the Energy Vault, Inc. 2020 Stock Plan (the “Predecessor Plans”) that are outstanding on the Business Combination Date and that are subsequently forfeited, expire or lapse unexercised or unsettled or are reacquired by us, plus (z) the annual increase in shares described below. While a maximum 8,251,906 shares may be added to the 2022 Plan from the Predecessor Plans, since this assumes that all awards outstanding under the Predecessor Plans on the Business Combination Date will be forfeited, we expect the actual number of shares added to the 2022 Plan to be less.
On the first day of each fiscal year during the term of the 2022 Plan, beginning on March 1, 2022 and ending on (and including) March 1, 2031, the number of shares of our Common Stock that may be issued under the 2022 Plan will increase by a number of shares equal to the lesser of (a) 4% of the outstanding shares on the last day of the immediately preceding fiscal year or (b) such lesser number of shares (including zero) that the Administrator determines for purposes of the annual increase for that fiscal year.
If options, stock appreciation rights, restricted stock units or any other awards are forfeited, cancelled or expire, the shares subject to such awards will again be available for issuance under the 2022 Plan. If stock appreciation rights are exercised or restricted stock units are settled, only the number of shares actually issued upon exercise or settlement of such awards will reduce the number of shares available under the 2022 Plan. If restricted shares or shares issued upon exercise of an option are reacquired by us pursuant to a forfeiture provision, repurchase right or for any other reason, then such shares will again be available for issuance under the 2022 Plan. Shares applied to pay the exercise price of an option or satisfy withholding taxes related to any award will again become available for issuance under the 2022 Plan. To the extent an award is settled in cash, the cash settlement will not reduce the number of shares available for issuance under the 2022 Plan.
Shares issued under the 2022 Plan may be authorized but unissued shares or treasury shares. As of the date hereof, no awards have been granted under the 2022 Plan.
Incentive Stock Option Limit.   No more than 9,205,979 shares of our Common Stock may be issued under the 2022 Plan upon the exercise of ISOs.
Annual Limitation on Compensation of Non-Employee Directors.   The grant date fair value of awards granted to each non-employee director during any fiscal year of us, together with the value of any cash compensation paid to the non-employee director during such fiscal year, may not exceed $750,000. This limit is increased to $1,000,000 in the fiscal year a non-employee director is initially appointed or elected to the board of directors. Compensation paid to an individual for services as an employee or consultant will not count towards these limitations.
Eligibility.   Employees (including officers), non-employee directors and consultants who render services to us or a parent, subsidiary or affiliate thereof (whether now existing or subsequently established) are eligible to receive awards under the 2022 Plan. ISOs may only be granted to employees of us or a parent or subsidiary thereof (whether now existing or subsequently established). As of the date hereof, approximately 100 persons (including eight executive officers and six non-employee directors) would be eligible to participate in the 2022 Plan.
Repricing.   The Administrator has full authority to reprice (reduce the exercise price of) options and stock appreciation rights or to approve programs in which options and stock appreciation rights are exchanged for cash or other equity awards on terms the Administrator determines.
Stock Options.   A stock option is the right to purchase a certain number of shares of stock at a fixed exercise price which, pursuant to the 2022 Plan, may not be less than 100% of the fair market value of the our Common Stock on the date of grant. Subject to limited exceptions an option may have a term of up to 10 years and will generally expire sooner if the optionee’s service terminates. Options will vest at the rate determined by the Administrator. An optionee may pay the exercise price of an option in cash, or, with the administrator’s consent, with shares of our Common Stock the optionee already owns, with proceeds from an immediate sale of the option shares through a broker approved by us, through a net exercise procedure or by any other method permitted by applicable law.
Stock Appreciation Rights.   A stock appreciation right provides the recipient with the right to the appreciation in a specified number of shares of stock. The Administrator determines the exercise price of stock appreciation rights granted under the 2022 Plan, which may not be less than 100% of the fair market value of our Common Stock on the date of grant. Subject to limited exceptions a stock appreciation right may have a term of up to 10 years and will generally expire sooner if the recipient’s service terminates. SARs will vest at the rate determined by the Administrator. Upon exercise of a SAR, the recipient will receive an amount in cash, stock, or a combination of stock and cash determined by the Administrator, equal to the excess of the fair market value of the shares being exercised over their exercise price.
Tax Limitations on Incentive Stock Options.   The aggregate fair market value, determined at the time of grant, of our Common Stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of the our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.
Restricted Stock Awards.   Shares of restricted stock may be issued under the 2022 Plan for such consideration as the Administrator may determine, including cash, services rendered or to be rendered to us, promissory notes or such other forms of consideration permitted under applicable law. Restricted shares may be subject to vesting, as determined by the Administrator. Recipients of restricted shares generally have all of the rights of a stockholder with respect to those shares, including voting rights, however any dividends and other distributions on restricted shares will generally be subject to the same restrictions and conditions as the underlying shares.
Restricted Stock Units.   A restricted stock unit is a right to receive a share, at no cost to the recipient, upon satisfaction of certain conditions, including vesting conditions, established by the Administrator. RSUs vest at the rate determined by the Administrator and any unvested RSUs will generally be forfeited upon termination of the recipient’s service. Settlement of restricted stock units may be made in the form of cash, our Common Stock or a combination of cash and our Common Stock, as determined by the Administrator. Recipients of restricted stock units generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. At the Administrator’s discretion and as set forth in the applicable restricted stock unit agreement, restricted stock units may provide for the right to dividend equivalents which will generally be subject to the same conditions and restrictions as the restricted stock units to which they pertain.
Other Awards.   The Administrator may grant other awards based in whole or in part by reference to our Common Stock and may grant awards under other plans and programs that will be settled with shares issued under the 2022 Plan. The Administrator will determine the terms and conditions of any such awards.

Changes to Capital Structure.   In the event of certain changes in capitalization, including a stock split, reverse stock split or stock dividend, proportionate adjustments will be made in the number and kind of shares available for issuance under the 2022 Plan, the number of shares that may be added to the 2022 Plan from the Predecessor Plans, the limit on the number of shares that may be issued under the 2022 Plan as ISOs, the number and kind of shares subject to each outstanding award and/or the exercise price of each outstanding award.
Corporate Transactions.   If we are party to a merger, consolidation or certain change in control transactions, each outstanding award will be treated as described in the definitive transaction agreement or as the Administrator determines, which may include the continuation, assumption or substitution of an outstanding award, the cancellation of an outstanding award after an opportunity to exercise or the cancellation of an outstanding award in exchange for a payment equal to the value of the shares subject to such award less any applicable exercise price. In general, if an award held by a participant who remains in service at the effective time of a change in control transaction is not continued, assumed or substituted, then the award will vest in full.
Change of Control.   The Administrator may provide, in an individual award agreement or in any other written agreement with a participant, that the award will be subject to acceleration of vesting and exercisability in the event of a change of control or in connection with a termination of employment in connection with or following a change in control.
Transferability of Awards.   Unless the Administrator determines otherwise, an award generally will not be transferable other than by beneficiary designation, a will or the laws of descent and distribution. The Administrator may permit transfer of an award in a manner consistent with applicable law.
Amendment and Termination.   The Administrator may amend or terminate the 2022 Plan at any time. Any such amendment or termination will not affect outstanding awards. If not sooner terminated, the 2022 Plan will terminate automatically in 2031, 10 years after its adoption by our board of directors. Shareholder approval is not required for any amendment of the 2022 Plan, unless required by applicable law or exchange listing standards.
Health and Welfare Benefits and Perquisites
Energy Vault’s named executive officers are generally eligible to participate in Energy Vault’s health and welfare plans to the same extent as other full-time employees. Energy Vault generally does not provide Energy Vault’s named executive officers with perquisites or other personal benefits. However, Energy Vault does reimburse Energy Vault’s named executive officers for their necessary and reasonable business and travel expenses incurred in connection with their services to us.
Employment Arrangements with Energy Vault’s Named Executive Officers
Energy Vault has entered into an employment letter or an employment agreement with each of its named executive officers setting forth the initial terms of such officer’s employment. For each of our named executive officers, employment is “at will” and may be terminated at any time.
Each of Energy Vault’s named executive officers is eligible to earn an annual incentive bonus for each year they are employed by us pursuant to their employment letter or agreement or, in the case of Mr. Piconi, as otherwise determined by the Energy Vault Board, with the target amount of such bonus opportunity set as a percentage of each named executive officer’s annual base salary.
The salaries and target bonus opportunities of Energy Vault’s named executive officers are typically reviewed annually and adjusted when the Energy Vault Board or Energy Vault’s compensation committee determines it is appropriate. The Energy Vault Board plans to issue bonuses to the named executive officers upon meeting performance objectives for 2021 on or prior to March 2022.
Historically, the equity compensation granted to Energy Vault’s named executive officers has consisted of restricted stock awards or RSUs. For a description of such equity awards outstanding as of December 31, 2021, please see the “Outstanding Equity Awards at 2021 Year-End” table below.

Agreements with Robert Piconi
Mr. Piconi initially entered into an employment agreement with Energy Vault SA on January 1, 2018, an amended employment agreement with Energy Vault SA on December 1, 2020, and an employment letter, dated as of September 16, 2019, with Energy Vault, Inc. (together, the “Piconi Agreements”). Pursuant to the Piconi Agreements, Mr. Piconi serves as our Chief Executive Officer and became entitled to receive a base salary at an annual rate of CHF 395,000 (USD 430,550 based on an exchange ratio of USD 1.09 to one CHF as of January 7, 2022) for his service to Energy Vault SA and USD 60,000 for his service to Energy Vault, Inc. Mr. Piconi also became eligible to receive a signing bonus of CHF 18,750 (USD 20,438 based on an exchange ratio of USD 1.09 to one CHF as of January 7, 2022) pursuant to the Piconi Agreements.
Beginning in December 2020, Mr. Piconi became entitled to receive an annual variable performance bonus of 50% of his annual salary based on mutually established goals. In addition, per the employment agreement with Energy Vault SA, Mr. Piconi is eligible for severance benefits, if Energy Vault SA terminates his employment unilaterally with an ordinary notice of 90 days, equal to twelve months of salary continuation at his then current base salary plus his target bonus amount, subject to standard withholding and payroll deductions. Mr. Piconi is also eligible for ancillary benefits, such as a standard car allowance and reasonable expenses for foreign tax preparation and other ancillary expenses as they relate directly to Mr. Piconi’s employment with Energy Vault SA.
Pursuant to the terms of the Piconi Agreements, Mr. Piconi agreed to our standard Proprietary Information and Inventions Assignment Agreement, which contains customary invention assignment and confidentiality provisions. In addition, Mr. Piconi agreed to our standard Employee Confidentiality and Non-Disclosure Agreement, which includes (i) customary invention assignment and confidentiality provisions and (ii) non-compete and non-solicit covenants for 12 months post-termination of employment.
On November 27, 2017, Energy Vault granted Mr. Piconi 1,272,000 shares of our common stock pursuant to a restricted stock purchase agreement. The terms of the restricted stock purchase agreement provide that the restricted stock shall vest or has vested (and therefore shall be released or has been released from Energy Vault’s repurchase option) as follows: 25% of the shares vested on November 27, 2018, and 1/48th of the shares of restricted stock shall vest (or has become vested) on each month thereafter, subject to Mr. Piconi’s continued employment with us through the relevant vesting dates. In addition, 100% of any unvested shares of restricted stock shall accelerate and become immediately vested if, Mr. Piconi’s employment is terminated either by us without “Cause” or by Mr. Piconi for “Good Reason,” in either case, during the six month period following a “Change of Control” (as such terms are defined in the restricted stock purchase agreement).
In July 2021, Energy Vault granted Mr. Piconi 724,883 shares of our common stock pursuant to a restricted stock award agreement which was subsequently amended in April 2022 to align with the terms that Energy Vault and Mr. Piconi had agreed to in the period leading up to the award on July 8, 2021. As amended, this restricted stock agreement has a vesting commencement date of July 8, 2021 which was previously stated as July 19, 2019. Shares subject to this restricted stock award, as amended, vest according to the satisfaction of two vesting requirements: (i) a time-based service requirement, which would be partially satisfied with respect to 25% of the shares if Mr. Piconi remains in continuous service through the twelve month anniversary of the vesting commencement date, in this case July 8, 2022, and the remaining shares would become satisfied in 1/48th equal monthly installments if Mr. Piconi remains in continuous service with us through each monthly anniversary thereafter, starting on August 8, 2022 and ending on July 8, 2025, and (ii) a liquidity event vesting requirement, which would be satisfied on the earlier to occur of either a Qualified Transaction (which, as defined, included the completion of the Business Combination) or a Sale Event that earns the multiples of money and internal rates of return, as described on the restricted stock award agreement. In addition, as amended, if the liquidity event requirement is satisfied before Mr. Piconi’s service with the company terminates, then the time-based service requirement will be deemed satisfied with respect to 100% of the total number of shares subject to the award, which was stated as 50% in the original restricted stock award. As this liquidity event requirement was satisfied in connection with the completion of the Business Combination, Mr. Piconi’s restricted stock award became fully vested upon the Closing and would have also become fully vested upon such occurrence under the prior terms.

Agreements with Andrea Pedretti
Mr. Pedretti initially entered into an employment agreement with Energy Vault SA on August 1, 2019 and an employment letter, dated as of October 12, 2020, with Energy Vault, Inc. (together, the “Pedretti Agreements”). Pursuant to the Pedretti Agreements, Mr. Pedretti serves as our Chief Technology Officer and initially became entitled to receive a base salary at an annual rate of CHF 350,000 (USD 381,500 based on an exchange ratio of USD 1.09 to one CHF as of January 7, 2022) for full-time service. In September 2020, Mr. Pedretti’s position was reduced to 80% working time. Pursuant to the terms of the Pedretti Agreements, Mr. Pedretti agreed to our standard Proprietary Information and Inventions Assignment Agreement, which contains customary invention assignment and confidentiality provisions.
Beginning in October 2020, Mr. Pedretti relocated to the U.S. and commenced receiving a base salary at an annual rate of $285,000 for 80% working time and became entitled to receive an annual variable performance bonus of up to 40% of his annual salary based on mutually established goals.
In addition, Mr. Pedretti agreed to our standard Employee Confidentiality and Non-Disclosure Agreement, which includes (i) customary invention assignment and confidentiality provisions and (ii) non-compete and non-solicit covenants for 12 months post-termination of employment.
On November 28, 2017, Energy Vault granted Mr. Pedretti 424,000 shares of common stock pursuant to a restricted stock purchase agreement. The terms of the restricted stock purchase agreement provide that the restricted stock shall vest (and therefore be released from Energy Vault’s repurchase option) as follows: 80% of the shares are subject to Energy Vault’s right of repurchase, and 25% of the shares subject to repurchase will vest on the one year anniversary of the effective date of November 28, 2017, and thereafter, 1/48th of the restricted stock shall vest each month so that the restricted stock is fully vested on the fourth anniversary of the effective date, subject to Mr. Pedretti’s continued employment with Energy Vault on the relevant vesting dates.
In July 2021, Energy Vault granted Mr. Pedretti 345,967 shares of Energy Vault Common Stock pursuant to a restricted stock unit agreement, which was subsequently amended in April 2022 to align with the terms that Energy Vault and Mr. Pedretti had agreed to in the period leading up to the award on July 8, 2021. As amended, this restricted stock agreement has a vesting commencement date of July 8, 2021, which was previously stated as July 19, 2019. Shares subject to this RSU award vest according to the satisfaction of two vesting requirements: (i) a time-based service requirement, which would be partially satisfied with respect to 25% of the shares if Mr. Pedretti remains in continuous service through the twelve month anniversary of the vesting commencement date, in this case July 8, 2022, and the remaining shares shall become satisfied in 1/48th equal monthly installments if Mr. Pedretti remains in continuous service with us through each monthly anniversary thereafter, starting on August 8, 2022 and ending on July 8, 2025, and (ii) a liquidity event vesting requirement, which would be satisfied on the earlier to occur of either a Qualified Transaction (which, as defined, included the completion of the Business Combination) or a Sale Event that earns the multiples of money and internal rates of return, as described on the restricted stock award agreement. In addition, if the liquidity event requirement is satisfied before Mr. Pedretti’s service with Energy Vault terminates, then the time-based service requirement will be deemed satisfied with respect to 50% of the total number of shares subject to the award.
Agreements with Marco Terruzzin
Mr. Terruzzin entered into an employment agreement with Energy Vault dated as of October 4, 2019 (the “Terruzzin Agreement”). Pursuant to the Terruzzin Agreement, Mr. Terruzzin serves as our role of Chief Product Officer and is entitled to receive a base salary at an annual rate of USD 300,000 in addition to a retention bonus of USD 200,000, subject to Mr. Terruzzin completing twelve months of continuous service with Energy Vault. Subsequently, Mr. Terruzzin and Energy Vault agreed to reduce his retention bonus from USD 200,000 to USD 100,000 and in consideration for such reduction, to award Mr. Terruzzin with 20,000 of fully vested Energy Vault common stock, as described below. Mr. Terruzzin is also eligible for an annual variable target bonus of up to 40% of his annual salary based on mutually established goals. Per the Terruzzin Agreement, Mr. Terruzzin is eligible to receive sales commission based on the terms of Energy Vault’s sales compensation plan and an applicable sales compensation agreement between Mr. Terruzzin and Energy Vault.

Pursuant to the terms of the Terruzzin Agreement, Mr. Terruzzin agreed to our standard Employee Confidentiality and Non-Disclosure Agreement, which includes (i) customary invention assignment and confidentiality provisions and (ii) non-compete and non-solicit covenants for 12 months post-termination of employment.
In July 2021, Energy Vault granted Mr. Terruzzin 110,000 shares of Energy Vault Common Stock, 20,000 of which was granted fully vested and the remaining 90,000 shares are to vest pursuant to a restricted stock agreement with a vesting commencement date of July 23, 2020. In April 2022, such restricted stock agreement was amended in April 2022 to align with the terms that Energy Vault and Mr. Terruzzin had agreed to in the period leading up to the award on July 8, 2021. As amended, this restricted stock agreement (1) provides that 45,000 of the shares subject to the restricted stock award have a vesting commencement date of October 4, 2019 and (2) provides that 45,000 of the shares subject to the restricted stock award have a vesting commencement date of July 23, 2020. As amended, shares subject to this restricted stock award vest according to the satisfaction of two vesting requirements: (i) a time-based service requirement, which was or would be partially satisfied with respect to 25% of the shares if Mr. Terruzzin remains or remained in continuous service through the twelve month anniversary of the applicable vesting commencement date, and the remaining shares became or shall become satisfied in 1/48th equal monthly installments if Mr. Terruzzin remains in continuous service with us through each monthly anniversary thereafter, ending on October 4, 2023 or July 23, 2024, as applicable, and (ii) a liquidity event vesting requirement, which shall be satisfied on the earlier to occur of either a Qualified Transaction (which, as defined, included the completion of the Business Combination) or a Sale Event that earns the multiples of money and internal rates of return, as described on the restricted stock award agreement. In addition, if the liquidity event requirement is satisfied before Mr. Terruzzin’s service with Energy Vault terminates, then the time-based service requirement will be deemed satisfied with respect to 50% of the total number of shares subject to the award. As this liquidity event requirement was satisfied in connection with the completion of the Business Combination, Mr. Terrunzzin’s restricted stock award will become fully vested on July 23, 2022 and would have also become fully vested on such date under the prior terms.
Outstanding Equity Awards at 2021 Year-End
The following table provides information regarding outstanding unvested equity awards held by Energy Vault’s named executive officers as of December 31, 2021. The number of shares subject to each equity award set forth below are as of December 31, 2021 and have not been adjusted to reflect the Business Combination:
Name	Type of Award	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(4)	Purchase Price ($)
Robert Piconi(1)	Restricted Stock	724,883	48,610,654	0.0025
Andrea Pedretti(2)	RSU	345,967	23,200,547	—
Marco Terruzzin(3)	Restricted Stock	90,000	6,035,400	0.0025

(1)
Mr. Piconi was granted a restricted stock award of 724,883 shares of our common stock on July 8, 2021 pursuant to a restricted stock agreement, which was subsequently amended in April 2022 to align with the terms that Energy Vault and Mr. Piconi had agreed to in the period leading up to the award on July 8, 2021. As amended, this restricted stock agreement has a vesting commencement date of July 8, 2021, which was previously stated as July 19, 2019, and standard “cliff vesting” terms of 12 months and 25% initial vesting beginning at the 12 month anniversary after the award date. Shares subject to this restricted stock award vest according to the satisfaction of two vesting requirements: (i) a time-based service requirement, which would be partially satisfied with respect to 25% of the shares if Mr. Piconi remains in continuous service with us through the twelve month anniversary of the vesting commencement date, in this case July 8, 2022, and the remaining shares shall become satisfied in 1/48th equal monthly installments if Mr. Piconi remains in continuous service with us through each monthly anniversary thereafter, starting on August 8, 2022 and ending on July 8, 2025, and (ii) a liquidity event vesting requirement, which shall be satisfied on the earlier to occur of either a Qualified Transaction (which, as defined, included the completion of the Business Combination) or a Sale Event that earns the multiples of money and internal rates of return, as described on the restricted stock award agreement. In addition, if the liquidity event requirement is satisfied before Mr. Piconi’s service with the company terminates, then the time-based service requirement will be deemed satisfied with respect to 100% of the total number of shares subject to the award, which was stated as 50% in the original restricted stock award. As this liquidity event requirement was satisfied in connection with the completion of the Business Combination, Mr. Piconi’s restricted stock award became fully vested upon the Closing and would have also become fully vested upon such occurrence under the prior terms.
(2)
In July 2021, Energy Vault granted Mr. Pedretti 345,967 shares of Energy Vault Common Stock pursuant to a restricted stock unit agreement, which was subsequently amended in April 2022 to align with the terms that Energy Vault and Mr. Pedretti had agreed to in the period leading up to the award on July 8, 2021. As amended, this restricted stock agreement has a vesting commencement date of July 8, 2021, which was previously stated as July 19, 2019. Shares subject to this RSU award vest according to the satisfaction of two vesting requirements: (i) a time-based service requirement, which would be partially satisfied with respect to 25% of the shares if Mr. Pedretti remains in continuous service through the the twelve month anniversary of the vesting commencement date, in this case July 8, 2022 and the remaining shares shall become satisfied in 1/48th equal monthly installments if Mr. Pedretti remains in continuous service with us through each monthly anniversary thereafter, starting on August 8, 2022 and ending on July 8, 2025, and (ii) a liquidity event vesting requirement, which shall be satisfied on the earlier to occur of either a Qualified Transaction (which, as defined, will include the completion of the Business Combination) or a Sale Event that earns the multiples of money and internal rates of return, as described on the restricted stock award agreement. In addition, if the liquidity event requirement is satisfied before Mr. Pedretti’s service with Energy Vault terminates, then the time-based service requirement will be deemed satisfied with respect to 50% of the total number of shares subject to the award .

(3)
Mr. Terruzzin was granted 90,000 shares of our common stock on July 8, 2021 pursuant to a restricted stock agreement with a vesting commencement date of July 23, 2020. In April 2022, such restricted stock agreement was amended in April 2022 to align with the terms that Energy Vault and Mr. Terruzzin had agreed to in the period leading up to the award on July 8, 2021. As amended, this restricted stock agreement (1) provides that 45,000 of the shares subject to the restricted stock award have a vesting commencement date of October 4, 2019 and (2) provides that 45,000 of the shares subject to the restricted stock award have a vesting commencement date of July 23, 2020. As amended, shares subject to this restricted stock award vest according to the satisfaction of two vesting requirements: (i) a time-based service requirement, which was or would be partially satisfied with respect to 25% of the shares if Mr. Terruzzin remains or remained in continuous service through the twelve month anniversary of the applicable vesting commencement date, and the remaining shares became or shall become satisfied in 1/48th equal monthly installments if Mr. Terruzzin remains in continuous service with us through each monthly anniversary thereafter, ending on October 4, 2023 or July 23, 2024, as applicable, and (ii) a liquidity event vesting requirement, which shall be satisfied on the earlier to occur of either a Qualified Transaction (which, as defined, included the completion of the Business Combination) or a Sale Event that earns the multiples of money and internal rates of return, as described on the restricted stock award agreement. In addition, if the liquidity event requirement is satisfied before Mr. Terruzzin’s service with Energy Vault terminates, then the time-based service requirement will be deemed satisfied with respect to 50% of the total number of shares subject to the award. As this liquidity event requirement was satisfied in connection with the completion of the Business Combination, Mr. Terrunzzin’s restricted stock award will become fully vested on July 23, 2022 and would have also become fully vested on such date under the prior terms.

(4)
As there was no public market for our common stock on December 31, 2021, we have assumed for this purpose that the fair value on such date was $67.06 per share. This assumed fair value represents $9.90 per share, which was the closing price per share of our common stock on December 31, 2021, multiplied by 6.7735. Based on the exchange ratio determined at closing, each share of Legacy Energy Vault Common Stock was entitled to receive 6.7735 shares of Common Stock at the Closing. The assumed fair value used for purposes of this table does not include the value of any Earn Out Shares issuable in respect of the awards reflected in the table. The Legacy Energy Vault equity awards in the table above have been assumed by us and converted into comparable awards.
2021 Energy Vault Director Compensation
Except with respect to Mr. Piconi, Energy Vault currently has no formal arrangements under which directors receive compensation for their service on Energy Vault’s board of directors or its committees.
Post-Closing Director Compensation
Following the Business Combination, we are expected to implement a compensation program for our non-employee directors.
Post-Closing Executive Compensation
Following the Business Combination, the Energy Vault Compensation Committee will oversee the compensation policies, plans, and programs and review and determine compensation to be paid to executive officers, directors and other senior management, as appropriate. Energy Vault intends to develop an executive compensation program that is designed to align compensation with its business objective of transforming the energy sector around the world and the creation of stockholder value, while enabling it to attract, retain, and reward individuals who contribute to the accomplishment of its business objective and long-term success. Decisions on the executive compensation program will be made by the Energy Vault Compensation Committee.
Energy Vault believes it is important to maintain a strong link between executive incentives and the creation of stockholder value; therefore, the equity-based component of the executive compensation program has been and will continue to be an important element in executive compensation packages. The equity component not only attracts, motivates and retains high-quality executives but also encourages performance that contributes to maximizing stockholder value. Formal compensation programs and guidelines have not been determined yet but will be developed to support Energy Vault’s growth.
Post-Closing Employment Agreements
We intend to enter into Employment Agreements with certain key executives, which will provide the terms and conditions of the key executives’ employment with us following the consummation of the Business Combination. The parties are discussing the terms of the Employment Agreements.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our Common Stock and our Warrants is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Second Amended and Restated Certificate of Incorporation (“Second A&R Charter”) in its entirety for a complete description of the rights and preferences of our Common Stock and the Warrant Agreement and Form of Warrant Certificate included therein for a description of the terms of the Warrants.
Authorized and Outstanding Stock
The Second A&R Charter authorizes the issuance of 500,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, each with a par value of $0.0001 per share. As of April 1, 2022, there were 133,633,288 shares of Common Stock outstanding.
Common Stock
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of our Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of our Common Stock are entitled to one vote per share on matters to be voted on by stockholders.
Dividends
Holders of our Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Combined Company Common Stock unless the shares of our Common Stock at the time outstanding are treated equally and identically. See the section titled “Market Information for Securities and Dividend Policy — Dividends” for more information.
Liquidation, Dissolution and Winding Up
In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of our Common Stock are entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock, if any, have been satisfied.
Preemptive or Other Rights
Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our Common Stock.
Election of Directors
Our Board is divided into three classes of approximately equal size, each of which generally serves for a term of three years with only one class of directors being elected in each year. Unless required by applicable law at the time of election, there is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.
Preferred Stock
We are authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any associated qualifications, limitations or restrictions. Our board of directors also can increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our Common Stock and the voting and other rights of the holders of Common Stock. We have no current plan to issue any shares of preferred stock.
Options
As of April 1, 2022, there were options to purchase 1,179,848 shares of our Common Stock outstanding, with a weighted-average exercise price of $0.71.
Restricted Stock Units
As of April 1, 2022, there were 7,284,511 restricted stock units outstanding, each representing the right to receive one share of our Common Stock.
Warrants
As of April 1, 2022, there were 14,749,922 Warrants to purchase Common Stock outstanding, consisting of 9,583,333 Public Warrants and 5,166,256 Private Warrants held by our Founders. Each Warrant entitles the registered holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination. The Warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of our completion of an initial business combination, or earlier upon redemption or liquidation.
Holders of our Public Warrants cannot pay cash to exercise their Public Warrants unless we have an effective and current registration statement covering the issuance of the shares underlying such warrants and a current prospectus relating thereto. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value and (B) 0.361. The “fair market value” for this purpose will mean the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by our warrant agent from the holder of such Warrants or its securities broker or intermediary.
The Private Warrants are identical to the Public Warrants except that such warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the Founders or their permitted transferees.
We may call the Warrants for redemption (excluding the private warrants), in whole and not in part, at a price of $0.01 per warrant,
•
at any time after the warrants become exercisable;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•
if, and only if, the reported last sale price of the shares of our Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third trading day prior to the notice of redemption to warrant holders; and
•
if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

If we call the Warrants for redemption at a time the warrants meet the redemption criteria as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value and (B) 0.361. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of common stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
We have established the $18.00 per share (as adjusted) redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each warrant holder will be entitled to exercise its Warrant prior to the scheduled redemption date. However, the price per share of our Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
In addition to the warrant redemption described above, we may redeem the Warrants commencing ninety days after the Warrants become exercisable, (except as described herein with respect to the Private Warrants):
•
in whole and not in part;

•
at a price of $0.10 per warrant provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of Common Stock determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of our Common Stock except as otherwise described below;

•
upon a minimum of 30 days’ prior written notice of redemption;

•
if, and only if, the last reported sale price of our Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders; and

•
if, and only if, there is an effective registration statement covering the issuance of the shares of our Common Stock issuable upon exercise of the Warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the number of shares of Common Stock that a warrant holder will receive upon cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.
Pursuant to the warrant agreement, references above to our Common Stock shall include a security other than our Common Stock into which our Common Stock has been converted or exchanged for in the event we are not the surviving company in our initial business combination. The numbers in the tables below will not be adjusted solely as a result of us not being the surviving entity following our initial business combination.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant is adjusted for stock dividends, split-up of the shares of Common Stock or other distributions as set forth in the Warrant Agreement. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant.
Fair Market Value of Common Stock
Redemption Date (period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of our Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $11 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 shares of Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 shares of Common Stock for each whole warrant. In no event will the Warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of our Common Stock.
Any Public Warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such Public Warrants if they exercise their Public Warrants in connection with such redemption (“fair market value” for such Public Warrants held by our officers or directors being defined as the last reported sale price of the Public Warrants on such redemption date).
This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of Warrants for cash (other than the Private Warrants) when the trading price for our Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants (other than the Private Warrants) to be redeemed when our Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Common Stock is below the exercise price of the warrants. We established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold described above. Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of the prospectus from our IPO. This redemption right provides us an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed, and we will effectively be required to pay the redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the Warrants when our Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares of Common Stock. If we choose to redeem the warrants when the Common Stock is trading at a price below the exercise price of the Warrants, this could result in the warrant holders receiving fewer shares of Common Stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Common Stock if and when shares of Common Stock were trading at a price higher than the exercise price of $11.50 per share.
In the event that we elect to redeem the Warrants, we will fix a date for the redemption, and a notice of redemption will then be mailed by first class mail, postage prepaid, not less than 30 days prior to the date fixed for redemption to the registered holders of the warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the foregoing manner will be conclusively presumed to have been duly given whether or not the registered holder received such notice. Additionally, while we are required to provide such notice of redemption, we are not separately required to, and do not currently intend to, notify any holders of when the warrants become eligible for redemption.
The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such Warrant.
The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least a majority of the then outstanding Public Warrants and Private Warrants, if such modification or amendment is being undertaken prior to, or in connection with, the Closing, or Warrants, if such modification or amendment is being undertaken after the Closing, in order to make any change that adversely affects the interests of the registered holders.
The exercise price and number of shares of Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the Warrants will not be adjusted for issuances of shares of Common Stock at a price below their respective exercise prices.
In addition, if (x) we issue additional shares of Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share of our Common Stock (with such issue price or effective issue price to be determined in good faith by our board of directors, and in the case of any such issuance to the Founders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the “fair market value” (as defined below) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the fair market value or (ii) the price at which we issue the additional shares of common stock or equity-linked securities. The “fair market value” for this purpose shall mean the volume weighted average reported trading price of our Common Stock for the 20 trading days ending on the trading day prior to the date of the consummation of the Business Combination.
The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the office of the warrant agent, with the subscription form, as set forth in the Warrant, duly executed, accompanied by full payment of the exercise price, by certified or official bank check payable to the order of the warrant agent, for the number of Warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of our Common Stock and any voting rights until they exercise their Warrants and receive shares of our Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of common stock outstanding.
Certain Anti-Takeover Provisions of Delaware Law
Pursuant to the Second A&R Charter, we have not opted out of Section 203 of the DGCL. Under Section 203 of the DGCL, we are prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of our outstanding voting stock (the “acquisition”), except if:
•
the Board approved the acquisition prior to its consummation;

•
the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

•
the business combination is approved by the Board, and by a 2/3 majority vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.
Under certain circumstances, declining to opt out of Section 203 of the DGCL makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This may encourage companies interested in acquiring us to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves the acquisition which results in the stockholder becoming an interested stockholder. This may also have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Special Meeting of Stockholders
The Second A&R Bylaws provide that special meetings of our stockholders may be called only by the chairperson of our board of directors, our Chief Executive Officer and our board of directors pursuant to adoption of a resolution.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
The Second A&R Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. These bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
Written Consent by Stockholders
Under the Second A&R Charter, subject to the rights of any series of preferred stock then outstanding, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of our stockholders and may not be effected by any consent in writing by such stockholders.
Exclusive Form Selection
The Second A&R Charter provides that the Court of Chancery of the State of Delaware will be the exclusive forum for actions or proceedings brought under Delaware statutory or common law: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a breach of fiduciary duty; (3) any action asserting a claim against us arising under the Delaware General Corporation Law; (4) any action regarding the Existing Certificate of Incorporation or our amended and restated bylaws; (5) any action as to which the Delaware General Corporate Law confers jurisdiction to the Court of Chancery of the State of Delaware; or (6) any action asserting a claim against us that is governed by the internal affairs doctrine. The Proposed Certificate of Incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision of our Second A&R Charter will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder and therefore bring a claim in another appropriate forum. Additionally, we cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in the Existing Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
Limitation on Liability and Indemnification of Directors and Officers
The Second A&R Charter provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, the Second A&R Charter provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.
We also intend to enter into agreements with our officers and directors to provide contractual indemnification. The Second A&R Bylaws permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Registrar and Transfer Agent; Warrant Agent
Continental Stock Transfer & Trust Company is the registrar and transfer agent for the shares of our Common Stock, and the warrant agent for the Warrants. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Rule 144 and Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our Founders will be able to sell their Founder Shares pursuant to Rule 144 without registration one year after we have completed Business Combination, although these shares may be sold sooner to the extent they have been registered on a registration statement that has been declared effective by the SEC.
Registration Rights
Novus and Legacy Energy Vault Stockholders’ Registration Rights
In connection with the Closing, Energy Vault, certain persons and entities holding securities of the Novus prior to the Closing (the “Initial Holders”) and certain persons and entities receiving Common

Stock pursuant to the Business Combination (the “New Holders” and together with the Initial Holders, the “Reg Rights Holders”) entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, we are filing with the SEC the registration statement of which this prospectus forms a part, and we have agreed to use commercially reasonable efforts to have such registration statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Initial Holders and the New Holders may each demand up to two additional registrations, which may be underwritten offerings, and all of the Reg Rights Holders will be entitled to piggyback registration rights.
Public Warrants
Under the terms of the Warrant Agreement relating to the Warrants, we filed the registration statement of which this prospectus forms a part, and we have agreed to use commercially reasonable efforts to cause it to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Warrants.
PIPE Shares
Pursuant to the Subscription Agreements, we are filing with the SEC the registration statement of which this prospectus forms a part registering the resale by the Subscribers of 19,500,005 PIPE Shares, and have agreed to use commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof.
Lock-Up Agreements
In connection with the Closing, certain of our stockholders entered into agreements (the “Lock-Up Agreements”) pursuant to which they agreed, subject to certain exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with regards to any shares of Common Stock held by them immediately after the effective time of the Merger (such time, the “Effective Time”), or issuable upon the exercise of options to purchase shares of Common Stock held by them immediately after the Effective Time, or securities convertible into or exercisable or exchangeable for Common Stock held by them immediately after the Effective Time (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) provided, however, that with respect to the Founders, the Lock-up Shares are limited to the 6,468,750 shares of Common Stock into which the Founder Shares held by them automatically convert into upon the Closing (after giving effect to the forfeiture of 718,750 Founder Shares), 5,166,666 private placement warrants held by the Founders and the shares of Common Stock issuable upon exercise of such warrants. With respect to 50% of the Lock-up Shares (the “Early Release Shares”), the Lock-Up Period (as defined in the Lock-Up Agreement) shall terminate 180 days after the Closing. With respect to the shares held by any signatory of the Lock-Up Agreement that are not Early Release Shares, the Lock-Up Period shall terminate 365 days after the Closing. With respect to the 5,166,666 private placement warrants held by the Founders and the shares of Common Stock issuable upon exercise of such warrants, the Lock-Up Period shall terminate 180 days after the Closing.
Listing of Securities
Our Common Stock and Public Warrants are listed on the NYSE under the symbols “NRGV” and “NRGV WS,” respectively.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to the Company regarding the beneficial ownership of the Company’s common stock as of April 1, 2022 by:
•
each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock;

•
each current named executive officer and director of the Company; and

•
all current executive officers and directors of the Company, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power”, which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.
The beneficial ownership percentages set forth in the table below are based on 133,633,288 shares of Common Stock issued and outstanding as of April 1, 2022.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock. Unless otherwise indicated, the business address of each of the directors and executive officers of each of the directors and executive officers of the Company is 4360 Park Terrace Drive, Suite 100, Westlake Village, California 93161.
Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
Named Executive Officers and Directors
Robert Piconi(1)	14,841,504	11.1%
Andrea Pedretti(2)	2,389,415	2.6%
Marco Terruzzin(3)	609,615	*
Henry Elkus(4)	9,727,259	7.3%
Bill Gross(5)	15,583,548	11.7%
Zia Huque(6)	7,462,364	5.6%
Thomas Ertel	—	—
Mary Beth Mandanas	—	—
Larry M. Paulson(7)	1,165,756	*
All Directors and Executive Officers of Energy Vault as a Group (15 individuals)(8)	52,185,870	38.5%
Five Percent Holders
Helena(9)	9,727,259	7.3%
Idealab Studio, LLC(10)	15,583,548	11.7%
NeoTribe Ventures I, L.P. for itself and as nominee for NeoTribe Associates I, L.P.(11)	9,276,423	6.9%
Prime Movers Lab(12)	7,462,364	5.6%
SoftBank Vision Fund (AIV M2) L.P. acting by its manager, SB Investment Advisers (UK) Limited(13)	18,535,631	13.9%

*
Less than one percent

(1)
Consists of (i) 6,225,612 shares of Common Stock held of record by Mr. Piconi; (ii) 4,307,946 shares of Common Stock held of record by the Piconi Family 2021 Delaware Trust for which Mr. Piconi serves as investment advisor; and (iii) 4,307,946 shares of Common Stock held of record by the Piconi 2021 Delaware Trust for which Mr. Piconi serves as investment advisor.

(2)
Consists of (i) 1,217,713 shares of Common Stock and (ii) 1,171,703 shares of Common Stock issuable pursuant to restricted stock units that will be vested within 60 days of April 1, 2022. In connection with a personal loan entered into in December 2019, Mr. Pedretti has granted to the lender a security interest in 1,083,760 shares of our Common Stock.

(3)
Consists of 609,615 shares of Common Stock, of which 304,807 may be repurchased by the Company.

(4)
Consists of (a) 1,608,009 shares of Common Stock held directly by Helena ZePak EV LLC; (b) 4,715,887 shares of Common Stock held directly by HSI Energy Vault I LLC; (c) 1,867,677 shares of Common Stock held directly by HSI Energy Vault II LLC; (d) 233,455 shares of Common Stock held directly by HSI EV Brasil LLC; (e) 1,190,327 shares of Common Stock held directly by HSI Puma LLC; and (f) 111,904 shares of Common Stock held directly by EN Fund I, A Series of Helena Special Investments AL Ventures, LP (each such entities, an “Helena Affiliate”). Helena Special Investments LLC has voting and dispositive control over the shares held by each Helena Affiliate, and Helena Special Investments LLC and Mr. Elkus may each be deemed to be the beneficial owner of such securities. The business address of this stockholder is 515 S. Flower St. Suite 5100, Los Angeles, CA 90071.

(5)
Consists of 15,583,548 shares of Common Stock held directly by Idealab Studio, LLC. The business address of this stockholder is 130 West Union Street, Pasadena, CA 91103. Bill Gross is chairman of the board and chief executive officer of Idealab Studio, LLC. As such, Mr. Gross may be deemed to have or share beneficial ownership of the common stock held directly by Idealab Studio, LLC. Mr. Gross disclaims any such beneficial ownership of such securities.

(6)
Consists of (a) 1,245,077 shares of Common Stock held directly by Energy Vault PML SPV 1 LP; and (b) 6,217,287 shares of Common Stock held directly by Prime Movers Growth Fund I, LP. The business address of this stockholder is PO Box 12829, Jackson, WY 83002.

(7)
Mr. Paulson holds Initial Stockholder Shares through the Larry M Paulson and Gretchen V Paulson Family Trust dated Sept 4, 2019, and any amendments thereto, of which he is a trustee. Consequently, Mr. Paulson may be deemed to be the beneficial owner of such. He disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly. The number of shares held post-Business Combination includes shares issuable upon exercise of 556,500 private warrants held by Larry M Paulson and Gretchen V Paulson Family Trust dated Sept 4, 2019 that become exercisable 30 days after the completion of the Business Combination.

(8)
Consists of (i) 50,051,258 shares of Common Stock, of which 304,807 may be repurchased by the Company, (ii) 1,510,377 shares of Common Stock issuable pursuant to restricted stock units that will be vested within 60 days of April 1, 2022, and (iii) shares issuable upon exercise of 556,500 private warrants.

(9)
See footnote 4.

(10)
See footnote 5.

(11)
Consists of 9,276,423 shares of Common Stock to be issued in exchange held directly by NeoTribe Ventures I, L.P. for itself and as nominee for NeoTribe Associates I, L.P. The business address of this stockholder is 2477 Sand Hill Road, Suite 150, Menlo Park, CA 94025.

(12)
See footnote 6.

(13)
Consists of 18,535,631 shares of Common Stock held directly by SoftBank Vision Fund (AIV M2) L.P. acting by its manager, SB Investment Advisers (UK) Limited. The business address of this stockholder is 1 Circle Star Way, San Carlos, CA 94070.

SELLING SECURITYHOLDERS
Subject to the terms of lock up agreements entered into by former stockholders of Legacy Energy Vault and the Founders, the Selling Securityholders may from time to time offer and sell any or all of the Common Stock or Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, listing fees and fees and expenses of our counsel and our independent registered public accounting firm.
The following table sets forth, as of April 1, 2022, the names of the Selling Securityholders, the aggregate number of shares of Common Stock and, as applicable, of Private Warrants, beneficially owned by the Selling Securityholders, the number of shares of our Common Stock and, as applicable, of Private Warrants that may be sold by the Selling Securityholders under this prospectus and the number of shares of Common Stock and, as applicable, of Private Warrants that the Selling Securityholders will beneficially own after this offering. For purposes of the table below, we have assumed that (i) after this offering none of the shares of Common Stock or Private Warrants covered by this prospectus will be beneficially owned by the Selling Securityholders and (ii) the Selling Securityholders will not acquire beneficial ownership of any additional securities, including any Earn Out Shares. In addition, we assume that the Selling Securityholders have not sold, transferred or otherwise disposed of, our securities in transactions exempt from the registration requirements of the Securities Act.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
The Selling Securityholders may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Number of Shares Beneficially Owned Before Sale of All Shares of Common Stock Offered Hereby		Number of Shares of Common Stock to be Sold in the Offering	Number of Shares Beneficially Owned After Sale of All Shares of Common Stock Offered Hereby
	Number	%(1)	Number	Number	%
Novus Selling Securityholders
Korea Zinc Co., Ltd.(2)	5,000,000	3.7%	5,000,000	—	—
Atlas Renewable LLC(3)	5,000,000	3.7%	5,000,000	—	—
Adage Capital Advisors, L.L.C. (Adage Capital Partners, L.P.)(4)	2,400,000	1.8%	900,000	1,500,000	1.1%
Cemex Ventures B.V.(5)	1,730,095	1.3%	300,000	1,430,095	1.1%
Alternate Ventures LLC(6)	1,667,133	1.2%	700,000	967,133	*
Inteligo Bank Ltd.(7)	1,667,134	1.2%	700,000	967,134	*
Palantir Technologies Inc.(8)	850,000	*	850,000	—	—
Uppsala LP(9)	547,772	*	230,000	317,772	*
LightVC, Ltd.(10)	500,000	*	500,000	—	—
Victory Global Energy Transition Fund(11)	428,035	*	179,725	248,310	*
DNE SPAC AH LLC(12)	285,277	*	100,000	185,277	*
True VC, LLC – Series 15(13)	220,000	*	220,000	—	—
ESK Partners LLC(14)	200,000	*	200,000	—	—
Jay D. Stein Ten Year Grantor Retained Annuity Trust(15)	174,206	*	100,000	74,206	*
The Trustees of the University of Pennsylvania(16)	137,088	*	57,560	79,528	*
Crown Property Management II,L.L.C.(17)	90,000	*	50,000	40,000	*
Other Selling Securityholders(18)	1,253,268	*	817,720	435,548	*
Energy Vault, Inc. Securityholders
Helena(19)	9,727,259	7.3%	9,727,259	—	—
Idealab Studio, LLC(20)	15,583,548	11.7%	15,583,548	—	—
NeoTribe Ventures I, L.P. for itself and as nominee for NeoTribe Associates I, L.P(21)	9,276,423	6.9%	9,276,423	—	—
Prime Movers Lab(22)	7,462,364	5.6%	7,462,365	—	—
SoftBank Vision Fund (AIV M2) L.P. acting by its manager, SB Investment Advisers (UK) Limited(23)	18,535,631	13.9%	18,535,631	—	—
Robert Piconi(24)	14,841,504	11.1%	14,841,504	—	—
Founder Selling Securityholders
Robert J. Laikin(25)	3,579,967	2.6%	1,356,801	—	—
Zak Laikin(26)	152,958	*	95,625	57,333	*
Cooper Laikin(27)	30,625	*	30,625	—	—
Hanna Laikin(28)	30,625	*	30,625	—	—
Larry Paulson(29)	1,165,756	*	609,256	—	—
Jeffrey Foster(30)	1,365,756	1.0%	809,256	—	—
Ronald J. Sznaider(31)	255,802	*	150,802	—	—
Ryan Levy(32)	538,782	*	289,407	—	—
Vincent Donargo(33)	2,692,691	2.0%	816,025	—	—
Novus Capital Associates, LLC(34)	2,281,085	1.7%	614,419	—	—
Hersch Klaff(35)	1,716,347	1.3%	968,222	—	—
NCCII Co-Invest LLC(36)	686,010	*	336,010	—	—
Heather Goodman(37)	579,285	*	411,285	—	—

	Number of Private Warrants Beneficially Owned Prior to Offering		Private Warrants Being Offered Hereby	Number of Private Warrants Beneficially Owned After Offering
	Number	%	Number	Number	%
Robert J. Laikin(25)	2,223,166	26.2%	2,223,166	—	—
Larry Paulson(29)	556,500	6.5%	556,500	—	—
Jeffrey Foster(30)	556,500	6.5%	556,500	—	—
Ronald J. Sznaider(31)	105,000	1.2%	105,000	—	—
Ryan Levy(32)	249,375	2.9%	249,375	—	—
Vincent Donargo(33)	1,876,666	22.1%	1,876,666	—	—
Novus Capital Associates, LLC(34)	1,666,666	19.6%	1,666,666	—	—
Hersch Klaff(35)	748,125	8.8%	748,125	—	—
NCCII Co-Invest LLC(36)	350,000	4.1%	350,000	—	—
Heather Goodman(37)	168,000	2.1%	168,000	—	—

*
Indicates less than 1%

(1)
The percentage of beneficial ownership before this offering is calculated based on 133,633,288 shares of our Common Stock outstanding as of April 1, 2022. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(2)
Shares listed as beneficially owned, and offered hereby, consist of 5,000,000 shares of Common Stock. An affiliate of this stockholder has entered into a non-binding strategic partnership agreement for renewable energy storage.

(3)
Shares listed as beneficially owned, and offered hereby, consist of 5,000,000 shares of Common Stock. This stockholder has entered into a licensing agreement with Energy Vault, Inc.

(4)
Shares listed as beneficially owned consist of 2,400,000 shares of Common Stock. Shares offered hereby consist of 900,000 shares of Common Stock.

(5)
Shares listed as beneficially owned consist of 1,730,095 shares of Common Stock. Shares offered hereby consist of 300,000 shares of Common Stock. An affiliate of this stockholder and Energy Vault SA have entered into commercial agreement for the purpose of developing composite material technology. CEMEX S.A.B. de C.V. is the ultimate parent company of this stockholder and may be deemed to have beneficial ownership of these securities.

(6)
Shares listed as beneficially owned consist of 1,667,133 shares of Common Stock. Shares offered hereby consist of 700,000 shares of Common Stock.

(7)
Shares listed as beneficially owned, and offered hereby, consist of 1,667,134 shares of Common Stock. Shares offered hereby consist of 700,000 shares of Common Stock. Inteligo Group Corp., Intercorp Fianncial Services Inc and Intercorp Peru Ltd. may each be deemed to be beneficial owners of these securities.

(8)
Shares listed as beneficially owned, and offered hereby, consist of 850,000 shares of Common Stock. On September 3, 2021, Palantir and Energy Vault entered into an agreement (the “Software Agreement”) under which Energy Vault has agreed to purchase a Palantir Foundry cloud subscription (which provides advanced data analytics capability), including support services, updates and related professional services, from Palantir for $7.5 million payable over a term of two and a half years, beginning on December 1, 2021.

(9)
Shares listed as beneficially owned consist of 547,772 shares of Common Stock. Shares offered hereby consist of 230,000 shares of Common Stock. Sailingstone Capital Partners is an investment advisor for this stockholder and may be deemed to be a beneficial owner of these securities.

(10)
Shares listed as beneficially owned, and offered hereby, consist of 500,000 shares of Common Stock.

(11)
Shares listed as beneficially owned consist of 428,032 shares of Common Stock. Shares offered hereby consist of 179,725 shares of Common Stock. Sailingstone Capital Partners is a sub-advisor for this stockholder and may be deemed to be a beneficial owner of these securities.

(12)
Shares listed as beneficially owned consist of (i) 240,833 shares of our Common Stock and (ii) 44,444 warrants to purchase our Common Stock that are exercisable within 60 days of April 1, 2022. Shares offered hereby consist of 100,000 shares of our Common Stock. David N. Eskenazi is the chief operating member of this stockholder and may be deemed to be a beneficial owner of these securities.

(13)
Shares listed as beneficially owned, and offered hereby, consist of 220,000 shares of Common Stock. True Ventures Management Company, LLC, the direct manager of this stockholder, and True Capital Management, LLC, the indirect manager of this stockholder, both disclaim beneficial ownership except to the extent of their pecuniary interest.

(14)
Shares listed as beneficially owned, and offered hereby, consist of 200,000 shares of Common Stock. Sidney D. Eskenazi is the chief operating officer of this stockholder and may be deemed to be a beneficial owner of these securities.

(15)
Shares listed as beneficially owned consist of (i) 1,215,727 shares of our Common Stock and (ii) 24,032 warrants to purchase our Common Stock that are exercisable within 60 days of April 1, 2022. Shares offered hereby consist of 100,000 shares of our Common Stock. David N. Eskenazi is the trustee of this stockholder and may be deemed to be a beneficial owner of these securities.

(16)
Shares listed as beneficially owned consist of 137,088 shares of Common Stock. Shares offered hereby consist of 57,560 shares of Common Stock. Sailingstone Capital Partners is an investment advisor for this stockholder and may be deemed to be a beneficial owner of these securities.

(17)
Shares listed as beneficially owned consist of (i) 80,000 shares of Common Stock and (ii) 10,000 shares of Common Stock subject to warrants exercisable within 60 days of April 1, 2022. The shares offered hereby consist of 50,000 shares of Common Stock.

(18)
Shares listed as beneficially owned consist of 1,205,197 shares of Common Stock and 48,071 shares of Common Stock subject to warrants exercisable within 60 days of April 1, 2022, and the shares offered hereby consist of 817,720 shares of Common Stock. The disclosure of these Selling Securityholders is being made on an aggregate basis, as opposed to an individual basis, because their aggregate shares of such Selling Securityholders are less than 1% of the outstanding shares of our Common Stock.

(19)
Shares listed as beneficially owned, and offered hereby, consist of (a) 1,608,009 shares of Common Stock held directly by Helena ZePak EV LLC; (b) 4,715,887 shares of Common Stock held directly by HSI Energy Vault I LLC; (c) 1,867,677 shares of Common Stock held directly by HSI Energy Vault II LLC; (d) 233,455 shares of Common Stock held directly by HSI EV Brasil LLC; (e) 1,190,327 shares of Common Stock held directly by HSI Puma LLC; and (f) 111,904 shares of Common Stock held directly by EN Fund I, A Series of Helena Special Investments AL Ventures, LP (each such entities, an “Helena Affiliate”). Helena Special Investments LLC has voting and dispositive control over the shares held by each Helena Affiliate, and Helena Special Investments LLC and Henry Elkus, one of our directors, may each be deemed to be the beneficial owner of such securities. The business address of this stockholder is 515 S. Flower St. Suite 5100, Los Angeles, CA 90071. The offered securities consist of (i) 9,408,105 shares of our Common Stock, which were purchased from Legacy Energy Vault at a price of $2.14 per share, after giving effect to the exchange ratio in the Business Combination and (ii) 319,154 shares of our Common Stock, which were purchased from Legacy Energy Vault at a price of $7.24 per share, after giving effect to the exchange ratio in the Business Combination.

(20)
Shares listed as beneficially owned, and offered hereby, consist of 15,583,548 shares of Common Stock held directly by Idealab Studio, LLC. The business address of this stockholder is 130 West Union Street, Pasadena, CA 91103. Bill Gross, one of our directors, is chairman of the board and chief executive officer of Idealab Studio, LLC. As such, Mr. Gross may be deemed to have or share beneficial ownership of the common stock held directly by Idealab Studio, LLC. Mr. Gross disclaims any such beneficial ownership of such securities. The offered securities consist of (i) 12,337,680 shares of our Common Stock, which were purchased from Legacy Energy Vault at a price of $0.002 per share, after giving effect to the exchange ratio in the Business Combination and (ii) 3,245,868 shares of our Common Stock, which were purchased from Legacy Energy Vault at a price of $0.07 per share, after giving effect to the exchange ratio in the Business Combination.

(21)
Shares listed as beneficially owned, and offered hereby, consist of 9,276,423 shares of Common Stock to be issued in exchange held directly by NeoTribe Ventures I, L.P. for itself and as nominee for NeoTribe Associates I, L.P. The business address of this stockholder is 2477 Sand Hill Road, Suite 150, Menlo Park, CA 94025. The offered securities consist of (i) 5,644,441 shares of our Common Stock, which were purchased from Legacy Energy Vault at a price of $0.44 per share, after giving effect to the exchange ratio in the Business Combination and (ii) 3,581,983 shares of our Common Stock, which were purchased from Legacy Energy Vault at a price of $0.70 per share, after giving effect to the exchange ratio in the Business Combination.

(22)
Shares listed as beneficially owned, and offered hereby, consist of (a) 1,245,077 shares of Common Stock held directly by Energy Vault PML SPV 1 LP; and (b) 6,217,287 shares of Common Stock held directly by Prime Movers Growth Fund I, LP. Zia Huque, one of our directors, Dakin Sloss and Davis Simonoff are general partners of these stockholders of record and may each be deemed to be beneficial owners of these securities. The business address of this stockholder is PO Box 12829, Jackson, WY 83002. The offered securities consist of (i) 6,217,287 shares of our Common Stock, which were purchased from Legacy Energy Vault at a price of $7.24 per share, after giving effect to the exchange ratio in the Business Combination and (ii) 1,245,077 shares of our Common Stock, which were purchased from Legacy Energy Vault at a price of $2.14 per share, after giving effect to the exchange ratio in the Business Combination.

(23)
Shares listed as beneficially owned, and offered hereby, consist of 18,535,631 shares of Common Stock held directly by SoftBank Vision Fund (AIV M2) L.P. acting by its manager, SB Investment Advisers (UK) Limited. The business address of this stockholder is 1 Circle Star Way, San Carlos, CA 94070. The offered securities consist of (i) 2,500,000 PIPE Shares purchased at $10.00 per share, (ii) 1,381,618 shares of our Common Stock, which were purchased from Legacy Energy Vault at a price of $7.24 per share, after giving effect to the exchange ratio in the Business Combination and (iii) 14,654,013 shares of our Common Stock, which were purchased from Legacy Energy Vault at a price of $1.71 per share, after giving effect to the exchange ratio in the Business Combination.

(24)
Shares listed as beneficially owned, and offered hereby, consist of (i) 6,225,612 shares of Common Stock held of record by Mr. Piconi; (ii) 4,307,946 shares of Common Stock held of record by the Piconi Family 2021 Delaware Trust for which Mr. Piconi serves as investment advisor; and (iii) 4,307,946 shares of Common Stock held of record by the Piconi 2021 Delaware Trust for which Mr. Piconi serves as investment advisor. The offered securities consist of (i) 8,615,892 shares of our Common Stock, which were purchased from Legacy Energy Vault at a price of $0.0004 per share, after giving effect to the exchange ratio in the Business Combination (ii) 569,441 shares of our Common Stock, which were purchased from Legacy Energy Vault at a price of $0.44 per share, after giving effect to the exchange ratio in the Business Combination, (iii) 746,176 shares of our Common Stock which were purchased from Legacy Energy Vault at a price of $0.07 per share, after giving effect to the exchange ratio in the Business Combination, and (iv) 4,909,995 shares granted by Legacy Energy Vault for no cash consideration pursuant to a restricted stock award agreement under the Energy Vault, Inc. 2020 Stock Plan, which we assumed at the Closing.

(25)
Shares listed as beneficially owned consist of (i) 742,382 shares of Common Stock held of record by Mr. Laikin, (ii) private warrants held by Mr. Laikin to purchase 556,500 shares of Common Stock exercisable within 60 days of April 1, 2022, (iii) 614,419 shares of Common Stock held of record by Novus Capital Associates, LLC and (iv) private warrants held by Novus Capital Associates, LLC to purchase 1,666,666 shares of Common Stock exercisable within 60 days of April 1, 2022. Shares offered hereby consist of 742,382 and 614,419 shares held directly by Mr. Laikin and Novus Capital Associates, LLC, respectively. Private warrants offered hereby consist of 556,500 and 1,666,666 private warrants held directly by Mr. Laikin and Novus Capital Associates, LLC, respectively. Mr. Laikin is a managing member of Novus Capital Associates, LLC. The shares beneficially owned by Novus Capital Associates, LLC may also be deemed beneficially owned by Mr. Laikin.

(26)
Shares listed as beneficially owned consist of (i) 138,625 shares of Common Stock and (ii) public warrants held by Mr. Laikin to purchase 14,333 shares of Common Stock exercisable within 60 days of April 1, 2022. Shares offered hereby consist of 95,625 shares of Common Stock.

(27)
Shares listed as beneficially owned, and offered hereby, consist of 30,625 shares of Common Stock.

(28)
Shares listed as beneficially owned, and offered hereby, consist of 30,625 shares of Common Stock.

(29)
Shares listed as beneficially owned consist of (i) 609,256 shares of Common Stock held by the Larry M. Paulson and Gretchen V Paulson, Trustees of the Larry M and Gretchen V Paulson Family Trust Dated September 4, 2019 and any amendments thereto (the “Paulson Trust”), and (ii) private warrants held by the Paulson Trust to purchase 556,500 shares of Common Stock exercisable within 60 days of April 1, 2022. Shares offered hereby consist of 609,256 shares of Common Stock held by the Paulson Trust. Private warrants offered hereby consist of 556,500 private warrants held by the Paulson Trust. Mr. Paulson is a trustee of the Paulson Trust. Consequently, Mr. Paulson may be deemed to be the beneficial owner of such. He disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly.

(30)
Shares listed as beneficially owned consist of (i) 275,000 shares of Common Stock held by the Jeffrey Foster Living Trust (the “Foster Trust”), (ii) 534,256 shares of Common Stock held by New Frontier LLC, and (iii) private warrants held by New Frontier LLC to purchase 556,500 shares of Common Stock exercisable within 60 days of April 1, 2022. Shares offered hereby consist of 275,000 and 534,256 shares of Common Stock held directly by the Foster Trust and New Frontier LLC, respectively. Private warrants offered hereby consist of 556,500 private warrants held directly by New Frontier LLC. Mr. Foster may be deemed to be the beneficial owner of the securities held by the Foster Trust, and, as the manager of New Frontier LLC, Mr. Foster has voting and dispositive control over the shares held by New Frontier LLC and may be deemed to be the beneficial owner of such shares. He disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly.

(31)
Shares listed as beneficially owned consist of (i) 100,802 shares of Common Stock held by Mr. Sznaider, (ii) 50,000 shares of Common Stock held by the Ronald J. Sznaider and Michele A. Sznaider Living Trust dated August 14, 2020, and any amendments thereto (the “Sznaider Trust”), and (iii) private warrants held by Mr. Sznaider to purchase 105,000 shares of Common Stock exercisable within 60 days of April 1, 2022. Shares offered hereby consist of 100,802 and 50,000 shares of Common Stock held by Mr. Sznaider and the Sznaider Trust, respectively. Private warrants offered hereby consist of 105,000 private warrants held by Mr. Sznaider. Mr. Sznaider may be deemed to be the beneficial owner of the securities held by the Sznaider Trust.

(32)
Shares listed as beneficially owned consist of (i) 239,407 shares of Common Stock held directly by Cliff Ventures LLC, (ii) 50,000 shares of Common Stock held directly by Cliff Ventures II LLC, and (iii) private warrants held by Cliff Ventures LLC to purchase 249,375 shares of Common Stock exercisable within 60 days of April 1, 2022. Mr. Levy may be deemed to be the beneficial owner of the securities held by Cliff Ventures LLC and Cliff Ventures II LLC.

(33)
Shares listed as beneficially owned consist of (i) 201,606 shares of Common Stock held of record by V Donargo LLC, (ii) private warrants held by V Donargo LLC to purchase 210,000 shares of Common Stock exercisable within 60 days of April 1, 2022, (iii) 614,419 shares of Common Stock held of record by Novus Capital Associates, LLC and (iv) private warrants held by Novus Capital Associates, LLC to purchase 1,666,666 shares of Common Stock exercisable within 60 days of April 1, 2022. Shares offered hereby consist of 201,666 and 614,419 shares held directly by V Donargo LLC and Novus Capital Associates, LLC, respectively. Private warrants offered hereby consist of 210,000 and 1,666,666 private warrants held directly by V Donargo LLC and Novus Capital Associates, LLC, respectively. Mr. Donargo is a managing member of Novus Capital Associates, LLC. The shares beneficially owned by Novus Capital Associates, LLC may also be deemed beneficially owned by Mr. Donargo.

(34)
Shares listed as beneficially owned consist of (i) 614,419 shares of Common Stock, and (ii) private warrants to purchase 1,666,666 shares of Common Stock exercisable within 60 days of April 1, 2022. Shares offered hereby consist of 614,419 shares of Common Stock. Private warrants offered hereby consist of 1,666,666 private warrants.

(35)
Shares listed as beneficially owned consist of (i) 170,000 shares of Common Stock held directly by Mr. Klaff, (ii) 80,000 shares of Common Stock held directly by the Klaff Family Foundation, (iii) 598,518 shares of Common Stock held directly by KNC I LLC, (iv) 119,704 shares of Common Stock held directly by KNC II LLC, (v) private warrants held by KNC I LLC to purchase 623,437 shares of Common Stock exercisable within 60 days of April 1, 2022 and (vi) private warrants held by KNC II LLC to purchase 124,688 shares of Common Stock exercisable within 60 days of April 1, 2022. Shares offered hereby consist of 170,000, 80,000, 598,518 and 119,704 shares of Common Stock held directly by Mr. Klaff, the Klaff Family Foundation, KNC I LLC and KNC II LLC, respectively. Private warrants offered hereby consist of 623,437 and 124,688 private warrants held directly by KNC I LLC and KNC II LLC, respectively. Mr. Klaff has voting and dispositive control over the shares held by the KNC I LLC and KNC II LLC and may be deemed to be the beneficial owner of such shares. He disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly.
(36)
Shares listed as beneficially owned consist of (i) 336,010 shares of Common Stock and (ii) private warrants to purchase 350,000 shares of Common Stock exercisable within 60 days of April 1, 2022. Shares offered hereby consist of 336,010 shares of Common Stock. Private warrants offered hereby consist of 350,000 private warrants. As the managing member of NCCII Co-Invest LLC, Cowen Investments II LLC may be deemed to beneficially own the securities owned directly by NCCII Co-Invest LLC. As the sole member of Cowen Investments II LLC, RCG LV Pearl LLC may be deemed to beneficially own the securities owned directly by NCCII Co-Invest LLC. As the sole member of RCG LV Pearl LLC, Cowen Inc. may be deemed to beneficially own the securities owned directly by NCCII Co-Invest LLC. As Chief Executive Officer of Cowen Inc., Jeffrey M. Solomon may be deemed to beneficially own the securities owned directly by NCCII Co-Invest LLC. Mr. Solomon disclaims beneficial ownership of the securities. An affiliate of this Selling Securityholder served as the sole underwriter for our IPO and served as exclusive financial advisor to Novus in connection with the Business Combination and as joint placement agent in connection with the PIPE.

(37)
Shares listed as beneficially owned consist of (i) 411,285 shares of Common Stock held by Ms. Goodman and Doug Raetz, Tenants in Common, and (ii) private warrants held by Ms. Goodman and Doug Raetz, Tenants in Common, to purchase 168,000 shares of Common Stock exercisable within 60 days of April 1, 2022. Shares offered hereby consist of 411,285 shares of Common Stock held directly by Ms. Goodman and Doug Raetz, Tenants in Common. Private warrants offered hereby consist of 168,000 private warrants held directly by Ms. Goodman and Doug Raetz, Tenants in Common.

On May 2, 2022, the closing price of our Common Stock was $14.49 and the closing price for our Public Warrants was $2.55. The Private Warrants were originally purchased at a price of $1.50, and the shares of Common Stock were purchased at prices no higher than $10.00 per share. In particular, the 3,974,520 Founder Shares were purchased at a price of $0.004 per share; the 19,500,005 PIPE Shares registered for resale hereby were purchased at a price of $10.00 per share; the 5,166,666 shares issuable upon exercise of the Private Warrants (to the extent exercised) will have a purchase price of $11.50 per share, subject to certain specified adjustments; and the remaining 72,926,729 shares of our Common Stock were purchased from Legacy Energy Vault at a weighted-average price of $1.52, after giving effect to the exchange ratio in the Business Combination. Based on the closing prices of our securities on May 2, 2022, the Selling Securityholders would have a potential unrealized gain of approximately $1.1 billion in the aggregate. Moreover, even if the price of our Common Stock falls below $10.00 per share, which was the price per unit sold in our IPO and the per-share price of the PIPE Shares, certain of the Selling Securityholders may still have an incentive to sell the securities registered hereby in light of the prices such Securityholders paid for such securities

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Party Transactions with Respect to Novus
Founder Shares
In October 2020, the Founders purchased an aggregate of 7,187,500 Founder Shares for an aggregate purchase price of $25,000. In connection with the Business Combination, our Founders agreed to forfeit 718,750 Founder Shares upon the Closing.
Lock-Up Agreements
In connection with the Closing, the Founders and certain stockholders of Legacy Energy Vault agreed, subject to certain exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, the Lock-up Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). The Lock-Up Period shall terminate upon the earlier of (i) with respect to 50% of the Lock-Up Shares, 180 days after the Closing and (ii) with respect to the remaining 50% of the Lock-Up Shares, one year after the Closing; provided however that the Lock-Up Period shall terminate 180 days after the Closing with respect to the Private Warrants and the shares of our Common Stock issuable upon exercise of the Private Warrants.
Registration Rights Agreement
In connection with the Closing, the Reg Rights Holders entered into Registration Rights Agreement. Pursuant to the Registration Rights Agreement, Novus agreed that, no later than (i) 30 calendar days after the Closing and (ii) 20 business days after the Closing, Novus will file with the SEC (at our sole cost and expense) the registration statement of which this prospectus forms a part, and Novus shall use commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof. In certain circumstances, the Founders and the New Holders may each demand up to two registrations, which may be underwritten offerings, and all of the Reg Rights Holders will be entitled to piggyback registration rights.
Private Warrants
Simultaneously with the IPO, the Founders purchased an aggregate of 5,166,666 Private Warrants at a price of $1.50 per Private Warrant ($7.75 million in the aggregate) in a private placement. Each Private Warrant entitles the holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment. Proceeds from the Private Warrants were added to the proceeds from the IPO held in the Trust Account. The Private Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Founders or their permitted transferees.
Promissory Note and Potential Affiliate Loans
On October 1, 2020, certain directors of Novus agreed to loan Novus an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to promissory notes (the “Promissory Notes”). The Promissory Notes were non-interest bearing and payable on the earlier of (i) September 30, 2021 and (ii) the consummation of the Initial Public Offering. As of December 31, 2020, Novus had $160,000 outstanding under the Notes, which is currently due on demand. The outstanding balance under the Promissory Note of $80,000 was subsequently repaid on February 8, 2021, while the remaining $80,000 was repaid on February 10, 2021.

Sponsor Support Agreement
On September 8, 2021, Novus, Legacy Energy Vault and the Founders entered into the Sponsor Support Agreement pursuant to which the Founders agreed to vote all of their Founder Shares and shares of our Common Stock in favor of the approval and adoption of the Business Combination and the transactions related thereto. Additionally, such Founders agreed, among other things, not to: (a) transfer any of their shares of Founder Shares or Common Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions; (b) enter into any voting arrangement that is inconsistent with the Sponsor Support Agreement; or (c) exercise their redemption rights in connection with the Merger.
PIPE
In connection with the PIPE, Robert Laikin, Novus’s Chief Executive Officer and formerly a director of Novus, Larry Paulson, one of our directors, and Hersch Klaff, Jeffrey Foster, Ronald Sznaider and Heather Goodman, each a director of Novus before the Closing of the Business Combination, and their affiliates, agreed to purchase 300,000 shares, 75,000 shares, 250,000 shares, 275,000 shares, 50,000 shares and 250,000 shares, respectively, at a purchase price of $10.00 per share and on the same terms and conditions as the other investors in the PIPE. The PIPE was consummated concurrently with the Closing.
Related Party Transactions with Respect to Legacy Energy Vault
In addition to the compensation arrangements, including employment, termination of employment, and change in control arrangements and indemnification arrangements, discussed, when required, in the sections titled “Management” and “Executive Compensation” and the registration rights described in the section titled “Description of Securities,” the following is a description of each transaction since January 1, 2019 and each currently proposed transaction in which:
•
Legacy Energy Vault has been or is to be a participant;

•
the amount involved exceeded or exceeds $120,000; and

•
any of Legacy Energy Vault’s directors, executive officers or holders of more than 5% of its capital stock prior to the Business Combination, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Equity Financings
Sales of Series A-1 Preferred Stock
In May 2019, Legacy Energy Vault issued an aggregate of 1,025,646 shares of its Series A-1 Preferred Stock upon the conversion of approximately $3.1 million in indebtedness. Each share of Series A-1 Preferred Stock converted automatically into shares of our Common Stock in connection with the Closing, as provided in the Business Combination Agreement.
The following table summarizes purchases of shares of Series A-1 Preferred Stock by our executive officers, directors and holders of more than 5% of its capital stock.
	Shares of Series A-1 Preferred Stock
Purchaser	Number of Shares	Aggregate Gross Consideration ($)
Robert Piconi(1)	84,069	$252,116
NeoTribe Ventures I, L.P.(2)	840,694	$2,521,174

(1)
Mr. Piconi, our chief executive officer and a member of our Board, holds more than 5% of our capital stock.

(2)
NeoTribe Ventures I, L.P. held the shares for itself and as nominee for NeoTribe Associates I, L.P. One of Legacy Energy Vault’s directors prior to the closing of the Business Combination was an affiliate of NeoTribe Ventures I, L.P.

Sales of Series A-2 Preferred Stock
In May 2019, Legacy Energy Vault sold an aggregate of 750,510 shares of its Series A-2 Preferred Stock at a purchase price of $4.7364 per share for an aggregate purchase price of approximately $3.6 million. Each share of Series A-2 Preferred Stock converted automatically into shares of our Common Stock in connection with the Closing, as provided in the Business Combination Agreement.
The following table summarizes purchases of shares of Series A-2 Preferred Stock by our executive officers, directors and holders of more than 5% of its capital stock.
	Shares of Series A-2 Preferred Stock
Purchaser	Number of Shares	Aggregate Gross Consideration ($)
Neotribe Ventures I, L.P.(1)	528,823	$2,504,717

(1)
NeoTribe Ventures I, L.P. held the shares for itself and as nominee for NeoTribe Associates I, L.P. The shares were issued to NeoTribe Ventures I, L.P. upon the conversion of indebtedness. One of Legacy Energy Vault’s directors prior to the closing of the Business Combination was an affiliate of NeoTribe Ventures I, L.P.

Sales of Series B Preferred Stock
In July 2019, Legacy Energy Vault sold an aggregate of 2,163,433 shares of its Series B Preferred Stock at a purchase price of $11.55571 per share for an aggregate purchase price of approximately $25.0 million. Each share of Series B Preferred Stock converted automatically into shares of our Common Stock in connection with the Closing, as provided in the Business Combination Agreement.
The following table summarizes purchases of shares of Series B Preferred Stock by our executive officers, directors and holders of more than 5% of its capital stock.
	Shares of Series B Preferred Stock
Purchaser	Number of Shares	Aggregate Gross Consideration ($)
Entity affiliated SoftBank Vision Fund(1)	2,163,433	$25,000,004

(1)
The entity affiliated with Softbank Vision Fund that held shares of Series B Preferred Stock, which are aggregated for purposes of reporting share ownership information, is SoftBank Vision Fund (AIV M2) L.P. One of Legacy Energy Vault’s directors prior to the closing of the Business Combination was an affiliate of SoftBank Vision Fund.

Sales of Series B-1 Preferred Stock
Between December 2020 and May 2021, Legacy Energy Vault sold an aggregate of 2,137,131 shares of its Series B-1 Preferred Stock at a purchase price of $14.50675 per share for an aggregate purchase price of approximately $30.3 million, including the conversion of approximately $7.9 million of indebtedness. Each share of Series B-1 Preferred Stock converted automatically into shares of our Common Stock in connection with the Closing, as provided in the Business Combination Agreement.
The following table summarizes purchases of shares of Series B-1 Preferred Stock by our executive officers, directors and holders of more than 5% of its capital stock.
	Shares of Series B-1 Preferred Stock
Purchaser	Number of Shares	Aggregate Gross Consideration ($)
Entities affiliated with Helena(1)	1,388,958	$20,149,266
Entities affiliated with ALM JPC Ventures, LLC(2)	219,690	$3,186,999

(1)
Entities affiliated with Helena that held shares of Series B-1 Preferred Stock, which are aggregated for purposes of reporting share ownership information, include HSI Energy Vault I LLC, HSI Energy Vault II LLC, HSI EV Brasil LLC, HSI Puma LLC and Helena ZePak EV LLC. 544,773 of the shares were issued to Helena upon the conversion of indebtedness. Henry Elkus is a member of our Board and an affiliate of Helena.

(2)
Entities affiliated with ALM JPC Ventures, LLC that held shares of Series B-1 Preferred Stock, which are aggregated for purposes of reporting share ownership information, include EV SPV 6, L.P. and Select X, L.P. 185,224 of the shares were issued to entities affiliated with ALM JPC Ventures, LLC upon the conversion of indebtedness.

Sales of Series C Preferred Stock
In August and September 2021, Legacy Energy Vault sold an aggregate of 2,182,515 shares of its Series C Preferred Stock at a purchase price of $49.0258 per share for an aggregate purchase price of approximately $107 million. Each share of Series C Preferred Stock converted automatically into shares of our Common Stock in connection with the Closing, as provided in the Business Combination Agreement.
The following table summarizes purchases of shares of Series C Preferred Stock by our executive officers, directors and holders of more than 5% of its capital stock.
	Shares of Series C Preferred Stock
Purchaser	Number of Shares	Aggregate Gross Consideration ($)
Entities affiliated with Prime Movers Lab(1)	917,884	$44,999,997
Entities affiliated with Helena(2)	47,118	$2,309.998
Entities affiliated with SoftBank Vision Fund(3)	203,974	$9,999,989
Entities affiliated with ALM JPC Ventures, LLC(4)	10,199	$500,014

(1)
Entities affiliated with Prime Movers Lab that held shares of Series C Preferred Stock, which are aggregated for purposes of reporting share ownership information, include Prime Movers Growth Fund I, LP. Zia Huque is a member of our Board and an affiliate of Prime Movers Lab.

(2)
Entities affiliated with Helena that held shares Series C Preferred Stock, which are aggregated for purposes of reporting share ownership information, include Helena ZePak EV LLC and EN Fund I, A Series of Helena Special Investments AL Ventures, LP. Henry Elkus is a member of our Board and an affiliate of Helena.

(3)
Entities affiliated with SoftBank Vision Fund that held shares of Series C Preferred Stock, which are aggregated for purposes of reporting share ownership information, include SoftBank Vision Fund (AIV M2) L.P. acting by its manager, SB Investment Advisers (UK) Limited. One of Legacy Energy Vault’s directors prior to the closing of the Business Combination was an affiliate of Softbank Vision Fund.

(4)
Entities affiliated with ALM JPC Ventures, LLC that held shares of Series C Preferred Stock, which are aggregated for purposes of reporting share ownership information, include Select X, L.P.

Amended and Restated Investor Rights Agreement
In connection with the issuances of shares of its Series C Preferred Stock in August 2021, Legacy Energy Vault entered into an amended and restated investors’ rights agreement (the “Investor Rights Agreement”) with certain holders of Legacy Energy Vault’s capital stock, including entities affiliated with Helena, Neotribe Ventures, SoftBank Vision Fund, Prime Movers Lab and entities affiliated with ALM JPC Ventures, LLC, who are each holders of more than 5% of our capital stock, and Robert Piconi, who is our chief executive officer, a member of our Board, and holds more than 5% of our capital stock.

The Investor Rights Agreement provided for, among other things, certain demand, piggyback and Form S-3 registration rights. The Investor Rights Agreement was terminated upon the Closing of the Business Combination.
Amended and Restated Right of First Refusal and Co-Sale Agreement
In connection with the issuances of shares of Series C Preferred Stock in August 2021, Legacy Energy Vault entered into an amended and restated right of first refusal and co-sale agreement (the “Co-Sale Agreement”) with certain holders of its capital stock, including entities affiliated with Helena, Neotribe Ventures, SoftBank Vision Fund, Prime Movers Lab and entities affiliated with ALM JPC Ventures, LLC, who are each holders of more than 5% of our capital stock, Robert Piconi, who is a our chief executive officer, a member of our Board, and holds more than 5% of our capital stock, and Andrea Pedretti, our chief technology officer, and Merrick Kerr.
The Co-Sale Agreement was terminated upon the Closing of the Business Combination.
Amended and Restated Voting Agreement
In connection with the issuances of shares of Series C Preferred Stock in August 2021, Legacy Energy Vault entered into an amended and restated voting agreement (the “Voting Agreement”) with certain holders of its capital stock, including entities affiliated with Helena, Neotribe Ventures, SoftBank Vision Fund, Prime Movers Lab and entities affiliated with ALM JPC Ventures, LLC, who are each holders of more than 5% of our capital stock, and Robert Piconi, who is our chief executive officer, a member of our Board, and holds more than 5% of our capital stock.
The Voting Agreement provided for, among other things, such holders to vote in accordance with its terms, including in matters related to the composition of the Legacy Energy Vault Board, and provided for drag-along rights and rights of first offer, as the case may be, with respect to proposed sales of Legacy Energy Vault’s securities. The Voting Agreement was terminated upon the Closing of the Business Combination.
Indemnification Agreements and Directors’ and Officers’ Liability Insurance
The Second A&R Charter contains provisions limiting the liability of directors, and the Second A&R Bylaws provides that we will indemnify each of our directors to the fullest extent permitted under Delaware law. The Second A&R Charter and Second A&R Bylaws also provide our Board with discretion to indemnify officers and employees when determined appropriate by our Board.
We intend to enter into new indemnification agreements with each of our directors and executive officers. The indemnification agreements are expected to provide that we will indemnify each of our directors and executive officers against any and all expenses incurred by that director or executive officer because of his or her status as one of our directors or executive officers, to the fullest extent permitted by Delaware law, the Second A&R Charter and the Second A&R Bylaws. In addition, the indemnification agreements are expected to provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors and executive officers in connection with a legal proceeding involving his or her status as a director or executive officer.
Secondary Sales
In August 2019, Legacy Energy Vault waived its right of first refusal in connection with secondary sales of its Series FR Preferred Stock by Idealab. Idealab sold 259,611 shares of Legacy Energy Vault’s Series FR Preferred Stock to entities affiliated with ALM JPC Ventures, LLC, at $11.55571 per share for aggregate consideration of $2,999,989 pursuant to stock purchase agreements.
In January 2020, Legacy Energy Vault waived its right of first refusal in connection with secondary sales of its common stock by Andrea Pedretti, our chief technology officer. Mr. Pedretti sold 244,224 shares of Legacy Energy Vault’s common stock to third-party purchasers, including entities affiliated with Idealab, at $13.72 per share for aggregate consideration of $476,008 pursuant to stock purchase agreements.

In July 2021, Legacy Energy Vault waived its right of first refusal in connection with secondary sales of its common stock by Marco Terruzzin, our chief product officer. Mr. Terruzzin sold 20,000 shares of Legacy Energy Vault’s common stock to a third-party purchaser, at $90.00 per share for aggregate consideration of $1,800,000 pursuant to a stock purchase agreement.
In August 2021, Legacy Energy Vault waived its right of first refusal in connection with secondary sales of its common stock by Merrick Kerr. Mr. Kerr sold 25,981 shares of Legacy Energy Vault’s common stock to an entity affiliated with ALM JPC Ventures, LLC, at approximately $44.12 per share, for aggregate consideration of $1,146,366 pursuant to a stock transfer agreement.
In September 2021, Legacy Energy Vault waived its right of first refusal in connection with secondary sales of its capital stock by Idealab. Idealab sold 150,000 shares of Legacy Energy Vault’s common stock, 38,296 shares of Legacy Energy Vault’s Series FR Preferred Stock and 16,254 shares of Legacy Energy Vault’s Series Seed 1 Preferred Stock to an affiliate of ALM JPC Ventures, LLC for $9,500,000 in aggregate consideration. In connection with these transfers, Legacy Energy Vault also approved a transfer by one affiliate of ALM JPC Ventures, LLC of 10,199 shares of Series C Preferred Stock and 25,981 shares of Legacy Energy Vault’s common stock to another affiliate of ALM JPC Ventures, LLC for $1,643,379 in aggregate consideration.
Consulting Agreement
On October 25, 2019, Energy Vault SA, the wholly owned subsidiary of Legacy Energy Vault, entered into a consulting agreement with Mauro Pedretti, father of Andrea Pedretti. Under the terms of the agreement, Mr. Pedretti’s duties include consulting engineering services and assistance as requested by our chief executive officer and other members of our management team. The term of the agreement commenced in 2019 and continues to be effective. As compensation for his services, Mr. Mauro Pedretti is paid an annual salary of CHF 193,860 (approximately $181,178 based on an exchange ratio of 1.07 CHF to one U.S. dollar).
Commercial Agreements
In 2018, Legacy Energy Vault entered into a Services Agreement with Idealab, a California corporation, pursuant to which Legacy Energy Vault purchased services relating to, among other things, the use of facilities, human resources, legal services, and accounting, totaling $134,267, $203,133 and $56,475 for the years ended December 31, 2020, 2019 and 2018, respectively. We believe the terms of the transactions described above were comparable to terms it could have obtained in arm’s-length dealings with unrelated third parties. Bill Gross is a member of our Board and an affiliate of Idealab.
Other Agreements with Principal Stockholders
In April 2019, Legacy Energy Vault incurred a loss of approximately $1.5 million from a phishing scheme that targeted Idealab and Legacy Energy Vault. Idealab loaned Legacy Energy Vault $1.0 million as a stop-gap measure in April 2019, which was paid back in full in September 2019. In November 2020, Legacy Energy Vault and Idealab reached an agreement to settle all claims relating to this incident. Pursuant to such settlement agreement, Idealab agreed to pay Legacy Energy Vault $900,000, and each of the parties agreed to generally release the other party of all claims relating to this incident.
In October 2019, an employee of an affiliate of the SoftBank Vision Fund uploaded confidential information of Legacy Energy Vault to a third-party website. The SoftBank Vision Fund affiliate agreed to pay Legacy Energy Vault to mitigate some of the costs relating to the breach and, in December 2020, Legacy Energy Vault and the SoftBank Vision Fund affiliate reached an agreement to settle all claims relating to this incident. Pursuant to such settlement agreement, SoftBank Vision Fund agreed to pay Legacy Energy Vault $412,000 in exchange for a general release of all claims relating to this incident.
Loans to Executive Officers
Legacy Energy Vault previously made loans to certain of its executive officers. As described below, each of the loans has been repaid and terminated.

Merrick Kerr
In February 2019, Legacy Energy Vault loaned Merrick Kerr $119,513 with interest at 2.91%, compounded annually, in connection with Mr. Kerr’s early exercise of an option to purchase 259,810 shares of Legacy Energy Vault’s common stock. The loan was made pursuant to a recourse promissory note with partial recourse as to the amount of the loan and secured in full by a pledge of 259,810 shares held by Mr. Kerr. In August 2021, Mr. Kerr repaid the outstanding principal and interest due under the loan, and Legacy Energy Vault terminated the promissory note. In August 2021, a total of $124,874 including $5,362 in interest, was paid under the loan.
Andrea Pedretti
In July 2019, Energy Vault SA loaned Andrea Pedretti, its chief technology officer, $214,500 and CHF 169,749 with interest at 1.50%, compounded annually, in connection with his Legacy Energy Vault-approved relocation from Switzerland to California. The loan was made pursuant to a promissory note and had a maturity date of December 31, 2019 In May 2021, Mr. Pedretti repaid the outstanding principal of $403,811 and interest due under the loan, and Legacy Energy Vault terminated the promissory note. The equivalent of a total of $12,472 in interest rate payments was contributed by Legacy Energy Vault to the overall relocations costs incurred in 2019 with respect to Pedretti’s personal and his family’s relocation from Switzerland to California.
Stockholder Support Agreement
On September 8, 2021, Novus, Legacy Energy Vault and certain stockholders of Legacy Energy Vault entered into the Stockholder Support Agreement (the “Stockholder Support Agreement”) pursuant to which such stockholders agreed to vote all of their shares of Legacy Energy Vault capital stock in favor of the approval and adoption of the Business Combination and the transactions related thereto. Additionally, such stockholders agreed, among other things, not to (a) transfer any of their shares of Legacy Energy Vault capital stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.
Related Party Transactions Following the Business Combination
On February 14, 2022, we entered into a consulting services agreement with EVFY, Inc. (“EVFY”), an affiliate of Marco Terruzzin, our chief product officer. EVFY has agreed to provide consulting services relating to identify business opportunities and engage with potential customers in exchange for $30,000 per month during the term of such contract. Our contract with EVFY has a 36-month term, and either party may terminate such contract for convenience upon thirty days’ notice starting from the one year anniversary of the effective date of the contract.
Related Party Transactions Policy Following the Business Combination
Our Board reviews and considers the interests of our directors, executive officers and principal stockholders in its review and consideration of transactions and forms committees of non-interested directors when it determines that the formation of such committees is appropriate under the circumstances.
We intend to adopt a written related party transaction policy in connection with the Closing. The policy provides that officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-party transaction with us without the prior consent of the audit committee, or other independent members of our Board in the event it is inappropriate for the audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to the audit committee for review, consideration and approval. In approving or rejecting the proposed transactions, the audit committee will take into account all of the relevant facts and circumstances available.
All of the transactions with respect to Legacy Energy Vault described in this section were entered into prior to the adoption of this policy. Although Legacy Energy Vault did not have a written policy for the review and approval of transactions with related persons, the Legacy Energy Vault Board, which has included Mr. Piconi and at times affiliates of Idealab, Neotribe, Helena, SoftBank Vision Fund and Prime Movers Lab, historically reviewed and approved any transaction where a director or officer had a financial interest, including the transactions described above. Prior to approving such a transaction, the material facts as to a director’s or executive officer’s relationship or interest in the agreement or transaction were disclosed to the Legacy Energy Vault Board. The Legacy Energy Vault Board took this information into account when evaluating the transaction and in determining whether such transaction was fair to Legacy Energy Vault and in the best interest of all Legacy Energy Vault Stockholders.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of our Common Stock. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of our Common Stock who are initial purchasers of such Common Stock pursuant to this offering and hold the Common Stock as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that any distributions made by us on our Common Stock and any consideration received by a holder in consideration for the sale or other disposition of our Common Stock will be in U.S. dollars.
This summary is based upon U.S. federal income tax laws as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:
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financial institutions or financial services entities;

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broker-dealers;

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governments or agencies or instrumentalities thereof;

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regulated investment companies;

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real estate investment trusts;

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expatriates or former long-term residents of the United States;

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persons that actually or constructively own five percent or more (by vote or value) of our shares;

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persons that acquired our Common Stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

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insurance companies;

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dealers or traders subject to a mark-to-market method of accounting with respect to our Common Stock;

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persons holding our Common Stock as part of a “straddle,” constructive sale, hedge, conversion or other integrated or similar transaction;

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U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

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partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;

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tax-exempt entities;

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controlled foreign corporations; and

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passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our Common Stock, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our Common Stock, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our Common Stock.
This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).
We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.
THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.
U.S. Holders
This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our Common Stock who or that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions.   If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.
Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock.   Upon a sale or other taxable disposition of our Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Common Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Common Stock so disposed of. A U.S. holder’s adjusted tax basis in its Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions treated as a return of capital.
Information Reporting and Backup Withholding.   In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.
Non-U.S. Holders
This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our Common Stock who or that is for U.S. federal income tax purposes:
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a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

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a foreign corporation; or

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an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of our Common Stock. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our Common Stock.
Taxation of Distributions.   In general, any distributions we make to a Non-U.S. holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below), we generally will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.
The withholding tax generally does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).
Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock.   A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock unless:
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the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

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we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Common Stock, and, in the case where shares of our Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our Common Stock. There can be no assurance that our Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).
If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.
Information Reporting and Backup Withholding.   Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of shares of Common Stock. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
FATCA Withholding Taxes.   Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on our Common Stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our Common Stock.

PLAN OF DISTRIBUTION
We are registering the issuance by us of (i) up to 9,583,256 shares of Common Stock that are issuable upon the exercise of the Public Warrants by the holders thereof and (ii) up to 5,166,666 shares of Common Stock that are issuable upon the exercise of the Private Warrants by the holders thereof. We are also registering the offer and sale, from time to time, by the Selling Securityholders of up to 96,401,254 shares of Common Stock and up to 5,166,666 Private Warrants.
We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.
Once issued and upon effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest selling Common Stock or interests in stock received after the date of this prospectus from a registered stockholder as a gift, pledge, partnership, limited liability company or other entity distribution or other transfer, and may, or may not, elect to sell or transfer their shares of Common Stock or interests in stock covered by this prospectus, as and to the extent they may determine. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any permitted transferees may sell or transfer their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.
Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:
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purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

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ordinary brokerage transactions and transactions in which the broker solicits purchasers;

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block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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an over-the-counter distribution in accordance with the rules of the applicable exchange;

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through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

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through one or more underwritten offerings on a firm commitment or best efforts basis;

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settlement of short sales entered into after the date of this prospectus;

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agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

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in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
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directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

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through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

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through a combination of any of the above methods of sale; or

•
any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by the Selling Securityholders that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.
There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
To the extent required, the securities to be sold, including the shares of our Common Stock, the name of the Selling Securityholders, the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering, the settlement of short sales entered into after the date of this prospectus, the names of any agents, dealer or underwriter, any applicable commissions or discounts or any other items constituting compensation from the Selling Securityholders with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In connection with the sale of shares of our Common Stock, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of our Common Stock in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these shares. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Common Stock and Warrants are currently listed on the NYSE under the symbols “NRGV” and “NRGV WS”, respectively.
The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.
Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify certain of the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.
A holder of Public Warrants and Private Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.
Certain of our securityholders have entered into lock-up agreements. See “Description of Securities —Lock-Up Agreements.”

LEGAL MATTERS
Certain legal matters will be passed upon for us by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Redwood City, California.
EXPERTS
The consolidated financial statements of Energy Vault, Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021 included in this prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.
The financial statements as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from September 29, 2020 (inception) through December 31, 2020 of Novus Capital Corporation II appearing in this prospectus and Registration Statement have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report thereon (which contains an explanatory paragraph relating to the substantial doubt about the ability of Novus Capital Corporation II to continue as a going concern as described in Note 1 to the financial statements) and included in this prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT
Marcum’s report on the Company’s financial statements as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from September 29, 2020 (inception) through December 31, 2020 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that such report contained an explanatory paragraph as to the Company’s ability to continue as a going concern.
During the period from September 29, 2020 (Inception) through December 31, 2021 and the subsequent period through February 14, 2022, there were no: (i) disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedures, which disagreements if not resolved to Marcum’s satisfaction would have caused Marcum to make reference to the subject matter of the disagreement in connection with its report or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K other than the material weakness in internal controls identified by management related to the accounting for certain complex features of the Class A common stock and warrants issued by the Company. This material weakness resulted in the restatement of the Company’s audit as of February 8, 2021 and its interim financial statements for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 .
On February 14, 2022, the Board approved the engagement of BDO USA, LLP as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2022. BDO USA, LLP served as the independent registered public accounting firm of Legacy Energy Vault prior to the Business Combination.
During the period from September 29, 2020 (Inception) through December 31, 2021 and through February 14, 2022, neither the Company nor anyone on the Company’s behalf consulted BDO USA, LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by BDO USA, LLP that BDO USA, LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and the exhibits.
In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at ww.sec.gov. We also maintain a website at www.energyvault.com. Through the Investors Relations section of our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

Report of Independent Registered Public Accounting Firm
Shareholders and Board of Directors
Energy Vault Holdings, Inc.
Westlake Village, CA 91361
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Energy Vault, Inc.  (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BDO USA, LLP
We have served as the Company’s auditor since 2020.
Melville, NY
March 7, 2022

ENERGY VAULT, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2021 and 2020
	December 31, 2021	December 31, 2020
ASSETS
Current Assets
Cash and cash equivalents	$105,124,886	$10,051,151
Prepaid expenses and other current assets	5,537,759	749,922
Total current assets	110,662,645	10,801,073
Inventory, long-term	—	14,629,896
Property and equipment, net	11,867,840	2,825,759
Right-of-use assets, net	1,238,052	1,356,523
Loans receivable from related party	—	406,536
Convertible note receivable, net	654,449	—
Derivative Asset – conversion option	350,000	—
Other assets	521,436	363,029
Total assets	$125,294,422	$30,382,816
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$1,980,597	$2,057,518
Accrued expenses	4,704,137	1,294,077
Asset retirement obligation, current portion	—	123,414
Long-term finance leases, current portion	47,719	30,133
Long-term operating leases, current portion	611,714	394,262
Total current liabilities	7,344,167	3,899,404
Long-Term Liabilities
Deferred pension obligation	733,778	833,487
Asset retirement obligation	977,635	—
Deferred revenue	1,500,000	1,500,000
Long-term finance leases	33,677	63,152
Long-term operating leases	661,643	875,997
Notes payable, net of current portion	—	795,667
Total long-term liabilities	3,906,733	4,068,303
Total liabilities	11,250,900	7,967,707
Commitments
Convertible preferred stock, $0.0001 par value; 12,658,321 shares authorized, 12,658,312 shares issued and outstanding at December 31, 2021; 13,191,776 shares authorized, 9,419,740 shares issued and outstanding at December 31, 2020; liquidation preference of $171,347,526 and $49,028,024 as of December 31, 2021 and 2020, respectively	182,709,406	62,041,682
Stockholders’ Deficit
Common stock, $0.0001 par value; 17,800,000 shares authorized, 3,038,093 shares issued and 3,016,442 outstanding at December 31, 2021; 17,800,000 shares authorized, 2,148,210 shares issued and outstanding at December 31, 2020	304	215
Treasury stock, at cost, 21,651 shares at December 31, 2021	(2)	—
Additional paid-in capital	713,332	98,499
Accumulated deficit	(68,966,472)	(37,627,611)
Accumulated other comprehensive loss	(413,046)	(2,097,676)
Total stockholders’ deficit	(68,665,884)	(39,626,573)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$125,294,422	$30,382,816
The accompanying notes are an integral part of these consolidated financial statements.

ENERGY VAULT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
For the Years Ended December 31, 2021 and 2020
	2021	2020
REVENUE	$—	$—
OPERATING EXPENSES
Sales and marketing	845,302	311,135
Research and development	7,911,548	8,519,541
General and administrative	18,055,570	5,674,756
Inventory write-down	2,723,985	—
Loss from operations	29,536,405	14,505,432
OTHER INCOME (EXPENSE)
Change in fair value of derivative	—	(11,923,000)
Interest expense	(7,385)	(128,134)
Other income (expense), net	(1,793,671)	2,386,395
Other expense, net	(1,801,056)	(9,664,739)
Loss before income taxes	(31,337,461)	(24,170,171)
PROVISION FOR INCOME TAXES	(1,400)	(830)
NET LOSS	(31,338,861)	(24,171,001)
Net loss per share of common stock – basic and diluted	$(16.61)	$(18.06)
Weighted average shares of common stock – basic and diluted	1,886,798	1,338,666
OTHER COMPREHENSIVE INCOME (LOSS) – NET OF TAX
Actuarial loss on pension	$165,997	$(183,928)
Foreign currency translation gain (loss)	1,518,633	(1,250,390)
TOTAL OTHER COMPREHENSIVE INCOME (LOSS) – NET OF TAX	$1,684,630	$(1,434,318)
Total Comprehensive Loss	$(29,654,231)	$(25,605,319)
The accompanying notes are an integral part of these consolidated financial statements.

ENERGY VAULT, INC.
CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
For the Years Ended December 31, 2021 and 2020
	Convertible Preferred Stock		Common Stock		Treasury Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2019	8,338,666	$46,533,769	2,148,210	$215	—	$—	$70,355	$(13,456,610)	$(663,358)	$(14,049,398)
Issuance of B-1 preferred stock upon conversion of B-1 notes payable	544,773	7,902,908	—	—	—	—	—	—	—	—
Issuance of B-1 preferred stock for cash	536,301	7,779,985	—	—	—	—	—	—	—	—
Preferred stock issuance costs	—	(174,980)	—	—	—	—	—	—	—	—
Stock based compensation	—	—	—	—	—	—	28,144	—	—	28,144
Net loss	—	—	—	—	—	—	—	(24,171,001)	—	(24,171,001)
Actuarial loss on pension	—	—	—	—	—	—	—	—	(183,928)	(183,928)
Foreign currency translation loss	—	—	—	—	—	—	—	—	(1,250,390)	(1,250,390)
Balance at December 31, 2020	9,419,740	62,041,682	2,148,210	215	—	—	98,499	(37,627,611)	(2,097,676)	(39,626,573)
Issuance of Series B-1 preferred stock for cash	1,056,057	15,319,955	—	—	—	—	—	—	—	—
Series B-1 preferred stock issuance costs	—	(24,958)	—	—	—	—	—	—	—	—
Issuance of Series C preferred stock for cash	2,182,515	106,999,544	—	—	—	—	—	—	—	—
Series C preferred stock issuance costs	—	(1,626,817)	—	—	—	—	—	—	—	—
Exercise of stock option	—	—	55,000	6	—	—	10,474	—	—	10,480
Stock based compensation and conversion to common stock	—	—	834,883	83	—	—	604,359	—	—	604,442
Purchase of Treasury stock					(21,651)	(2)	—	—	—	(2)
Net loss	—	—	—	—	—	—	—	(31,338,861)	—	(31,338,861)
Actuarial gain on pension	—	—	—	—	—	—	—	—	165,997	165,997
Foreign currency translation gain	—	—	—	—	—	—	—	—	1,518,633	1,518,633
Balance at December 31, 2021	12,658,312	$182,709,406	3,038,093	$304	(21,651)	$(2)	$713,332	$(68,966,472)	$(413,046)	$(68,665,884)
The accompanying notes are an integral part of these consolidated financial statements.

ENERGY VAULT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2021 and 2020
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(31,338,861)	$(24,171,001)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,319,857	54,648
Non-cash lease expense	116,629	552,457
Stock based compensation	499,868	28,144
Impairment of long-lived assets	—	27,696
Inventory write-down	3,225,142	—
Interest accrued on convertible notes	—	125,408
Change in fair value of derivative	—	11,923,000
Change in estimated asset retirement obligation	(51,518)	—
Change in pension obligation	92,383	85,860
Foreign exchange gains and losses	63,541	—
Changes in operating assets and liabilities:
Inventory, long-term	(212,979)	(7,550,101)
Prepaid expenses and other current assets	217,883	(389,049)
Accounts payable and accrued expenses	3,002,125	2,612,634
Net cash used in operating activities	(22,065,930)	(16,700,304)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment and other assets	(169,404)	(1,754,504)
Payment for purchase of convertible notes	(1,000,000)	—
Net cash used in investing activities	(1,169,404)	(1,754,504)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of debt	—	8,605,850
Repayment of debt	(765,070)	—
Payment of finance lease obligations	(52,924)	(569,041)
Proceeds from issue of shares, net of issuance cost	130,354	—
Proceeds from Series B-1 preferred stock, net of issuance costs	15,294,997	7,605,005
Proceeds from Series C preferred stock, net of issuance costs	105,372,727	—
Purchase of treasury stock	(9,959)	—
Payment made for merger related expenses	(3,592,307)	—
Net cash provided by financing activities	116,377,818	15,641,814
EFFECT OF EXCHANGE RATE CHANGES ON CASH	1,931,251	(1,795,567)
Net increase (decrease) in cash	95,073,735	(4,608,561)
CASH – beginning of year	10,051,151	14,659,712
CASH – end of year	$105,124,886	$10,051,151
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes paid	$860	$810
Cash paid for interest	$69,414	$82,006
Issue of restricted stock awards	$81	$—
Reclassification of inventory costs	$11,156,060	$—
Merger related costs in account payable	$528,778	$—
Actuarial gain (loss) on pension	$165,997	$(183,928)
Property and equipment financed through accounts payable	$38,705	$—
Assets acquired on finance lease	$44,032	$—
Notes payable conversion to preferred stock	$—	$7,777,500
The accompanying notes are an integral part of these consolidated financial statements.

ENERGY VAULT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
1.   ORGANIZATION AND DESCRIPTION OF BUSINESS
Energy Vault, Inc. (the “Company”) was incorporated in the state of Delaware in October 2017 and is headquartered in Los Angeles, California. The Company develops sustainable, grid-scale energy storage solutions designed to advance the transition to a carbon free, resilient power grid. The Company’s mission is to accelerate the decarbonization of the economy through the development of sustainable and economical energy storage technologies. To achieve this, the Company is developing a proprietary gravity-based energy storage technology. The Company’s product platform aims to help utilities, independent power producers, and large energy users significantly reduce their levelized cost of energy while maintaining power reliability.
The Company’s project delivery strategy relies on engineering, procurement, construction (EPC) firms to construct the Company’ storage projects, under its supervision with dedicated teams tasked with project management. The current business model is comprised of following product and services categories:
(1)
Building, operating, and transferring energy storage projects to potential customers,

(2)
Building, operating, and holding energy storage systems as equity (co-) sponsor,

(3)
Selling energy management software as a service, and

(4)
Entering into intellectual property licenses and royalties associated with the Company’s energy storage technologies.

The Company has a wholly owned subsidiary, Energy Vault SA, which was formed in December 2017 in Lugano, Switzerland to build a full-scale demonstration unit (the “Prototype”), serves as the Company’s research and development hub, and operates as the Company’s international headquarters.
Since inception, the Company has been primarily involved in research and development activities. The Company devotes substantially all its efforts to product research and development, initial market development, and raising capital. The Company is subject to a number of risks similar to those of other early-stage companies, including dependence on key individuals, the need for development of commercially viable products, and the need to obtain adequate additional financing to fund the development of its products and technology.
Merger with Novus Capital Corp II resulted in Special Purpose Acquisition Company IPO (“SPAC IPO”)
On September 8, 2021, Novus Capital Corporation II (“Novus”), a special purpose acquisition company announced that it had entered into a definitive agreement for a business combination (the “Merger”) that would result in the Company becoming a wholly owned subsidiary of Novus. The Merger was completed on February 11, 2022 and effective that date, NCCII Merger Corp., a wholly owned subsidiary of Novus, merged with and into the Company, with Energy Vault, Inc. surviving the merger as a wholly owned subsidiary of Novus under the new name Energy Vault Holdings, Inc. which began trading at the New York Stock Exchange (NYSE) on February 14, 2022 under the ticker symbol “NRGV.”
The Company’s basis of the presentation within these consolidated financial statements do not reflect any adjustments resulting from the closing of the Merger. The Merger will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with accounting principles generally accepted in the United States (“US GAAP”). Under this method of accounting, Energy Vault, Inc. will be treated as the accounting acquirer for financial reporting purposes.
As of December 31, 2021, the Company has incurred and capitalized $4.1 million of merger related costs. The capitalized costs have been recorded in the balance sheet in prepaid and other current assets. As of December 31, 2021, $3.6 million of the merger related costs has been paid out and the remaining $0.5 million is recorded within accounts payable.

ENERGY VAULT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
Basis of Presentation and Liquidity
The Company’s consolidated financial statements are prepared on a going concern basis that contemplates the realization of assets and extinguishment of liabilities in the normal course of business. The Company has not yet generated revenues from its principal operations and has incurred net operating losses and negative cash flows from operations since inception. As of December 31, 2021, and 2020, the Company had an accumulated deficit of $69.0 million and $37.6 million, respectively. Management expects to continue to incur significant costs to conduct research and development and will use cash to continue to invest in the development of test sites and commercial storage projects for customers. To date, the Company’s principal source of liquidity has been net proceeds received from the issuance of preferred stock, convertible debt and equity through the recent Merger based upon a SPAC IPO with Novus.
During August and September 2021, the Company closed a private placement with large institutional investors and existing stockholders consisting of the sale of 2,182,515 shares of the Company’s Series C Preferred Stock amounting to $107 million, at a price of $49.0258 per share. In addition, the Company obtained funding of $236 million through the recent Merger with Novus effective February 11, 2022. Management expects to use the proceeds to continue its research efforts and to finance the ongoing operations of the Company based upon its business plan. Management believes its plans and recent funding, alleviate any substantial doubt about the Company’s ability to continue as a going concern for at least the next twelve months.
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
The consolidated financial statements include the accounts of Energy Vault, Inc. and its wholly owned subsidiary, Energy Vault SA. All intercompany balances and transactions have been eliminated in consolidation.
Basis of Accounting
The accompanying consolidated financial statements have been prepared on an accrual basis of accounting in accordance with US GAAP and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding financial reporting. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the periods presented herein have been reflected.
The Company has reclassified $123,414 of accrued expenses that related to asset retirement obligation in the consolidated financial statement as of December 31, 2020 to a separate financial line item to confirm to the current year presentation. This reclassification had no impact on previously net loss, equity, or net change in cash and cash equivalents for any year or interim period.
The Company has reclassified $604,892 of prepayments in the consolidated financial statement as of and for the year ended December 31, 2021 to correct an immaterial classification error in inventory as of December 31, 2020. This reclassification did not have any effect on net loss or comprehensive loss for any year or interim period. See Note 4 and 6 for additional discussion of the reclassification of inventory balances to prepaid expenses and other current assets, and property and equipment.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash. Risks associated with cash are mitigated by banking with creditworthy institutions. Such balances with any one institution may, at times, be in excess of federally insured amounts (currently $250,000 per

ENERGY VAULT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
depositor). The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk due to its accounts being held with large, well-known financial institution.
Other Risk and Uncertainties
The Company is subject to a number of risks similar to other early-stage clean energy companies, including, but not limited to, the need to obtain sufficient funding to support the significant capital spending required to develop the Prototype, competitors developing new technological innovations, the need to successfully commercialize and gain market acceptance of the Company’s products, and protection of proprietary technology, among others. These risks could be further complicated by the ongoing COVID-19 pandemic described below.
The spread of the COVID-19 virus during the quarter ended March 31, 2020 had caused an economic downturn on a global scale, as well as significant volatility in the financial markets. In March 2020, the World Health Organization declared spread of the COVID-19 virus a pandemic. Government reactions to the public health crisis with mitigation measures had created significant uncertainties in the U.S. and global economies. The COVID-19 pandemic caused delays in the construction of the Prototype in Switzerland due to Government mandated temporary stay-at-home and quarantine orders; however, it did not significantly impact the Company’s other core operations such as research and development and fund raising. The extent to which the COVID-19 pandemic impacts the Company’s business, operations and financial results will depend on numerous evolving factors that management may not be able to accurately predict, and which may cause the actual results to differ from the estimates and assumptions that are required to be made in the preparation of consolidated financial statements according to U.S. GAAP.
Foreign Currency
Assets and liabilities denominated in a foreign currency are translated into U.S dollars using the exchange rates in effect at the balance sheet date. Revenue and expense accounts are translated at the average exchange rates during the periods. The impact of exchange rate fluctuations from translation of assets and liabilities is included in accumulated other comprehensive income, a component of stockholder’s equity. Gains and losses resulting from foreign currency transactions are included in other income (expense), net in the accompanying consolidated statements of operations.
Fair Value Measurements
ASC Topic 820, “Fair Value Measurement” (“ASC 820”), establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:
Level I — Inputs which include quoted prices in active markets for identical assets and liabilities.
Level II — Inputs other than Level I that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level III — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

ENERGY VAULT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
Segment Reporting
The Company has a single operating and reportable business segment.
Use of Estimates
The preparation of the consolidated financial statements, in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company evaluates its assumptions on an ongoing basis. The Company’s management believes that the estimates, judgment, and assumptions used are reasonable based upon information available at the time they are made. Significant estimates made by management include, among others, valuation of inventory, pension obligation, fair value of financial instruments including embedded derivatives, stock-based compensation, valuation of deferred income tax assets, and the estimated useful life of long-lived assets. Due to the inherent uncertainty involved in making assumptions and estimates, changes in circumstances, including those arising from the impacts of the COVID-19 pandemic, could result in actual results differing from those estimates, and such differences could be material to the Company’s consolidated financial condition and results of operations.
Cash and Cash Equivalents
At December 31, 2021 and 2020, the Company had cash balances of $15.6 million and $2.4 million, respectively. Cash equivalents that are readily convertible to cash and are stated at cost, which approximates fair value. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2021 and 2020, the Company maintained two money market accounts totaling $5.3 million and $7.7 million respectively; and a cash sweep account invested primarily in US Treasury and other short term securities totaling $84.2 million and $0, respectively.
Inventory, Long Term
In 2020, the Company’s long-term inventory consisted of costs incurred to construct Evie 35 MWh Storage System (“EV1 CDU”), which the Company intended to sell to its customer in the future. Inventory is valued at the lower of cost, determined on a first in first out basis, or net realizable value. Provisions for excess and obsolete inventories are charged to cost of sales and are permanent reductions to the carrying value of inventories. There were no inventory reserves as of December 31, 2020.
Due to the technology advancement in 2021, the Company identified next generation product design technology and began migrating to the newer model known as EVx. As a result, the Company suspended further development of EV1 CDU prototype and reclassed majority of its inventory to property and equipment. The EV1 CDU prototype will continue to be used for the purpose of demonstration and testing. See Note 6 for additional discussion of the reclassification of inventory balances to property and equipment.
Property and Equipment, Net
Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. The useful lives of property and equipment are as follows:
Brick Machines	6 years
Vehicles	4 years
Office equipment	7 years
Computer equipment	3 years
Demonstration & test equipment	2.25 years
Leasehold improvements	Shorter of remaining lease-term or estimated life of the assets

ENERGY VAULT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
Maintenance and repairs are charged to expense as incurred. When assets are retired or sold, the cost and related accumulated depreciation are removed from the consolidated balance sheet and any resulting gain or loss is reflected in operating expenses in the period realized.
Impairment of Long-Lived Assets
The Company reviews long-lived assets, primarily comprised of property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amount to the future undiscounted net cash flows which the assets are expected to generate. If the carrying value of the assets exceeds the sum of the estimated future cash flows, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceed their fair value. In 2020, the Company reported an impairment of leasehold improvements of $27,696 related to architecture design fee of an office location; the Company incurred the cost before the lease negotiation was terminated. There was no such impairment of long-lived assets in 2021.
Asset Retirement Obligations
The Company recognizes the estimated liability for future costs associated with dismantling and removal of the demonstration and test equipment to return the leased land to its original condition at the end of the lease term. The Company accounts for asset retirement obligations (“ARO”) by recording the fair value of the dismantling and removal obligations when incurred. Upon initial recognition of an ARO, the Company increases the carrying amount of the associated long-lived asset by the same amount as the liability. Over time, the liability is accreted for the change in the present value (accretion expense). The initial capitalized cost, net of salvage value, is depleted over the shorter of either the lease term or the estimated useful life of the asset through a charge to general & administrative expense. If the fair value of the estimated ARO changes, an adjustment is recorded to both the asset retirement obligation and the asset retirement cost. Revisions in estimated liabilities can result from, among other things, changes in retirement costs or the estimated timing of settling ARO. At the time the dismantling and removal cost are incurred, the Company is required to recognize a gain or loss if the actual costs do not equal the estimated costs included in ARO.
Research and Development Expenses
Research and development costs are expensed as incurred. Research and development costs consist of salaries and other personnel related expenses, engineering expenses, product development costs and facility costs.
Derivative Instruments
A derivative is an instrument whose value is “derived” from an underlying instrument or index such as a future, forward, swap, option contract, or other financial instrument with similar characteristics, including certain derivative instruments embedded in other contracts (“embedded derivatives”) and for hedging activities. As a matter of policy, the Company does not invest in financial derivatives or engage in hedging transactions. However, the Company has entered into complex financing transactions that involve financial instruments containing certain features that have resulted in the instruments being deemed derivatives or containing embedded derivatives. Derivatives and embedded derivatives, if applicable, are measured at fair value using estimated cash flows, Black-Scholes, or Monte Carlo pricing model and marked to market with the changes in fair value reflected on the consolidated statement of operations as other (income) expense at each reporting period. However, such new and/or complex instruments may have immature or limited markets. As a result, the pricing models used for valuation of derivatives often incorporate significant estimates and assumptions, which may impact the level of precision in the financial statements. Furthermore,

ENERGY VAULT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
depending on the terms of a derivative or embedded derivative, the valuation of derivatives may be removed from the financial statements upon conversion of the underlying instrument into some other security.
Defined Benefit Pension Obligation
The Company’s wholly owned subsidiary in Switzerland has a defined benefit pension obligation covering retirement and other long-term benefits of the local employees. Accrued pension costs are developed using actuarial principles and assumptions which consider a number of factors, including estimates for the discount rate, expected long-term rate of return on assets and mortality. Changes in these estimates would impact the amounts that the Company records in the consolidated financial statements.
Revenue Recognition
On January 1, 2018, the Company adopted ASC Topic 606, “Revenue from Contracts with Customers.”
As of December 30, 2021 and 2020, the Company has not recognized any revenue.
Income Taxes
The Company accounts for income taxes in accordance with ASC Topic 740, “Income Taxes” (“ASC 740”). ASC 740 prescribes the use of the liability method, whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that will be in effect when the differences are expected to reverse.
Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. Deferred tax assets are evaluated for future realization and reduced by a valuation allowance to the extent the Company believes they will not be realized.
Comprehensive Loss
Assets and liabilities of the Switzerland subsidiary that operates in a local currency environment, where the foreign local currency is the functional currency, are translated into U.S. dollars at the exchange rates in effect at the balance sheet date, with the resulting translation adjustments recorded to a separate component of accumulated other comprehensive income (loss). Income and expense accounts are translated at the average exchange rates during the year. For the year ended December 31, 2021 and 2020, foreign currency translation gain (loss) was $1.5 million and ($1.3) million, respectively.
The Company has an intercompany loan receivable (the “Loan”) from its Swiss Subsidiary since December 19, 2017. As of September 30, 2021, the Loan balance totaled $40.6 million. At issuance, the Company treated the Loan as a monetary account with changes in the exchange rate between US dollar and Swiss Francs recognized as a foreign currency adjustment in the income statement. On October 1, 2021, the Company recharacterized the Loan as a long-term investment in the Subsidiary due to the shift in business strategy and the loan settlement is not planned in the foreseeable future. The unrealized gains or losses of intercompany foreign currency transactions that are of a long-term investment nature were reported in other accumulated comprehensive income (loss) prospectively on October 1, 2021 and no adjustments were made for the prior periods.
Transactions in currencies other than each entity’s functional currency are recorded using the exchange rates prevailing at the dates of the transactions. Exchange adjustments arising from the difference between the date a transaction was recognized and the date in which it was settled are recognized in the accompanying consolidated statements of operations and comprehensive loss as other income (expense).

ENERGY VAULT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
Other comprehensive loss is reflected in the consolidated statements of stockholders’ equity (deficit) and is separately identified on the consolidated statement of operations and comprehensive loss. It consists of cumulative foreign currency translation adjustments, net of taxes, and actuarial loss on pensions.
Net Loss Per Share of Common Stock
Basic net loss per share of common stock is calculated by dividing net loss by the weighted average number of common shares outstanding for the applicable period. Diluted net loss is computed based on the weighted average number of common shares outstanding increased by the number of additional shares that would have been outstanding had the potentially dilutive common shares been issued, including any dilutive effect from convertible preferred stock, outstanding stock options or unvested restricted common stock, and reduced by the number of shares the Company could have repurchased with the proceeds from the issuance of the potentially dilutive shares. Potentially dilutive instruments are excluded from the per share calculation because the Company is in a net loss position and they would therefore be anti-dilutive.
The Company follows the two-class method when computing net loss per share for periods when issued shares that meet the definition of participating securities are outstanding. The two-class method calls for the calculation of net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders to be allocated between common and participating securities based upon their respective rights to received dividends as if all income for the period had been distributed. Net losses are not allocated to the Company’s preferred stockholders as they do not have an obligation to share in the Company’s net losses.
Stock-Based Compensation
The Company accounts for stock-based compensation arrangements in accordance with ASC Topic 718, “Stock Compensation”. The Company measures its stock option awards based on the estimated fair values of the awards as of the grant date using the Black-Scholes option-pricing model. Compensation expense is recognized over the requisite service period (usually the vesting period) on a straight-line basis and is adjusted for actual forfeitures of unvested awards as they occur.
On January 1, 2018, the Company adopted Accounting Standard Update (“ASU”) No. 2018-07 that expands the scope of existing share-based compensation guidance for employees. The standard includes share-based payment transactions for acquiring goods and services from nonemployees, whereby share-based payments to nonemployees are measured and recorded at the fair value of the equity instruments that an entity is obligated to issue on the grant date.
Leases
Leases for the Right-of-use (“ROU”) assets are classified as either an operating or finance lease. Upon commencement of the lease, a ROU asset and corresponding lease liability are recognized for all operating and finance leases. The Company has elected the short-term lease exemption, which does not require a ROU asset or lease liability to be recognized when the lease term is 12 months or less and does not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise. The Company has decided not to elect the policy to not separate lease and non-lease component in arrangements whereby the Company is the lessee.
Upon commencement of the lease, ROU assets are recognized based on the initial measurement of the lease liability and adjusted for any lease payments made before commencement date of the lease, less any lease incentives and including any initial direct costs incurred. Lease liabilities are initially measured at the present value of future minimum lease payments over the lease term.

ENERGY VAULT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
The discount rate used to determine the present value is the rate implicit in the lease unless that rate cannot be determined, in which case Company’s incremental borrowing rate is used, which is based on the estimated interest rate for collateralized borrowing over a similar term of the lease at commencement date.
Rights to extend or terminate a lease are included in the lease term when there is reasonable certainty the right will be exercised. Factors used to assess reasonable certainty of rights to extend or terminate a lease include current and forecasted lease improvement plans, anticipated changes in development strategies, historical practice in extending similar contracts and current market conditions.
Operating lease ROU assets and liabilities are subsequently measured at the present value of the lease payments not yet paid and discounted at the initial discount rate at commencement of the lease, less any impairments to the ROU asset. Operating lease expense is recognized on a straight-line basis over the lease term. Finance lease ROU assets are amortized on a straight-line basis over the estimated useful life of the asset if the lessee is reasonably certain to exercise a purchase option or ownership of the leased asset transfers at the end of the lease term, otherwise the leased assets are amortized over the lease term. Amortization of finance lease ROU assets is included in depreciation and amortization.
Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s consolidated financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Recent Accounting Pronouncements Adopted
In August 2018, the FASB issued Accounting Standards Update No. 2018-15, Goodwill and Other —  Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract (“ASU 2018-15”). In discussing the topic of cloud computing accounting, ASU 2018-15 aligns the accounting for costs incurred to implement a cloud computing arrangement that is a service arrangement with the guidance on capitalizing costs associated with developing or obtaining internal-use software. ASU 2018-15 is effective for financial statements issued for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted. The Company adopted the standard on January 1, 2021 on a prospectively basis without a material impact to the consolidated financial statements.
In August 2018, the FASB issued ASU 2018-14, “Compensation — Retirement Benefits — Defined Benefit Plans — General” which amends ASC 715. This update includes adding, clarifying and removing various disclosure requirements related to defined benefit pension and other postretirement plans. The amendments are effective for fiscal years ending after December 15, 2020. Early adoption is permitted. The Company adopted the ASU on January 1, 2021 without a material impact to the consolidated financial statements.

ENERGY VAULT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
Recent Accounting Pronouncements Not Yet Adopted
In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. ASU 2016-13 amends the impairment model to utilize an expected loss methodology in place of the currently used incurred loss methodology, which will result in the more timely recognition of losses. The new accounting standard will be effective for the fiscal year beginning on January 1, 2023, including interim periods within that year. The Company does not expect that adoption of this standard will have a material impact on its consolidated financial statements.
In August 2020, FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for convertible instruments. In addition to eliminating certain accounting models, this ASU includes improvements to the disclosures for convertible instruments and earnings-per-share (EPS) guidance and amends the guidance for the derivatives scope exception for contracts in an entity’s own equity. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021. The Company is still evaluating the effects that the requirements of this ASU will have on its consolidated financial statements.
In December 2020, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which simplifies the accounting for income taxes. ASU 2019-12 is effective for nonpublic entities for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.
3.
FAIR VALUE MEASUREMENTS

Carrying amounts of certain financial instruments, including cash, account receivable, accounts payable, and accrued liabilities approximate their fair value due to their relatively short maturities and market interest rates, if applicable.
In December 2020, in connection with issuance of Series B-1 preferred stock, the terms of Tranche 2 in the Series B preferred stock were amended to be identical to the B-1 preferred stock. This resulted in the fair value of the derivative liability associated with the Series B preferred stock right being reduced to zero value as of December 31, 2020, which expired on June 30, 2021. In January 2021, Tranche 3 (Note 12) expired without exercise and, the Company recorded a change in fair value to reduce to zero the value of the derivative asset associated with Tranche 3 as of December 31, 2020.
The fair value of the preferred stock Tranche rights was determined using a Monte Carlo simulation model (Note 12) and the fair value of the embedded derivative that related to convertible note payable was determined using Black-Scholes analysis. There were no changes in valuation techniques or transfers between the fair value measurement levels during the years ended December 31, 2020.
In 2021, the Company purchased a convertible note with a convertible feature (Note 10). The conversion feature of this note represents an embedded derivative, which is separately recorded from the convertible note receivable based on the most likely settlement scenario related to the next equity financing round by DG Fuels. The estimated fair value of the embedded derivative asset associated with the convertible note receivable is evaluated through probability based present value model associated with the note receivable, which is considered as Level 3 under the fair value hierarchy. The embedded derivative asset was valued at $350,000 on the acquisition date and there is no change in fair value of the embedded derivative for the year ended December 31, 2021.
The following table provides a reconciliation of all assets and liabilities measured at fair value using Level 3 significant unobservable inputs for the year ended December 31, 2021 and 2020.

ENERGY VAULT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
	Preferred Stock Tranche Asset	Preferred Stock Tranche Liability	Derivative Asset Conversion Feature
Balance at January 1, 2020	$12,527,000	$(604,000)	$—
Change in fair value	(12,527,000)	604,000	—
Balance at December 31, 2020	—	—	—
Addition	—	—	350,000
Change in fair value	—	—	—
Balance at December 31, 2021	$—	$—	$350,000
The Company also recorded certain financial instruments at fair value on a non-recurring basis. During the year ended December 31, 2020, the Series B-1 preferred stock was recorded at its estimated fair value of $7.9 million upon conversion of the Series B-1 convertible notes payable and $7.8 million in cash proceeds (Note 12).
4.
PREPAID EXPENSES AND OTHER CURRENT ASSETS

At December 31, 2021 and 2020, prepaid expenses and other current assets consisted of the following:
	2021	2020
Deferred merger costs	$4,121,085	$—
Prepaid expense	1,140,026	—
Tax refund receivable	121,317	357,045
Other	155,331	392,877
Total	$5,537,759	$749,922
As of December 31, 2021, the Company has capitalized qualified direct costs related to its efforts to raise capital through the Merger with Novus Capital Corp II. Additionally, certain components which were previously classified as inventory but were not used or installed, were reclassed into assets held-for-sale under prepaid expenses and other current assets at their estimated net realizable value of $82,974, as the Company intends to sell them within the next fiscal year.
5.
RELATED PARTY TRANSACTIONS

Loans Receivable
The Company had two loans receivable from an officer for funds advanced in connection with a relocation. The notes bore interest at 1.50% per annum and matured on December 31, 2019. The balance of the notes totaled $406,536 in aggregate as of December 31, 2020. In May 2021, the Company received payment in full satisfaction of principal and accrued interest of the related party loans receivable.
Other
In May 2019, the Company received a $1.5 million deposit for an “EV1” tower from a customer that was owned by one of its primary shareholders; the order remains outstanding as of December 31, 2021. The deposit and order were received before the owner of the customer became one of the Company’s primary shareholders and before it was represented on the Company’s Board of Directors.
For the years ended December 31, 2021 and 2020, the Company paid consulting fees of $249,928 and $191,867, respectively, to the father of one of the Company’s executive officers. For the years ended December 31, 2021 and 2020, the Company paid $96,185 and $132,932, respectively, to a company owned by one of its primary shareholders in accordance with an agreement to provide certain legal, information

ENERGY VAULT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
technology, human resources, public relations and financial services. For the years ended December 31, 2021 and 2020, the Company paid Prototype construction labor costs of $481,516 and $278,698, respectively, to a company owned by the brother of an employee.
6.
PROPERTY AND EQUIPMENT, NET

As of December 31, 2021 and 2020, property and equipment, net consisted of the following:
	2021	2020
Brick machines	$2,515,461	$2,534,700
Right-of-Use assets – vehicles	175,416	135,620
Furniture and equipment	176,167	84,514
Leasehold improvements	178,491	138,630
Demonstration & test equipment	11,217,876	—
Total property and equipment	14,263,411	2,893,464
Less: accumulated depreciation	(2,395,571)	(67,705)
Property and equipment, net	$11,867,840	$2,825,759
In June 2021, the Company decided to suspend further development of EV1 CDU prototype to focus on the next generation model EVx in Switzerland. The Company plans to fulfill its contractual obligation for the existing sales order with the next generation EVx model. The EV1 CDU prototype will continue to be used for the purpose of demonstration and testing. Accordingly, the identified components from the prototype amounting to $10.5 million had been reclassified from inventory to property and equipment, under demonstration & test equipment, in the consolidated financial statement for the year ended December 31, 2021 and will be depreciated to salvage value over a useful life of twenty-seven months beginning from April 1, 2021. As of December 31, 2021, the demonstration & test equipment also included the increase in asset retirement costs of $749,682 (Note 8).
Further, a component pertaining to the EV1 CDU prototype amounting to $414,229 was damaged and therefore written down to $0 in the consolidated financial statement for the year ended December 31, 2021. This write off has been partially off-set by an insurance claim amounting to $501,156 received by the Company and recorded as part of ‘inventory write-down’ in the consolidated financial statements.
The Company reviews the estimated useful lives and salvage values of its fixed assets on an ongoing basis, based upon, among other things, its experience with similar industries, conditions in the used equipment market, and prevailing industry practice. A review during the fourth quarter of 2021 indicated that the estimated salvage value of the demonstration & test equipment was lower than the original estimated salvage value. As a result, effective October 1, 2021, the Company lowered the salvage value of its demonstration & test equipment from $6.8 million as of April 1st, 2021 to $1.8 million to better reflect the current estimates of the value of such equipment upon its retirement. The result of this change in estimate resulted in an increase in depreciation expense of $706,570 in the last quarter of the year ended December 31, 2021.
For the years ended December 31, 2021 and 2020, depreciation and amortization related to property and equipment was $2.3 million and $54,648 respectively. No other impairments of long-lived assets were recorded for the years ended December 31, 2021 and 2020.

ENERGY VAULT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
7.   ACCRUED EXPENSES
At December 31, 2021 and 2020, accrued expenses consisted of the following:
	2021	2020
Employee costs	$3,756,411	$696,176
Prototype costs	715,720	360,146
Professional fees	80,535	194,211
Other	151,471	43,544
	$4,704,137	$1,294,077

8.
ASSET RETIREMENT OBLIGATION

The asset retirement obligation is based on the estimated dismantling and removal costs of the demonstration and test equipment and the estimated timing of the costs to be incurred in future periods. The Company reviews the demonstration and test equipment asset retirement obligations on an ongoing basis. The review in the current year indicated that the costs are expected to be higher than the original estimate. As a result, effective October 1, 2021, the Company increased its estimate for the asset retirement obligation on the demonstration and test equipment. The increase in estimate is mainly due to increased labor and equipment costs to dismantle the demonstration and test equipment and to return the leased land to its original condition. The effect of this change in estimate was an increase of $749,682 in the asset retirement obligation.
The following table summarizes the asset retirement obligation activity for the years ended December 31, 2021 and 2020:
	2021	2020
Balance as of January 1,	$123,414	$—
Changes in estimates	749,682	—
Accretion expense	107,472	116,283
Foreign currency translation gain (loss)	(2,933)	7,131
Balance as of December 31,	$977,635	$123,414

9.
DEFINED BENEFIT PENSION OBLIGATION

The Company has a defined benefit pension plan for its employees in its wholly owned Switzerland subsidiary. The plan is a statutory requirement in accordance with local regulations. The Swiss pension plans are governed by the Swiss Federal Law on Occupational Retirements, Survivors’ and Disability Pension plans. The Company used third party providers to administer these plans. Benefits provided by the pension plan are based on years of service and employees’ remuneration over their employment period. The Company uses December 31 as the year end measurement date for this plan. An unfunded liability of $733,778 is recognized in deferred pension obligation in the consolidated balance sheet as of December 31, 2021. An actuarial loss of $165,997 was recognized in other comprehensive loss for the year ended December 31, 2021.
The Company’s policy is to fund its pension obligations in conformity with the funding requirements under applicable laws and governmental regulations. The pension plans maintain investment policies that, among other things, establish a portfolio asset allocation methodology with percentage allocation bands for individual asset classes. The investment policies provide that investments are reallocated between asset classes as balances exceed or fall below the appropriate allocation bands.
The assumption used for the expected long-term rate of return on plan asset is based on the long-term expected returns for the investment mix of assets currently in the portfolio. Historical return trends for the

ENERGY VAULT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
various asset classes in the class portfolio are combined with current and anticipated future market conditions to estimate the rate of return for each class. These rates are then adjusted for anticipated future inflation to determine estimated nominal rates of return for each class.
The accumulated benefit obligation (ABO) represents the obligations of a pension plan for past service as of the measurement date, which is the present value of benefits earned to date based on current compensation levels. The Swiss pension plans ABO as of December 31, 2021 and 2020 was $2.6 million and $2.4 million, respectively.
The following table presents the defined benefit plans’ funded status and amount recognized in the consolidated balance sheets as of December 31, 2021 and 2020:
Change in Benefit Obligation:	2021	2020
Benefit obligation at beginning of year	$2,425,080	$1,552,570
Service cost	130,409	95,294
Interest cost	4,642	3,314
Actuarial (gain) loss	99,114	219,914
Benefits paid	40,351	352,875
Plan participant’s contributions	85,481	70,034
Plan amendments	(50,138)	(33,189)
Exchange rate changes	(73,082)	164,268
Benefit obligation at end of year	$2,661,857	$2,425,080
Change in Plan Assets:	2021	2020
Fair value of plans’ assets at beginning of year	$1,591,593	$984,102
Actual return on plans’ assets	214,423	47,431
Employer contributions	42,654	31,810
Benefits paid	40,351	352,875
Plan participant’s contributions	85,481	70,034
Foreign currency translation adjustments	(46,423)	105,341
Fair value of plans’ assets at end of year	$1,928,079	$1,591,593
Funded status	$(733,778)	$(833,487)
The components of net periodic pension benefit for the Company’s defined benefit pension plans for the years ended December 31, 2021 and 2020 were as follows:
Components of Net Periodic Benefit Cost	2021	2020
Employer service costs	$130,409	$95,294
Interest cost	4,642	3,314
Expected return on plan assets	(53,113)	(36,490)
Amortization of net prior service credit	(7,239)	(3,301)
Amortization of net loss	59,691	46,349
Total benefit cost for year	$134,390	$105,166

ENERGY VAULT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
The assumptions used to measure the benefit obligation and net benefit cost for the Company’s defined benefit pension plan were as follows:
	2021	2020
Discount rate	0.35%	0.20%
Expected long-term return on plan assets	3.75%	3.35%
Rate of compensation increase	1.00%	1.00%
Pension increase rate (in payment)	0.00%	0.00%
The fair value of plan assets for the Swiss pension plans were $1,9 million at December 31, 2021. As is customary with Swiss pension plans, the plan assets are invested in a Swiss collective fund with multiple employers. The Company does not have rights to the individual assets of the plans nor do the Company has investment authority over the assets of the plans. The collective fund maintains a variety of investment positions primarily in equity securities and highly rated debt securities. The valuation of the collective fund assets as a whole is a Level 3 measurement; however the individual investments of the fund are generally Level 1 (equity securities), Level 2 (fixed income) and Level 3 (real estate) investments. The Company determines the fair value of the plan assets based on information provided by the collective fund, through review of the collective fund’s annual financial statements, and the Company further consider whether there are other indicators that the investment balances reported by the fund could be impaired. The Company concluded that no such impairment indicators were present at December 31, 2021.
The Swiss pension plans’ actual asset allocation as compared to the plan administrators’ target asset allocations for fiscal year 2021 were as follows:
	Plan Assets
	2021 Actual Allocation	2020 Actual Allocation	Target Allocation
Equity instruments	50.2%	54.2%	30 – 55%
Debt instruments	10.6%	11.2%	5 – 30%
Real estate	26.4%	25.6%	15 – 40%
Alternative investments	5.3%	4.1%	0 – 15%
Cash and equivalents	7.5%	4.9%	0 – 10%
Total	100.0%	100.0%
The Company made contributions of approximately $42,654 and $31,810 to the defined benefit pension plan during fiscal years 2021 and 2020, respectively. Estimated future benefit payments expected to be paid by the defined benefit pension plan at December 31, 2021 are as follows:
Year Ending December 31,	Future Benefits
2022	$22,318
2023	22,542
2024	22,766
2025	22,994
2026	23,225
2027-2031	117,282
Total	$231,127
The estimated employer contribution to the defined benefit pension plan for fiscal year 2022 is approximately $99,879.

ENERGY VAULT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
10.
CONVERTIBLE NOTE RECEIVABLE

In October 2021, the Company entered into a Convertible Promissory Note Purchase Agreement with DG Fuels, LLC (the “DG Fuels Note” or the “Note”). The principal balance of the promissory note is $1 million. The maturity date of the DG Fuels Note is the earlier of (i) thirty (30) days after a demand for payment is made by the Company at any time after the two (2) year anniversary of the date of issuance of such Note; (ii) the four (4) year anniversary of the date of issuance of such Note; (iii) five (5) days following a Financial Close (“Financial Close” means a project finance style closing by the DG Fuels or its Subsidiary of debt and equity capital to finance the construction of that certain biofuel facility currently under development by DG Fuels), or (iv) upon an event of default determined at the discretion of Energy Vault, Inc. The Note bears a simple interest rate of 10.0% per annum.
The Company intends to hold and convert the Note into the equity securities issued in the next DG Fuels equity financing round greater than $20.0 million at a 20% discount to the issuance price. The principal balance and unpaid accrued interest on the DG Fuels Note will, at the option of the Company, convert into equity securities upon the closing of such next equity financing round.
The discounted conversion rate in the DG Fuels Note is considered a redemption feature that is an embedded derivative requiring bifurcation and separate accounting at its estimated fair value under ASC 815 — Derivative and Hedging. The estimated fair value of the embedded derivative upon issuance in October 2021 was an asset of $350,000. The estimated fair value of this derivative instrument was recognized as a derivative asset on the consolidated balance sheet, with an offsetting discount to the Note. The Company amortizes the discount on the Note into interest income using the effective interest method. The effective interest rate of the Note is 19.34% per annum. For the year ended December 31, 2021, the total interest income and total amortization of the DG Fuels Note discount was $21,116 and $4,449, respectively.
At each reporting period, the Company remeasures this derivative financial instrument to its estimated fair value. The change in the estimated fair value is recorded in other income (expense), net in the consolidated statement of operations and comprehensive loss. As of December 31, 2021, there was no change in fair value of the embedded derivative.
11.
NOTES PAYABLE

Paycheck Protection Program
In May 2020, the Company received loan proceeds amounting to $220,020 under the Paycheck Protection Program (“PPP”), which was established as part of the Coronavirus Aid, Relief and Economic Security (“CARES”) Act, administered through the Small Business Administration (“SBA”). The PPP provides loans to qualifying businesses in amounts up to 2.5 times their average monthly payroll expenses and was designed to provide a direct financial incentive for qualifying businesses to keep their workforce employed during the Coronavirus crisis. PPP loans are uncollateralized and guaranteed by the SBA and are forgivable after a “covered period” (i.e., eight or twenty-four weeks) as long as the borrower maintains its payroll levels and uses the loan proceeds for eligible expenses, including payroll, benefits, mortgage interest, rent, and utilities. The forgiveness amount will be reduced, if the borrower terminates employees or reduces salaries and wages by more than 25% during the covered period. Any unforgiven portion is payable over 2 years, if issued before or 5 years if issued after June 5, 2020 at an interest rate of 1% per annum, with payments deferred until the SBA remits the borrower’s loan forgiveness amount to the lender, or, if the borrower does not apply for forgiveness, ten months after the end of the covered period. PPP loan terms provide for customary events of default, including payment defaults, breaches of representations and warranties, and insolvency events and may be accelerated upon the occurrence of one or more of these events of default. Additionally, PPP loan terms do not include prepayment penalties.
The Company decided not to apply for forgiveness of the PPP loan and repaid the full balance of PPP loan and accrued interest at a rate of 1% per annum to the relevant authority on September 3, 2021.

ENERGY VAULT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
Swiss Government COVID-19 Relief Loan
In March 2020, the Company’s wholly owned Swiss subsidiary received loan proceeds amounting to $518,645 under the Swiss Government COVID-19 Financial Assistance Program. The note bears no interest and matures 60 months from the date of issuance at which point its due and payable in full and accordingly recorded in the long-term liabilities under Notes payable, net of current portion. The Swiss Government COVID-19 Financial Assistance Program provides loans to qualifying businesses in amounts based on annual turnover and was designed to provide a direct financial incentive for qualifying businesses to keep their workforce employed during the Coronavirus crisis. These loans are uncollateralized and guaranteed by the Canton Government. On September 8, 2021, the Company repaid the full balance of the note of the Swiss Government COVID-19 Relief Loan.
12.
STOCKHOLDERS’ EQUITY

Convertible Preferred Stock
At December 31, 2021, the Company was authorized to issue 12,658,321 shares of preferred stock with a par value of $0.0001 per share, of which 2,120,000 shares were designated Series FR preferred stock, 1,652,083 shares were designated Series Seed 1 preferred stock, 626,994 shares were designated Series Seed 2 preferred stock, 1,025,646 shares were designated Series A-1 preferred stock, 750,510 shares were designated Series A-2 preferred stock, 2,163,433 shares were designated Series B preferred stock, 2,137,131 shares were designated Series B-1 preferred stock, and 2,182,524 shares were designated Series C preferred stock.
The Company’s convertible preferred stocks were classified as temporary or mezzanine equity in accordance with U.S. GAAP for the classification and measurement of redeemable securities as all the series of convertible preferred stocks were contingently redeemable at the option of the holder for reasons outside of the Company’s control. As of December 31, 2021, there was no accretion of the convertible preferred stock to redemption value as at that date, the shares were not redeemable or probable of being redeemed.
2021 Issuances
Pursuant to the Series B-1 Preferred Stock Purchase Agreement entered in December 2020, the Company during the year ended December 31, 2021 has issued 1,056,057 Preferred Stock to investors for cash amounting to $15.3 million.
Pursuant to the Series C Preferred Stock Purchase Agreement entered in August 2021, the Company during the year ended December 31, 2021 has issued 2,182,515 Preferred Stock to investors amounting to $107.0 million.
2020 Issuances
In December 2020, the Company authorized and issued 544,773 shares amounting to $7.9 million of its Series B-1 preferred stock upon conversion of the B-1 convertible notes payable, and 536,301 shares were issued for cash proceeds totaling $7.8 million.

ENERGY VAULT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
Convertible Preferred stock at December 31, 2021 consisted of the following:
	Shares Designated	Issued and Outstanding	Liquidation Preference
Series C preferred stock	2,182,524	2,182,515	$106,999,547
Series B-1 preferred stock	2,137,131	2,137,131	31,002,825
Series B preferred stock	2,163,433	2,163,433	25,003,011
Series A-2 preferred stock	750,510	750,510	3,554,716
Series A-1 preferred stock	1,025,646	1,025,646	3,075,830
Series Seed 2 preferred stock	626,994	626,994	933,939
Series Seed 1 preferred stock	1,652,083	1,652,083	752,658
Series FR preferred stock	2,120,000	2,120,000	25,000
Balance at December 31, 2021	12,658,321	12,658,312	$171,347,526
Preferred stock at December 31, 2020 consisted of the following:
	Shares Designated	Issued and Outstanding	Liquidation Preference
Series B-1 preferred stock	4,853,110	1,081,074	$15,682,870
Series B preferred stock	2,163,433	2,163,433	25,003,011
Series A-2 preferred stock	750,510	750,510	3,554,716
Series A-1 preferred stock	1,025,646	1,025,646	3,075,830
Series Seed 2 preferred stock	626,994	626,994	933,939
Series Seed 1 preferred stock	1,652,083	1,652,083	752,658
Series FR preferred stock	2,120,000	2,120,000	25,000
Balance at December 31, 2020	13,191,776	9,419,740	$49,028,024
Dividends
The holders of each class of convertible preferred stock are entitled to receive non-cumulative dividends at 8% per annum, if and when declared by the Board of Directors of the Company. There are no dividends declared or paid as of December 31, 2021 and 2020 by the Company.
The convertible preferred stock also includes participation rights that states that no dividend shall be paid on the common stock in any year, other than dividends payable solely in capital stock, until all dividends for such year have been declared and paid on the convertible preferred stock, and no dividends on the common stock shall be paid unless the amount of such dividend on the common stock is also paid on the convertible preferred stock on an as converted to common stock basis.
Conversion
Each class of preferred stock is convertible to common stock at the option of the holder at the conversion price (as defined in the articles of incorporation) which is initially equal to the original issuance price of each of the preferred stock issuances. The preferred stock is automatically converted to common stock upon the earlier of; (a) a firm commitment underwritten initial public offering to an effective registration statement and sale of common stock to the public of not less than $49.0258 per share (minimum price per share does not apply to Series FR, Seed 1 and Seed 2 preferred stock) with gross proceeds not less than $50 million, or (b) by written consent of the holders of a majority of the then outstanding shares of preferred stock voting as single class on an as-converted to common stock basis, with the holders of the

ENERGY VAULT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
Series A, Seed 2, Seed 1, and Series FR preferred stock voting as a separate class on an as-converted basis, the holders of the Series B voting as a separate class on an as-converted basis, the holders of the Series B-1 voting as a separate class on an as-converted basis, and the holders of the Series C voting as a separate class on an as-converted basis.
The conversion price is subject to adjustment for stock splits and stock dividends, reorganization, reclassifications, or similar events and shall be adjusted proportionately. The conversion price is also adjusted for certain dilutive issuances of common stock or securities exercisable or convertible into common stock at a price below the conversion price in effect at the time (price protection or ratchet feature). The adjustment to the conversion price is determined by multiplying the conversion price by a fraction calculated as the diluted shares pre-issuance at the conversion price divided by the common stock pre-issuance plus the additional stock issued (partial ratchet).
Liquidation
Upon liquidation, dissolution, or winding up of the Company, the holders of Series B, Series B-1 and Series C preferred stock are entitled to, in preference to the holders of each of the other classes of preferred stock, and to the common stockholder, an amount equal to the original issuance price plus declared but unpaid dividends. After payment in full to the holders of Series B, Series B-1 and Series C preferred stock, and prior to any distribution to the common stockholders, each of the other classes of preferred stock are entitled to receive an amount equal to the original issue price plus declared and unpaid dividends on such shares, payable on a pari-passu basis among the Series.
A liquidation, dissolution, or winding up of the Company shall be deemed to have occurred upon completion of any transaction or event that results in a change of control as defined in the articles of incorporation (a “Deemed Liquidation Event”). Upon a Deemed Liquidation Event, the preferred stock becomes redeemable at the option of the holder and the Company is required to provide written notice to the holders of the preferred stock within 90 days of such an event informing them of their right to redeem the preferred stock. For purposes of determining the amount each holder of preferred stock is entitled to receive upon a Deemed Liquidation Event, each class of preferred stock is deemed to have automatically converted their shares into common stock at the as converted value (even if not elected by the holder) immediately prior to such a Deemed Liquidation Event, if the value is greater than the amount that would have been distributed to the holder of the preferred stock if it were not converted.
Voting
Each share of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock so held could be converted at the record date.
Series B Tranche Rights
The Series B preferred stock purchase agreement included terms that obligated the investors to purchase, and the Company to sell, two subsequent rounds of Series B preferred stock in tranche closings (the “Tranche Rights”), the first of which was for proceeds totaling $45.0 million in exchange for shares in the capital of the Company resulting in the holding of 35.27% of the shares of the Company on a fully diluted basis (“Tranche 2”), and the second for proceeds totaling $40.0 million in exchange for shares in the capital of the Company resulting in the holding of 37.82% of the shares of the Company on a fully diluted basis (“Tranche 3”). The terms of the Tranche 2 and Tranche 3 preferred shares were substantially identical to the Series B preferred stock except with respect to purchase price. The issuance of Tranche 2 and Tranche 3 was subject to and conditioned upon the successful deployment of the Prototype and the Company reaching certain commercial milestones as described in the stock purchase agreement. The deadline for completion of the Tranche requirements was 18 months from the closing date of Series B preferred stock purchase agreement or January 2021. In December 2020, in connection with issuance of Series B-1 preferred stock, the

ENERGY VAULT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
terms of Tranche 2 in the Series B preferred stock were amended to be identical to the B-1 preferred stock, and the deadline for the completion of certain milestones in the development of the Prototype was extended to June 30, 2021. In January and June 2021, the Tranche 3 and Tranche 2, respectively, deadline expired unexercised. The Tranche Rights were transferable by the investors, and separately exercisable.
The Company concluded that the Tranche Rights met the definition of a freestanding financial instrument, as the Tranche Rights were legally detachable and separately exercisable from the Series B preferred stock. Therefore, the Company allocated the net proceeds between the Tranche Rights and the Series B preferred stock. Since the Series B preferred stock was contingently redeemable upon the occurrence of a deemed liquidation event, the Tranche Rights were classified as an asset or liability under ASC Topic 480, “Distinguishing Liabilities from Equity”, and were initially recorded at fair value. The Tranche Rights were measured at fair value at each reporting period. Since the Tranche Rights were subject to fair value accounting, the Company allocated the proceeds to the Tranche Rights based on the fair value at the date of issuance with the remaining proceeds being allocated to the Series B preferred stock. The estimated fair value of the Tranche Rights was determined using a probability-weighted present value model that considered the probability of closing a tranche, the estimated future value of Series B preferred stock at each closing and the investment required at each closing. Future values were converted to present value using a discount rate appropriate for probability-adjusted cash flows.
Tranche 2 was initially recorded as a liability of $834,613 as the purchase price of the additional shares was less than the estimated value of the Series B preferred stock at the expected settlement date. Conversely, Tranche 3 was initially recorded as an asset of $12.3 million as the purchase price of the additional shares was greater than the estimated price of the Series B preferred stock at the expected settlement date. Tranche 2 and tranche 3 were remeasured at December 31, 2020, the Company recorded a net loss on the change in fair value of derivatives totaling $11.9 million. The Company measured the fair value of the Tranche rights at each measuring date using the Monte Carlo simulation model adjusted for probability of future Tranche financing.
Common Stock
As of December 31, 2021 and 2020, the Company was authorized to issue 17,800,000, shares of common stock, with a par value of $0.0001 per share. As of December 31, 2021 and 2020, common shares issued were 3,038,093 and 2,148,210, and common shares outstanding were 3,016,442 and 2,148,210, respectively.
As of December 31, 2021 and 2020, the Company had reserved for future issuance the following number of shares of common stock:
	2021	2020
Shares reserved for Series C preferred stock	2,182,524	—
Shares reserved for Series B-1 preferred stock	2,137,131	4,853,110
Shares reserved for Series B preferred stock	2,163,433	2,163,433
Shares reserved for Series A-2 preferred stock	750,510	750,510
Shares reserved for Series A-1 preferred stock	1,025,646	1,025,646
Shares reserved for Series Seed 2 preferred stock	626,994	626,994
Shares reserved for Series Seed 1 preferred stock	1,652,083	1,652,083
Shares reserved for Series FR preferred stock	2,120,000	2,120,000
Shares reserved for future issuances under the 2017 and 2020 Stock Plan	1,031,257	1,921,140
Total shares reserved for future issuance	13,689,578	15,112,916

ENERGY VAULT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
Treasury Stock
As of December 31, 2021 and 2020, the Company had 21,651 and 0 shares of treasury stock outstanding, respectively.
13.
STOCK-BASED COMPENSATION

In 2017, the Company adopted its 2017 Stock Incentive Plan (the “2017 Plan”) which provides for the granting of stock options, restricted stock, and Restricted Stock Units (“RSU”) to employees, directors, and consultants of the Company. Options granted under the 2017 Plan were either Incentive Stock Options (“ISOs”) or Nonqualified Stock Options (“NSOs”). Awards under the 2017 Plan may be granted for periods of up to ten years. Under the terms of the 2017 Plan, awards may be granted at an exercise price not less than the estimated fair value of the shares on the date of grant, as determined by the Company’s Board of Directors. For employees holding more than 10% of the voting rights of all classes of stock, the exercise price of ISOs and NSOs may not be less than 110% of the estimated fair value of the shares on the date of grant, as determined by the board of directors. Awards generally vest over one to four years.
In 2020, the Company adopted its 2020 Stock Incentive Plan (the “2020 Plan”) which superseded the previous 2017 Stock Incentive Plan. The 2020 plan provides for the granting of stock options, restricted stock, and RSU to employees, directors, and consultants of the Company. Options granted under the 2020 Plan may be either Incentive Stock Options (“ISOs”) or Nonqualified Stock Options (“NSOs”). Awards under the 2020 Plan may be granted for periods of up to ten years. Under the terms of the 2020 Plan, awards may be granted at an exercise price not less than the estimated fair value of the shares on the date of grant, as determined by the Company’s Board of Directors. For employees holding more than 10% of the voting rights of all classes of stock, the exercise price of ISOs and NSOs may not be less than 110% of the estimated fair value of the shares on the date of grant, as determined by the board of directors. Awards generally vest over one to four years.
Stock Option Activity
Stock option activity under the 2017 and 2020 Plans for the years ended December 31, 2021 and 2020 is as follows:
	Options Outstanding
	Number of Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Balance as of December 31, 2019	85,000	$0.63	8.48	$623,100
Stock options granted	—	—
Stock options exercised	—	—
Stock options forfeited, canceled, or expired	—	—
Balance as of December 31, 2020	85,000	$0.63	7.48	$422,500
Stock options granted	168,500	6.01
Stock options exercised	(55,000)	0.10		$302,500
Stock options forfeited, cancelled, or expired	—	—
Balance as of December 31, 2021	198,500	5.35	9.11	$7,024,429
Options exercisable as of December 31, 2021	95,544	4.40	8.76	$3,471,200
Options vested and expected to vest as of December 30, 2021	198,500	$5.35	9.11	$7,024,429

ENERGY VAULT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
As of December 31, 2021, total unrecognized stock-based compensation expense related to unvested awards that are expected to vest was $1.1 million. The weighted-average period over which such stock-based compensation expense will be recognized is approximately 2.88 years.
The aggregate intrinsic values of options outstanding, exercisable, vested and expected to vest were calculated as the difference between the exercise price of the options and the estimated fair value of the Company’s common stock, as determined by the Board of Directors and recent transactions. For the year ended December 31, 2021, 168,500 options to purchase shares of Common Stock were granted. No options were granted for the year ended December 31, 2020. Out of 168,500 options, 21,500 options were granted to a third-party consultant as the payment for services rendered to the Company. The options are exercisable at $10.00 per share for a term of four years. The weighted-average grant date fair value per share of options granted during December 31, 2021 was $ 8.34. The total fair value of options that vested during the year ended December 31, 2021 and 2020 was $296,608 and $12,903.
The estimated fair value of stock option awards was determined on the grant date using the Black-Scholes valuation model based on the following range and weighted-average assumptions:
Expected volatility	90%
Common stock value	$5.6 – $33.7
Risk free interest rate	0.06%
Expected dividend yield	—
Expected term (years)	6.25
The methods used to determine the inputs to the estimated fair value of option awards under the Black-Scholes option-pricing model is described below; the inputs are subjective and generally require significant judgment to determine.
Expected Term — The Company’s expected term represents the period that the Company’s options granted are expected to be outstanding and is determined based on the simplified method, as the Company does not have historical exercise data.
Expected Volatility — Since the Company is privately held and does not have any trading history for its common stock, the expected volatility was estimated based on the average volatility for comparable publicly traded companies over a period equal to the expected term of the stock option grants.
Risk-Free Interest Rate — The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of option.
Expected Dividend — The Company has never paid dividends on its common stock and has no plans to pay dividends on its common stock. Therefore, the Company used an expected dividend yield of zero.
The fair value of the Company’s shares of common stock underlying its stock options has historically been determined by the Company’s Board of Directors. Because there has been no public market for the Company’s common stock, the Company’s Board of Directors has determined fair value of the common stock at the time of grant of the option by considering a number of objective and subjective factors including important developments in the Company’s operations, valuations performed by an independent third party, sales of convertible preferred stock, actual operating results and financial performance, the conditions in the energy storage industry and the economy in general, the stock price performance and volatility of comparable public companies, and the lack of liquidity of the Company’s common stock, among other factors.
Restricted Stock Units
In July and October 2021, the Company granted an aggregate of 910,867 two-tier Restricted Stock Units (“RSUs”) under the 2020 Plan. These RSUs have both a service-based vesting condition and liquidity

ENERGY VAULT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
event-based vesting condition. The service-based vesting period for these awards is generally four years with a cliff vesting period of one year and continue to vest monthly thereafter. The liquidity event-based vesting condition, for RSUs granted in July 2021, is satisfied on the earlier occurrence of either a qualified transaction, which includes IPO, SPAC Transaction, a Direct Listing, or a Sale Event that earns specified multiples of money and internal rates of return while the liquidity event-based vesting condition, for the RSUs granted in October 2021, is satisfied on the occurrence of IPO, SPAC Transaction, a Direct Listing, or a Sale Event.
Based on the qualified transaction condition of the RSUs granted in July 2021, the employees would get acceleration for 50% of their RSUs even if they do not have sufficient service to the Company to achieve this level of vesting. No acceleration shall occur with respect to any award granted during October 2021.
The weighted average grant date fair value of RSUs granted during the year ended December 31, 2021 was $14.33, which will vest based upon the satisfaction of both a service-based condition and a liquidity event-based condition. The Company measured the fair value of the RSUs granted in July and October 2021 using the Monte Carlo simulation model and Black-Scholes valuation model, respectively, at the grant date. The Company will begin to recognize compensation expense for these RSUs using the accelerated attribution method when the required liquidity event-based vesting condition becomes probable, which the Company has determined is when the liquidity event occurs. For the year ended December 31, 2021, the Company did not recognize any stock-based compensation expense for these RSUs as no liquidity event has occurred as of December 31, 2021.
As of December 31, 2021, unrecognized stock-based compensation expense related to these RSUs was $13.0 million which is expected to be recognized over the remaining weighted-average vesting period of approximately 2.55 years. No RSUs were granted during the year ended December 31, 2020.
Restricted stock units activity for the year ended December 31, 2021 is as follows:
	Share	Weighted Average Grant Date Fair Value per Share
Balance as of December 31, 2020	—	$—
Restricted Stock units granted	910,867	14.33
Restricted Stock units forfeited	—	—
Restricted Stock units vested	—	—
Balance as of December 31, 2021	910,867	$14.33
Unvested Common Stock/Restricted Stock Awards
The Company has certain common stocks that are subject to repurchase at the election of the Company. These repurchase rights expire over time and therefore are accounted for as unvested common stock.
In July 2021, the Company granted 834,883 Restricted Stock Awards (“RSAs”) with a weighted average grant date fair value of $4.95 per share. 20,000 of the RSAs vested immediately and the remaining RSAs will vest based upon the satisfaction of both a service-based condition and a liquidity event-based condition. The Company measured the fair value of the RSUs using the Monte Carlo simulation model at the grant date. The Company has recognized compensation expense for the vested RSAs and will begin to recognize compensation expense for the remaining RSAs using the accelerated attribution method when the required liquidity event-based vesting condition becomes probable. As of December 31, 2021, no liquidity event has occurred, so the Company did not recognize any stock-based compensation expense for these RSAs. As of December 31, 2021, unrecognized stock-based compensation expense related to these RSAs was $4.0 million which is expected to be recognized over the remaining weighted-average vesting period of approximately

ENERGY VAULT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
1.65 years. No RSAs were granted during the year ended December 31, 2020. The following table summarizes information about outstanding unvested stock activities:
Unvested Common Stock
Balances outstanding at December 31, 2020	450,424
New grants or issues	834,883
Common stock vested	(448,773)
Repurchased stock	(21,651)
Balances outstanding at December 31, 2021	814,883
Total stock-based compensation expense recognized for both employees and non-employees for the years ended December 31, 2021 and 2020 were as follows:
	2021	2020
Sales and marketing	$67,119	$22,805
Research and development	369,434	—
General and administrative	63,315	5,339
Total stock-based compensation expense	$499,868	$28,144

14.
NET LOSS PER SHARE OF COMMON STOCK

The basic and diluted net loss per share attributable to common shareholders for the years ended December 31, 2021 and 2020 were as follows:
	2021	2020
Net loss	$(31,338,861)	$(24,171,001)
Weighted-average shares outstanding – Basic and Diluted	1,886,798	1,338,666
Net loss per share – Basic and Diluted	$(16.61)	$(18.06)
There is no common stock and convertible preferred stock that were dilutive for the years ended December 31, 2021 and 2020. Due to net losses for the years ended December 31, 2021 and 2020, basic and diluted net loss per common share were the same, as the effect of potentially dilutive securities would have been anti-dilutive. The following outstanding balances of common share equivalent securities have been excluded from the calculation of diluted weighted-average common shares outstanding because the effect is anti-dilutive for the periods presented:
	2021	2020
Stock options	198,500	85,000
Convertible preferred stock	12,658,312	9,419,740
Unvested Common Stock	—	629,043
Total	12,856,812	10,133,783

ENERGY VAULT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
15.
INCOME TAXES

The components of pre-tax loss are as follows for the years ended December 31, 2021 and 2020:
	2021	2020
United States	$(12,308,488)	$(15,334,965)
Switzerland	(19,028,973)	(8,835,206)
Total loss before tax	$(31,337,461)	$(24,170,171)
The following table presents the principal reasons for the difference between the effective tax rate and the Federal statutory income tax rate:
	2021	2020
US federal statutory income tax rate	21.00%	21.00%
State and local income taxes, net of Federal benefit	0.31%	0.02%
Non-Deductible expenses	-0.54%	-10.51%
Credits	0.39%	0.23%
Foreign rate differential	-0.61%	-0.36%
Valuation allowance	-20.56%	-10.39%
Effective income tax rate	0.00%	0.00%
The components of the provision for income taxes are as follows for the years ended December 31, 2021 and 2020:
	2021	2020
Current
Federal	$—	$—
State	1,400	830
Foreign	—	—
Total current tax provision	1,400	830
Deferred
Federal	—	—
State	—	—
Foreign	—	—
Total deferred tax provision	—	—
Total provision for income taxes	$1,400	$830

ENERGY VAULT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
The components of the deferred tax asset as of December 31, 2021 and 2020, are as follows:
	2021	2020
Deferred tax assets
Net operating loss carryforwards	$10,905,027	$4,796,086
Accrued expense	425,447	114,117
Credits	167,053	102,705
Operating lease liabilities	228,393	224,047
Other	139,161	153,924
Gross deferred tax assets	11,865,081	5,390,879
Less: valuation allowance	(11,405,336)	(5,114,407)
Net deferred tax assets	459,745	276,472
Deferred tax liabilities
Depreciation and amortization	(88,716)	(40,046)
Right of use assets	(213,786)	(209,608)
Other	(157,243)	(26,819)
Total deferred tax assets, net of valuation allowance	$—	$—
In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the analysis of federal and state deferred tax balances, future tax projections and availability of taxable income in the carryback period, the Company recorded a valuation allowance against the Federal, state, and international deferred tax assets of $11.4 million.
As of December 31, 2021, the Company had federal net operating losses of $19.1 million, state net operating losses of $11.8 million, and foreign net operating losses of $34.2 million available to offset future taxable income. The federal and state net operating loss carryforwards will begin to expire, if unutilized, beginning in 2038. The foreign net operating loss carryforwards will begin to expire, if unutilized, beginning in 2025
At December 31, 2021, the Company had federal and state research tax credit carryforwards of $92,356 and $147,417, respectively.
At December 31, 2021 and 2020, the Company recorded $908,095, and $881,796, respectively, of unrecognized tax benefits. The Company’s policy is to recognize interest and penalties related to uncertain tax positions, if any, in the income tax provision. During the years ended December 31, 2021 and 2020, the Company recognized no interest and penalties related to uncertain tax positions.

ENERGY VAULT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
The following table summarizes the activity related to the Company’s unrecognized tax benefits during the year ended December 31, 2021:
Unrecognized Tax Benefits
Balance as of December 31, 2020	$881,796
Increase related to prior year tax positions	13,281
Decrease related to prior year tax positions	(17,656)
Increase related to current year tax positions	30,675
Decrease related to lapsing status of limitation	—
Balance as of December 31, 2021	$908,095
Interest balance as of December 31, 2021	—
Penalties as of December 31, 2021	—
The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate as of December 31, 2021 and December 31, 2020 is $0, due to the valuation allowance that would otherwise be recorded on the deferred tax asset associated with the recognized position.
The tax years ended December 31, 2018 through December 31, 2021 remain open to examination by the Internal Revenue Service and California Franchise Tax Board. In addition, the utilization of net loss carryforwards are subject to Federal and State review for the periods in which those net losses were incurred. The Company is not under audit by any taxing jurisdictions at this time.
The Company’s ability to utilize the net operating losses and tax credit carryforwards are subject to limitations in the event of an ownership change as defined in Section 382 of the Internal Revenue Code (“IRC”) of 1986, as amended, and similar state law. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders increases by more than 50 percentage points over such stockholders’ lowest percentage ownership during the testing period. The Company has considered Section 382 of the IRC and concluded that a change of ownership may have occurred in May or July of 2019. The Company believes it would not result in a limitation amount that would cause the 2019 pre-change net operating loss carryforwards to expire unused. On February 11, 2022, the Company completed its merger with Novus and will evaluate the effect of the transaction on the Company’s ability to utilize the net operating losses.
16.
LEASES

The Company has operating leases for its corporate offices and field offices. The Company recognizes a ROU asset and lease liability for operating leases based on the net present value of future minimum lease payments. Lease expense is recognized on a straight-line basis over the non-cancelable lease term and renewal periods that are considered reasonably certain.
The Company has finance leases for vehicles. The Company recognizes a ROU asset and lease liability for finance leases based on the net present value of future minimum lease payments. Lease expense for the Company’s finance leases is comprised of the amortization of the right of use asset and interest expense recognized based on the effective interest method.

ENERGY VAULT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
Future maturities of operating and finance leases as of December 31, 2021 are as follows:
	Operating Leases	Finance Leases
2022	$681,003	$49,416
2023	487,744	34,178
2024	208,800	—
2025	—	—
2026	—	—
Thereafter	—	—
Total	1,377,547	83,594
Less: interest	(104,190)	(2,198)
Total lease liability	$1,273,357	$81,396
The Company used an incremental borrowing rate of 5.37% for the majority of its leases and 7.41% for the Westlake Village, California office modification in November 2021, discussed below.
Lease Modifications
Westlake Village, California Office Lease
In May 2020, the Company received COVID-19 related four-month rent deferral for its operating leases for office space. The Company elected to utilize the FASB’s COVID-19 lease accounting relief provisions and chose to account for the concession as if no changes to the lease contract were made.
In November 2021, the Company modified the original lease agreement to add additional rentable area at Westlake Village office and shorten the term of the lease. As result of the modification, the Company treated the entire office space as a single lease component. The effect of the lease modification was an increase in both ROU asset and lease liability in the consolidated balance sheet as of December 31, 2021.
Arbedo-Castione, Switzerland Land Lease
In June 2020, the Company obtained additional rights to land and structures that were contiguous to its existing land lease. The increase in lease payments related to the lease modification was not commensurate with the standalone price for the additional ROU associated with the land and structures when compared to the original lease. Consequently, these adjustments to the terms of the lease were treated as a modification of the original lease. A net adjustment was made to the ROU asset and lease liability amounting to $237,516. In September 2021, this lease was further extended for one year resulting in net adjustment to the right-of-use asset and lease liability amounting to $264,710.

ENERGY VAULT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020
	For the years ended December 31
	2021	2020
Lease expense
Finance lease expense
Amortization of finance ROU assets	$45,010	$22,178
Interest on finance lease liabilities	2,738	1,389
Total	47,748	23,567
Operating lease expense	647,100	463,998
Short-term lease expense	80,434	102,698
Variable lease expense	2,888	10,279
Total	$778,170	$600,542
Cash paid for amounts included in the measurement of lease liabilities for finance leases
Operating cash flows	$2,675	$1,389
Financing cash flows	$53,079	$19,700
Cash paid for amounts included in the measurement of lease liabilities for operating leases
Operating cash flows	$531,707	$436,364
Right-of-use assets obtained in exchange for lease liabilities
Finance leases	$44,031	$—
Operating leases	$475,765	$268,228
Weighted average remaining lease term (in months)
Finance leases	21	33
Operating leases	26	46
Weighted average discount rate
Finance leases	2.79%	1.85%
Operating leases	7.41%	5.37%

17.
SUBSEQUENT EVENTS

Novus Capital Corp II Acquisition Corp Merger (“Business Combination”)
On September 8, 2021, Novus Capital Corp II (“Novus”), a special purpose acquisition company, announced that it has entered into a definitive agreement for a business combination that would result in the Company merging into Novus Capital Corp II (the “Merger”). The Merger will be accounted for as a reverse recapitalization and the Company has been determined to be the accounting acquirer.
On February 11, 2022, the Company completed its merger with Novus, where the Company merged with the subsidiary NCCII Merger Corp., with Energy Vault, Inc. surviving the merger as a wholly owned subsidiary of Novus under the new name Energy Vault Holdings, Inc.
License and Royalty Agreement
On January 29, 2022, the Company entered into a License and Royalty Agreement with Atlas Renewable LLC (ARL) pursuant to which ARL is granted an exclusive license for 7.5 years to use the licensed technology developed by the Company to construct and operate one or more gravity energy storage systems (GESS) in mainland China, Hong Kong and Macau.
Under the terms of the agreement, the Company is entitled to receive a license fees of $50.0 million and royalty payments of 5% of gross revenues earned by ARL from use of the licensed technology.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of Novus Capital Corporation II
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Novus Capital Corporation II (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, consolidated changes in stockholders’ (deficit) equity and consolidated cash flows for year ended December 31, 2021 and for the period from September 29, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from September 29, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2021 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
/S/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor from 2020 to 2022.
Boston, MA
February 10, 2022

NOVUS CAPITAL CORPORATION II
CONSOLIDATED BALANCE SHEETS
	December 31,
	2021	2020
ASSETS
Current assets
Cash	$396,295	$172,854
Prepaid expenses	114,583	—
Total Current Assets	510,878	172,854
Deferred offering costs	—	37,042
Marketable securities held in Trust Account	287,515,823	—
TOTAL ASSETS	$288,026,701	$209,896
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accrued expenses	$208,913	$1,000
Accrued offering costs	—	25,000
Promissory note – related party	—	160,000
Total Current Liabilities	208,913	186,000
Warrant liability	18,437,499	—
TOTAL LIABILITIES	18,646,412	186,000
Commitments and Contingencies
Class A common stock subject to possible redemption 28,750,000 and no shares at redemption value at December 31, 2021 and 2020, respectively	287,500,000	—
Stockholders’ (Deficit) Equity
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,187,500 shares issued and outstanding, at December 31, 2021 and 2020	719	719
Additional paid-in capital	—	24,281
Accumulated deficit	(18,120,430)	(1,104)
Total Stockholders’ (Deficit) Equity	(18,119,711)	23,896
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$288,026,701	$209,896
The accompanying notes are an integral part of the consolidated financial statements.

NOVUS CAPITAL CORPORATION II
CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended December 31,2021	For the Period from September 29, 2020 (Inception) Through December 31,2020
Operating and formation costs	$1,247,217	$1,104
Loss from operations	(1,247,217)	(1,104)
Other income (expense):
Interest earned on marketable securities held in Trust Account	15,823	—
Transaction costs incurred in connection with warrants	(241,311)	—
Change in fair value of warrants	(1,865,833)	—
Total other expense, net	(2,091,321)	—
Net loss	$(3,338,538)	$(1,104)
Basic and diluted weighted average shares outstanding, Class A common stock	25,678,082	—
Basic and diluted net loss per share, Class A common stock	$(0.10)	$—
Basic and diluted weighted average shares outstanding, Class B common stock	7,087,329	6,250,000
Basic and diluted net loss per share, Class B common stock	$(0.10)	$—
The accompanying notes are an integral part of the consolidated financial statements.

NOVUS CAPITAL CORPORATION II
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – September 29, 2020 (Inception)	—	—	—	—	—	—	—
Issuance of Class B Common Stock to Sponsor	—	$—	7,187,500	$719	$24,281	$—	$25,000
Net loss	—	—	—	—	—	(1,104)	(1,104)
Balance – December 31, 2020	—	$—	7,187,500	$719	$24,281	$(1,104)	$23,896
Remeasurement adjustment on redeemable common stock	—	—	—	—	(1,935,948)	(14,780,788)	(16,716,736)
Cash paid in excess of private warrants	—	—	—	—	1,911,667	—	1,911,667
Net loss	—	—	—	—	—	(3,338,538)	(3,338,538)
Balance – December 31, 2021	—	$—	7,187,500	$719	$—	$(18,120,430)	$(18,119,711)
The accompanying notes are an integral part of the consolidated financial statements.

NOVUS CAPITAL CORPORATION II
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended December 31,	For the Period from September 29, 2020 (Inception) Through December 31,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(3,338,538)	$(1,104)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liabilities	1,865,833	—
Interest earned on marketable securities held in Trust Account	(15,823)	—
Transaction costs incurred in connection with warrants	241,311	—
Changes in operating assets and liabilities:
Prepaid expenses	(114,583)	—
Accrued expenses	207,913	1,000
Net cash used in operating activities	(1,153,887)	(104)
Cash Flows from Investing Activities:
Investment of cash into Trust Account	(287,500,000)	—
Net cash used in investing activities	(287,500,000)	—
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	281,750,000	—
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from promissory note – related party	—	160,000
Proceeds from sale of Private Placement Warrants	7,750,000	—
Repayment of promissory note – related party	(160,000)	—
Payment of offering costs	(462,672)	(12,042)
Net cash provided by financing activities	288,877,328	172,958
Net Change in Cash	223,441	172,854
Cash – Beginning	172,854	—
Cash – Ending	$396,295	$172,854
Non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$—	$25,000
Remeasurement adjustment on redeemable common stock	$16,716,736	$—
Payment of deferred offering costs by the Sponsor in exchange for the issuance of Class B common stock	$35,000	$—
The accompanying notes are an integral part of the consolidated financial statements.

NOVUS CAPITAL CORPORATION II
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Novus Capital Corporation II (the “Company”) is a blank check company incorporated in Delaware on September 29, 2020. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”).
The Company has one wholly owned subsidiary which was formed on September 2, 2021, NCCII Merger Corp. (the “Merger Sub”), a Delaware corporation.
The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination although it intends to focus on target businesses that are at the forefront of high technology and are enabling the future evolution of smart technologies, 5G communication, virtual reality, artificial intelligence, spatial computing, cloud analytics, machine learning, hardware and software distribution, value added customized logistics services, sustainable smart city systems and sustainable agricultural technology, or AgTech.
As of December 31, 2021, the Company had not commenced any operations. All activity from inception through December 31, 2021 related to the Company’s formation and the initial public offering (the “Initial Public Offering”) and its search for a target business for a Business Combination, which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income on cash and cash equivalents in the form of interest income from the proceeds derived from the Initial Public Offering. On September 8, 2021, the Company, Merger Sub and Energy Vault, Inc (“Energy Vault”) entered into a business combination agreement relating to a proposed business combination with (see Note 6).
The registration statement for the Company’s Initial Public Offering was declared effective on February 3, 2021. On February 8, 2021, the Company consummated the Initial Public Offering of 28,750,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,750,000 Units, at $10.00 per Unit, generating gross proceeds of $287,500,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,166,666 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Company’s initial stockholders, including Cowen Investments (an affiliate of one of the underwriters), generating gross proceeds of $7,750,000, which is described in Note 4.
Transaction costs amounted to $6,224,714, consisting of $5,750,000 of underwriting fees, and $474,714 of other offering costs.
Following the closing of the Initial Public Offering on February 8, 2021, $287,500,000 ($10.00 per Public Unit) from the net proceeds of the sale of the Public Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below, except that interest earned on the Trust Account can be released to the Company to pay its tax obligations (“permitted withdrawals”).
White the Company’s management has broad discretion with respect to the specific application of cash held outside of the Trust Account, substantially all of the net proceeds of the Initial Public Offering and the

NOVUS CAPITAL CORPORATION II
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
sale of the Private Placement Warrants, which are placed in the Trust Account, are intended to be applied generally toward completing a Business Combination. The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (excluding taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders and Cowen Investments have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against the proposed Business Combination.
The initial stockholders and Cowen Investments have agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares held by them in connection with the completion of a Business Combination, (b) to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within by February 8, 2023 and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the initial stockholders and Cowen Investments acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.
The Company has until February 8, 2023 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably

NOVUS CAPITAL CORPORATION II
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
In order to protect the amounts held in the Trust Account, V Donargo LLC, an entity controlled by Vincent Donargo, the Company’s Chief Financial Officer, has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, V Donargo LLC will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that V Donargo LLC will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
On September 8, 2021, the Company, Merger Sub and Energy Vault entered into the Business Combination Agreement, pursuant to which Novus and Energy Vault will consummate the Business Combination. The Business Combination Agreement contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the Merger and the other transactions contemplated thereby (Note 6).
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Going Concern
As of December 31, 2021, the Company had $396,295 in its operating bank accounts and working capital of $317,788. As of December 31, 2021, $15,823 of the amount on deposit in the Trust Account represented interest income, which is available to be withdrawn to pay taxes.
Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence

NOVUS CAPITAL CORPORATION II
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.
The Company will need to raise additional funds through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for at least one year from the date that the consolidated financial statements are issued. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statement is presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company

NOVUS CAPITAL CORPORATION II
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these consolidated financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and 2020.
Marketable Securities Held in Trust Account
At December 31, 2021 and 2020, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the consolidated balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.
Offering Costs
Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities were expensed as incurred in the consolidated statements of operations. Offering costs associated with the Class A common stock issued were charged to temporary equity. Offering costs amounted to $6,224,714, of which $5,983,403 were charged against temporary equity and $241,311 were expensed on the consolidated statement of operations.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021, Class A common

NOVUS CAPITAL CORPORATION II
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheet.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.
At December 31, 2021, the Class A common stock reflected in the consolidated balance sheet are reconciled in the following table:
Gross proceeds	$287,500,000
Less:
Proceeds allocated to Public Warrants	$(10,733,333)
Issuance costs allocated to Class A common stock	(5,983,403)
Plus:
Remeasurement adjustment on redeemable common stock	$16,716,736
Class A common stock subject to possible redemption	$287,500,000
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a liability at their initial fair value on the date of issuance, and each consolidated balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.
The Company accounts for the Public Warrants and Private Placement Warrants (together with the Public Warrants, the “Warrants”) in accordance with the guidance contained in ASC 815-40. The Warrants are not considered indexed to the Company’s own common stock, and as such, the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. The Private Placement Warrants and the Public Warrants for periods where no observable traded price was available were valued using the Modified Monte Carlo Simulation and Modified Black Scholes option pricing models (see Note 9).
Income Taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the consolidated financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected

NOVUS CAPITAL CORPORATION II
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the consolidated financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021 and 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s effective tax rates for the periods presented differ from the expected (statutory) rates due to non-deductible transaction costs and changes in fair value of warrants, the recording of full valuation allowances on deferred tax assets and permanent differences.
Net Loss Per Common Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per common stock is computed by dividing net income (loss) by the weighted average number of common stock outstanding for the period.. Remeasurement adjustment associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.
The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement. The warrants are exercisable to purchase 14,749,999 Class A common stock in the aggregate. As of December 31, 2021 and 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net loss per common stock is the same as basic net loss per common stock for the periods presented.
The following table reflects the calculation of basic and diluted net loss per share (in dollars, except per share amounts):
	Year Ended December 31		For the Period from September 29, 2020 (Inception) Through December 31,
	2021		2020
	Class A	Class B	Class A	Class B
Basic and diluted net loss per common stock
Numerator:
Allocation of net loss, as adjusted	$(2,616,395)	$(722,143)	$—	$(1,104)
Denominator:
Basic and diluted weighted average shares outstanding	25,678,082	7,087,329	—	6,250,000
Basic and diluted net loss per common stock	$(0.10)	$(0.10)	$—	$—
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of$250,000. The Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

NOVUS CAPITAL CORPORATION II
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the consolidated balance sheets, primarily due to their short-term nature, except for warrant liabilities (see Note 9).
Recently Issued Accounting Standards
In August 2020, the FASB issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
On February 8, 2021, the Company sold 28,750,000 Units which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,750,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share.
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 5,166,666 Private Placement Warrants at a price of $1.50 per Private Placement Warrant ($7,750,000 in the aggregate), each exercisable to purchase one share of Class A common stock at a price of $11.50 per share, in a private placement. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On October 12, 2020, the Initial Stockholders purchased 7,187,500 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares include an aggregate of up to 937,500 shares subject to forfeiture by the initial stockholders to the extent that the underwriter’s over-allotment is not exercised in full or in part, so that the Sponsor will collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering). As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are subject to forfeiture.

NOVUS CAPITAL CORPORATION II
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The Initial Stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (1) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Promissory Note — Related Party
On October 1, 2020, certain of the Company’s directors agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to promissory notes (the “Promissory Notes”). The Promissory Notes are non-interest bearing and are payable on the earlier of (i) December 31, 2021 and (ii) the consummation of the Initial Public Offering. As of December 31, 2020, the Company had $160,000 outstanding under the Notes. The outstanding balance under the Promissory Note of $80,000 was subsequently repaid on February 8, 2021, while the remaining $80,000 was repaid on February 10, 2021.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Registration Rights
Pursuant to a registration rights agreement entered into on February 3, 2021, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) were granted registration rights to require the Company to register a sale of any of the securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. Notwithstanding the foregoing, Cowen Investments may not exercise its demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the Initial Public Offering. The registration rights agreement does not contain liquidating damages or other cash settlement provisions

NOVUS CAPITAL CORPORATION II
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Business Combination Marketing Agreement
The Company engaged the underwriters as an advisor in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, provide financial advisory services to assist the Company in the Company’s efforts to obtain any stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay the underwriters a cash fee for such services upon the consummation of a Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of Initial Public Offering.
Business Combination Agreement
On September 8, 2021, the Company, Merger Sub and Energy Vault entered into the Business Combination Agreement, pursuant to which Novus and Energy Vault will consummate the Business Combination. The Business Combination Agreement contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the Merger and the other transactions contemplated thereby.
The Merger is to become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the Delaware General Corporation Law and mutually agreed by the parties and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger (such time, “Effective Time”). The parties will hold the Closing immediately prior to such filing of a certificate of merger, on the Closing Date.
The Effective Time shall occur as promptly as practicable but in no event later than three business day after the satisfaction or, if permissible, waiver of the conditions to the completion of the Business Combination set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, provided that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver at the Closing). Immediately prior to the Effective Time, Energy Vault shall cause each share of Energy Vault Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Energy Vault Common Stock at the then effective conversion rate as calculated pursuant to Energy Vault’s amended and restated certificate of incorporation. All of the shares of Energy Vault Preferred Stock converted into shares of Energy Vault Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Energy Vault Preferred Stock shall thereafter cease to have any rights with respect to such securities.
At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Energy Vault or the holders of any of Energy Vault’s securities:
a)
Each share of Energy Vault Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive the number of shares of Combined Company Common Stock equal to the Exchange Ratio and all shares of Energy Vault Common Stock subject to forfeiture to or repurchase by Energy Vault shall retain such restrictions following conversion into Combined Company Common Stock;

b)
All shares of Energy Vault Common Stock and Energy Vault Preferred Stock held in the treasury of Energy Vault shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

NOVUS CAPITAL CORPORATION II
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
c)
Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the surviving corporation;

d)
Each Energy Vault Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed, converted and/or substituted by Novus into an option to purchase a number of shares of Combined Company Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Energy Vault Common Stock subject to such Energy Vault Option immediately prior to the Effective Time and (y) the Exchange Ratio, and at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Energy Vault Option immediately prior to the Effective Time divided by (B) the Exchange Ratio, subject to adjustments related to Section 409A and Section 422 of the Code;

e)
Each award of outstanding restricted stock units to acquire shares of Energy Vault Common Stock issued pursuant to an award granted under the 2017 Plan or otherwise (each an “Energy Vault RSU”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be assumed, converted and/or substitutes by Novus into an award of restricted stock units to acquire shares of Combined Company Common Stock (each, a Converted RSU Award). Each Converted RSU Award will represent the right to acquire that number of shares of Combined Company Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Energy Vault Common Stock subject to the Energy Vault RSU award immediately before the Effective Time and (2) the Exchange Ratio; provided, that, except as specifically described above, following the Effective Time, each Converted RSU Award shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the corresponding former Energy Vault RSU award immediately prior to the Effective Time.

f)
Each award of outstanding restricted shares of Energy Vault Common Stock issued pursuant to a grant agreement under the 2017 Plan or otherwise (each an “Energy Vault Restricted Share Award”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be assumed, converted and/or substituted by Novus into a restricted stock award with respect to a number of shares of Combined Company Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Energy Vault Common Stock subject to such Energy Vault Restricted Share Award immediately prior to the Effective Time and (y) the Exchange Ratio, with the same terms and conditions as were applicable under such Company Restricted Share Award immediately prior to the Effective Time.

Earn Out
Subject to certain exceptions, during the period between the date that is 90 days following the Closing and the third anniversary of the Closing, the Company will issue to eligible Energy Vault equity holders up to 9,000,000 additional shares of the Company’s Common Stock in the aggregate (the “Earn Out Shares”) in three equal tranches of 3,000,000 Earn Out Shares, respectively, upon the Company’s achieving price targets of $15.00, $20.00 or $30.00, respectively, which price targets will be based upon the closing sale price of one share of the Company’s Common Stock quoted on the New York Stock Exchange or the exchange on which the shares of the Company’s Common Stock are then traded, for any 20 trading days within a 30 consecutive trading day period (as adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or the like).
Subscription Agreements
In connection with the execution of the Business Combination Agreement, on September 8, 2021, the Company entered into separate subscription agreements (collectively, the “Subscription Agreements”) with

NOVUS CAPITAL CORPORATION II
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
a number of investors (each, a “Subscriber” and collectively, the “Subscribers”), pursuant to which the Subscribers agreed to purchase, and the Company agreed to sell to the Subscribers, an aggregate of 10,000,005 shares of the Company’s Common Stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $100,000,050 in a private placement (the “PIPE”).
The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the concurrent consummation of the Proposed Transactions. The purpose of the PIPE is to raise additional capital for use by the combined company following the Closing.
Pursuant to the Subscription Agreements, the Company agreed that, by the later of 30 calendar days and 20 business days after the consummation of the Proposed Transactions, the Company will file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of the PIPE Shares (the “PIPE Resale Registration Statement”), and the Company shall use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 120th calendar day if the SEC notifies the Company that it will “review” the PIPE Resale Registration Statement) following the Closing and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the PIPE Resale Registration Statement will not be “reviewed” or will not be subject to further review.
On December 29, 2021, the Company entered into a Subscription Agreement with the Subscriber, pursuant to which the Subscriber agreed to purchase, and the Company agreed to sell the Subscriber, 5,000,000 shares of Class A common stock, par value of $0.0001 per share (the “Additional PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $50,000,000 in a private placement. Pursuant to the Subscription Agreement, the Additional PIPE Shares will be sold upon the same terms and conditions as those set forth in those certain Subscription Agreements entered into between the Company and certain other investors on September 8, 2021 in connection with the execution of the Business Combination Agreement among the Company, the Merger Sub and Energy Vault. The closing of the sale of the Additional PIPE Shares pursuant to the Subscription Agreement is contingent upon, among other customary closing conditions, the concurrent consummation of the Proposed Transactions. The purpose of the sale of the Additional PIPE Shares is to raise additional capital for use by the combined company following the closing of the Proposed Transactions.
Vendor Agreements
On April 30, 2021, the Company entered into an agreement with a vendor for investment banking services related to the pending Business Combination. Specifically, the agreement relates to assisting in raising the funds as part of the PIPE financing. The agreement calls for the vendor to receive a contingent fee equal to 70% of the total placement fee paid as part of the PIPE financing which is expected to equal 5% of the gross proceeds of securities sold in the PIPE placement.
On May 21, 2021, the Company entered into an agreement with a vendor for financial advisement services related to the Business Combination. The agreement calls for the vendor to receive a contingent fee in the amount of $7,500,000 plus expenses. In addition, the agreement contains an additional contingent fee provision of 1% of the gross proceeds of any equity or equity-linked securities sold in connection with the Business Combination.
On September 13, 2021, the Company entered into an agreement with a vendor for capital market advisement services related to the Business Combination. The agreement calls for the vendor to receive a contingent fee in the amount of $500,000 upon the consummation of the Business Combination.
On September 29, 2021, the Company entered into an agreement with a vendor for tax advisory services related to the Business Combination agreement. The agreement calls for the vendor to receive a fee of $20,000

NOVUS CAPITAL CORPORATION II
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
a month through December 31, 2021. As of December 31, 2021, the Company incurred legal fees of approximately $2,750,000. These fees will only become due and payable upon the consummation of an initial Business Combination.
As of December 31, 2021, the Company incurred printer fees of approximately $336,000. These fees will only become due and payable upon the consummation of an initial Business Combination.
NOTE 7. STOCKHOLDERS’ EQUITY
Preferred Stock — The Company is authorized to issue 5,000,000 shares of $0.0001 par value preferred stock. At December 31, 2021 and 2020, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue up to 500,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2021, there were 28,750,000 shares of Class A common stock issued and outstanding which are presented as temporary equity. At December 31, 2020, there were no shares of Class A common stock issued or outstanding.
Class B Common Stock — The Company is authorized to issue up to 20,000,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2021 and 2020, there were 7,187,500 shares of Class B common stock issued and outstanding.
Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis (subject to adjustment). In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).
NOTE 8 — INCOME TAX
The Company’s net deferred tax assets (liability) at December 31, 2021 and 2020 are as follows:
	December 31, 2021	December 31, 2020
Deferred tax assets
Net operating loss carryforward	$34,842	$232
Startup/Organization Expenses	223,983	—
Total deferred tax assets	258,825	232
Valuation Allowance	(258,825)	(232)
Deferred tax assets (liability)	$—	$—

NOVUS CAPITAL CORPORATION II
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The income tax provision for the year ended December 31, 2021 and for the period from September 29, 2020 (inception) through December 31, 2020 consists of the following:
	December 31, 2021	December 31, 2020
Federal
Current	$—	$—
Deferred	(258,593)	(232)
State and Local
Current	—	—
Deferred	—	—
Change in valuation allowance	258,593	232
Income tax provision	$—	$—
As of December 31, 2021 and 2020, the Company has a total of $165,916 and $0, respectively, of U.S. federal net operating loss carryovers available to offset future taxable income. The federal net operating loss can be carried forward indefinitely. As of December 31, 2021 and 2020, the Company did not have any state net operating loss carryovers available to offset future taxable income.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets (liabilities), projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2021, the change in the valuation allowance was $258,593. For the period from September 29, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $232.
A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2021 and 2020 is as follows:
	December 31, 2021	December 31, 2020
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Deferred tax liability change in rate	0.0%	0.0%
Change in fair value of Warrant Liability	(11.7)%	—%
Compensation Expense	0.0%	—%
Transaction costs – warrants	(1.5)%	—%
Meals and entertainment	0.0%	0.0%
Valuation allowance	(7.8)%	(21.0)%
Income tax provision	0.0%	0.0%
The Company’s effective tax rates for the periods presented differ from the expected (statutory) rates due to changes in fair value in warrants, transaction costs associated with warrants and the recording of full valuation allowances on deferred tax assets.

NOVUS CAPITAL CORPORATION II
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns for the year ended December 31, 2021 and 2020 remain open and subject to examination. The Company considers Indianapolis to be a significant state tax jurisdiction.
NOTE 9. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. At December 31, 2020 there were no assets or liabilities that were measured at fair value.
Description	December 31, 2021	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Marketable securities held in Trust Account	$287,515,823	$287,515,823	$—	$—
Liabilities:
Warrant Liability – Public Warrants	$11,979,166	$11,979,166	$—	$—
Warrant Liability – Private Placement Warrants	$6,458,333	$—	$—	$6,458,333
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 measurement during the year ended December 31, 2021.
The Warrants are measured at fair value on a recurring basis. The Public Warrants were initially valued using a Modified Monte Carlo Simulation. As of December 31, 2021, the Public Warrants were valued using the instrument’s publicly listed trading price as of the consolidated balance sheet date, which is considered to be a Level 1 measurement due to the use of an observable market quote in an active market.

NOVUS CAPITAL CORPORATION II
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The Private Placement Warrants were valued using a Modified Black-Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of our common stock. The expected volatility of the Company’s common stock was determined based on the implied volatility of the Public Warrants.
The key inputs into the Modified Montel Carlo Simulation and the Modified Black-Scholes Option Pricing model for Warrants were as follows:
	February 8, 2021 Initial Measurement		December 31, 2021
Input	Public Warrants	Private Warrants	Private Warrants
Risk-free interest rate	0.48%	0.48%	1.26%
Expected term (years)	5.00	5.00	5.00
Expected volatility	21.0%	21.0%	18.12%
Exercise price	$11.50	$11.50	$11.50
Stock Price	$10.00	$10.00	$9.90
The following table presents the changes in the fair value of Level 3 warrant liabilities:
	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2021	$—	$—	$—
Initial measurement on February 8, 2021	5,838,333	10,733,333	16,571,666
Change in fair value	620,000	1,245,833	1,865,833
Transfer to Level 1	—	(11,979,166)	(11,979,166)
Fair value as of December 31, 2021	$6,458,333	$—	$6,458,333
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the year ended December 31, 2021 was $11,979,166.
NOTE 10. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the consolidated balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events, other than noted below, that would have required adjustment or disclosure in the consolidated financial statements.
On January 29, 2022, the Company entered into a Subscription Agreement with the Subscriber, pursuant to which the Subscriber agreed to purchase, and the Company agreed to sell the Subscriber, 5,000,000 shares of Class A common stock, par value of $0.0001 per share (the “Additional Pipe Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $50,000,000 in a private placement. Pursuant to the Subscription Agreement, the Additional PIPE Shares will be sold upon the same terms and conditions as those set forth in those certain Subscription Agreements entered into between the Company and certain other investors on September 8, 2021 in connection with the execution of the Business Combination Agreement among the Company, the Merger Sub and Energy Vault. The closing of the sale of the Additional PIPE Shares pursuant to the Subscription Agreement is contingent upon, among other customary closing conditions, the concurrent consummation of the Proposed Transactions. The purpose of the sale of the Additional PIPE Shares is to raise additional capital for use by the combined company following the closing of the Proposed Transactions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock being registered hereby.
Expense	Estimated Amount
Securities and Exchange Commission registration fee	$85,965
Accounting fees and expenses	$107,564
Legal fees and expenses	$125,000
Financial printing and miscellaneous expenses	$197,436
Total	$515,965
Item 14.   Indemnification of Officers and Directors
The Second A&R Charter contains provisions limiting the liability of directors, and our Second A&R Bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. The Second A&R Charter and our Second A&R Bylaws also provide us with discretion to indemnify officers and employees when determined appropriate by the Board.
We intend to enter into indemnification agreements with each of our directors and executive officers and certain other key personnel. The indemnification agreements provide that we indemnify each of our directors, executive officers and such other key personnel against any and all expenses incurred by that director, executive officer or other key personnel because of his or her status as one of our directors, executive officers or other key personnel, to the fullest extent permitted by Delaware law, the Second A&R Charter and our Second A&R Bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers, and other key personnel in connection with a legal proceeding involving his or her status as a director, executive officer or key personnel.
Item 15.   Recent Sales of Unregistered Securities.
Subscription Agreements
In connection with the execution of the Business Combination Agreement, on September 8, 2021 and in December 2021 and in January 2022, Novus entered into separate subscription agreements (collectively, the “Subscription Agreements”) with a number of investors (collectively, the “Subscribers”), pursuant to which the Subscribers agreed to purchase, and Novus agreed to sell to the Subscribers, an aggregate of 19,500,005 PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $195,000,050, in a private placement (the “PIPE”). The PIPE was consummated concurrently with the Closing. The shares of Common Stock issued in the PIPE have not been registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.
Founder Shares
In October 2020, the Founders purchased an aggregate of 7,187,500 Founder Shares for an aggregate offering price of $25,000, or approximately $0.003 per share. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. Prior to the Closing, the Founders forfeited an aggregate of 718,750 Founder Shares. At the Closing, each of the remaining 6,468,750 Founder Shares converted into one share of Common Stock. The issuance of Common Stock upon automatic conversion of the Founder Shares at the Closing has not been registered under the Securities Act in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.

Private Warrants
Simultaneously with the consummation of the IPO, the Founders purchased from Novus an aggregate of 5,166,666 Private Warrants at a price of $1.50 per Private Warrant (for a purchase price of approximately $7.8 million). Each Private Warrant entitles the holder thereof to purchase one share of our Common Stock at an exercise price of $11.50 per share. The sales of the Private Warrants were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
Item 16.   Exhibits and Financial Statements.
(a)
Exhibits.

Exhibit Number		Incorporated by Reference
	Description of Document	Schedule/Form	File Number	Exhibits	Filing Date
2.1	Business Combination Agreement and Plan of Reorganization, dated September 8, 2021, by and among Novus, Merger Sub and Energy Vault	Form 8-K	001-39982	2.1	September 9, 2021
3.1	Amended and Restated Certificate of Incorporation of Energy Vault Holdings, Inc.	Form 8-K	001-39982	3.1	February 14, 2022
3.2	Amended and Restated Bylaws of Energy Vault Holdings, Inc.	Form 8-K	001-39982	3.2	February 14, 2022
4.1	Warrant Agreement, dated February 3, 2021, by and between Continental Stock Transfer & Trust Company and Novus	Form 8-K	001-39982	4.1	February 8, 2021
5.1**	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
10.1	Investment Management Trust Agreement, dated February 3, 2021, by and between Continental Stock Transfer & Trust Company and Novus	Form 8-K	001-39982	10.2	February 8, 2021
10.2	Amended and Restated Registration Rights Agreement, by and among the Company and certain stockholders and equityholders of the Company	Form 8-K	001-39982	10.2	February 14, 2022
10.3	Form of PIPE Subscription Agreement	Form 8-K	001-39982	10.3	September 9, 2021
10.4	Form of Lock-Up Agreement	Form 8-K	001-39982	10.4	February 14, 2022
10.5	Sponsor Restricted Stock Agreement, by and among Novus, Novus Initial Stockholders and Energy Vault	Form 8-K	001-39982	10.5	February 14, 2022
10.6#	Energy Vault Holdings, Inc. 2022 Equity Incentive Plan	Form S-4	333-260307	10.13	December 30, 2021
10.7	Consulting Agreement dated as of February 14, 2022, by and between Energy Vault, Inc. and EVFY, Inc.	Form 8-K	001-39982	10.7	February 14, 2022
10.8#	Energy Vault, Inc. 2017 Stock Incentive Plan	Form S-4	333-260307	10.15	October 18, 2021
10.9#	Energy Vault, Inc. 2020 Stock Plan	Form S-4	333-260307	10.16	October 18, 2021

Exhibit Number		Incorporated by Reference
	Description of Document	Schedule/Form	File Number	Exhibits	Filing Date
10.10#	Offer Letter, dated September 16, 2019, by and between Energy Vault, Inc. and Robert Piconi.	Form S-4	333-260307	10.17	October 18, 2021
10.11#	Employment Agreement, dated January 1, 2018, by and between Energy Vault SA and Robert Piconi.	Form S-4	333-260307	10.18	October 18, 2021
10.12#	Amendment No. 1 to Employment Agreement, dated December 4, 2020, by and between Energy Vault SA and Robert Piconi.	Form S-4	333-260307	10.19	October 18, 2021
10.13#	Amendment No. 2 to Employment Agreement, dated December 4, 2020, by and between Energy Vault SA and Robert Piconi.	Form S-4	333-260307	10.20	October 18, 2021
10.14#	Offer Letter, dated September 17, 2019, by and between Energy Vault, Inc. and Marco Terruzzin.	Form S-4	333-260307	10.21	October 18, 2021
10.15#	Offer Letter, dated October 12, 2020, by and between Energy Vault, Inc. and Andrea Pedretti.	Form S-4	333-260307	10.22	October 18, 2021
10.16#	Employment Agreement, dated August 1, 2019, by and between Energy Vault SA and Andrea Pedretti	Form S-4	333-260307	10.23	October 18, 2021
10.17	Updated Offer Letter, dated January 12, 2021, by and between Energy Vault and Richard Cooperstein.	Form S-4	333-260307	10.24	October 18, 2021
10.18#	Separation Agreement and Release, dated July 30, 2021, by and between Energy Vault, Inc. and Richard Cooperstein.	Form S-4	333-260307	10.25	October 18, 2021
10.19#	Offer Letter, dated February 11, 2021, by and between Energy Vault, Inc. and Christopher Wiese.	Form S-4	333-260307	10.26	October 18, 2021
10.20#	Employment Agreement, dated August 1, 2019, by and between Energy Vault SA and Merrick Kerr.	Form S-4	333-260307	10.27	October 18, 2021
10.21#	Offer Letter, dated March 29, 2021, by and between Energy Vault, Inc. and Andrea Wuttke.	Form S-4	333-260307	10.28	October 18, 2021
10.22#	Offer Letter, dated August 27, 2021, by and between Energy Vault, Inc. and Richard Espy.	Form S-4	333-260307	10.29	October 18, 2021
10.23#	Offer Letter, dated August 30, 2021, by and between Energy Vault, Inc. and Gonca Icoren.	Form S-4	333-260307	10.30	October 18, 2021

Exhibit Number		Incorporated by Reference
	Description of Document	Schedule/Form	File Number	Exhibits	Filing Date
10.24†	Series B-1 Preferred Stock Purchase Agreement, dated December 22, 2020, by and among Energy Vault, Inc. and the purchasers listed on Exhibit A thereto.	Form S-4	333-260307	10.31	October 18, 2021
10.25†	Series C Preferred Stock Purchase Agreement, dated August 30, 2021, by and among Energy Vault, Inc. and the purchasers listed on Exhibit A thereto.	Form S-4	333-260307	10.32	October 18, 2021
10.26†	Amended and Restated Investor Rights Agreement, dated August 30, 2021, by and among Energy Vault, Inc. and the investors listed on Schedule A thereto.	Form S-4	333-260307	10.33	October 18, 2021
10.27†	Lease Agreement, dated October 15, 2019, by and between Westlake Partners and Energy Vault, Inc.	Form S-4	333-260307	10.34	October 18, 2021
10.28†	Lease Agreement, dated October 14, 2019, by and between Castim SA and Energy Vault SA.	Form S-4	333-260307	10.35	October 18, 2021
10.29	Amendment to Lease Agreement, dated June 26, 2020, by and between Castim SA and Energy Vault SA.	Form S-4	333-260307	10.36	October 18, 2021
10.30	Extension to Lease Agreement, dated September 30, 2021, by and between Castim SA and Energy Vault SA.	Form S-4	333-260307	10.37	October 18, 2021
10.31#	Offer Letter, dated September 30, 2021, by and between Energy Vault, Inc. and John Jung	Form S-4	333-260307	10.38	November 24, 2021
10.32	Order #1 dated as of September 7, 2021, by and between Palantir Technologies, Inc. and Energy Vault, Inc.	Form S-4	333-260307	10.39	November 24, 2021
10.33†*	Energy Storage System Agreement, dated October 25, 2021, by and between DG Fuels, LLC and Energy Vault, Inc.	Form S-4	333-260307	10.40	November 24, 2021
10.34	Office Lease dated as of November 15, 2021, by and between Energy Vault, Inc. and AusLo Properties LLC	Form 8-K	001-39982	10.31	February 14, 2022
10.35#**	Offer Letter, dated April 14, 2022, byand between Energy Vault Holdings,Inc. and David Hitchcock.
16.1	Letter from Marcum, LLP	Form 8-K	001-39982	16.1	February 14, 2022
21.1	List of Subsidiaries	Form 8-K	001-39982	21.1	February 14, 2022
23.1**	Consent of BDO USA, LLP, independent registered public accounting firm

Exhibit Number		Incorporated by Reference
	Description of Document	Schedule/Form	File Number	Exhibits	Filing Date
23.2**	Consent of Marcum, LLP, independent registered public accounting firm
23.3**	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian (included in Exhibit 5.1)
24.1	Power of Attorney	Form S-1	333-262720	24.1	February 14, 2022
101.INS	XBRL Instance Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
107.1**	Filing Fee Table

#
Indicates management contract or compensatory plan or arrangement.

*
Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit.

**
Filed herewith.

†
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

(b)
Financial Statements.   The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

(c)
Calculation of Filing Fee Tables.   The information as to each type of and class of securities being registered under this registration statement in the manner required by Item 601(b)(107) of Regulation S-K is set forth in Exhibit 107.1 to this registration statement, which is incorporated herein by reference.

Item 17.   Undertakings.
The undersigned registrant, hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, in the State of California, on the 3rd day of May, 2022.
ENERGY VAULT HOLDINGS, INC.
By:	/s/ Robert Piconi Robert Piconi Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.
Name	Title	Date
/s/ Robert Piconi Robert Piconi	Chief Executive Officer and Director (Principal Executive Officer)	May 3, 2022
/s/ David Hitchcock David Hitchcock	Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 3, 2022
* Larry Paulson	Director	May 3, 2022
* Bill Gross	Director	May 3, 2022
* Henry Elkus	Director	May 3, 2022
* Zia Huque	Director	May 3, 2022
* Thomas Ertel	Director	May 3, 2022
* Mary Beth Mandanas	Director	May 3, 2022

*By:
/s/ Robert Piconi

Robert Piconi, As Attorney-in-Fact